Exhibit 2

Notice of Annual and Special Meeting of Shareholders
of New Gold Inc.

and

Management Information Circular

Relating to, Among Other Things,
the Issuance of Common Shares in
Connection with a Business Combination
with Western Goldfields Inc.

April 8, 2009

These materials are important and require your immediate attention. They require the shareholders of New Gold Inc. to make important decisions. If you are in doubt as to how to make such decisions, please contact your financial, legal or other professional advisors. If you have any questions or require more information with regard to voting your common shares, please contact Kingsdale Shareholder Services Inc. toll free 1-866-851-2484 or by e- mail at contactus@kingsdaleshareholder.com. Shareholders outside of North America and banks and brokers should call collect at 416-867-2272.

April 8, 2009

Dear Shareholders:

The Board of Directors (“Board”) of New Gold Inc. (“New Gold”) invites you to attend the annual and special meeting (“Meeting”) of the shareholders (“New Gold Shareholders”) of New Gold to be held at Le Soleil Hotel, Mezzanine, Les Etoiles Room, 567 Hornby Street, Vancouver, British Columbia on Wednesday, May 13, 2009 at 9:00 a.m. (Vancouver time).

At the Meeting, in addition to the business customarily addressed at an annual meeting, you will be asked to consider and approve certain matters in connection with the proposed business combination (“business combination”) of New Gold and Western Goldfields Inc. (“Western”), the full details of which are contained under the heading “Particulars of the Matters to be Acted Upon – The Business Combination” in the attached management information circular (“Circular”) which includes the accompanying management information circular supplement (“Supplement”).

Upon completing the business combination, New Gold, a leading intermediate gold producer, will have a diversified production base from three gold mines in mining-friendly jurisdictions with forecasted gold production of approximately 335,000 ounces in 2009. As well, it will have strong cash flow to fund the development at the New Afton project in British Columbia. In addition, New Gold will have a strong experienced management and Board and enhanced market presence.

You will be asked to vote on the following matters at the Meeting:

(a)	electing the directors;

(b)	appointing the auditors and authorizing the directors to fix their remuneration;

(c)

a share issuance resolution authorizing New Gold to issue such number of common shares in the capital of New Gold as is necessary to allow New Gold to acquire 100% ownership of Western pursuant to the business combination, including the issuance of common shares in the capital of New Gold upon the exercise of warrants of Western or upon the exercise of options or warrants of New Gold issued in exchange for options or warrants of Western (“Share Issuance Resolution”); and

(d)

a board size resolution authorizing an increase in the size of the New Gold Board from six to ten directors upon effectiveness of the business combination (“Board Size Resolution”) and authorizing the Board to appoint four nominees of Western upon effectiveness of the business combination.

The Share Issuance Resolution and the Board Size Resolution must be approved by at least a majority of the votes cast at the Meeting. The completion of the business combination is conditional on the approval of the Share Issuance Resolution by the New Gold Shareholders and a number of other conditions, including the approval of the Board Size Resolution by the New Gold Shareholders, approval of the business combination by the shareholders of Western and the requisite court approval of the plan of arrangement.

The Circular and Supplement explain the proposed transaction and provide specific information regarding the Meeting that may help you to make an informed decision. You should carefully consider all of the information in the Circular, including the Supplement. If you require assistance, consult your financial, legal or other professional advisors.

Based on, a number of factors, including the fairness opinion from New Gold’s financial advisor, Macquarie Capital Markets Canada Ltd., the Board has concluded that the business combination is fair to, and in the best interests of, New Gold. Accordingly, the Board recommends that New Gold shareholders vote FOR the Share Issuance Resolution and the Board Size Resolution.

It is important that your New Gold common shares be represented at the Meeting. Whether or not you are able to attend, we urge you to complete the enclosed form of proxy and return it no later than the time specified in the attached Notice of Annual and Special Meeting of Shareholders. Voting by proxy will ensure that your vote will be counted if you are unable to attend. If you require any assistance in completing your proxy, please contact Kingsdale Shareholder Services Inc. toll free at 1-866-851-2484 or by e-mail at contactus@kingsdaleshareholder.com. Shareholders outside of North America and banks and brokers should call collect at 416-867-2272.

On behalf of New Gold, I would like to thank all shareholders for their continuing support.

Yours very truly,

(Signed) “Robert Gallagher”

Robert Gallagher
President and Chief Executive Officer

NEW GOLD INC.

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual and Special Meeting of Shareholders (“Meeting”) of New Gold Inc. (“New Gold”) will be held at Le Soleil Hotel, Mezzanine, Les Etoiles Room, 567 Hornby Street, Vancouver, British Columbia, on Wednesday, May 13, 2009 at 9:00 a.m. (Vancouver time), for the following purposes:

(a)	To receive and consider the audited consolidated financial statements of New Gold for the financial year ended December 31, 2008 and the report of the auditors thereon;

(b)	To elect the directors of New Gold for the ensuing year;

(c)	To appoint Deloitte & Touche LLP as auditors of New Gold for the ensuing year at a remuneration to be fixed by the directors;

(d)

To consider and, if deemed advisable, approve, with or without amendment, an ordinary resolution to authorize New Gold to issue such number of common shares in the capital of New Gold as is required to allow New Gold to acquire 100% ownership of Western Goldfields Inc. (“Western”), including common shares of New Gold issuable upon exercise of stock options and warrants granted by Western to purchase Western common shares or upon the exercise of the New Gold stock options and warrants issued in exchange for such Western stock options and warrants;

(e)

To consider and, if deemed advisable, approve, with or without amendment, an ordinary resolution to set the number of directors of New Gold at ten effective at the time the business combination with Western becomes effective and to authorize the directors to appoint as directors four Western nominees to the board of directors upon completion of the business combination; and

(f)	To transact such other business as may properly come before the Meeting or any adjournment thereof.

This notice is accompanied by a management information circular and a joint management information circular supplement, either a form of proxy for registered shareholders or a voting instruction form for beneficial shareholders, and, for registered shareholders, if requested, a copy of the audited consolidated financial statements and management’s discussion and analysis (“MD&A”) of New Gold for the financial year ended December 31, 2008. Shareholders are able to request to receive copies of New Gold’s annual and/or interim financial statements and MD&A on the form of proxy or voting instruction form, as applicable. The audited consolidated financial statements and MD&A of New Gold for the financial year ended December 31, 2008 will be sent to those shareholders who have previously requested to receive them. Otherwise, they are available upon request to New Gold or they can be found on SEDAR at www.sedar.com, on the United States Securities and Exchange Commission website at www.sec.gov, or on New Gold’s website at www.newgold.com.

Shareholders who are unable to attend the Meeting are requested to complete, date, sign and return the enclosed form of proxy or voting instruction form so that as many shareholders as possible may be represented at the Meeting.

The board of directors of New Gold has by resolution fixed April 8, 2009 as the record date, being the date for the determination of the registered holders of common shares entitled to receive notice of, and to vote at, the Meeting and any adjournment thereof.

The board of directors of New Gold has by resolution fixed 9:00 a.m. (Vancouver time) on May 11, 2009, or no later than 48 hours (excluding Saturdays, Sundays and holidays) before the time of any adjourned Meeting, as the time before which proxies to be used or acted upon at the Meeting or any adjournment thereof shall be deposited with New Gold’s transfer agent. Late proxies may be accepted or rejected by the Chairman in his discretion, and the Chairman is under no obligation to accept or reject any particular late proxy.

DATED at Vancouver, British Columbia this 8th day of April, 2009.

By Order of the Board of Directors

(Signed) “Robert Gallagher”

Robert Gallagher
President and Chief Executive Officer

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

Questions	Answers

What are we being asked to vote on at the New Gold annual and special meeting (the “Meeting”)?

Holders of New Gold Inc. (“New Gold”) common shares are being asked to vote to approve a share issuance resolution authorizing New Gold to issue such number of common shares in the capital of New Gold as is necessary to allow New Gold to acquire 100% ownership of Western Goldfields Inc. (“Western”) pursuant to the business combination, including the issuance of common shares in the capital of New Gold upon the exercise of warrants of Western or upon the exercise of options or warrants of New Gold issued in exchange for options or warrants of Western. In addition, holders of New Gold common shares are being asked at the Meeting to elect six directors to the board of directors (“Board”) of New Gold, to approve an increase in the number of directors from six to ten effective upon the effectiveness of the Arrangement (as defined below) and authorize the directors to appoint four additional directors upon the effectiveness of the Arrangement. Furthermore, shareholders are being asked to appoint the auditors of New Gold and authorize the Board to fix their remuneration.

How is the business combination to be achieved?

The business combination will be carried out pursuant to a plan of arrangement (“Arrangement”) in accordance with the provisions of the Business Corporations Act (Ontario). An arrangement is a corporate reorganization that is supervised and approved by a court. If the Arrangement is approved at the Meeting of Western, the issuance of New Gold common shares pursuant to the Arrangement is approved at the Meeting and the other conditions specified in the business combination are satisfied (for a summary of such conditions, see “The Business Combination Agreement – Conditions Precedent” in the Joint Management Information Circular Supplement (“Supplement”) that forms part of this Management Information Circular (the “Circular”)), New Gold and Western will apply to the Ontario Superior Court of Justice (Commercial List) for a final order approving the Arrangement. If the final order is granted by the court, New Gold and Western will complete the Arrangement shortly thereafter.

Why are New Gold shareholders being asked to approve the issuance of common shares pursuant to the Arrangement?	New Gold will be required to issue a significant number of common shares pursuant to the Arrangement. Shareholder approval is being sought as a matter of good corporate governance.

What will the composition of the board of directors of New Gold be if the business combination is approved?

New Gold has agreed, as part of the business combination, that it would increase the size of its Board from six to ten members and take all necessary action to cause the Board to include four nominees of Western, both to occur on the effectiveness of the business combination. If approved by New Gold shareholders, the size of the Board will be increased to ten effective upon effectiveness of the Arrangement and the Board would be authorized to appoint the four Western nominees to the Board at that time. Immediately after the business combination becomes effective, the Board will consist of six nominees of New Gold, namely Messrs. James Estey, Robert Gallagher, Pierre Lassonde, Craig Nelsen, Paul Sweeney and Ian Telfer and four nominees of Western, namely, Randall Oliphant, Raymond Threlkeld, Vahan Kololian and Martyn Konig.

Questions	Answers

Do I have a right of dissent in respect of any of the matters to be considered at the Meeting?

No. Under the Business Corporations Act (British Columbia) the corporate legislation governing New Gold, holders of New Gold common shares are not entitled to any rights of dissent in respect of any of the matters to be dealt with at the Meeting.

What am I required to do now?	You should read and carefully consider the information in the Circular including the Supplement. You should complete, sign and date your proxy and return it in the enclosed return envelope.

Who can attend and vote at the Meeting?	Only registered shareholders of New Gold or the persons they appoint as their proxies are permitted to vote at the Meeting.

How do I vote if I am a Non- Registered Shareholder?

Shares beneficially owned by a Non-Registered Shareholder are registered either: (i) in the name of an intermediary (an “Intermediary”) that the Non- Registered Shareholder deals with in respect of the shares of New Gold (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans); or (ii) in the name of a clearing agency (such as CDS Clearing and Depository Services Inc. or The Depository Trust & Clearing Corporation) of which the Intermediary is a participant. In accordance with applicable securities law requirements, New Gold will have distributed copies of the notice of meeting, this Circular and the form of proxy (which includes a place to request copies of New Gold’s annual and/or interim financial statements and MD&A or to waive the receipt of the annual and/or interim financial statements and MD&A) (collectively, the “Meeting Materials”) to the clearing agencies and Intermediaries for distribution to Non-Registered Shareholders.

Intermediaries are required to forward the Meeting Materials to Non- Registered Shareholders unless a Non-Registered Shareholder has waived the right to receive them. Intermediaries often use service companies to forward the Meeting Materials to Non-Registered Shareholders. Generally, Non- Registered Shareholders who have not waived the right to receive Meeting Materials will either:

(i)

be given a voting instruction form which is not signed by the Intermediary and which, when properly completed and signed by the Non-Registered Shareholder and returned to the Intermediary or its service company, will constitute voting instructions (often called a “voting instruction form”) which the Intermediary must follow. Typically, the voting instruction form will consist of a one page pre-printed form; or

(ii)

be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of shares beneficially owned by the Non- Registered Shareholder but which is otherwise not completed by the Intermediary. Because the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the Non- Registered Shareholder when submitting the proxy. In this case, the Non-Registered Shareholder who wishes to submit a proxy should properly complete the form of proxy and deposit it with New Gold Inc., c/o Computershare Investor Services Inc., 9th Floor, 100 University Avenue, Toronto, Ontario M5J 2Y1; Attention: Proxy Department.

Questions	Answers

Will my broker vote my New Gold common shares for me if I am a beneficial shareholder but not a registered shareholder and the shares are held in street name by my broker?

A broker will vote the New Gold common shares held by you only if you give instructions to your broker on how you wish to vote. Without instructions, these shares will not be voted. Holders of New Gold common shares should instruct their broker to vote their shares by following the directions provided by their brokers.

When should I return my proxy?

The Board has fixed 9:00 a.m. (Vancouver time) on May 11, 2009, or no later than 48 hours (excluding Saturdays, Sundays and holidays) before the time of any adjourned Meeting, as the time before which proxies to be used or acted upon at the Meeting, or any adjournment thereof shall be deposited with New Gold’s transfer agent.

When is the Arrangement expected to close?

The Arrangement is expected to close on or about June 1, 2009, assuming that the required shareholder approvals and regulatory approvals have been received by such time and subject to the other terms and conditions set out in the Business Combination Agreement and the Plan of Arrangement, a summary of which are provided in the Supplement.

To whom can I direct any questions I may have?

Holders of New Gold common shares who would like additional copies, without charge, of any of the Meeting Materials or have additional questions about the Arrangement or the business combination, including the procedure for voting their shares, should contact Kingsdale Shareholder Services Inc. toll free 1-867-2271 or by e-mail at contactus@kingsdaleshareholder.com. Shareholders outside of North America and banks and brokers should call collect at 416-867-2272.

NEW GOLD INC.

MANAGEMENT INFORMATION CIRCULAR

Solicitation of Proxies

This management information circular, which includes and incorporates the attached joint management information circular supplement (collectively, the “Circular”) is furnished to the holders of common shares (“shareholders”) of New Gold Inc. (“NewGold”) in connection with the solicitation of proxies by the management of New Gold for use at the annual and special meeting (“Meeting”) of shareholders of New Gold to be held on Wednesday, May 13, 2009 at (9:00 a.m. Vancouver time) at Le Soleil Hotel, Mezzanine, Les Etoiles Room, 567 Hornby Street, Vancouver, British Columbia for the purposes set forth in the accompanying Notice of Meeting. References in this Circular to the Meeting include any adjournment or adjournments thereof. It is expected that the solicitation will be primarily by mail, however, proxies will also be solicited personally by regular employees of New Gold and New Gold may use the services of an outside proxy solicitation agency to solicit proxies. The cost of solicitation will be borne by New Gold. New Gold has retained Kingsdale Shareholder Services Inc. (“Kingsdale”) to aid in soliciting proxies from the holders of common shares of New Gold. Shareholders may contact Kingsdale toll-free at 1-866-851-2484 or by e-mail at contactus@kingsdaleshareholder.com. Shareholders outside of North America and banks and brokers should call collect at 416-867-2272. The aggregate fees for Kingsdale’s services are expected to be approximately $70,000 plus certain call-related charges.

The board of directors of New Gold (“Board”) has fixed April 8, 2009 as the record date, being the date for the determination of the registered holders of common shares entitled to receive notice of, and to vote at, the Meeting. Duly completed and executed proxies must be received by New Gold’s transfer agent at the address indicated on the enclosed envelope no later than 9:00 a.m. (Vancouver time) on May 11, 2009, or no later than 48 hours (excluding Saturdays, Sundays and holidays) before the time of any adjourned Meeting.

Unless otherwise stated, the information contained in this Circular is as of April 7, 2009. All dollar amounts referenced herein, unless otherwise indicated, all references to “$” or “CDN$” are to Canadian dollars and all references to “US$” are references to United States dollars.

Appointment of Proxies

The persons named in the enclosed form of proxy are officers or directors of New Gold. A shareholder desiring to appoint some other person, who need not be a shareholder, to represent such shareholder at the Meeting, may do so by inserting such person’s name in the blank space provided in the enclosed form of proxy or by completing another proper form of proxy and, in either case, depositing the completed and executed proxy at the office of New Gold’s transfer agent indicated on the enclosed envelope no later than 9:00 a.m. (Vancouver time) on May 11, 2009, or no later than 48 hours (excluding Saturdays, Sundays and holidays) before the time of any adjourned Meeting.

A shareholder forwarding the enclosed proxy may indicate the manner in which the appointee is to vote with respect to any specific item by checking the appropriate space. If the shareholder giving the proxy wishes to confer a discretionary authority with respect to any item of business, then the space opposite the item is to be left blank. The shares represented by the proxy submitted by a shareholder will be voted or withheld from voting in accordance with the directions, if any, given in the proxy.

Revocation of Proxies

A proxy given pursuant to this solicitation may be revoked by an instrument in writing executed by a shareholder or by a shareholder’s attorney authorized in writing (or, if the shareholder is a corporation, by a duly authorized officer or attorney) and deposited either at the registered office of New Gold (New Gold Inc., 3110-666 Burrard Street, Vancouver, British Columbia, V6C 2X8, Attention: Corporate Secretary) at any time up to and including the last business day preceding the day of the Meeting or with the Chairman of the Meeting on the day of the Meeting or, if adjourned, any reconvening thereof or in any other manner permitted by law. A revocation of a proxy does not affect any matter on which a vote has been taken prior to the revocation.

Exercise of Discretion by Proxies

The persons named in the enclosed form of proxy will vote the shares in respect of which they are appointed in accordance with the direction of the shareholders appointing them. In the absence of such direction, such shares will be voted in favour of the passing of all the resolutions described below. The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting. At the time of printing of this Circular, management knows of no such amendments, variations or other matters to come before the Meeting. However, if any other matters which are not now known to management should properly come before the Meeting, the proxy will be voted on such matters in accordance with the best judgment of the named proxies.

Voting by Non-Registered Shareholders

Only registered shareholders of New Gold or the persons they appoint as their proxies are permitted to vote at the Meeting. Most shareholders of New Gold are “non-registered” shareholders (“Non-Registered Shareholders”) because the shares they own are not registered in their names but are instead registered in the name of the brokerage firm, bank or trust company through which they purchased the shares. Shares beneficially owned by a Non-Registered Shareholder are registered either: (i) in the name of an intermediary (an “Intermediary”) that the Non-Registered Shareholder deals with in respect of the shares of New Gold (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans); or (ii) in the name of a clearing agency (such as CDS Clearing and Depository Services Inc. or The Depository Trust & Clearing Corporation) of which the Intermediary is a participant. In accordance with applicable securities law requirements, New Gold will have distributed copies of the notice of meeting, this Circular and the form of proxy (which includes a place to request copies of New Gold’s annual and/or interim financial statements and MD&A or to waive the receipt of the annual and/or interim financial statements and MD&A) (collectively, the “Meeting Materials”) to the clearing agencies and Intermediaries for distribution to Non-Registered Shareholders.

Intermediaries are required to forward the Meeting Materials to Non-Registered Shareholders unless a Non-Registered Shareholder has waived the right to receive them. Intermediaries often use service companies to forward the Meeting Materials to Non-Registered Shareholders. Generally, Non-Registered Shareholders who have not waived the right to receive Meeting Materials will either:

(i)

be given a voting instruction form which is not signed by the Intermediary and which, when properly completed and signed by the Non-Registered Shareholder and returned to the Intermediary or its service company, will constitute voting instructions (often called a “voting instruction form”) which the Intermediary must follow. Typically, the voting instruction form will consist of a one page pre-printed form; or

(ii)

be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of shares beneficially owned by the Non- Registered Shareholder but which is otherwise not completed by the Intermediary. Because the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the Non-Registered Shareholder when submitting the proxy. In this case, the Non-Registered Shareholder who wishes to submit a proxy should properly complete the form of proxy and deposit it with New Gold Inc., c/o Computershare Investor Services Inc., 9th Floor, 100 University Avenue, Toronto, Ontario M5J 2Y1; Attention: Proxy Department.

In either case, the purpose of these procedures is to permit Non-Registered Shareholders to direct the voting of the shares of New Gold they beneficially own. Should a Non-Registered Shareholder who receives one of the above forms wish to vote at the Meeting in person (or have another person attend and vote on behalf of the Non-Registered Shareholder), the Non-Registered Shareholder should strike out the persons named in the form of proxy and insert the Non-Registered Shareholder or such other person’s name in the blank space provided. In either case, Non-Registered Shareholders should carefully follow the instructions of their Intermediary, including those regarding when and where the proxy or voting instruction form is to be delivered.

A Non-Registered Shareholder may revoke a voting instruction form or a waiver of the right to receive Meeting Materials and to vote which has been given to an Intermediary at any time by written notice to the Intermediary provided that an Intermediary is not required to act on a revocation of a voting instruction form or of a waiver of the right to receive Meeting Materials and to vote which is not received by the Intermediary at least seven days prior to the Meeting.

Voting Securities and Principal Holders Thereof

As of April 7, 2009, 212,860,746 common shares (the “Common Shares”) in the capital of New Gold were issued and outstanding. Each Common Share entitles the holder thereof to one vote on all matters to be acted upon at the Meeting. The record date for the determination of shareholders entitled to receive notice of, and to vote at, the Meeting has been fixed as April 8, 2009. Each holder of Common Shares on the record date will be entitled to vote at the Meeting or any adjournment thereof. All such holders of record of Common Shares are entitled either to attend and vote thereat in person the Common Shares held by them or, provided a completed and executed proxy shall have been delivered to New Gold’s transfer agent within the time specified in the attached Notice of Meeting, to attend and vote thereat by proxy the Common Shares held by them.

To the knowledge of the directors and executive officers of New Gold, as of the date hereof, no person or company beneficially owns, or controls or directs, directly or indirectly, voting securities of New Gold carrying 10% or more of the voting rights attached to any class of voting securities of New Gold, other than Mr. Seymour Schulich who owns approximately 25 million Common Shares or approximately 12% of the issued and outstanding Common Shares.

PARTICULARS OF MATTERS TO BE ACTED ON AT THE MEETING

1.

Election of Directors

At the Meeting, the six persons named below will be proposed for election as directors of New Gold (“Nominees”).

Unless authority to do so is withheld, the persons named in the accompanying form of proxy intend to vote FOR the election of the Nominees. Management does not contemplate that any of the Nominees will be unable to serve as a director, but if that should occur for any reason prior to the Meeting, it is intended that discretionary authority shall be exercised by the persons named in the accompanying proxy to vote the proxy for the election of any other person or persons in place of any Nominee or Nominees unable to serve. Each director elected will hold office until the close of the first annual meeting of shareholders of New Gold following his election or until his successor is duly elected or appointed unless his office is earlier vacated in accordance with the Articles of New Gold.

The Board has adopted a policy stipulating that if the votes in favour of the election of a director Nominee at a shareholders’ meeting represent less than a majority of the shares voted and withheld, the Nominee will submit his or her resignation promptly after the meeting, for the Corporate Governance and Nominating Committee’s consideration. The Corporate Governance and Nominating Committee will make a recommendation to the Board after reviewing the matter, and the Board’ decision to accept or reject the resignation offer will be publicly disclosed. The Nominee will not participate in any Corporate Governance and Nominating Committee or Board deliberations on the resignation offer. The policy does not apply in circumstances involving contested director elections.

The following table sets forth the name, province/state and country of residence, age, principal occupation, date they first became a director of New Gold and number of Common Shares beneficially owned by each Nominee. The statement as to the Common Shares beneficially owned, directly or indirectly, or over which control or direction is exercised by the Nominees is in each instance based upon information furnished by the Nominee concerned.

Name, Province/State,		Date First Became a
Country of Residence		Director of	Common Shares
and Age	Principal Occupation	New Gold	Owned (5)

Craig Nelsen (2)(3)	Chairman of New Gold	June 30, 2008	729,750 (6)
Colorado, United States
Age: 57

Robert Gallagher	President and Chief	June 30, 2008	105,000 (7)
British Columbia, Canada	Executive Officer of New
Age: 58	Gold

James Estey (1)(3)	Corporate director	July 8, 2008	Nil (8)
Ontario, Canada
Age: 56

Pierre Lassonde (1)(2)	Chairman of Franco	June 30, 2008	6,020,000 (9)
Ontario, Canada	Nevada Corporation (a
Age: 61	mining company)

Paul Sweeney (1)(4)	Executive Vice President,	January 3, 2006	20,000 (10)
British Columbia, Canada	Corporate Development
Age: 59	of Plutonic Power
Corporation (an energy
company)

Ian W. Telfer (2)(3)(4)	Chairman of Goldcorp	June 30, 2008	200,000 (11)
British Columbia, Canada	Inc. (a mining company)
Age: 63

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Corporate Governance and Nominating Committee.
(4)	Member of the Environment, Safety, Health and Sustainability Committee.
(5)

Represents Common Shares beneficially owned by the respective directors, directly or indirectly, or over which control or direction is exercised. Based on a closing price on the TSX on December 31, 2008 of CDN$1.77 per Common Share.

(6)

Mr. Nelsen also owns options to purchase 123,190 Common Shares and warrants to purchase 15,000 Common Shares. Includes options from historical plan which convert to Common Shares on exercise on an adjusted basis.

(7)	Mr. Gallagher also owns options to purchase 2,230,000 Common Shares. Includes options from historical plan which convert to Common Shares on exercise on an adjusted basis.
(8)	Mr. Estey owns options to purchase 34,450 Common Shares.
(9)	Mr. Lassonde also owns options to purchase 34,450 Common Shares and warrants to purchase 2,000,000 Common Shares.
(10)	Mr. Sweeney also owns options to purchase 159,450 Common Shares.
(11)	Mr. Telfer also owns options to purchase 34,450 Common Shares and warrants to purchase 100,000 Common Shares.

The principal occupations, businesses or employments of each of the Nominees within the past five years are disclosed in the brief biographies set forth below.

     Craig Nelsen – Chairman of the Board and Director. Mr. Nelsen currently serves as the Chairman of New Gold. He is also the President, Chief Executive Officer and Director of Avanti Mining Corporation since July 2007. Mr. Nelsen was previously the Chairman and Director of Metallica Resources Inc. (“Metallica”) from March 1999 to June 2008. He previously served as Chief Executive Officer of that company from January 1994 to March 1999. Mr. Nelsen also served as the Executive Vice President, Exploration, for Gold Fields Limited, one of the world’s largest gold mining companies from April 1999 through June 2007.

     Robert Gallagher – President, Chief Executive Officer and Director. Mr. Gallagher has been President and Chief Executive Officer of New Gold since June 2008 and was previously President and Chief Executive Officer of Peak Gold Ltd. from February 2008. Before that time, he spent 15 years with Placer Dome from June 1977 to October 1993 and the last seven years with Newmont Mining Corporation (August 2000 to December 2007), most recently as Vice President Operations, Asia Pacific. Mr. Gallagher has worked in the mining industry for almost 30 years.

     James Estey – Director. Mr. Estey is the recently retired Chairman of UBS Securities Canada Inc. and has more than 30 years of experience in the financial markets. In 1994, Mr. Estey became the head of the Canadian Equities business. In 2002 he was appointed President and Chief Executive Officer of UBS Securities Canada and later served as Chairman from January 2008 to June 2008. He serves on the boards of The Estey Centre for Law and Economics in International Trade, The National Ballet School, St. Clements School and Range Royalty Inc.

     Pierre Lassonde – Director. Mr. Lassonde is currently the Chairman of Franco-Nevada Corporation. He formerly served as President of Newmont from 2002 to 2006. He resigned as a director and Vice Chairman of Newmont effective as of November 2007, and became Chairman of Franco-Nevada in October 2007. Previously Mr. Lassonde served as a director and President (1982 to 2002) and Co-Chief Executive Officer (1999 to 2002) of the former Franco-Nevada.

     Paul Sweeney – Director. Mr. Sweeney has more than 30 years experience in the mining industry in senior financial roles. He is currently the Executive Vice President, Corporate Development of Plutonic Power Corporation (since 2007) and previously was the Vice President and Chief Financial Officer for Canico Resource Corporation (1999 to 2005).

     Ian W. Telfer – Director. Mr. Telfer is Chairman of the Board of Goldcorp Inc. and has served in that capacity since August 2007. He was previously President and Chief Executive Officer of Goldcorp Inc. from February 2005 until its merger with Glamis Gold Ltd. in November 2006. Prior thereto, he was Chairman and Chief Executive Officer of Wheaton River Minerals Ltd. since September 2001. Mr. Telfer has over 25 years experience in the precious metals business. He has served as a director and/or officer of several Canadian and international companies.

Cease Trade Orders or Bankruptcies

No proposed director of New Gold is, or as of the date hereof, or has been, within ten years before the date hereof, a director, chief executive officer or chief financial officer of any company (including New Gold) that, (i) was subject to a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days (collectively, an “Order”), that was issued while the proposed director was acting in the capacity as director, chief executive officer or chief financial officer; or (ii) was subject to an Order that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

No proposed director of New Gold (i) is, as of the date hereof, or has been within ten years prior to the date hereof, a director or executive officer of any company (including New Gold) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets, other than Mr. Telfer who was Vice Chairman of a technology company when it made an assignment in bankruptcy on July 31, 2001; or (ii) has, within ten years before the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director.

No proposed director has been subject to (i) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or (ii) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable shareholder in deciding whether to vote for a proposed director.

2.

Appointment of Auditors

The New Gold Shareholders will be asked to consider, and if thought fit to pass, an ordinary resolution to appoint Deloitte & Touche LLP as auditors of New Gold to hold office until the close of the next annual meeting of New Gold. It is also proposed that the remuneration to be paid to the auditors of New Gold be fixed by the Board.

Unless authority to do so is withheld, the persons named in the accompanying proxy intend to vote for the appointment of Deloitte & Touche LLP, as auditors of New Gold until the close of the next annual meeting of shareholders at a remuneration to be fixed by the Board. Deloitte & Touche LLP were first appointed as auditors of New Gold on July 8, 2008.

3.

The Business Combination

Capitalized terms in this Section that are not otherwise defined have the meaning ascribed thereto under “Glossary of Terms” in the attached Supplement. Certain information pertaining to Western Goldfields Inc. (“Western”) in this Circular and in the Supplement, including forward-looking information and forward-looking statements made by Western, included or incorporated by reference herein has been provided by Western or is based on publicly available documents and records on file with the Canadian securities authorities and other public sources. Although New Gold does not have any knowledge that would indicate that any such information is untrue or incomplete, New Gold assumes no responsibility for the accuracy or completeness of such information, nor for the failure by such other persons to disclose events that may have occurred or which may affect the completeness or accuracy of such information but which is unknown to New Gold. This section may contain forward-looking statements and forward-looking information and you should refer to the Cautionary Note Regarding Forward-Looking Information at page S-1 in the Supplement.

At the Meeting, you will be asked to consider and, if deemed advisable, approve a resolution (the “Share Issuance Resolution”), the full text of which is reproduced below, in respect of a proposed plan of arrangement (the “Arrangement”) involving New Gold and Western and the shareholders of Western, pursuant to which, among other things, all of the outstanding common shares of Western (the “Western Shares”) will be acquired by New Gold and Western will become a wholly-owned subsidiary of New Gold. Upon completion of the Arrangement, Western Shareholders will receive one New Gold common share and $0.0001 in cash in exchange for each Western Share they hold. You will also be asked to consider, and if deemed advisable approve a resolution (the “Board Size Resolution”) to increase the size of the New Gold Board from six to ten upon effectiveness of the Arrangement and to authorize the Board to appoint the four Western nominees to the Board upon effectiveness of the Arrangement.

For additional information concerning the Arrangement, the Business Combination Agreement, New Gold and the Combined Company following the Arrangement and other relevant information, see the Supplement.

(i)

Background to the Business Combination

The Business Combination Agreement is the result of arm's length negotiations among representatives of New Gold and Western and their respective legal and financial advisers. The following is a summary of the background leading up to the execution of the Business Combination Agreement and the public announcement of the Arrangement.

Since July of 2008, the Board has been actively assessing merger and acquisition opportunities. At a Board meeting on December 17, 2008, it was decided that Mr. Pierre Lassonde, a director of New Gold, would approach Mr. Randall Oliphant, Executive Chairman of Western, regarding his views on a potential transaction.

On December 23, 2008, Mr. Lassonde met with Mr. Randall Oliphant and discussed on a preliminary basis the possibility of combining the businesses of both companies. Given the geographic and development stage diversity of New Gold's assets and the steady cash flow from the Mesquite mine, they agreed that a strategic transaction between the two companies would make sense and merited further discussions.

On January 13, 2009, Mr. Ian Telfer, a director of New Gold and Mr. Randall Oliphant met to further discuss the mutual interest of the parties to effect a business combination transaction. At the meeting, Messrs. Telfer and Oliphant discussed various aspects of both companies and how they might be integrated into one business entity and they agreed to a preliminary work plan and timeline for consideration of a potential transaction, with respect to initial due diligence, legal structuring of the transaction and mutual site visits.

On January 15, 2009, New Gold and Western entered into a confidentiality agreement and began to exchange confidential, non-public information regarding their respective businesses and commenced legal, technical and financial due diligence on each other's business and operations.

On January 22, 2009, Mr. Robert Gallagher, President and Chief Executive Officer of New Gold and Art Graham, Vice President Corporate Development of New Gold met with Mr. Oliphant, Mr. Brian Penny, Chief Financial Officer of Western, Mr. Raymond Threlkeld, President and Chief Executive Officer of Western, and Mr. Hannes Portmann, Director of Corporate Development and Investor Relations of Western at the offices of Western to discuss the operations of each company.

During the week of January 26, 2009, New Gold and Western, with their Canadian and U.S. legal advisers, worked on and settled the outline of a proposed legal structure for the transaction, pursuant to which New Gold would be the acquirer in a possible business combination effected by a share exchange by way of a plan of arrangement.

Between February 1 and February 10, 2009, senior management of each of New Gold and Western performed reciprocal site visits. Such visits included a visit on February 9 to 10, 2009, of a team of Messrs. Gallagher and Graham, along with Mr. James Currie, Chief Operating Officer, Vice President, Operations of New Gold, Mr. Mark Petersen, Vice President, Exploration of New Gold, and Fred Lightner, a consultant, and certain employees of New Gold, to the Mesquite Mine in the United States.

On February 10, 2009, Mr. Gallagher and Mr. Oliphant met to discuss organizational and personnel issues with respect to the proposed transaction.

On the same day, Lawson Lundell LLP (“Lawson Lundell”), counsel to New Gold, provided a first draft of a Business Combination Agreement to Cassels Brock & Blackwell LLP (“Cassels Brock”), counsel to Western, for Western's review. Various drafts of the Business Combination Agreement and shareholder support agreements were exchanged between Lawson Lundell and Cassels Brock following February 10, 2009 up to and including March 3, 2009.

On February 18, 2009, the Board met with representatives of Macquarie Capital Markets Canada Ltd. (“Macquarie”). Mr. Gallagher reported to the Board with respect to the status of the transaction and Mr. Doug Bell of Maquarie made a presentation and reviewed with the Board an analysis of New Gold and Western and discussed a range for a possible exchange ratio. Mr. Currie reported on the Western property and the due diligence performed to date.

On February 19, 2009, Messrs. Gallagher, Oliphant and Penny had a call to discuss New Gold and Western’s respective financial models relating to the potential transaction, tax issues, announcement documents and potential timing of the potential transaction.

On February 23, 2009, Messrs. Telfer, Gallagher and Mr. Craig Nelson, Chairman of New Gold, met with Messrs. Threlkeld and Oliphant at the BMO Capital Markets Capital Markets Metals & Mining Conference where the proposed exchange ratio of one New Gold Share for each Western Share was discussed. Representatives of each company agreed to discuss the proposed exchange ratio internally and work towards a mutually acceptable proposal.

On February 26, 2009, the Board met with representatives of Macquarie in attendance. At the meeting, Macquarie made an updated presentation to the Board with respect to the proposed transaction and an analysis of, among other things, various financial metrics with respect to both companies and of the Combined Company as well as various qualitative factors with respect to the asset profile of the Combined Company. Macquarie also reported on the high level discussions that had been held to date between the parties with respect to a possible exchange ratio. The Board also discussed a draft indicative term sheet.

In the evening of February 26, 2009, Mr. Nelsen sent Mr. Oliphant a non-binding indicative term sheet outlining a proposed transaction, whereby New Gold would acquire all the outstanding Western Shares on the basis of one New Gold Share and a nominal cash consideration for each Western Share.

On February 27, 2009, New Gold formally engaged Macquarie as its financial adviser with respect to a possible transaction with Western, though Macquarie had begun work before that time.

On February 28, 2009, the Board met to consider issues and to receive an update on potential timing for settling and signing the Business Combination Agreement.

Between February 28, 2009 and March 3, 2009, New Gold and Western, through their respective counsel continued to negotiate and exchange drafts of the proposed definitive business combination agreement and shareholder support agreements. The final open issues were settled after the close of business on March 3, 2009.

On March 3, 2009, the Board met with representatives of Macquarie and a representative of Lawson Lundell in attendance. The directors received the oral opinion of Macquarie to the effect that, as of March 3, 2009, based on and subject to various assumptions, matters considered and limitations, the consideration being offered by New Gold under the Arrangement was fair, from a financial point of view, to New Gold. Following discussion and consideration of a variety of factors, including without limitation, the opinion of Macquarie and the results of due diligence, the Board resolved to approve the business combination and the Business Combination Agreement and Support Agreements and to recommend to shareholders that they vote in favour of the share issuance related to the transaction, subject to the resolution of outstanding issues relating to the transaction, to be resolved by Messrs. Gallagher and Telfer.

On March 3, 2009, after a meeting of the Western board, Messrs. Gallagher and Telfer communicated by e-mail and confirmed that open issues had been addressed. The Business Combination Agreement and the Support Agreements were then executed at around midnight on March 3, 2009 and the terms of the transaction were announced in a joint press release issued by New Gold and Western prior to the opening of trading on the TSX and NYSE AMEX on March 4, 2009.

(ii)

Fairness Opinion

Pursuant to a letter agreement dated February 27, 2009, New Gold retained Macquarie as financial advisor to New Gold and the Board in connection with the business combination. Macquarie was engaged to render a written opinion as to the fairness, from a financial point of view, of the consideration to be paid by New Gold pursuant to the Arrangement. Macquarie was not engaged to make (and has not made) an independent formal valuation of New Gold or Western or of their respective material assets or securities.

In connection with the consideration of the business combination by the Board, Macquarie delivered its oral opinion on March 3, 2009 which was subsequently confirmed in a written opinion. Based on its review and subject to the assumptions and limitations summarized therein, Macquarie was of the opinion that, as of the date of the written opinion, the consideration being offered by New Gold pursuant to the arrangement was fair from a financial point of view to New Gold.

The full text of the written opinion of Macquarie dated March 3, 2009 which sets forth the assumptions made, matters considered and limitations on the review undertaken, is set out as Schedule “B” to this Circular. The Macquarie opinion was prepared at the request and for the information of the Board. The opinion is directed only to the fairness, from a financial point of view, of the consideration payable by New Gold pursuant to the arrangement, and does not address the merits of the underlying decision by the Board to participate in the business combination and does not constitute a recommendation of any kind to any New Gold shareholder as to how such shareholder should vote with respect to the matters to be considered at the Meeting. The foregoing summary of the fairness opinion is qualified in its entirety by the full text of the fairness opinion which is attached as Schedule “B” to this Circular.

Macquarie will receive a fee for its services in connection with the business combination, a portion of which is contingent upon the completion of the business combination. New Gold has also agreed to indemnify Macquarie and certain related persons against liabilities in connection with its engagement, including certain liabilities under securities legislation. In the ordinary course of its business, Macquarie and its affiliates may actively trade in the debt and equity securities of New Gold and Western for their and such affiliates’ accounts and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Macquarie may continue providing investment banking services to New Gold and any subsidiary of New Gold following completion of the business combination.

(iii)

Recommendation of the Board of New Gold

The Board has unanimously determined that the business combination is fair to and in the best interests of, New Gold, and recommends that New Gold shareholders vote FOR the Share Issuance Resolution and the Board Size Resolution to be considered at the Meeting, the details of which are discussed below.

In arriving at their recommendation, the Board considered a number of factors, including the following:

(a)	the business combination will add an operating gold asset to New Gold's portfolio of mining projects in mining-friendly jurisdictions;

(b)	the business combination is expected to provide sufficient cash flow to fund development of the New Afton gold-copper project in British Columbia;

(c)	the business combination will enhance management strength;

(d)	the business combination will result in enhanced market presence;

(e)	the combined company will have increased leverage to the gold price environment;

(f)	the Macquarie fairness opinion concluded that the consideration payable by New Gold in connection with the arrangement is fair, from a financial point of view, to New Gold;

(g)	information concerning the results of operations, performance, financial condition and prospects of each of New Gold and Western on an individual company basis and on a combined basis;

(h)	the results and scope of the due diligence review conducted by the members of management and counsel to New Gold with respect to the business and scope of Western; and

(i)

information with respect to recent and historical trading prices and trading multiples of the publicly traded shares of New Gold and Western and current economic, industry and market conditions affecting each of the companies.

The Board also considered the terms of the Business Combination Agreement and the structure of the business combination. Based on all of these factors and such other factors as the Board deemed relevant, the Board approved the Business Combination Agreement and the transactions contemplated thereby.

This discussion of the information and the factors considered and given weight by the Board is not intended to be exhaustive but is believed to include all material factors considered by the Board in reaching the determination to approve and recommend the business combination. The Board did not assign any relative or specific weights to the foregoing factors which were considered, and individual directors may have given differing weights to different factors.

(iv)

Share Issuance Resolution

The Business Combination Agreement provides that, upon the Arrangement becoming effective, based on the number of Western Shares outstanding as of March 3, 2009, New Gold will be required (i) to issue an aggregate of approximately 135,531,286 Common Shares to the shareholders of Western in exchange for their Western Shares; and (ii) to replace certain of the issued and outstanding stock options of Western, and to replace or assume the obligations under share purchase warrants issued by Western to purchase Western Shares, outstanding on the effective date of the business combination, and reserve for issuance a sufficient number of Common Shares for delivery upon the exercise of such options and such warrants, namely approximately 19,019,898 Common Shares.

Based on the number of options and warrants to purchase Western Shares outstanding on March 3, 2009, upon completion of the business combination, holders of options to purchase Western Shares will be entitled to purchase an aggregate of approximately 12,963,718 Common Shares and the current holders of warrants to purchase Western Shares will be entitled to purchase an aggregate of 6,056,180 Common Shares. It is expected that in total, approximately 154,551,184 Common Shares will be issued in connection with the business combination.

The Arrangement is conditional upon the approval by New Gold Shareholders of the Share Issuance Resolution. At the Meeting, the shareholders of New Gold will be asked to approve the Share Issuance Resolution, the text of which is set out below.

The Share Issuance Resolution must be approved by a majority of the votes cast, either in person or by proxy at the Meeting. Unless otherwise indicated, the persons named in the accompanying form of proxy intend to vote FOR the Share Issuance Resolution which follows.

“BE IT RESOLVED THAT:

1.

New Gold is hereby authorized to issue such number of common shares in the capital of New Gold as is necessary to allow New Gold to acquire 100% ownership of Western Goldfields Inc. (“Western”) pursuant to the business combination transaction described in the New Gold management information circular and accompanying joint management information circular supplement dated April 8, 2009, including the issuance of common shares in the capital of New Gold upon the exercise of warrants of Western or upon the exercise of options or warrants of New Gold issued to acquire options or warrants of Western;

2.

Notwithstanding that this resolution has been duly passed by the holders of the common shares of New Gold, the directors of New Gold are hereby authorized and empowered, if they decide not to proceed with the Share Issuance Resolution, to revoke this resolution at any time prior to the closing date of the business combination, without further notice to or approval of the shareholders of New Gold; and

3.	The directors and officers of New Gold or any one or more of them be and they are hereby authorized to do such things as may be necessary or desirable to accomplish the foregoing.”

(v)

Board Size Resolution and Election of Additional Directors

New Gold’s Articles provide that the Board consists of the greater of three directors and the number set by ordinary resolution. Currently, the number set by ordinary resolution is six. Pursuant to the Business Combination Agreement, New Gold agreed to take the necessary steps to cause the Board to include four nominees of Western, upon the business combination being effective, in addition to six nominees of New Gold. The New Gold nominees are as set out above, namely Messrs. Estey, Gallagher, Lassonde, Nelsen, Sweeney and Telfer. The Western nominees are Randall Oliphant, Raymond Threlkeld, Vahan Kololian and Martyn Konig (the “Proposed Nominees”), each of whom is currently a director of Western. Assuming the completion of the Arrangement, New Gold is asking the shareholders to increase the number of directors of New Gold from six to ten by ordinary resolution and to authorize the Board to appoint four Western nominees as directors of New Gold. If the Share Issuance Resolution is approved and the Arrangement is completed, immediately following completion of the Arrangement, the Proposed Nominees will be appointed to the Board. A biography of each of the Proposed Nominees is set out below.

Randall Oliphant, age 49, is the Executive Chairman and a director of Western. He is also a director and the President and Chief Executive Officer of Silver Bear Resources Inc. Mr. Oliphant is on the Advisory Board of Metalmark Capital LLC (formerly Morgan Stanley Capital Partners), and serves on the boards of WesternZagros Resources Ltd. and Franco-Nevada Corporation. Since 2003, Mr. Oliphant has served on the boards of a number of public and private companies and not-for-profit organizations. From 1999 to 2003, he was the President and Chief Executive Officer of Barrick Gold Corporation. Mr. Oliphant is a Chartered Accountant.

Raymond Threlkeld, age 62, has over 30 years of mineral industry experience ranging from discovery, feasibility study, development management, operations management, and corporate officer. Mr. Threlkeld is the President and Chief Executive Officer of the Company. Since 2005, Mr. Threlkeld has been the Chief Operating Officer of Silver Bear Resources Inc. From 1996 to 2005 Mr. Threlkeld held various senior management positions in precious metal mine development with Barrick Gold Corporation and Coeur d’Alene Mines Corporation including the development of the Pierina Mine in Peru, the Bulyanhulu Mine in Tanzania and the Veladero Mine in Argentina. Mr. Threlkeld holds a degree in geology and has had exploration and acquisition success in the Western United States in addition to the management and project development experience cited above.

Vahan Kololian, age 55, is the founder and Managing Partner of TerraNova Partners LP, which invests in the industrial, services and resource sectors. Since 2002 Mr. Kololian has been Chairman of Precinda Corporation, a private manufacturing company. Mr. Kololian started his career in investment banking in 1980 with Burns Fry Limited (now BMO Nesbitt Burns). Since 1990 he has held leadership positions in private equity partnerships. Mr. Kololian also serves on the boards of the following public companies, Consolidated Puma Minerals Inc., ClearPoint Business Resources Inc. and Manicouagan Minerals Inc. Mr. Kololian is a Member of the Law Society of Upper Canada. Mr. Kololian holds B.A. and LL.B. degrees.

Martyn Konig, age 51, has 27 years experience in investment banking and the commodity markets. Since 2005 Mr. Konig has served as Chief Executive Officer of Blackfish Capital, managing the Blackfish Capital Resources Fund. He has extensive experience in the natural resources sector, acting as Chief Executive Officer from 2004 to 2008 of AIM-listed Latitude Resources Limited, a mining investment company, prior to which he held senior management roles in resource finance and commodity trading operations at various international investment banks. Mr. Konig was a main Board Director of NM Rothschilds and Sons Ltd. for 15 years and held senior positions at Goldman Sachs and UBS. Mr. Konig is a Barrister and Fellow of the Chartered Institute of Bankers. He is also a non-executive director of European Goldfields Limited, a TSX/AIM listed company.

The persons named in the accompanying form of proxy intend to vote FOR an increase in the Board size to ten persons and the authority to fill the four additional positions in the Board Size Resolution which follows.

“BE IT RESOLVED THAT:

1.

The maximum size of the Board of Directors is hereby set at ten persons, effective at the time at which the business combination with Western Goldfields Inc. as described in the management information circular and joint management information circular supplement delivered to the shareholders of New Gold becomes effective and, upon completion of the business combination, the Board of Directors is authorized to fill the four additional positions by appointing to the Board of Directors the four nominees of Western Goldfields Inc. named in the management information circular or as otherwise agreed to between New Gold and Western Goldfields Inc. in the event that any such nominee is unable to act as a director of New Gold;

2.

Notwithstanding that this resolution has been duly passed by the holders of the common shares of New Gold, the directors of New Gold are hereby authorized and empowered, if they decide not to proceed with increasing the Board of Directors size to ten persons as set out in paragraph 1 of this resolution, to revoke paragraph 1 of this resolution at any time prior to the completion of the business combination with Western Goldfields Inc., without further notice to or approval of the shareholders of New Gold; and

3.	The directors and officers of New Gold or any one or more of them be and they are hereby authorized to do such things as may be necessary or desirable to accomplish the foregoing.”

STATEMENT OF EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section, the individuals in the “Summary Compensation Table” on page 26 are referred to as the “Named Executive Officers” or “NEOs”.

Executive Summary

On June 30, 2008, New Gold completed a business combination with Peak and Metallica (the “2008 Business Combination”). Prior to the 2008 Business Combination, Clifford Davis was appointed the President and Chief Executive Officer of New Gold and Christopher Bradbrook’s employment as President and Chief Executive Officer terminated. The 2008 Business Combination resulted in a company with a considerably expanded scope, including, at that time, three operating mines and two major development projects compared to the situation prior to the 2008 Business Combination when New Gold’s significant asset was the New Afton copper-gold project. The 2008 Business Combination also resulted in significant changes to the company’s senior management team with several new executives appointed, including the following:

  Robert Gallagher was appointed President and Chief Executive Officer replacing Clifford Davis who has continued on the Board;
  Basil Huxham was appointed Executive Vice President and Chief Financial Officer replacing Paul Martin; and
  Susan Toews was appointed Corporate Secretary and James A. Currie was appointed Vice President, Operations.

Following the 2008 Business Combination, New Gold reviewed the compensation of executives, management and other key employees to ensure that employees were compensated competitively and that there was sufficient compensation to retain their services during the period of uncertainty through the transition. This review was discussed at a meeting of the Compensation Committee on July 8, 2008 and resulted in some compensation changes, which are described in more detail later.

New Gold also took the opportunity to review the objectives of its compensation program to reflect a program that is more appropriate for an intermediate mining company with several operating mines. The new compensation policy was approved by the Board on February 17, 2009 and is described below.

Objectives of Compensation Program

Prior to the recent revisions to New Gold’s compensation policy, the objectives of New Gold’s compensation program were: (1) to attract, motivate and retain individuals with the appropriate skills; and (2) to provide incentives to management to meet New Gold’s strategic objectives and which align the interests of management with those of the shareholders through long term executive compensation. Compensation consisted of two main components: (1) base salaries plus bonus; and (2) long term incentives in the form of stock options. Up until the 2008 Business Combination, New Gold targeted compensation to be at or slightly above the median for those junior mining companies of comparable project stage and market capitalization, with the relative importance of salary and stock options being equal.

Compensation decisions made in the first half of 2008 were made under the old compensation policy, but following the 2008 Business Combination decisions were made taking into account that New Gold had grown considerably and its assets were at a different stage in the development cycle than previously.

In early 2009, on the recommendation of the Compensation Committee, New Gold revised the objectives of its compensation program to reflect a program that is more appropriate for an intermediate mining company with operating mines in addition to the New Afton and El Morro projects.

The objectives of New Gold’s new compensation strategy are to:

  provide competitive compensation that attracts and retains talented employees;
  align compensation with shareholders interests;
  pay for performance;
  support New Gold’s vision, mission and values; and
  be flexible to recognize the needs of New Gold in different business conditions.

Elements of Executive Compensation

Compensation of executive officers for the financial year ended December 31, 2008 includes base salary, annual performance-based bonus, equity compensation in the form of stock options and other annual compensation such as health and group RRSP benefits. The following table details each element of compensation and summarizes why New Gold chooses to pay each element.

Element of Compensation	Summary and Purpose of Element

Base salary	Base salaries are fixed and therefore not subject to uncertainty and are used as the base to determine other elements of compensation and benefits.

Annual bonus	Annual bonuses are a variable component of compensation designed to reward New Gold’s executive officers for maximizing annual operating and financial performance.

Stock Options

The granting of stock options is a variable element of compensation intended to reward New Gold’s executive officers for New Gold’s success in achieving sustained, long-term profitability and increases in stock value.

Benefits including medical, dental, life insurance, disability insurance and a group RRSP

A benefits plan provides financial reassurance in the event of illness, disability or death. The group RRSP is provided to support individuals in saving for retirement. Benefits plans during 2008 were provided to executives on the same basis as other employees, except for annual health assessments that have been available for executives since the 2008 Business Combination.

The Compensation Committee believes that it is appropriate to establish compensation levels based in large part on benchmarking against similar companies, both in terms of compensation practices as well as levels of compensation. In this way, New Gold can gauge if its compensation is competitive in the marketplace for its talent, as well as ensure that New Gold’s compensation is reasonable.

Immediately prior to the 2008 Business Combination, Towers Perrin, a human resources consulting firm, was engaged to review the compensation of the new management team. Towers Perrin provided New Gold with information regarding compensation programs and compensation levels at the 25th, 50th and 75th percentiles for base salaries, performance bonuses and long term incentives among the comparison companies, which are indicated in the table below.

A comparator group of resource-based companies with annual revenues ranging from $50 million to $1,500 million and all mining companies in the Towers Perrin Compensation Data Bank was used in the Towers Perrin study. The following chart summarizes the comparator group.

	Annual Revenue
Comparative Company	2006 ($)	Market Capitalization as at April 2008 ($)
Alcoa Canada	N/A	N/A
AltaGas Ltd.	1,362,604,000	1,589,835,341
ARC Resources Ltd.	1,230,500,000	5,479,123,802
Barrick Gold Corporation	6,368,680,000	33,513,154,023
Compton Petroleum Corporation	533,656,000	1,487,009,368
CVRD Inco Limited	N/A	N/A
Fraser Papers Inc.	927,818,000	113,062,773
Gentry Resources Ltd.	69,832,337	159,599,527
International Forest Products	824,439,000	263,300,115
Kinross Gold Corporation	1,055,205,000	11,617,081,394
Niko Resources Ltd	125,287,000	4,431,915,438
Pengrowth	1,214,000,000	4,861,595,634
Quebec Cartier Mining	N/A	N/A
Rio Tinto Iron and Titanium Inc.	N/A	N/A
Shiningbank Energy Ltd	400,796,000	N/A
Teck Cominco Limited	6,539,000,000	21,688,091,330
Tesco Corporation	450,100,000	1,024,213,140
TimberWest Forest Corp.	478,100,000	1,023,614,254
TransGlobe Energy Corporation	79,489,998	273,550,825
Vermilion Energy Trust	525,900,000	2,739,625,353

New Gold recognizes that not all companies in this comparator group are reflective of New Gold’s specific size and industry. However, it was important for New Gold to assess the situation regarding executive compensation post-2008 Business Combination so the above comparator group was selected from the data available in Towers Perrin’s Compensation Data Bank. The size and scope of the market data relative to each New Gold position were considered in the review of the findings. Going forward, New Gold intends to select comparator companies that are closer to New Gold in size and industry for the purposes of benchmarking executive compensation.

Below is a description of why New Gold currently chooses to pay each element of compensation and how New Gold determined the amount for each element.

Base Salary

To ensure that New Gold will continue to attract and retain qualified and experienced executives, base salaries are reviewed and adjusted annually, in order to ensure that they remain at a level at or above the median for comparable companies.

New Gold endeavours to pay the salaries of its Named Executive Officers at the median compensation of comparable companies while providing greater compensation upside based on performance based compensation components such as performance bonuses and stock options.

On July 8, 2008, the Compensation Committee authorized an increase in the base salaries of Messrs. Gallagher and Huxham to US$408,300 and US$228,648 respectively. This action was taken to align the salaries to or just above the median of the comparator group used in the Towers Perrin study and in recognition of the increased responsibilities of their new roles following the 2008 Business Combination.

New Gold’s stock price declined significantly in the second half of 2008 and it was decided to freeze salaries of senior management in 2009 and to pay performance bonuses for 2008 at the minimum level of 33% of base salary as determined under the employment contracts for Messrs. Gallagher and Huxham and below target for other NEOs.

Annual Performance-Based Cash Incentives

Due to the impact of the 2008 Business Combination and the ensuing transition, New Gold did not set specific performance targets for 2008. Bonuses paid in early 2009 for 2008 performance were determined by considering a number of factors, which included financial and operational performance and other factors as noted below:

Financial and operational performance

Guidance provided to the market on
Performance factor	Actual result(1)	July 24, 2008
Gold production	272,046 ounces	approximately 250,000 ounces

Total Cash Cost	US$549 per ounce	between US$500 to US$520 per ounce

(1)	As detailed in a press release dated January 22, 2009.

Other Factors Considered

New Gold also considered the following in determining the bonuses paid:

  integration of Peak, Metallica and New Gold into a combined company in the 2008 Business Combination;
  Amapari mine moved to “care and maintenance” in the first quarter of 2009;
  New Afton development schedule was extended in the fourth quarter of 2008 with start up expected for the second half of 2012; and
  stock price performance compared to peers which was negative.

Actual bonus payments were determined by referencing amounts prescribed in the employment contracts of the NEOs and bonus target awards expressed as a percentage of annual salary benchmarked against the comparator group described previously supplemented with data from mining companies with annual revenues between $200 million and $899 million ($136 million to $500 million for the President and Chief Executive Officer position) from the Mining Industry Survey dated July 2008 published by PricewaterhouseCoopers and Coopers Consulting. A summary of the bonus amounts prescribed in employment contracts (where applicable), the resulting target awards percentages and the actual bonuses paid for the financial year ended December 31, 2008 for the NEOs is set out below:

		Target		Bonus amount as
	Amount specified in	award as %	Bonus	% of annual
	employment contract	of annual	amount	salary (at Dec.
Name and position	(where applicable)	salary	paid (US$)	31, 2008)

Robert Gallagher	A minimum bonus of	60%	136,100	33.3%
President and Chief Executive	one-third of annual
Officer	salary

Clifford Davis	n/a	n/a	n/a	n/a
Former President and Chief
executive Officer

Basil Huxham	A minimum bonus of	50%	76,216	33.3%
Executive Vice President and	one-third of annual
Chief Financial Officer	salary

Paul Martin	n/a	n/a	n/a	n/a
Former Chief Financial Officer
and Vice President, Finance

James Currie	n/a	50%	61,245	21.4%
Executive Vice President and
Chief Operating Officer

Ronald Allum	Bonus target of 40% of	40%	48,996	24.0%
Vice President Operations	annual salary
(Canada)

Susan Toews	n/a	30%	34,297	20.0%
Corporate Secretary

In addition to the bonuses set out above, shortly after the completion of the 2008 Business Combination, New Gold paid bonuses in July 2008 to Basil Huxham (US$69,411) and Susan Toews (US$36,747) to recognize their contribution and efforts towards the completion and integration of the 2008 Business Combination.

New Gold believes that the bonuses paid in 2008 support its objective to pay for performance.

Other Compensation – Perquisites

During the financial year ended December 31, 2008, none of the Named Executive Officers received any perquisites which in the aggregate were greater than CDN$50,000 or 10% of the respective Named Executive Officer’s salary, with the exception of Mr. Allum who received perquisites valued at approximately 15% of his salary.

Stock Options

New Gold currently has the New Gold Inc. Stock Option Plan (2005) (as amended May 3, 2007) (the “Plan”). The purpose of the Plan is to ensure that an incentive exists to maximize shareholder value by linking executive compensation to share price performance and to reward those executives making a long-term commitment and contribution to New Gold. The Board has established formal guidelines for the granting of options. Options granted under the Plan expire not later than the tenth anniversary of the date the options were granted. New Gold has traditionally limited the expiry to five years and vesting provisions for issued options are determined at the discretion of the Board. See “Securities Authorized for Issuance under Equity Compensation Plans”.

Management of New Gold makes recommendations for stock option awards to the Compensation Committee. The Compensation Committee considers external benchmarking data as well as individual option holdings and whether they are in-the-money or not in making decisions or recommendations for option grants to the Board. The Board has delegated authority to the Compensation Committee to grant individual stock option awards below 50,000 options to non-executive officers and other employees. Option awards in excess of 50,000 options require approval by the Board.

During the financial year ended December 31, 2008, the Board, on the recommendation of the Compensation Committee, granted stock options to the Named Executive Officers as follows:

				Option
		Number of		Awards
Name of Officer	Title of Officer	Options		(US$)

Robert Gallagher	President and Chief Executive Officer	170,000	(1)	513,642
		60,000	(2)	181,285
		230,000		694,927

Clifford Davis	Former President and Chief Executive Officer	400,000	(3)	1,260,830

Basil Huxham	Executive Vice President and Chief Financial Officer	100,000	(1)	302,142

James Currie	Executive Vice President and Chief Operating Officer	186,000	(2)(4)	561,984

Ronald Allum	Vice President, Operations (Canada)	68,000	(1)	205,457

Susan Toews	Corporate Secretary	50,000	(2)	151,071
		41,000	(1)	123,878
		91,000		274,949

(1)	All of these stock options vest one third after one year, one third after two years and one third after three years. The exercise price for these stock options is CDN$7.84.
(2)	All of these stock options vest one third immediately, one third after one year and one third after two years. The exercise price for these stock options is CDN$7.84.
(3)	All of these stock options are fully vested. The exercise price for these stock options is CDN$7.35.
(4)

Prior to Mr. Currie starting employment with New Gold, he provided services to New Gold under a consulting services agreement between New Gold and Anacortes Management Ltd. The stock options noted were granted to Anacortes Management Ltd.

The stock options granted in 2008 to the NEOs were all granted on July 8, 2008 with the exception of the grant to Clifford Davis, which was made on April 4, 2008. The grants made on July 8, 2008 were made following the study by Towers Perrin referenced previously and were made after referencing benchmark compensation data with a goal of increasing stock based compensation among senior management and to support executive retention following the 2008 Business Combination. Grants made on July 8, 2008 were calculated using a binomial stock option valuation methodology.

The grant to Clifford Davis was made in recognition of his agreement to take over the role of President and Chief Executive Officer following the departure of Mr. Bradbrook.

In February 2009, New Gold introduced a policy covering the granting of stock options to executive officers and employees. The policy provides for annual grants to be made at or shortly after a meeting of the Compensation Committee in the first quarter of each year. Grants are to be based on a pre-determined expected value as a percentage of annual salary. Expected value is calculated using a Black-Scholes valuation methodology consistent with the methodology for valuing stock options for New Gold’s stock based compensation expense in its financial statements. Expected value as a percentage of annual salary varies based on an individual’s level within the organization and is determined based on benchmarking against a comparator group of companies.

New Gold believes that granting stock options meets its compensation objectives of aligning management’s interests with shareholders.

Fit with Overall Strategy

New Gold believes that all of the elements of compensation discussed above fit into New Gold’s overall compensation objectives of providing competitive compensation that attracts and retains talented employees, aligning compensation with shareholders interests, paying for performance, supporting New Gold’s vision, mission and values, and being flexible to recognize the needs of New Gold in different business conditions.

Performance Graph

The following graph compares the yearly percentage change in the cumulative total shareholder return for CDN$100 invested in Common Shares on December 31, 2003 against the cumulative total shareholder return of the S&P/TSX Composite Index for the five most recently completed financial years of New Gold, assuming the reinvestment of all dividends.

(in CDN$)	2003	2004	2005	2006	2007	2008
New Gold Inc.	100.00	78.26	96.89	107.82	63.35	21.99
S&P/TSX Composite Index	100.00	114.47	142.10	166.63	183.01	122.61

Due to changes in management during 2008, it is not meaningful to provide an analysis of New Gold’s compensation decisions in comparison to stock price performance. All current NEOs commenced employment with New Gold on or after June 30, 2008, with the exception of Ronald Allum, who was hired in November 2007. In addition, the 2008 Business Combination resulting in a company with a considerably expanded scope including three operating mines and two major development projects compared to the situation prior to the 2008 Business Combination when New Gold’s significant asset was the New Afton copper-gold project.

Summary Compensation Table

The following table provides information for the most recently completed financial year ended December 31, 2008 regarding compensation earned by each of the following executive officers of New Gold: (a) the President and Chief Executive Officer, (b) both former President and Chief Executive Officers; (c) the Executive Vice President and Chief Financial Officer, (d) the former Chief Financial Officer and Vice President, Finance, and (e) the other three most highly compensated “executive officers” during the financial year ended December 31, 2008 (the “Named Executive Officers” or “NEOs”).

Salaries for the Named Executive Officers are paid in Canadian dollars and converted to United States dollars for reporting purposes in the Summary Compensation Table for the financial year ended December 31, 2008 at the Bank of Canada noon exchange rate of CDN$1.00 = US$0.8166.

Name and principal position	Salary (US$)	Share- based awards (US$)	Option- based awards (US$)	Non-equity incentive plan compensation (US$)		All other compensation (US$)	Total compensation (US$)
				Annual incentive plans (6)	Long-term incentive plans

Robert Gallagher (1) President and Chief Executive Officer	203,234	Nil	694,927	136,100	Nil	Nil	1,034,261

Clifford Davis (1) Former President and Chief Executive Officer	104,901	Nil	1,260,830	Nil	Nil	734,940 (7)	2,100,671

Christopher Bradbrook (2) Former President and Chief Executive Officer	20,415	Nil	Nil	Nil	Nil	1,061,580 (8)	1,081,995

Basil Huxham (3) Executive Vice President and Chief Financial Officer	114,324	Nil	302,142	76,216	Nil	69,411 (9)	562,093

Paul Martin (3) Former Chief Financial Officer and Vice President, Finance	190,671	Nil	Nil	Nil	Nil	1,016,912 (10)	1,207,583

James Currie (4) Executive Vice President and Chief Operating Officer	119,087	Nil	561,984	61,245	Nil	1,286 (11)	743,602

Ronald Allum Vice President Operations (Canada)	204,150	Nil	205,457	48,996	Nil	30,956 (12)	489,559

Susan Toews (5) Corporate Secretary	77,828	Nil	274,949	34,297	Nil	36,747 (13)	423,821

(1)	Mr. Gallagher was appointed as President and Chief Executive Officer of New Gold and Mr. Davis resigned as President and Chief Executive Officer of New Gold effective June 30, 2008.

(2)	Mr. Bradbrook’s employment as President and Chief Executive Officer terminated on January 29, 2008.
(3)

Mr. Huxham was appointed as Executive Vice President and Chief Financial Officer of New Gold and Mr. Martin resigned as Chief Financial Officer and Vice President, Finance of New Gold effective June 30, 2008.

(4)	Mr. Currie was appointed as Vice President Operations effective August 13, 2008 and was subsequently promoted to Executive Vice President and Chief Operating Officer effective February 17, 2009.
(5)	Ms. Toews was appointed as Corporate Secretary effective June 30, 2008.
(6)	Payments under annual incentive plans were paid in 2009 for performance during 2008.
(7)	Severance payment in connection with the termination of Mr. Davis’ employment following the 2008 Business Combination.
(8)	Severance payment in connection with Mr. Bradbrook’s employment terminating effective January 29, 2008.
(9)	Includes a bonus of US$69,411 in recognition of the NEO’s contribution to the completion of the 2008 Business Combination.
(10)	Severance payment in connection with the termination of Mr. Martin’s employment following the 2008 Business Combination.
(11)

Prior to Mr. Currie starting employment with New Gold, he provided services to New Gold under a consulting services agreement between New Gold and Anacortes Management Ltd. The amount noted represents fees invoiced by Anacortes Management Ltd. prior to Mr. Currie starting employment.

(12)

The amount shown is rent on an apartment in Kamloops, BC paid by New Gold of US$14,699 plus expenses reimbursed of US$7,581 in connection with Mr. Allum’s relocation from Arizona to British Columbia and a lease on a company provided vehicle of US$8,676.

(13)	The amount shown is a bonus in recognition of the NEO’s contribution to the completion of the 2008 Business Combination.

Incentive Plan Awards

The following table provides information regarding the incentive plan awards for each Named Executive Officer outstanding as of December 31, 2008.

Outstanding Share-Based Awards and Option-Based Awards

	Option-based Awards				Share-based Awards

						Market or
	Number of			Value of	Number of	payout value
	securities	Option		unexercised	shares or units	of share-based
	underlying	exercise		in-the-money	of shares that	awards that
	unexercised	price	Option	options	have not vested	have not
Name	options (#)	(CDN$)	expiration date	(CDN$)(1)(2)	(#)	vested (CDN$)

Robert Gallagher	170,000	7.84	July 7, 2013	Nil	Nil	N/A
	60,000	7.84	July 7, 2013	Nil

Clifford Davis	50,000	6.81	March 10, 2010	Nil
	50,000	11.00	May 29, 2011	Nil	Nil	N/A
	25,000	6.84	June 29, 2012	Nil
	400,000	7.35	April 4, 2013	Nil
	34,450	7.84	July 7, 2013	Nil

Christopher	600,000	4.60	October 12, 2009	Nil	Nil
Bradbrook	75,000	11.00	May 29, 2011	Nil	Nil	N/A
	50,000	6.84	June 29, 2012	Nil	Nil

Basil Huxham	100,000	7.84	July 7, 2013	Nil	Nil	N/A

Paul Martin	250,000	6.60	September 30, 2009	Nil	Nil	N/A
	50,000	11.00	September 30, 2009	Nil
	40,000	6.84	September 30, 2009	Nil

James Currie	186,000	7.84	July 7, 2013	Nil	Nil	N/A

Ronald Allum	200,000	5.70	November 29, 2012	Nil	Nil	N/A
	68,000	7.84	July 7, 2013	Nil

Susan Toews	50,000	7.84	July 7, 2013	Nil	Nil	N/A
	41,000	7.84	July 7, 2013

(1)

Calculated using the closing price of the Common Shares on the TSX on December 31, 2008 of CDN$1.77 and subtracting the exercise price of in-the-money stock options. These stock options have not been, and may never be, exercised and actual gains, if any, on exercise will depend on the value of the Common Shares on the date of exercise.

(2)	Converted to United States dollars at the Bank of Canada noon exchange rate of CDN$1.00 = US$0.8166.

The following table provides information regarding the value vested or earned of incentive plan awards for the financial year ended December 31, 2008.

Value Vested or Earned During the Financial Year Ended December 31, 2008

			Non-equity incentive plan
	Option-based awards – Value	Share-based awards – Value	compensation – Value earned
Name	vested during the year (US$)	vested during the year (US$)	during the year (US$)
Robert Gallagher	Nil	Nil	136,100
Clifford Davis	214,051	Nil	Nil
Christopher Bradbrook	Nil	Nil	Nil
Basil Huxham	Nil	Nil	76,216
Paul Martin	18,455	Nil	Nil
James Currie	Nil	Nil	61,245
Ronald Allum	224,565	Nil	48,996
Susan Toews	Nil	Nil	34,297

Termination and Change of Control Benefits

New Gold has entered into employment agreements with each of current NEOs, namely Robert Gallagher, Basil Huxham, James Currie, Ronald Allum and Susan Toews.

Robert Gallagher (President and Chief Executive Officer)

Mr. Gallagher entered into an employment agreement with New Gold in connection with his appointment as President and Chief Executive Officer of New Gold on June 30, 2008. Mr. Gallagher’s employment agreement provides for a severance payment of 36 months’ salary, plus the greater of one times his annual bonus at target or one times the bonus received by him in the previous bonus year, to be paid if his employment is terminated without cause. If there is a change of control of New Gold (a “Change of Control” as defined below) and within 12 months of such Change of Control (i) New Gold gives notice of its intention to terminate his employment for any reason other than just cause, or (ii) a certain event occurs (“Triggering Events” as defined below) and he elects to terminate his employment, he will receive a severance payment of 36 months’ salary, plus the greater of two times his annual bonus at target or two times the bonus received by him in the previous bonus year, to be paid if his employment is terminated without cause. Any stock options granted which have not vested at the time of termination will vest immediately and shall remain exercisable until the earlier of (i) the termination of such option, or (ii) the date which is 12 months from the date of such termination. In addition, he shall continue to be entitled to participate, at the expense of New Gold, in New Gold’s health and medical plans (or pay for equivalent coverage if not permitted under New Gold’s current plan), until the earlier of obtaining alternate coverage under the terms of any new employment or the first anniversary (second anniversary if termination is within 12 months of a Change of Control) of the termination date.

Basil Huxham (Executive Vice President and Chief Financial Officer)

Mr. Huxham entered into an employment agreement with New Gold in connection with his appointment as Executive Vice President and Chief Financial Officer of New Gold on April 13, 2007, as amended January 6, 2009. Mr. Huxham’s employment agreement provides for a severance payment of 18 months’ salary, plus the greater of one times his annual bonus at target or one times the bonus received by him in the previous bonus year, to be paid if his employment is terminated without cause. If there is a Change of Control and within 12 months of such Change of Control (i) New Gold gives notice of its intention to terminate his employment for any reason other than just cause, or (ii) a Triggering Event occurs and he elects to terminate his employment, he will receive a severance payment of two times the severance if he is terminated without cause. Any stock options granted which have not vested at the time of termination will vest immediately and shall remain exercisable until the earlier of (i) the termination of such option, or (ii) the date which is 12 months from the date of such termination. In addition, he shall continue to be entitled to participate, at the expense of New Gold, in New Gold’s health and medical plans (or pay for equivalent coverage if not permitted under New Gold’s current plan), until the earlier of obtaining alternate coverage under the terms of any new employment or the first anniversary (second anniversary if termination is within 12 months of a Change of Control) of the termination date.

James Currie (Executive Vice President and Chief Operating Officer)

Mr. Currie entered into an employment agreement with New Gold in connection with his appointment as Vice President, Operations on August 13, 2008. Mr. Currie’s employment agreement provides for a severance payment of 12 months’ salary, plus the greater of one times his annual bonus at target or one times the bonus received by him in the previous bonus year, to be paid if his employment is terminated without cause. If there is a Change of Control and within 12 months of such Change of Control (i) New Gold gives notice of its intention to terminate his employment for any reason other than just cause, or (ii) a Triggering Event occurs and he elects to terminate his employment, he will receive a severance payment of two times the severance if he is terminated without cause. Any stock options granted which have not vested at the time of termination will vest immediately and shall remain exercisable until the earlier of (i) the termination of such option, or (ii) the date which is 12 months from the date of such termination. In addition, he shall continue to be entitled to participate, at the expense of New Gold, in New Gold’s health and medical plans (or pay for equivalent coverage if not permitted under New Gold’s current plan), until the earlier of obtaining alternate coverage under the terms of any new employment or the first anniversary (second anniversary if termination is within 12 months of a Change of Control) of the termination date.

Ronald Allum (Vice President, Operations (Canada))

Mr. Allum entered into an employment agreement with the company on March 25, 2008 as amended on December 18, 2008. If there is a Change of Control and within 6 months of such Change of Control, Mr. Allum at his sole discretion shall be entitled to elect to terminate his employment with New Gold. Mr. Allum will then be entitled to receive a payment from New Gold in the amount of two times the aggregate of: (a) his highest annual base salary; and (b) the average of the bonus in each case paid to him during the past three years of his employment with New Gold; provided that if Mr. Allum has been employed by New Gold for less than three years, then such payment will be in an amount equal to two times his highest annual base salary and average bonus during this period of employment.

Susan Toews (Corporate Secretary)

Ms. Toews entered into an employment agreement with New Gold in connection with her appointment as Corporate Secretary on June 30, 2008. Ms. Toews’ employment agreement provides for a severance payment of 12 months’ salary, plus the greater of one times her annual bonus at target or one times the bonus received by her in the previous bonus year, to be paid if her employment is terminated without cause. If there is a Change of Control and within 12 months of such Change of Control (i) New Gold gives notice of its intention to terminate her employment for any reason other than just cause, or (ii) a Triggering Event occurs and she elects to terminate her employment, she will receive a severance payment of two times the severance if she is terminated without cause. Any stock options granted which have not vested at the time of termination will vest immediately and shall remain exercisable until the earlier of (i) the termination of such option, or (ii) the date which is 12 months from the date of such termination. In addition, she shall continue to be entitled to participate, at the expense of New Gold, in New Gold’s health and medical plans (or pay for equivalent coverage if not permitted under New Gold’s current plan), until the earlier of obtaining alternate coverage under the terms of any new employment or the first anniversary (second anniversary if termination is within 12 months of a Change of Control) of the termination date.

“Change of Control”

A “Change of Control” is generally defined in the employment agreements as (a) less than 50% of the Board being composed of (i) directors of New Gold at the time the respective employment agreement was entered into or (ii) any director who subsequently becomes a director with the agreement of at least a majority of the members of the Board at the time the respective agreement was entered into; (b) the acquisition by any person or persons acting jointly or in concert of 40% (20% in the case of Mr. Allum) or more of the issued and outstanding Common Shares; (c) the sale or transfer by New Gold of property or assets aggregating more than 50% of its consolidated assets or which generate or are expected to generate more than 50% of its consolidated operating income or cash flow during the most recently completed financial or current financial year or during the current financial year; or (d) New Gold becoming insolvent.

“Triggering Event”

A “Triggering Event” includes (a) an adverse change in any of the officer’s duties, powers, rights, discretion, prestige, salary, benefits, perquisites or financial entitlements; (b) a diminution of title; (c) a change in the person or body to whom the officer reports, except if such person or body is of equivalent rank or stature or such change is as a result of the resignation or removal of such person or the persons comprising such body; (d) a change in the hours during or location at which the officer is regularly required to carry out the terms of his employment; (e) an increase in the amount of travel the officer is required to conduct on behalf of New Gold; or (f) any other reason which in the honestly-held view of the officer constitutes a negative change in his or her job or work environment as a result of which the officer determines in good faith that he or she cannot effectively carry out his or her duties to New Gold.

Estimated Incremental Payment on Change of Control or Termination

The following table provides details regarding the estimated incremental payments from New Gold to each of the Named Executive Officers on a change of control (with termination of employment) or on termination without cause, assuming a termination of employment occurred on December 31, 2008.

Termination of Employment Following Change of Control

				Value of	Total
				Unvested	Estimated
	Base Salary			Options	Incremental
	Value	Bonus Value	Benefits	Vested	Payment
Name	(US$)	(US$)	Value (US$)	(US$)	(US$)
Robert Gallagher	1,224,900	489,960	40,830	Nil	1,755,690
Basil Huxham	685,944	228,648	36,584	Nil	951,176
James Currie	571,620	285,810	40,013	Nil	897,443
Ronald Allum	408,300	163,320	Nil	Nil	571,620
Susan Toews	342,972	102,892	37,727	Nil	483,591
Total	3,233,736	1,270,630	155,154	Nil	4,659,520

Termination of Employment Without Cause

				Value of	Total
				Unvested	Estimated
	Base Salary			Options	Incremental
	Value	Bonus Value	Benefits	Vested	Payment
Name	(US$)	(US$)	Value (US$)	(US$)	(US$)
Robert Gallagher	1,224,900	244,980	20,415	Nil	1,490,295
Basil Huxham	342,972	114,324	18,292	Nil	475,588
James Currie	285,810	142,905	20,007	Nil	448,722
Ronald Allum	Severance not specified in employment agreement.
Susan Toews	171,486	51,446	18,863	Nil	241,795
Total	2,025,168	553,655	77,577	Nil	2,656,400

Pension Plan Benefits

New Gold does not provide retirement benefits for directors or executive officers other than matching contributions to a self-directed registered retirement savings plan, which amounts are disclosed under “All other compensation” in the Summary Compensation Table.

Director Compensation

New Gold pays an annual retainer of CDN$25,000 to each non-executive director and CDN$50,000 to the Chairman of the Board, CDN$10,000 to the Chairman of the Audit Committee and CDN$5,000 to the Chairmen of the other committees and members of the Audit Committee. In 2008, Craig Nelsen’s compensation was paid in US$ at par. A director who attends a Board or committee meeting where formal minutes are taken, whether in person, or by telephone, is paid CDN$1,500 per meeting. All reasonable expenses incurred by a director in attending meetings of the Board, committee meetings or shareholder meetings, together with all expenses properly and reasonably incurred by any director in the conduct of New Gold’s business or in the discharge of his duties as a director are paid by New Gold.

New Gold has implemented a policy that stock option grants to non-executive directors shall not exceed 1% of the outstanding issued Common Shares; provided further that the maximum value of stock options which may be granted to each non-executive director shall not exceed CDN$100,000 in any fiscal year.

During the financial year ended December 31, 2008, an aggregate of US$394,971 was paid in cash to the Chairman of the Board and the non-executive directors and New Gold granted an aggregate of 206,700 stock options to the Chairman of the Board and the non-executive directors.

Director Compensation Table

The following table provides information regarding compensation paid to New Gold’s non-executive directors during the financial year ended December 31, 2008.

Directors’ fees are paid in Canadian dollars and converted to United States dollars for reporting purposes in the Director Compensation Table for the financial year ended December 31, 2008 at the Bank of Canada noon exchange rate of CDN$1.00 = US$0.8166.

Name	Fees earned (US$)	Share-based awards (US$)	Option-based awards (US$) (1)	Non-equity incentive plan compensation (US$)	All other compensation (US$)	Total (US$)
Craig Nelsen (2)	57,500	Nil	81,605	Nil	Nil	139,105
Clifford Davis	30,623	Nil	81,605	Nil	Nil	112,228
James Estey	38,381	Nil	81,605	Nil	Nil	119,986
Pierre Lassonde	35,523	Nil	81,605	Nil	Nil	117,128
Paul Sweeney	79,622	Nil	81,605	Nil	Nil	161,227
Ian W. Telfer	33,073	Nil	81,605	Nil	Nil	114,678
Robert Edington (3)	39,811	Nil	Nil	Nil	Nil	39,811
Gregory Laing (3)	40,219	Nil	Nil	Nil	Nil	40,219
Mike Muzylowski (3)	40,219	Nil	Nil	Nil	Nil	40,219
TOTALS	394,971	Nil	489,630	Nil	Nil	884,601

(1)	At the time of the grant, these stock options were valued for compensation purposes using a Binomial methodology, which value is shown in this column.

(2)	Fees paid in US$ at par.

(3)	Messrs. Edington, Laing and Muzylowski each resigned from the Board effective June 30, 2008.

The table below breaks down the non-executive directors’ compensation for the financial year ended December 31, 2008.

Name	Chairma n Retainer (US$)	Board Annual Retainer (US$)	Committee Chair Retainer (US$) (2)	Aggregate Board Attendance Fee (US$)	Aggregate Committee Attendance Fee (US$)	Total Fees (US$)
Craig Nelsen (1)	50,000	n/a	Nil	7,500 (based on 6 Board meetings attended)	Nil	57,500
Clifford Davis	Nil	20,415	4,083	6,125 (based on 5 Board meetings attended)	Nil	30,623
James Estey	Nil	20,415	8,166	7,350 (based on 6 Board meetings attended)	2,450 (based on 2 committee meetings attended)	38,381
Pierre Lassonde	Nil	20,415	4,083	7,350 (based on 6 Board meetings attended)	3,675 (based on 3 committee meetings attended)	35,523
Paul Sweeney	Nil	26,539	10,208	39,609 (4) (based on 16 Board meetings attended)	3,266 (based on 4 committee meetings attended)	79,622
Ian W. Telfer	Nil	20,415	4,083	7,350 (based on 6 Board meetings attended)	1,225 (based on 1 committee meeting attended)	33,073
Robert Edington(3)	Nil	6,124	1,020	32,259 (4) (based on 10 Board meetings attended)	408 (based on 1 committee meeting attended)	39,811

Name	Chairma n Retainer (US$)	Board Annual Retainer (US$)	Committee Chair Retainer (US$) (2)	Aggregate Board Attendance Fee (US$)	Aggregate Committee Attendance Fee (US$)	Total Fees (US$)
Gregory Laing(3)	Nil	6,124	1,020	32,259 (4) (based on 10 Board meetings attended)	816 (based on 2 committee meetings attended)	40,219
Mike Muzylowski(3)	Nil	6,124	1,020	32,259 (4) (based on 10 Board meetings attended)	816 (based on 2 committee meetings attended)	40,219

(1)	Fees paid in US$ at par. For the period between June 30, 2008 and August 13, 2008 the Chairman did not receive meeting fees for either board or committee meetings.

(2)	Includes retainers for membership of the Audit Committee for Messrs. Lassonde and Estey.

(3)	Messrs. Edington, Laing and Muzylowski each resigned from the Board effective June 30, 2008.

(4)

Board meeting attendance fees include lump sum payments totaling US$24,498 in lieu of meeting attendance fees for board meetings convened to deal with matters specifically associated with the 2008 Business Combination.

Incentive Plan Awards

The following table provides information regarding the incentive plan awards for each non-executive director outstanding as of December 31, 2008.

Outstanding Share-Based Awards and Option-Based Awards

	Option-based Awards				Share-based Awards
Name	Number of securities underlying unexercised options (#)	Option exercise price (CDN$)	Option expiration date	Value of unexercised in-the-money options (CDN$) (1)(2)	Number of shares or units of shares that have not vested (#)	Market or payout value of share-based awards that have not vested (CDN$)
Craig Nelsen	34,450	7.84	July 7, 2013	Nil	Nil	N/A
Clifford Davis	50,000 50,000 25,000 400,000 34,450	6.81 11.00 6.84 7.35 7.84	March 10, 2010 May 29, 2011 June 29, 2012 April 4, 2013 July 7, 2013	Nil Nil Nil Nil Nil	Nil	N/A
James Estey	34,450	7.84	July 7, 2013	Nil	Nil	N/A
Pierre Lassonde	34,450	7.84	July 7, 2013	Nil	Nil	N/A
Paul Sweeney	34,450	7.84	July 7, 2013	Nil	Nil	N/A
Ian W. Telfer	34,450	7.84	July 7, 2013	Nil	Nil	N/A

(1)

Calculated using the closing price of the Common Shares on the TSX on December 31, 2008 of CDN$1.77 and subtracting the exercise price of in-the-money stock options. These stock options have not been, and may never be, exercised and actual gains, if any, on exercise will depend on the value of the Common Shares on the date of exercise.

(2)	Converted to United States dollars at the Bank of Canada noon exchange rate of CDN$1.00 = US$0.8166 on December 31, 2008.

The following table provides information regarding the value vested or earned of incentive plan awards for each non-executive director holding that position as of December 31, 2008.

Value Vested or Earned During the Financial Year Ended December 31, 2008

Name	Option-based awards – Value vested during the year (US$)	Share-based awards – Value vested during the year (US$)	Non-equity incentive plan compensation – Value earned during the year (US$)
Craig Nelsen	Nil	Nil	Nil
Clifford Davis	214,051	Nil	Nil
James Estey	Nil	Nil	Nil
Pierre Lassonde	Nil	Nil	Nil
Paul Sweeney	Nil	Nil	Nil
Ian W. Telfer	Nil	Nil	Nil

Retirement Policy for Directors

New Gold does not have a retirement policy for its directors.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides details of compensation plans under which equity securities of New Gold are authorized for issuance as of the financial year ended December 31, 2008.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average price of outstanding options, warrants and rights (CDN$)	Number of securities remaining available for future issuance under equity compensation plans (2)
Equity compensation plans approved by securityholders	8,989,888 options 60,111,519 warrants	6.94 13.80	12,294,187
	69,101,407	12.91
Equity compensation plans not approved by securityholders	n/a	n/a	n/a
Total	69,101,407	12.91	12,294,187

(1)	Represents the number of Common Shares reserved for issuance upon exercise of outstanding stock options.

(2)

Based on the maximum number of Common Shares reserved for issuance upon exercise of stock options under New Gold’s stock option plan of 21,284,075 representing 10% of the number of Common Shares issued and outstanding as of December 31, 2008.

Stock Option Plans

New Gold currently has the Plan and two historical stock option plans relating to Metallica and Peak, respectively. The Plan provides for the number of shares reserved for issuance under the Plan not to exceed 10% of New Gold’s issued and outstanding share capital at the time of any stock option grant on an “evergreen” (reloading) basis. The Plan was approved by New Gold’s shareholders on May 4, 2005 and subsequently amended pursuant to the approval of New Gold’s shareholders on May 3, 2007 and approved June 17, 2008. In accordance with the rules of the TSX, the Plan requires the approval of New Gold’s shareholders every three years.

The following is a summary of the principal terms of the Plan. For the purpose of this summary, all capitalized terms shall have the meanings as set out in the Plan. A copy of the Plan is available under New Gold’s profile on SEDAR at www.sedar.com.

1.

Stock options may be granted to directors, officers and Service Providers of New Gold (and any subsidiary of New Gold). Under the Plan, the Board shall, without limitation, have full and final authority in their discretion but subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind the rules and regulations relating to the Plan and to make all determinations deemed necessary or advisable in respect of the Plan.

2.

The issuance of stock options to acquire up to 10% of the outstanding capital of New Gold on an evergreen (reloading) basis is permitted. Under the regulations of the TSX, “evergreen” means that as the outstanding capital of New Gold increases with each subsequent issuance of shares, the number of shares eligible to be granted under the Plan will increase to the 10% level and the percentage amounts of options exercised will automatically be reloaded into the 10% eligible under the Plan.

3.	The grant of an Option to any one Optionee who is an Insider and any Associate of such Insider shall not exceed 5% of the outstanding issue within a one-year period.

4.

The number of Shares issuable to any one Optionee under the Plan, together with all of New Gold’s other previously established or proposed share compensation arrangements, shall not exceed 5% of the total number of issued and outstanding shares on a non-diluted basis.

5.

The Option price at which an Optionee may purchase a Common Share upon exercise of a stock option will be as set forth in the Option Agreement issued in respect of such Option and in any event will not be less than the Market Price of the Common Shares as of the Grant Date. The Market Price of the Common Shares for a particular Grant Date will typically be the closing trading price of the Common Shares on the date immediately preceding the Grant Date, or otherwise in accordance with the terms of the Plan.

6.	The exericse price of Options granted under the Plan cannot be below the Market Price.

7.	There are no stock appreciation rights associated with Options granted under the Plan.

8.	There is no provision under the Plan to transform Options into stock appreciation rights.

9.

The Board has the authority to determine the term and vesting provisions of Options, provided that the term may not be longer than 10 years. The Expiry Date will mean either: (a) the date set by the Board under section 3.1 of the Plan, as the last date on which an Option may be exercised; or (b) if the date referred to in subsection 2.7(a) falls within a blackout period imposed on the Optionee by New Gold, or within 10 business days thereafter, then that date which is the 10th business day after the end of such blackout period. All Options issued as at the date of this Circular have a term of five years and all are either fully vested or vest as to one half six months from issue and the balance 12 months from issue.

10.	The causes of cessation of entitlement are as follows:

(a)

Options held by an Optionee who ceases to be a director, officer or Service Provider of New Gold or a subsidiary of New Gold, due to his or her death or Disability or, in the case of an Optionee that is a company, the death or Disability of the person who provides management or consulting services to New Gold or any entity controlled by New Gold, the Option then held by the Optionee shall be exercisable to acquire Vested Unissued Option Shares at any time up to but not after the Expiry Date, or such earlier date as may be prescribed by (i) the Board on the Grant Date, or (ii) the policies of the TSX;

	(b)	Any outstanding Options held by Optionees who are terminated for cause will expire on date of termination; and

(c)

Options held by an Optionee who ceases to be a director, officer, or Service Provider of New Gold or a subsidiary of New Gold, due to his or her retirement at the request of his or her employer earlier than the normal retirement date under New Gold retirement policy then in force, or due to his or her termination by New Gold other than for cause, or due to his or her voluntary resignation, the Option then held by the Optionee shall be exercisable to acquire Vested Unissued Option Shares at any time up to but not after the Expiry Date or such shorter period as may be prescribed by (i) the Board on the Grant Date; or (ii) the policies of the TSX.

11.	Options will be non-assignable and non-transferable except that they will be exercisable by the personal representative of the Optionee in the event of the Optionee’s death.

12.

The Board has the authority to suspend, terminate or discontinue the Plan without shareholder approval but subject to any required regulatory approval. Any amendment to the terms of the Plan will be subject to approval of the shareholders and disinterested shareholder approval in the case of amendments made to Insiders. The Board (or any appointed committee) has authority, at any time, to make certain types of amendments to Options and the Plan, without further action by its shareholders, so as to:

(a)

ensure that the Options granted thereunder will comply with any provisions respecting Options in the income tax and other laws in force in any country or jurisdiction of which an Optionee to whom an Option has been granted may from time to time be resident or a citizen;

	(b)	change vesting provisions of an Option or the Plan;

	(c)	make a change in the termination provisions of an Option or the Plan or a change to the date on which an Option may be exercised which does not entail an extension beyond the original Expiry Date; and

	(d)	make amendments to correct typographical or clerical errors and to add clarifying statements to ensure the intent and meaning of an Option or the Plan is properly expressed.

13.

The Plan shall be effective only upon the approval of the shareholders of New Gold given by way of an ordinary resolution, and subsequent approval or the Plan is required to be obtained on or before the third anniversary of the adoption of the Plan and thereafter on or before each successive three year period. Options granted under this Plan prior to such approval shall only be exercised upon the receipt of such approval.

New Gold has a policy that stock option grants to non-executive directors shall not exceed 1% of the outstanding issued Common Shares; provided further that the maximum value of stock options which may be granted to each non-executive director shall not exceed CDN$100,000 in any fiscal year. As at December 31, 2008, 731,700 options remain outstanding that were granted to non-executive directors, which equates to 0.3% of Common Shares outstanding.

The Plan provides that other terms and conditions may be attached to a particular stock option, such terms and conditions to be referred to in a schedule attached to the option agreement. The vesting schedule for each stock option will also be set out in the schedule attached to the option agreement.

In no case will a stock option be exercisable at a price less than the minimum price prescribed by each of the organized trading facilities or the applicable regulatory authorities that would apply to the award of the stock option in question.

Common Shares will not be issued pursuant to Options granted under the Plan until they have been fully paid for by the Optionee.

Options granted are determined by the Board or by a committee of the directors based on its review of the performance of the directors, officers and Service Providers.

As at April 7, 2009, there were 6,937,200 stock options issued and outstanding under the Plan, representing approximately 3.26% of New Gold’s issued and outstanding Common Shares. Additional stock options may be granted as the outstanding capital of New Gold increases to the 10% level and the percentage amounts of options exercised will automatically be reloaded into the 10% eligible under the Plan. The Plan is intended to provide the Board with the ability to issue Options to provide the directors, officers and Service Providers with long-term equity-based performance incentives which are a key component of New Gold’s executive compensation strategy. New Gold believes it is important to align the interests of management and employees with shareholder interests and to link performance compensation to enhancement of shareholder value. This is accomplished through the use of stock options whose value over time is dependent on market value.

As at April 7, 2009, a total of 1,240,005 options remain outstanding under the Metallica stock option plan (the “Metallica Plan”), which, as a result of the 2008 Business Combination are now exercisable for New Gold common shares. No new options will be granted under the Metallica Plan. The exercise price of the existing options ranges from $1.58 to $6.29. Options issued under this plan had a term not exceeding ten years and the last of the options issued under the Metallica Plan will expire on May 15, 2013. If a holder of an option ceases to be a service provider to New Gold (other than as a result of the death of such holder), such holder’s options terminate on the earlier of (i) 90 days after the holder ceases to be a service provider, and (ii) the original expiry date of the option; if a holder of an option dies while he or she is a service provider, such holder’s options terminate on the earlier of (i) one year after the date of death of the holder, and (ii) the original expiry date of the option. Options may not be assigned or transferred, except by will or by the laws of descent and distribution.

As at April 7, 2009, a total of 2,846,499 options remain outstanding under the former Peak stock option plan (the “Peak Plan”), which, as a result of the 2008 Business Combination are now exercisable for Common Shares. No new options will be granted under the Peak Plan. The exercise price of the existing options ranges from $1.00 to $9.30. Options issued under this plan had a term not exceeding ten years and the last of the options issued under the Peak Plan will expire on March 20, 2013. If a holder of an option ceases to be a service provider to New Gold (other than as a result of the death of such holder), such holder’s options terminate on the earlier of (i) 90 days after the holder ceases to be a service provider, and (ii) the original expiry date of the option; if a holder of an option dies while he or she is a service provider, such holder’s options terminate on the earlier of (i) one year after the date of death of the holder, and (ii) the original expiry date of the option. Options may not be assigned or transferred, except by will or by the laws of descent and distribution.

CORPORATE GOVERNANCE PRACTICES

In June 2005, National Policy 58-201 Corporate Governance Guidelines (the “Governance Guidelines”) and National Instrument 58-101 Disclosure of Corporate Governance Practices (the “Governance Disclosure Rule”) were adopted by the securities regulatory authorities in Canada. The Governance Guidelines deal with matters such as the constitution and independence of corporate boards, their functions, the effectiveness and education of board members and other items dealing with sound corporate governance practices. The Governance Disclosure Rule requires that, if management of an issuer solicits proxies from its security holders for the purpose of electing directors, specified disclosure of its corporate governance practices must be included in its management information circular.

New Gold and the Board recognize the importance of corporate governance to the effective management of New Gold and to the protection of its employees and shareholders. New Gold’s approach to significant issues of corporate governance is designed with a view to ensuring that the business and affairs of New Gold are effectively managed so as to enhance shareholder value. The Board fulfills its mandate directly and through its committees at regularly scheduled meetings or as required. Frequency of meetings may be increased and the nature of the agenda items may be changed depending upon the state of New Gold’s affairs and in light of opportunities or risks which New Gold faces. The directors are kept informed of New Gold’s operations at these meetings as well as through reports and discussions with management on matters within their particular areas of expertise.

New Gold’s corporate governance practices have been and continue to be in compliance with applicable Canadian and United States requirements. New Gold continues to monitor developments in Canada and the United States with a view to further revising its governance policies and practices, as appropriate.

The following is a description of New Gold’s corporate governance practices which has been prepared by the Corporate Governance and Nominating Committee of the Board and has been approved by the Board.

Board of Directors

Independence of the Board

A majority, five out of the seven members, of the Board are independent within the meaning of the Governance Guidelines. Each of Messrs. Nelsen, Estey, Lassonde, Sweeney and Telfer are independent for the purposes of the Board. Robert Gallagher is not independent as he is an executive officer of New Gold. Clifford Davis is not independent as he is a former executive officer of New Gold.

Chairman

The Board has appointed Craig Nelsen as its Chairman. The Chairman will provide leadership to directors in discharging their duties as set out in this Charter, including by:

(a)	promoting cohesiveness among the directors;

(b)	being satisfied, that the responsibilities of the Board and its committees are well understood by the directors.

The Chairman will assist the Board in discharging its stewardship function, which includes:

(a)	leading, managing and organizing the Board consistent with the approach to corporate governance adopted by the Board from time to time;

(b)	satisfying itself as to the integrity of the senior officers of New Gold and ensuring that such senior officers created a culture of integrity throughout the organization; strategic planning;

(c)	identifying and managing risks;

(d)	succession planning;

(e)	together with the Corporate Governance and Nominating Committee Chair, reviewing the Committees of the Board, the Chairs of such Committees and the charters of such Committees; and

(f)

together with the Corporate Governance and Nominating Committee Chair, ensuring that the Board, committees of the Board, individual directors and senior management of New Gold understand and discharge their duties and obligations under New Gold’s system of corporate governance.

In connection with meetings of the directors, the Chair shall be responsible for the following (in consultation with the Corporate Governance and Nominating Committee Chair, as appropriate):

(a)	scheduling meetings of the directors;

(b)	coordinating with the Chairs of the committees of the Board to schedule meetings of the committees;

(c)	reviewing items of importance for consideration by the Board;

(d)

ensuring that all business required to come before the Board is brought before the Board, such that the Board is able to carry out all of its duties to manage or supervise the management of the business and affairs of New Gold;

(e)	setting the agenda for meetings of the Board;

(f)	monitoring the adequacy of materials provided to the directors by management in connection with the directors' deliberations;

(g)	ensuring that the directors have sufficient time to review the materials provided to them and to fully discuss the business that comes before the Board;

(h)	presiding over meetings of the directors; and

(i)	encouraging free and open discussion at meetings of the Board.

Meetings of the Board and Committees of the Board

The Board meets a minimum of four times per year, including every quarter and following the annual meeting of New Gold’s shareholders. Typically, each committee of the Board meets at least twice each year or more frequently as deemed necessary by the applicable committee. The number of committee meetings in 2008 was lower in some circumstances because a number of the committees only existed for six months (post-2008 Business Combination). The frequency of the meetings and the nature of the meeting agendas are dependent upon the nature of the business and affairs which New Gold faces from time to time. During the financial year ended December 31, 2008, the Board met 16 times, the Audit Committee met four times, the Compensation Committee met one time and the Corporate Governance and Nominating Committee and the Environment, Health and Safety Committee did not meet. The following table provides details regarding director attendance at Board and committee meetings held during the financial year ended December 31, 2008. Note that the numbers represent meetings over six months post-2008 Business Combination for all directors except Clifford Davis and Paul Sweeney.

				Corporate	Sustainability,
				Governance	Environment,
				and	Health and
Director		Audit	Compensation	Nominating	Safety
	Board	Committee	Committee	Committee	Committee
Craig Nelsen	6 out of 6	n/a	1 out of 1	0 out of 0	n/a
Robert Gallagher (1)	6 out of 6	n/a	n/a	n/a	n/a
Clifford Davis	15 out of 16	n/a	n/a	n/a	0 out of 0
James Estey	6 out of 6	2 out of 2	n/a	0 out of 0	n/a
Pierre Lassonde	6 out of 6	2 out of 2	1 out of 1	n/a	n/a
Paul Sweeney	16 out of 16	4 out of 4	n/a	n/a	0 out of 0
Ian W. Telfer	6 out of 6	n/a	1 out of 1	0 out of 0	0 out of 0

(1)	Mr. Gallagher is not a member of any committee of the Board.

Independent Directors’ Meetings

The independent directors do not hold separate meetings at which non-independent directors and members of management do not attend. However, ad hoc meetings of independent directors may be convened at which non-independent directors and members of management do not attend. During the financial year ended December 31, 2008, the directors held in camera sessions at two Audit Committee meetings and one Compensation Committee meeting without Messrs. Gallagher or other members of management in attendance.

Other Public Company Directorships/Committee Appointments

The following table provides details regarding directorships and committee appointments held by New Gold’s directors in other public companies. None of the directors of New Gold serve together as directors on the boards of other public companies.

	Other Public Company	Other Public Company
Director	Directorships	Committee Appointments

Craig Nelsen	Avanti Mining Inc. (since 2007)	n/a

Robert Gallagher	Nil	n/a

Clifford Davis	Agnico-Eagle Mines Limited (since 2008)	Compensation Committee
Health, Safety & Environment Committee

James Estey	Calvalley Petroleum Inc. (since 2008)	Compensation Committee
Corporate Governance Committee

Pierre Lassonde	Enghouse Systems Limited (since 2004)	Compensation Committee
	Franco-Nevada Corporation (since 2007)	Compensation Committee

Paul Sweeney	Pan American Silver Corp. (since 2003)	Chairman, Audit Committee and
Compensation Committee

	Pacific Rim Mining Corp. (since 2003)	Chairman, Audit Committee and
Compensation Committee

	Polaris Minerals Corporation (since 2005)	Audit Committee, Govenance and
Nominating Committee, Compensation
and Finance Committee

Ian W. Telfer	Goldcorp Inc. (since 2005)	Chairman of the Board

	Sprott Inc. (since 2008)	Audit Committee

	Uranium One Inc. (since 2005)	Chairman of the Board
Compensation Committee
Corporate Governance and Nominating
Committee

The Board has determined that the simultaneous service of some of its directors on other audit committees does not impair the ability of such directors to effectively serve on New Gold’s Audit Committee.

Board Mandate

A copy of the Board’s written mandate is attached hereto as Schedule “A”.

Position Descriptions

The Board has developed written position descriptions for the Chairman of the Board. The Chairman of each of the committees acts within the parameters set by their respective committee mandates. The Board and the Chief Executive Officer have developed a written position description for the Chief Executive Officer.

Orientation and Continuing Education

New Gold does not have a formal orientation and education program for new directors. However, new directors are provided with relevant materials with respect to New Gold and its business, including a package of governance materials and policies as well as being oriented on relevant corporate issues by the Chairman of the Board.

New Gold’s informal orientation and education program for new directors consists of: (a) educational materials in the form of New Gold’s policy manual and applicable TSX listing policies are made available to all directors and updates as determined appropriate; (b) regular discussions pertaining to corporate governance issues and the duties of directors are held at Board meetings; (c) New Gold’s policy manual is reviewed and updated as a joint Board effort as new rules or circumstances dictate. In addition, by having a Board composed of experienced professionals with a wide range of mining, exploration, financial and legal expertise, New Gold ensures that the Board operates effectively and efficiently.

Code of Business Conduct and Ethics

The Board adopted a written code of ethics and expectations for business conduct (the “Code”) on July 8, 2008 , as amended on March 12, 2009 for the directors, officers and employees of New Gold. A copy of the Code is available under New Gold’s profile on SEDAR at www.sedar.com and is posted on New Gold’s website at www.newgold.com.

The Board monitors compliance with the Code. Under the Code, any officer, director or employee of New Gold who suspects a violation of a law, regulation or the Code itself is obliged to report it to the Chairman of the Audit Committee.

The Board has not granted any waiver of the Code in favour of a director or executive officer during 2008 or during the past 12 months and accordingly no material change report has been required.

Directors with an interest in a material transaction are required to declare their interest and abstain from voting on such transactions.

A thorough discussion of the documentation related to a material transaction is required for review by the Board, particularly independent directors.

Directors, officers and employees are required to sign the Code annually.

Whistleblower Policy

New Gold has adopted a Whistleblower Policy which allows its directors, officers and employees who feel that a violation of the Code has occurred, or who have concerns regarding financial statement disclosure issues, accounting, internal accounting controls or auditing matters, to report such violation to the Chairman of the Audit Committee in writing through the Report It Hotline, by email or online. Concerns will be reviewed as soon as possible by the Audit Committee in the manner deemed to be appropriate based upon the merits of the submission and with the assistance and direction of whomever the Audit Committee think appropriate.

Nomination of Directors

As noted in more detail below, the mandate of the Corporate Governance and Nominating Committee establishes the criteria for Board membership, including recommending composition of the Board. While the Corporate Governance and Nominating Committee has the primary responsibility for identifying prospective Board members, all qualified candidates proposed are considered as well.

The Board has a Corporate Governance and Nominating Committee, the three members of which are independent directors. To encourage an objective nominating process, the Corporate Governance and Nominating Committee, in considering potential nominees, takes into account a number of factors, which may include the current composition of the Board, the ability of the individual candidate to contribute on an overall basis, the ability of the individual to contribute sufficient time and resources to the Board, the current and future needs of New Gold, the individual’s direct experience with public companies in general and mining companies in particular as well as the individual’s skills and knowledge and the skills and knowledge of existing members of the Board.

The overall purpose of the Corporate Governance and Nominating Committee is to establish criteria for Board and committee membership, to recommend composition of the Board and its committees and, as circumstances arise, to assess directors’ performance. The duties and responsibilities of the Corporate Governance and Nominating Committee are as follows:

  in consultation with the Board to establish criteria for Board membership and recommend Board composition;

  as circumstances require, to assess the performance and contribution of individual directors; and

  to propose to the Board, annually, the members proposed for re-election to the Board and identify and recommend new nominees for the Board.

Committees of the Board

The Board has the following four standing committees:

  the Audit Committee;

  the Compensation Committee;

  the Corporate Governance and Nominating Committee; and

  the Environment, Safety, Health and Sustainability Committee.

All of the committees are independent of management and report directly to the Board. From time to time, when appropriate, ad hoc committees of the Board may be appointed by the Board. The current membership of each standing committee of the Board is as follows:

Audit Committee – Paul Sweeney (Chair), James Estey and Pierre Lassonde

Compensation Committee – Ian Telfer (Chair), Craig Nelsen and Pierre Lassonde

Corporate Governance and Nominating Committee – James Estey (Chair), Craig Nelsen and Ian W. Telfer

Environment, Safety, Health and Sustainability Committee – Clifford Davis (Chair), Paul Sweeney and Ian W. Telfer

Audit Committee

The Audit Committee’s primary function is to assist the Board in fulfilling its oversight responsibilities with respect to accounting and financial reporting processes, the financial integrity of the financial statements of New Gold, compliance with legal and regulatory requirements, the overall adequacy and maintenance of the systems of internal controls that management have established and the overall responsibility for New Gold’s external and internal audit processes including the external auditors qualifications, independence and performance.

Further information regarding the Audit Committee is contained in New Gold’s annual information form (the “AIF”) dated March 31, 2009 under the heading “Audit Committee” and a copy of the Audit Committee charter is attached to the AIF as Schedule “A”. The AIF is available under New Gold’s profile on SEDAR at www.sedar.com and as an exhibit to New Gold’s annual report on Form 40-F at www.sec.gov.

Compensation Committee

The purpose of the Compensation Committee is to implement and oversee human resources and compensation policies approved by the Board.

Corporate Governance and Nominating Committee

The overall purpose of the Corporate Governance and Nominating Committee is to:

  provide a focus on corporate governance that will enhance corporate performance;
  assist New Gold in its corporate governance responsibilities under applicable law;
  to establish criteria for Board and committee membership;
  to recommend composition of the Board and its committees; and
  as circumstances arise, to assess directors’ performance.

Environment, Safety, Health and Sustainability Committee

The overall purpose of the Environment, Safety, Health and Sustainability Committee is to review and monitor the environmental, safety and health and sustainable development policies of New Gold on behalf of the Board. The committee may investigate any activity of New Gold that relates to sustainable development and community development, environment, health and safety. The committee will have access to such officers and employees of New Gold and to independent consultants and advisors, and to such information respecting New Gold as it considers necessary in order to perform its duties and responsibilities.

Board Assessments

The Corporate Governance and Nominating Committee is primarily responsible to assess the performance and assessment of the Board. On March 12, 2008, the committee conducted an analysis of the effectiveness of the Board as well as confirmation of compliance with the policies and effectiveness of the Board. In addition, the Corporate Governance and Nominating Committee assesses, in conjunction with the Board, not less than annually, the role of the Board, the terms of reference of each of the committees of the Board and the methods and processes by which the Board fulfills its duties and responsibilities.

The Board assesses the Chief Executive Officer’s effectiveness in attaining New Gold’s corporate objectives, budgets and milestones.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

None of New Gold’s directors, executive officers or employees, or former directors, executive officers or employees, nor any associate of such individuals, is as at the date hereof, or has been, during the financial year ended December 31, 2008, indebted to New Gold or its subsidiaries in connection with a purchase of securities or otherwise. In addition, no indebtedness of these individuals to another entity has been the subject of a guarantee, support agreement, letter of credit or similar arrangement or understanding of New Gold or any of its subsidiaries.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No (a) director or executive officer of New Gold who has held such position at any time since January 1, 2008; (b) proposed nominee for election as a director of New Gold; or (c) associate or affiliate of a person in (a) or (b) has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting, other than the election of directors.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Other than as described below and elsewhere in this Circular and documents incorporated by reference, since January 1, 2008, no informed person of New Gold, nominee for election as a director of New Gold, or any associate or affiliate of an informed person or nominee, has or had any material interest, direct or indirect, in any transaction or any proposed transaction which has materially affected or will materially affect New Gold or any of its subsidiaries.

ANY OTHER MATTERS

Management of New Gold knows of no matters to come before the Meeting other than those referred to in the Notice of Meeting accompanying this Circular. However, if any other matters properly come before the meeting, it is the intention of the persons named in the form of proxy accompanying this Information Circular to vote the same in accordance with their best judgment of such matters.

ADDITIONAL INFORMATION

Additional information regarding New Gold and its business activities is available on the SEDAR website located at www.sedar.com under “Company Profiles – New Gold Inc.”, at the United States Securities and Exchange Commission’s website located at www.sec.gov and on New Gold’s website located at www.newgold.com. New Gold’s financial information is provided in New Gold’s audited financial statements and related management discussion and analysis for its most recently completed financial year and may be viewed on the SEDAR website at the location noted above and on the United States Securities and Exchange Commission’s website at the location noted above. Shareholders may also contact the Corporate Secretary of New Gold by phone at (604) 696-4100 or by e-mail at info@newgold.com to request copies of these documents which will be provided free of charge.

DIRECTORS’ APPROVAL

The contents of this management information circular and the sending thereof to the shareholders of New Gold have been approved by the Board.

BY ORDER OF THE BOARD OF DIRECTORS

(Signed) “Robert Gallagher”

Robert Gallagher
President and Chief Executive Officer

Vancouver, British Columbia
April 8, 2009

SCHEDULE A

NEW GOLD INC.
BOARD OF DIRECTORS MANDATE

1.	Introduction

The Board of Directors (the “Board”) has the responsibility for the overall stewardship of the conduct of the business of New Gold Inc. (the “Company”) and the activities of management, which is responsible for the day-today conduct of the business. The Board’s fundamental objectives are to enhance and preserve long-term shareholder value, to ensure that New Gold meets its obligations on an ongoing basis and that New Gold operates in a reliable and safe manner. In performing its functions, the Board should also consider the legitimate interests its other stakeholders such as employees, customers and communities may have in New Gold. In overseeing the conduct of the business, the Board, through the Chief Executive Officer, shall set the standards of conduct for New Gold.

2.	Procedures and Organization

The Board operates by delegating certain of its authorities to management and by reserving certain powers to itself. The Board retains the responsibility for managing its own affairs including selecting its Chair, nominating candidates for election to the Board and constituting committees of the Board. Subject to the Articles of New Gold and the British Columbia Business Corporations Act (the “Act”), the Board may constitute, seek the advice of and delegate powers, duties and responsibilities to committees of the Board. The Corporate Secretary of New Gold shall have the responsibility for taking minutes of all meetings of the Board and for circulating drafts of such minutes to the directors promptly following each meeting. The Corporate Secretary of New Gold shall present draft minutes from the previous meeting containing the comments and corrections received from the directors at the next succeeding Board meeting for approval and execution.

3.	Duties and Responsibilities

The Board’s principal duties and responsibilities fall into a number of categories which are outlined below.

1.	Legal Requirements

	a.	The Board has the responsibility to ensure that legal requirements have been met and documents and records have been properly prepared, approved and maintained;

	b.	The Board has the statutory responsibility to:

		i.	manage or, to the extent it is entitled to delegate such power, to supervise the management of the business and affairs of New Gold by the senior officers of New Gold;

		ii.	act honestly and in good faith with a view to the best interests of New Gold;

		iii.	exercise the care, diligence and skill that reasonable, prudent people would exercise in comparable circumstances; and

iv.

act in accordance with its obligations contained in the Act and the regulations thereto, New Gold’s Articles, securities legislation of each province and territory of Canada, and other relevant legislation and regulations.

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2.	Independence

The Board has the responsibility to ensure that appropriate structures and procedures are in place to permit the Board to function independently of management, including endeavouring to have a majority of independent directors as well as an independent chair.

3.	Strategy Determination

The Board has the responsibility to ensure, at least annually, that there are long-term goals and a strategic planning process in place for New Gold and to participate with management directly or through its committees in developing and approving the mission of the business of New Gold and the strategic plan by which it proposes to achieve its goals, which strategic plan takes into account, among other things, the opportunities and risks of New Gold’s business.

4.	Managing Risk

The Board has the responsibility to identify and understand the principal risks of the business in which New Gold is engaged, to achieve a proper balance between risks incurred and the potential return to shareholders, and to ensure that there are systems in place which effectively monitor and manage those risks with a view to the long-term viability of New Gold.

5.	Division of Responsibilities

The Board has the responsibility to:

a.	appoint and delegate responsibilities to committees where appropriate to do so;

b.	develop position descriptions for:

	i.	the Board;

	ii.	the Chair of the Board;

	iii.	the Chief Executive Officer; and

	iv.	the Chief Financial Officer; and

c.

ensure that the directors of New Gold’s subsidiaries, if any, are qualified and appropriate in keeping with New Gold’s Corporate Governance Policies and that they are provided with copies of New Gold’s policies for implementation by the subsidiaries.

To assist it in exercising its responsibilities, the Board hereby establishes four standing committees of the Board: the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Sustainability, Environment, Health and Safety Committee. The Board may establish other standing committees from time to time which will function in accordance with its mandate.

Each committee shall have a written mandate that clearly establishes its purpose, responsibilities, members, structure and functions. Each mandate shall be reviewed by the Board at least annually. The Board is responsible for appointing the committee members.

6.	Appointment, Training and Monitoring Senior Management

The Board has the responsibility:

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a.

to appoint the Chief Executive Officer, to monitor and assess the Chief Executive Officer’s performance, to satisfy itself as to the integrity of the Chief Executive Officer, and to provide advice and counsel in the execution of the Chief Executive Officer’s duties;

	b.	to develop or approve the corporate goals or objectives that the Chief Executive Officer is responsible for;

	c.	to approve the appointment of all corporate officers, acting upon the advice of the Chief Executive Officer and to satisfy itself as to the integrity of such corporate officers;

d.

to ensure that adequate provision has been made to train and develop management and for the orderly succession of management and to ensure that all new directors receive a comprehensive orientation, fully understand the role of the Board and its committees, the nature and operation of New Gold’s business and the contribution that individual directors are required to make;

	e.	to create a culture of integrity throughout New Gold;

	f.	to ensure that management is aware of the Board’s expectations of management;

	g.	to set out expectations and responsibilities of directors including attendance at meetings and review of meeting materials; and

	h.	to avail itself collectively and individually of the open access to New Gold’s senior management and to advise the Chair of the Board of significant matters discussed.

7.	Policies, Procedures and Compliance

The Board has the responsibility:

	a.	to ensure that New Gold operates at all times within applicable laws, regulations and ethical standards; and

	b.	to approve and monitor compliance with significant policies and procedures by which New Gold is operated.

8.	Reporting and Communication

The Board has the responsibility:

a.	to ensure New Gold has in place policies and programs to enable New Gold to communicate effectively with its shareholders, other stakeholders and the public generally;

b.	to ensure that the financial performance of New Gold is adequately reported to shareholders, other security holders and regulators on a timely and regular basis;

c.	to ensure the timely reporting of developments that have a significant and material impact on the value of New Gold;

d.	to report annually to shareholders on its stewardship of the affairs of New Gold for the preceding year;

e.	to develop appropriate measures for receiving shareholder feedback; and

f.	to develop New Gold’s approach to corporate governance and to develop a set of corporate governance principles and guidelines.

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9.	Monitoring and Acting

The Board has the responsibility:

	a.	to monitor New Gold’s progress towards it goals and objectives and to revise and alter its direction through management in response to changing circumstances;

	b.	to take action when performance falls short of its goals and objectives or when other special circumstances warrant;

	c.	to ensure that New Gold has implemented adequate control and information systems which ensure the effective discharge of its responsibilities; and

	d.	to make regular assessments of the Board’s, its committees and each individual director’s effectiveness and contribution.

10.	Membership and Composition

The Board has the responsibility to determine:

	a.	its appropriate size and composition;

b.

the relevant criteria for proposed additions to the Board, having regard to areas of required expertise and the need for independent directors, as that term is defined in National Instrument 58- 101 “Disclosure of Corporate Governance Practices” and the rules of the applicable exchanges;

	c.	the maximum number of boards or other engagements considered appropriate for directors, having regard to whether they are independent directors or members of management;

	d.	any appropriate age for retirement of directors;

	e.	the recommended compensation of directors to be proposed to the Compensation Committee for review and advice; and

f.

the number of meetings of the Board to be held each year and the time and place of such meetings; provided that the Board shall meet at least on a quarterly basis, and the independent directors shall meet on a regular basis as often as necessary to fulfill their responsibilities including at least annually in executive session without the presence of non-independent directors or management.

11.	Self-Assessment

Members of the Board will be required annually to assess their own effectiveness as directors and the effectiveness of the Board in conjunction with New Gold’s Directors and Officers insurance requirements.

12.	Third Party Advisors

The Board, and any individual director with the written approval of the Chair of the Board, may retain at the expense of New Gold independent counsel and advisors in appropriate circumstances.

14.	Chair of the Board

The Chair of the Board will provide leadership to directors in discharging their duties as set out in this Charter, including by:

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a.	leading, managing and organizing the Board consistent with the approach to corporate governance adopted by the Board from time to time;

b.	promoting cohesiveness among the directors; and

c.	being satisfied, that the responsibilities of the Board and its committees are well understood by the directors.

The Chair will assist the Board in discharging its stewardship function, which includes:

a.	leading, managing and organizing the Board consistent with the approach to corporate governance adopted by the Board from time to time;

b.	satisfying itself as to the integrity of the senior officers of the Corporation and ensuring that such senior officers created a culture of integrity throughout the organization;

c.	strategic planning;

d.	identifying and managing risks;

e.	succession planning;

f.	together with the Corporate Governance and Nominating Committee Chair, reviewing the Committees of the Board, the Chairs of such Committees and the charters of such Committees; and

g.

together with the Corporate Governance and Nominating Committee Chair, ensuring that the Board, committees of the Board, individual directors and senior management of New Gold understand and discharge their duties and obligations under New Gold’s system of corporate governance.

In connection with meetings of the directors, the Chair shall be responsible for the following (in consultation with the Corporate Governance and Nominating Committee Chair, as appropriate):

a.	scheduling meetings of the directors;

b.	coordinating with the Chairs of the committees of the Board to schedule meetings of the committees;

c.	reviewing items of importance for consideration by the Board;

d.

ensuring that all business required to come before the Board is brought before the Board, such that the Board is able to carry out all of its duties to manage or supervise the management of the business and affairs of New Gold;

e.	setting the agenda for meetings of the Board;

f.	monitoring the adequacy of materials provided to the directors by management in connection with the directors' deliberations;

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g.	ensuring that the directors have sufficient time to review the materials provided to them and to fully discuss the business that comes before the Board;

h.	presiding over meetings of the directors; and

i.	encouraging free and open discussion at meetings of the Board.

The Corporate Governance and Nominating Committee will annually review and reassess the adequacy of this policy and submit any recommended changes to the Board for approval.

Adopted by the Board on July 8, 2008.

Reviewed and ratified by the Board on March 12, 2009.

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SCHEDULE B

Macquarie Capital Markets Canada Ltd. Fairness Opinion

Macquarie Capital Markets Canada Ltd.
A Member of the Macquarie Group of Companies

Brookfield Place 181 Bay Street	Telephone	(416) 848-3500
Suite 3100, P.O. Box 830	Facsimile	(416) 848-3699
Toronto, Ontario, M5J 2T3	Internet	www.macquarie.com
CANADA

March 3, 2009

New Gold Inc.
Park Place
Suite 3100-666 Burrard Street
Vancouver, B.C. V6C 2X8

To the Board of Directors of New Gold Inc.:

Macquarie Capital Markets Canada Ltd. (“Macquarie”) understands that New Gold Inc. (“New Gold”) entered into a definitive agreement dated March 3, 2009 with Western Goldfields Inc. (“Western Goldfields”) relating to a business combination of the two entities by way of a Plan of Arrangement under the Business Corporations Act (Ontario) (the “Arrangement”).

The Arrangement

Pursuant to the Arrangement, Western Goldfields common shareholders will receive common shares of New Gold on the basis of one common share of New Gold and $0.0001 for each one common share of Western Goldfields. The Arrangement is subject to certain conditions, including without limitation that at least 66 2 / 3 % of the votes cast at a meeting of the shareholders of Western Goldfields in respect of the Arrangement vote in favour of the Arrangement and that at least a majority of the votes cast at a meeting of the shareholders of New Gold vote in favour of approving the issuance of the securities to be issued by New Gold pursuant to the Arrangement and any other approval or resolutions of the shareholders of New Gold in relation to the matters contemplated by the Arrangement that New Gold considers necessary or desirable.

Macquarie’s Engagement

New Gold formally retained Macquarie to act as financial advisor in respect of the Arrangement pursuant to an engagement agreement (the “Engagement Agreement”) dated February 27, 2009 and to deliver, at the request of the board of directors of New Gold (the “Board”) an opinion (the “Opinion”) to the Board as to the fairness to New Gold or, if appropriate, its common shareholders, from a financial point of view, of the consideration to be paid by New Gold pursuant to the Arrangement. In consideration for providing its services as financial advisor and providing the Opinion, Macquarie is to be paid certain fees which are contingent upon the Arrangement’s announcement and closing or termination and is to be reimbursed for all reasonable out-of-pocket expenses incurred by Macquarie and all reasonable fees and disbursements of Macquarie’s legal counsel. In addition, Macquarie and its affiliates and their respective directors, officers, employees, agents and consultants are to be indemnified by New Gold under certain circumstances from and against certain losses. Macquarie has not been engaged to prepare, and has not prepared, a valuation or appraisal of Western Goldfields or any of its assets, securities or liabilities (whether on a stand alone basis or as combined entity), and the Opinion should not be construed as such. Furthermore, the Opinion is not, and should not be construed as, advice as to the price at which the common shares of New Gold (before or after the commencement of the Arrangement) may trade at any future date.

Macquarie Capital Markets Canada Ltd. is not an authorised deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia), and its obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Capital Markets Canada Ltd.

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The effective date of the Opinion is March 3, 2009 and is based on the assumption that the Arrangement will be completed no later than July 30, 2009. We are under no obligation to update this Opinion.

Credentials of Macquarie

The Macquarie Group is a diversified international provider of specialist investment, advisory, trading and financial services in select markets around the world with approximately $200 billion of total assets under management. Macquarie is a member of the Investment Industry Regulatory Organization of Canada and a member of the Toronto Stock Exchange and the TSX Venture Exchange. Macquarie’s advisory services include the areas of mergers, acquisitions, divestments, restructurings, and fairness opinions. The Opinion expressed herein is Macquarie’s and has been approved by senior corporate and financial advisory professionals of Macquarie who have been involved in a number of transactions involving the merger, acquisition, divestiture and valuation of publicly traded Canadian issuers and in providing fairness opinions in respect of such transactions.

Independence of Macquarie

None of Macquarie, its affiliates or associates, is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario)), or a related entity of New Gold or Western Goldfields or any of their respective associates or affiliates. Macquarie has been retained as financial advisor to New Gold to provide the Opinion to the Board in respect to the Arrangement and is not acting as an advisor, financial or otherwise, to New Gold or Western Goldfields or any of their respective associates or affiliates in connection with any other transaction. Macquarie (or its predecessor, Orion Securities Inc.) has acted, or agreed to act, as agent or underwriter, to New Gold (or its predecessor(s), Peak Gold Ltd. and Metallica Resources Inc.) in the past three years and acted as advisor to the special committee of New Gold in relation to the acquisition of Peak Gold Ltd. and Metallica Resources Inc. Macquarie may in the future in the ordinary course of business seek to perform financial advisory services or corporate finance services for New Gold and its associates from time to time.

Macquarie and its affiliates carry on a range of businesses on their own account and for their clients, including providing stockbroking, investment advisory, investment management, proprietary transactions and custodial services. It is possible that the various divisions, business groups and affiliates of Macquarie which provide these services may hold long or short positions in the securities of New Gold from time to time and may have executed or may execute transactions on behalf of New Gold or Western Goldfields or clients for which it received or may receive compensation. In addition, as an investment dealer, Macquarie conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on issues and investment matters, including research with respect to New Gold.

Scope of Review

In connection with rendering the Opinion, we have reviewed and relied upon, or carried out, among other things, the following:

a)	reviewed and analyzed certain publicly available financial statements and other information of New Gold and Western Goldfields;

b)

performed a comparison of the multiples implied under the terms of the Arrangement to an analysis of recent precedent transactions involving companies and assets we deemed relevant and the consideration paid for such companies;

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c)	performed a comparison of the consideration to be paid to the shareholders of Western Goldfields to the recent trading levels of New Gold and Western Goldfields;

d)	reviewed certain internal financial analysis prepared by the managements of New Gold and Western Goldfields relating to their respective businesses;

e)	reviewed the draft business combination agreement between New Gold and Western Goldfields dated March 3, 2009;

f)	reviewed the draft disclosure memorandum of New Gold dated March 3, 2009 and the draft disclosure memorandum of Western Goldfields dated March 3, 2009;

g)

reviewed historical metal commodity prices and considered the impact of various commodity pricing assumptions on the respective business, prospects and financial forecasts of New Gold and Western Goldfields;

h)

performed a comparison of the relative contribution of assets, cash flow, earnings, net asset value, production, commodity mix and reserves/resources by New Gold and Western Goldfields to the relative pro forma ownership of New Gold and Western Goldfields if the Arrangement is completed;

i)	reviewed current and historical market prices of the common shares of New Gold and Western Goldfields; and

j)	other information, analyses and investigation as Macquarie considered appropriate in the circumstances.

In its assessment, Macquarie looked at several techniques and used a blended approach to determine its opinion on the Arrangement. Macquarie based its fairness Opinion upon a number of quantitative and qualitative factors. In arriving at the fairness Opinion, Macquarie has attributed greater weight to certain analyses and factors that it deemed appropriate based on Macquarie’s experience in rendering such opinions.

Assumptions and Limitations

Macquarie has relied upon and has assumed, without independent investigation, the completeness, accuracy and fair representation of all financial and other information, data, documents, materials, opinions, advice and representations made available to Macquarie, including information relating to New Gold and Western Goldfields, or provided to Macquarie by New Gold, and its associates or affiliates or their respective agents, advisors, consultants and representatives or otherwise pursuant to our engagement and this Opinion is conditional upon such completeness, accuracy, and fairness. The President and Chief Executive Officer of New Gold, has represented to Macquarie, in a certificate delivered as at the date hereof, among other things, that to the knowledge of the signing officer: (i) the financial information, business plans, forecasts and other information, data, advice, opinions, and representations provided to Macquarie by New Gold regarding New Gold and Western Goldfields, directly or indirectly, orally or in writing (collectively referred to as the “Information”), as the case may be, is fairly and reasonably presented and was and is complete, true and correct in all material respects as it relates to New Gold and the proposed acquisition of Western Goldfields; (ii) forecasts, projections, estimates and budgets provided to Macquarie regarding New Gold or the Arrangement were prepared using the assumptions identified therein and were reasonably prepared on a basis consistent in all material respects with the accounting policies of New Gold (other than with respect to amortization and taxes in connection with such accounting policies); (iii) that since the dates on which the Information was provided to Macquarie, there has been no material change or new material fact, financial or otherwise, relating to the Arrangement or New Gold or any change in material fact or in any material element of the Information or new material fact, which is of a nature to render any of the Information untrue or misleading in any material adverse respect; and (iv) there has been no material change, financial or otherwise, in the financial condition, assets, liabilities, business, operations or prospects of New Gold and, other than as disclosed to

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Macquarie in writing, there is no plan or proposal for any such material change, which has not been disclosed publicly on SEDAR. Macquarie has not, to the best of its knowledge, been denied access to any information requested.

Macquarie was not engaged to review any legal, tax or accounting aspects of the Arrangement and accordingly expresses no view thereon. The Arrangement is subject to a number of conditions outside the control of New Gold and Western Goldfields and Macquarie has assumed all conditions precedent to the completion of the Arrangement can be satisfied in due course and all consents, permissions, exemptions or orders of relevant regulatory authorities will be obtained, without adverse conditions or qualification. In rendering this Opinion, Macquarie expresses no view as to the likelihood that the conditions respecting the Arrangement will be satisfied or waived.

The Opinion is rendered on the basis of securities markets, economic and general business and financial conditions prevailing as at the date hereof, and the condition and prospects, financial and otherwise, of New Gold and Western Goldfields as they were reflected in the Information and documents reviewed by Macquarie and as they were represented to Macquarie in our discussions with management, officers and directors of New Gold and Western Goldfields. In addition, Macquarie considered the financial condition and prospects of New Gold and Western Goldfields as they are reflected in the Information and documents reviewed by Macquarie. In rendering this Opinion, Macquarie has assumed that there are no undisclosed material facts relating to New Gold or Western Goldfields or their respective businesses, operations, capital or future prospects. Any changes therein may affect the Opinion and, although Macquarie reserves the right to change or withdraw its Opinion in such event, we disclaim any obligation to advise any person of any change that may come to our attention or to update the Opinion after today. Any reference to the Opinion or the engagement of Macquarie by New Gold is expressly prohibited without the express written consent of Macquarie.

Macquarie believes that the analyses and factors considered in arriving at this Opinion must be considered as a whole and is not amenable to partial analyses or summary description and that selecting portions of the analyses and the factors considered, without considering all factors and analyses together, could create a misleading view of the process employed and the conclusions reached. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. In arriving at the Opinion, Macquarie has not attributed any particular weight to any specific analyses or factor but rather based the Opinion on a number of qualitative and quantitative factors deemed reasonable and appropriate by Macquarie based on Macquarie’s experience rendering such opinions.

In our analyses and in connection with the preparation of this Opinion, Macquarie made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Arrangement. While in the opinion of Macquarie, the assumptions used in preparing this Opinion are reasonable in the current circumstances, some or all of these assumptions may prove to be incorrect.

Conclusion

Based upon and subject to the foregoing and such other matters as we consider relevant, it is the opinion that, as at the date hereof, the consideration being offered under the Arrangement is fair, from a financial point of view, to New Gold. The Opinion has been provided solely for the use of the Board for the purposes of considering the Arrangement and may not be used or relied upon by any other person or for any other purpose without the express prior written consent of Macquarie.

Yours very truly,

(signed) MACQUARIE CAPITAL MARKETS CANADA LTD.

MACQUARIE CAPITAL MARKETS CANADA LTD.

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BUSINESS COMBINATION

INVOLVING

NEW GOLD INC.

AND

WESTERN GOLDFIELDS INC.

JOINT MANAGEMENT INFORMATION CIRCULAR SUPPLEMENT

ACCOMPANYING THE
NOTICE OF ANNUAL AND SPECIAL MEETING AND
MANAGEMENT INFORMATION CIRCULAR FOR
THE SHAREHOLDERS OF EACH OF
NEW GOLD INC. AND WESTERN GOLDFIELDS INC.

April 8, 2009

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TABLE OF CONTENTS

INFORMATION CONTAINED IN THIS JOINT MANAGEMENT INFORMATION CIRCULAR SUPPLEMENT	S-1
Cautionary Note Regarding Forward-Looking Information	S-1
NOTICE TO SHAREHOLDERS IN THE UNITED STATES AND OTHER NON-CANADIAN JURISDICTIONS	S-4
SUMMARY	S-6
GLOSSARY OF TERMS	S-12
THE ARRANGEMENT	S-21
Description of the Arrangement	S-21
Shareholder Approval	S-21
Procedure for the Arrangement to Become Effective	S-22
Court Approval and Completion of the Arrangement	S-22
Interests of Certain Persons in the Arrangement – Western Directors and Senior Officers	S-22
Treatment of Western Warrants	S-24
Treatment of Western Options	S-24
Holdco Alternative	S-25
Regulatory Matters	S-27
Stock Exchange Listings and Reporting Issuer Status	S-30
THE BUSINESS COMBINATION AGREEMENT	S-30
Effective Time	S-31
Final Order	S-31
Effecting the Arrangement	S-31
Representations and Warranties	S-31
Covenants	S-32
Conditions Precedent	S-36
Notice and Cure Provisions	S-38
Non-Solicitation Covenants	S-39
Notice of Acquisition Proposal	S-40
Superior Proposal and Right to Match	S-40
Termination	S-41
Amendment	S-42
SUPPORT AGREEMENTS	S-43
Representations of the Supporting Shareholders	S-43
Agreement to Support the Arrangement	S-44
Goldcorp Support Agreement	S-45
DISSENT RIGHTS OF WESTERN SHAREHOLDERS	S-46
RISK FACTORS	S-48
Risk Factors Relating to the Arrangement	S-48
Risk Factors Relating to Western	S-49
Risk Factors Relating to New Gold	S-50
Risk Factors Relating to the Operations of the Combined Company	S-50
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS	S-51
Holders Resident in Canada	S-52
Holders Not Resident in Canada	S-55
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	S-57
Western’s Status as a U.S. Corporation	S-58
The Arrangement	S-59
Ownership of New Gold Shares	S-63
INFORMATION CONCERNING WESTERN	S-66
Summary Description of the Business of Western	S-66
Interests of Experts	S-66
Trading Price and Volume	S-67

- ii -

Documents Incorporated by Reference	S-67
Material Contracts	S-68
Consolidated Capitalization	S-68
INFORMATION CONCERNING NEW GOLD INC.	S-69
Summary Description of the Business of New Gold	S-69
Interest of Experts	S-69
Trading Price and Volume	S-70
Documents Incorporated by Reference	S-73
Material Contracts	S-74
Consolidated Capitalization	S-74
Prior Sales	S-75
INFORMATION CONCERNING THE COMBINED COMPANY AFTER THE ARRANGEMENT	S-76
Organizational Chart	S-77
Description of Material Mineral Properties	S-78
Summary of Mineral Resource and Mineral Reserve Estimates	S-79
Directors	S-86
Officers	S-87
Capital Structure	S-87
New Gold Selected Unaudited Pro Forma Financial Information	S-87
Stock Exchange Listings	S-88
Auditors	S-88
Transfer Agent and Registrar	S-88
CONSENT OF PRICEWATERHOUSECOOPERS LLP	S-89
CONSENT OF HJ & ASSOCIATES, LLC	S-90
CONSENT OF DELOITTE & TOUCHE LLP	S-91
CONSENT OF LEGAL COUNSEL	S-92
APPENDIX “A”	PLAN OF ARRANGEMENT	A-1
APPENDIX “B”	INTERIM ORDER	B-1
APPENDIX “C”	NOTICE OF APPLICATION FOR FINAL ORDER	C-1
APPENDIX “D”	DISSENT RIGHTS	D-1
APPENDIX “E”	NEW GOLD INC. UNAUDITED PRO-FORMA CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2008	E-1
APPENDIX “F”	SUPPLEMENTAL NOTE TO WESTERN GOLDFIELDS INC.'S FINANCIAL STATEMENTS	F-1

INFORMATION CONTAINED IN THIS JOINT MANAGEMENT
INFORMATION CIRCULAR SUPPLEMENT

The information contained in this joint management information circular supplement (the “Supplement”) and the attached management information circular (collectively, the “Circular”) is given as at April 7, 2009, except where otherwise stated. Unless the context otherwise requires, any reference to “New Gold” means New Gold Inc. and its subsidiaries and any reference to “Western” means Western Goldfields Inc. and its subsidiaries.  Certain other terms used herein are defined in the “Glossary of Terms”.

In this Supplement, unless otherwise specified, all references to “dollars”, or “$” or “CDN dollars” are to Canadian dollars and all references to “US$” are references to United States dollars. On April 7, 2009, the noon exchange rate for one Canadian dollar expressed in United States dollars as reported by the Bank of Canada, was US$0.81.

No person has been authorized to give information or to make any representations in connection with the matters being considered herein other than those contained in this Circular and, if given or made, any such information or representations should be considered as not having been authorized by either New Gold or Western.

This Circular does not constitute an offer to sell, or a solicitation of an offer to acquire, any securities, or the solicitation of a proxy, by any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation.

Shareholders should not construe the contents of this Circular as legal, tax or financial advice and should consult with their own professional advisors as to the relevant legal, tax, financial or other matters in connection therewith.

The Arrangement has not been approved or disapproved by any securities regulatory authority, nor has any securities regulatory authority passed upon the fairness or merits of the Arrangement or upon the accuracy or adequacy of the information contained in this Circular and any representation to the contrary is unlawful.

Cautionary Note Regarding Forward-Looking Information

This Circular, including the documents incorporated by reference, contains or refers to certain “forward-looking information” or “forward-looking statements” (as defined under applicable securities laws). Forward-looking information and statements include, but are not limited to, the expectations, intentions, plans and beliefs of New Gold or Western, as applicable. Forward-looking information and statements can often be identified by forward-looking words such as “anticipate”, “does not anticipate”, “believe”, “expect”, “does not expect”, “goal”, “plan”, “intend”, “estimate”, “project”, “potential”, “scheduled”, “forecast”, “budget” and similar expressions, or that events or conditions “will”, “would”, “may”, “could”, “should” or “might” occur. In addition to the information contained in the pro forma financial statements, forward-looking information and statements may include but are not limited to statements and information relating to:

·	the Arrangement and the timing of approvals related thereto;

·
the proposed business combination of New Gold and Western and the business, operation and financial performance and condition of the Combined Company as well as the estimated production and mine life of the various mineral projects of New Gold and Western;

·	synergies and financial impact of the Arrangement;

·	potential benefits of the development potential of the New Gold and Western mineral properties;

·	commodity prices;

·	unit costs, construction schedules and construction cost estimates;

·	timing of commencement of operations and costs of capital projects;

·	the activities, events or developments that either of New Gold or Western expect or anticipate will or may occur in the future;

and are based on current expectations and beliefs concerning future developments and their potential effects on the Parties. Assumptions, including among other things, that the Western Shareholders will approve the Arrangement Resolution, the New Gold Shareholders will approve the Share Issuance Resolution and Board Size Resolution, that all third party regulatory and governmental approvals will be obtained, and all the conditions to the completion of the Arrangement will be satisfied or waived have been made. Although the Parties believe that the expectations and assumptions are reasonable, there can be no assurance that forward-looking information or statements included herein will prove to be accurate. Forward-looking information and statements are subject to a number of known and unknown risks, uncertainties (some of which are beyond the control of the Parties) and other factors that could cause actual results or performance to be materially different from those expressed or implied by such forward-looking information or statements. Factors that could cause actual results to differ materially from any forward-looking information or statements include, but are not limited to:

·	the ability of each Party to satisfy all of the conditions to complete the Arrangement;

·
the possibility that the Western Shareholders do not approve the Arrangement Resolution and the New Gold Shareholders do not approve the Share Issuance Resolution and Board Size Resolution at their respective Meetings;

·	that all third party regulatory and governmental approvals to the transactions will be obtained and all other conditions to completion of the Arrangement will be satisfied or waived;

·	the risk factors described in this Circular under the heading “Risk Factors” and other risk factors contained in the documents incorporated by reference in this Circular;

·	the business of New Gold and Western not being integrated successfully or such integration proving more difficult, time consuming or costly than expected;

·	failure to construct mine and processing plant facilities in the time frame and within estimated costs as currently planned;

·	fluctuations in power, fuel, supplies and other commodity prices;

·	changes in project parameters;

·	capital requirements;

·	unavailability of key personnel, skilled labour, supplies, equipment, machinery, parts, contractors and other necessary components of the various development projects of New Gold;

·	loss of key employees;

·	failure of plant, equipment or processes to operate as anticipated;

·	discrepancies between actual and estimated production, between actual and estimated reserves and resources and between actual and estimated metallurgical recoveries;

·	diminishing quantities or grades of reserves;

·	fluctuations in global demand, supply of and price of gold, silver or copper;

·	price volatility in the spot and forward markets for gold, copper or silver;

·	impact of any hedging activities, including margin limits and margin calls;

·	delays in obtaining or inability to obtain additional financing, if required, on commercially suitable terms;

·	delays in obtaining or failures to obtain required governmental, environmental or other project permits, licenses or approvals;

·
changes in national and local government legislation in Canada, the United States, Australia, Brazil, Mexico and Chile or any other country in which New Gold and Western currently or may in the future carry on business;

·	failure to build and maintain good relationships with local communities in which the Parties operate;

·	defective title to mineral claims or property or contests over claims to mineral properties;

·	changes in market conditions and the regulatory environment;

·	unforeseen geological, physical or meteorological conditions;

·	the speculative nature of mineral exploration and development, including the risks of obtaining necessary licenses and permits;

·	natural disasters;

·	accidents;

·	labour shortages or stoppages or other disputes;

·	industrial disputes;

·	inflation;

·	competition;

·	risks relating to international operations;

·
fluctuations in the international currency markets and in the rates of exchange of the currencies of Canada, the United States, Australia, Brazil, Mexico and Chile or any other country in which New Gold and Western currently or may in the future carry on business;

·	changes in tax laws or the interpretation of tax laws;

·	civil disturbance or armed conflict; and

·	controls, regulations and political or economic developments in the countries in which New Gold and Western does or may carry on business.

In addition, there are risks and hazards associated with the business of mineral exploration, development and mining, including environmental hazards, industrial accidents, unusual or unexpected formations, pressures, cave-ins, flooding and gold bullion losses (and the risk of inadequate insurance or inability to obtain insurance, to cover these risks) as well as “Risk Factors” included in the New Gold AIF and the Annual Report and “Risks” included in management’s discussion and analysis for Western and “Risks and Uncertainties” included in management’s discussion and analysis for New Gold available at www.sedar.com and at the website maintained by the SEC at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking information or statements contained herein. By their nature, forward-looking information and statements involve numerous assumptions, inherent risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and various future events will not occur.

All subsequent written and oral forward-looking information and statements attributable to New Gold, Western or persons acting on their behalf are expressly qualified in their entirety by this notice.

These factors are not intended to represent a complete list of the general or specific factors that could affect New Gold or Western or the Combined Company after giving effect to the transactions contemplated by the Arrangement. Additional factors are noted elsewhere in this Circular and may be noted in any documents incorporated by reference herein and there may be other factors that cause actions, events or results to occur that have not been anticipated, estimated or intended.

All forward-looking information or statements attributable to New Gold or Western, or persons acting on their behalf, are expressly qualified in their entirety by the cautionary statements set forth above and in any document incorporated by reference herein. Readers of this Circular are cautioned not to place undue reliance on forward-looking information or statements contained in this Circular or in any document incorporated by reference herein, which reflect the analysis of the management of New Gold or Western, as appropriate, only as of the date of this Circular. Neither New Gold nor Western undertakes any obligation to release publicly the results of any revision to the forward-looking information or statements, including without limitation any that may be made to reflect events or circumstances after the date of this Circular or to reflect the occurrence of unanticipated events, unless otherwise required by law.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES AND
OTHER NON-CANADIAN JURISDICTIONS

Western Shareholders who are not residents of Canada should be aware that the exchange of Western Shares pursuant to the Arrangement described in this Circular might have tax consequences in Canada, in the United States and elsewhere, which are not described fully herein. See “Certain Canadian Federal Income Tax Considerations” and “Certain United States Federal Income Tax Considerations”.

The enforcement by Western Shareholders of civil liabilities under United States securities laws may be affected adversely by the fact that Western and New Gold are incorporated and organized under the laws of Canada, that some or all of their respective officers and directors are residents of Canada, that certain experts named in this Circular are residents of countries other than the United States, and that all or a substantial portion of the assets of Western and New Gold are located outside of the United States. As a result, it may be difficult or impossible for Western Shareholders in the United States to effect service of process within the United States upon Western and New Gold, their directors or officers, or the experts named herein, or to realize against them upon judgments of courts of the United States predicated upon civil liabilities under the federal securities laws of the United States or “blue sky” laws of any state within the United States. In addition, Western Shareholders should not assume that the courts of Canada: (a) would enforce judgments of United States courts obtained in actions against such persons predicated upon civil liabilities under the federal securities laws of the United States or “blue sky” laws of any state within the United States; or (b) would enforce, in original actions, liabilities against such persons predicated upon civil liabilities under the federal securities laws of the United States or “blue sky” laws of any state within the United States.

THE SECURITIES ISSUABLE IN CONNECTION WITH THE ARRANGEMENT HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR SECURITIES REGULATORY AUTHORITIES IN ANY STATE, NOR HAS THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR SECURITIES REGULATORY AUTHORITIES OF ANY STATE PASSED ON THE ADEQUACY OR ACCURACY OF THIS CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

The New Gold Shares, New Gold Replacement Options and New Gold Replacement Warrants (if any) to be exchanged for Western Shares, Western Options and Western Warrants pursuant to the Arrangement will be issued in reliance on the exemption from the registration requirements of the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) provided by Section 3(a)(10) thereof. Section 3(a)(l0) of the U.S. Securities Act provides an exemption from registration under the U.S. Securities Act for offers and sales of securities issued in exchange for one or more outstanding securities where the terms and conditions of the issuance and exchange of such securities have been approved by a court authorized to grant such approval after a hearing upon the fairness of the terms and conditions of the issuance and exchange at which all persons to whom the securities will be issued have the right to appear. The Court is authorized to conduct a hearing at which the fairness of the terms and conditions of the Arrangement will be considered. The Court issued the Interim Order on April 7, 2009 and, subject to the approval of the Arrangement Resolution by the Western Shareholders, a hearing on the Arrangement is expected to be held on or after May 27, 2009 at 10:00 a.m. (Toronto time) at 393 University Avenue, Toronto, Ontario. All Western Shareholders, holders of Western Options that will receive New Gold Replacement Options and holders of Western Warrants that will receive New Gold Replacement Warrants, are entitled to appear and be heard at this hearing. See “The Arrangement - Court Approval and Completion of the Arrangement”.

The Arrangement involves the securities of Canadian companies. The solicitation of proxies made in connection with this Circular is not subject to the requirements of Section 14(a) of the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”). Accordingly, this Circular has been prepared in accordance with disclosure requirements applicable in Canada and in accordance with Canadian corporate and securities laws. Shareholders in the United States should be aware that these disclosure requirements are different from those of the United States applicable to registration statements under the U.S. Securities Act and to proxy statements under the U.S. Exchange Act. The financial statements of New Gold contained or incorporated by reference in this Circular and the unaudited pro forma financial statements have each been prepared in accordance with Canadian generally accepted accounting principles and are subject to Canadian auditing and auditor independence standards, and thus may not be comparable in all respects to financial statements of United States companies. Likewise, unless expressly noted, information concerning the properties and operations of Western and New Gold contained or incorporated by reference herein has been prepared in accordance with Canadian standards and may not be comparable in all respects to similar information for United States companies.

Information concerning the mineral properties of Western and New Gold has been prepared in accordance with the requirements of Canadian Securities Laws, including reliance on information prepared in accordance with the standard of the Australian Code for Reporting of Mineral Resources and Ore Reserves allowed under Canadian Securities Laws, which differ in material respects from the requirements of U.S. Securities Laws applicable to United States companies subject to the reporting and disclosure requirements of the United States Securities and Exchange Commission (“SEC”). Under SEC standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time of the reserve determination, and the SEC does not recognize the reporting of mineral deposits which do not meet the SEC Industry Guide 7 definition of “Reserve”. In accordance with NI 43-101, the terms “mineral reserve”, “proven mineral reserve”, “probable mineral reserve”, “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” used in this Circular or in the documents incorporated by reference in this Circular are defined in the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) Definition Standards for Mineral Resources and Mineral Reserves adopted by the CIM Council on December 11, 2005 (the “CIM Standards”). While the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are recognized and required by NI 43-101, the SEC does not recognize them. Western Shareholders and New Gold Shareholders are cautioned that, except for that portion of mineral resources classified as mineral reserves, mineral resources do not have demonstrated economic value. Inferred mineral resources have a high degree of uncertainty as to their existence and as to whether they can be economically or legally mined. Under Canadian Securities Laws, estimates of inferred mineral resources may not form the basis of an economic analysis. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Therefore, Western Shareholders and New Gold Shareholders are cautioned not to assume that all or any part of an inferred mineral resource exists, that it can be economically or legally mined, or that it will ever be upgraded to a higher category. Likewise, Western Shareholders and New Gold Shareholders are cautioned not to assume that all or any part of measured or indicated mineral resources will ever be upgraded into mineral reserves.

The U.S. Securities Act imposes restrictions on the resale of securities received pursuant to the Arrangement by persons who are “affiliates” of New Gold after the Effective Date of the Arrangement or within 90 days prior to the Effective Date of the Arrangement. As defined in Rule 144 under the U.S. Securities Act, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the issuer. See “The Arrangement - Regulatory Matters - Qualification and Resale of New Gold Securities - United States”.

SUMMARY

The following is a summary of certain information contained or referred to elsewhere or incorporated by reference in this Supplement including the Appendices hereto. Certain capitalized words and terms used in this summary are defined in the Glossary of Terms found elsewhere in this Circular. This summary is qualified in its entirety by, and should be read together with, the detailed information and financial data and statements contained or referred to elsewhere or incorporated by reference in this Circular and the Appendices hereto.

The Arrangement
Pursuant to the Business Combination Agreement, New Gold and Western have agreed to combine their respective businesses by way of the Arrangement, whereby New Gold will acquire all of the outstanding Western Shares in exchange for the Consideration consisting of one New Gold Share plus $0.0001 for each Western Share acquired.

Conditions to the Completion of the Arrangement
The Arrangement is subject to a number of specified conditions, including, among others, approval of the Share Issuance Resolution by New Gold Shareholders, approval of the Arrangement Resolution by Western Shareholders and Western obtaining the Final Order. See “The Arrangement - Shareholder Approval” and “The Business Combination Agreement - Conditions Precedent”.

Implementation of the Arrangement
If the Arrangement Resolution and the Share Issuance Resolution are approved at the Meetings, the Final Order approving the Arrangement is issued by the Court and the applicable conditions precedent to the completion of the Arrangement are satisfied or waived, the following will occur or shall be deemed to occur sequentially in the following order without any further act or formality:

•
New Gold shall acquire the outstanding Western Shares (other than those Western Shares held by Dissenting Shareholders and a Qualifying Holdco that is owned by an Electing Holdco Shareholder) in exchange for the Consideration;

	•	New Gold shall acquire the shares of each Qualifying Holdco that is owned by an Electing Holdco Shareholder, for the Consideration;

•
Holders of Western Options outstanding as at the Effective Time shall receive, on the same terms and conditions as the Western Options, New Gold Replacement Options.  The holders of the New Gold Replacement Options shall be entitled to receive upon exercise, and for the same aggregate consideration payable therefor, New Gold Shares equal to the number of Western Shares subject to such Western Options multiplied by the Share Exchange Ratio;

•
Except in the circumstances outlined below, holders of Western Warrants shall receive New Gold Replacement Warrants, which shall be on the same terms and conditions as the Western Warrants, and shall become entitled to receive upon exercise, and for the same aggregate consideration payable therefor, the Consideration; and

	•	Except in the circumstances outlined below, Western shall merge with New Gold Subco and Western shall be the surviving corporation;

all in accordance with the Business Combination Agreement and the Plan of Arrangement.

If the Parties determine, prior to filing the Articles of Arrangement with the Director, that the Arrangement will not have the United States federal income tax consequences described in the Business Combination Agreement, the Plan of Arrangement shall be amended, such that the exchange of the Western Warrants for New Gold Replacement Warrants and the merger of New Gold Subco and Western shall not occur.

See “The Arrangement – Description of the Arrangement” and Appendix “A”.

Shareholder Approvals
In order for the Arrangement to become effective, the Arrangement Resolution must be approved by an affirmative vote of: (a) at least two-thirds of the votes cast at the Western Meeting in person or by proxy by Western Shareholders and (b) at least a simple majority of the votes cast by the Minority Shareholders voting in person or by proxy at the Western Meeting.

In order for the Arrangement to become effective, the Share Issuance Resolution must be approved by a simple majority of the votes cast in person or by proxy at the New Gold Meeting.

In addition, the New Gold Shareholders will be asked to approve the Board Size Resolution, which must be approved by a simple majority of the votes cast in person or by proxy at the New Gold Meeting.

In the absence of any instruction to the contrary, the shares represented by proxies appointing the management designees named in the accompanying forms of proxy will be voted FOR the Arrangement Resolution in the case of Western and FOR the Share Issuance Resolution and Board Size Resolution in the case of New Gold. See “The Arrangement - Shareholder Approval”.

Court Approval and Completion of the Arrangement
Under the OBCA, the Arrangement requires Court approval. Before Western mailed the Circular, it obtained the Interim Order from the Court on April 7, 2009 to provide for the calling and holding of the Western Meeting and other procedural matters. See Appendix “B”.

Subject to the approval of the Arrangement by the Western Shareholders, the hearing in respect of the Final Order to approve the Plan of Arrangement is expected to take place on May 27, 2009 at 10:00 a.m. (Toronto time) in the Court at 393 University Avenue, Toronto, Ontario, or as soon thereafter as is reasonably practicable.

Any Western Shareholder, holder of Western Options that will receive New Gold Replacement Options or holders of Western Warrants that may receive New Gold Replacement Warrants, or other interested party who wishes to appear or to be represented at that hearing may do so, subject to filing a notice of appearance no later than 10:00 a.m. (Toronto time) on May 26, 2009, and any other documents required all as set out in the Interim Order and satisfying any other requirements of the Court. The Court will consider, among other things, the fairness of the proposed Arrangement. The Court may approve the Arrangement either as proposed or as amended in any manner the Court may direct, and subject to compliance with such terms and conditions, if any, as the Court sees fit.

See “The Arrangement - Court Approval and Completion of the Arrangement” and Appendix “B”.

Non-Solicitation Covenant
Subject to the exceptions contained in the Business Combination Agreement, the Parties have each agreed, among other things, not to solicit other Acquisition Proposals.

See “The Business Combination Agreement – Non-Solicitation Covenants”.

Superior Proposal
In certain circumstances the board of directors of Western or the board of directors of New Gold are entitled to consider and approve a Superior Proposal from a third party, subject to notice to the other Party, the other Party’s right to offer to amend the Business Combination Agreement, and compliance with other obligations, including payment of the Termination Payment in certain situations.

See “The Business Combination Agreement - Non-Solicitation Covenants”.

Expense and Termination Payment Payable by the Parties
The Parties have an obligation to pay the Termination Payment to the other Party if the Business Combination Agreement is terminated under certain circumstances.

In the event that the Business Combination Agreement is terminated because the Shareholders of a Party did not give the required approval and the Shareholders of the other Party do, then the Party whose Shareholders have not given the required approval shall pay to the other Party a payment of $750,000 as an expense reimbursement payment.

See “The Business Combination Agreement - Termination”.

Support Agreements
Each of the directors and senior officers of the Parties have entered into Support Agreements with New Gold and Western, pursuant to which he or she has agreed, among other things, to vote his or her Shares in favour of the Arrangement Resolution or the Share Issuance Resolution and Board Size Resolution, as applicable. As of March 3, 2009, these directors and senior officers held approximately 3.3% of the issued and outstanding New Gold Shares and approximately 6.2% of the issued and outstanding Western Shares in each case, on that date. See “Support Agreements”.

Goldcorp has entered into the Goldcorp Support Agreement with New Gold and Western pursuant to which it has agreed, among other things, to vote its New Gold Shares in favour of the Share Issuance Resolution and Board Size Resolution. As of March 3, 2009, Goldcorp held 15,500,000 New Gold Shares representing approximately 7.3% of the issued and outstanding New Gold Shares on that date.  See “Support Agreements – Other Voting Agreement”.

Dissenting Shareholders
Registered Western Shareholders are entitled to exercise Dissent Rights in respect of the Arrangement Resolution by providing written notice to Western before the Western Meeting in the manner described under “Dissent Rights of Western Shareholders”.

Western Shareholders should carefully read the section in this Supplement entitled “Dissent Rights of Western Shareholders” and should seek legal advice if they wish to exercise Dissent Rights. Failure to comply strictly with the dissent procedures described in this Supplement may result in the loss of any Dissent Rights. Beneficial owners of Western Shares registered in the name of an Intermediary who wish to dissent should be aware that only Registered Western Shareholders are entitled to dissent. If the number of Western Shares held by Registered Western Shareholders that duly exercise Dissent Rights exceeds 5% of the aggregate number of Western Shares outstanding immediately prior to the Effective Date, New Gold is entitled, in its discretion, to not complete the Arrangement. See “Dissent Rights of Western Shareholders” and “The Business Combination Agreement - Conditions Precedent”.

Business of New Gold
New Gold is engaged in the acquisition, exploration, development and operation of precious and base metal properties.  The principal products and sources of cash flow for New Gold are derived from the sale of gold, silver and copper.  New Gold’s material mineral properties are as follows:

•      Peak Mines, Australia
•      Cerro San Pedro Mine, Mexico
•      New Afton Project, Canada
•      El Morro Project, Chile (30% interest)

Business of Western
Western is a gold production and exploration company with a focus on precious metal mining opportunities in North America. The Mesquite Mine, currently Western’s most important asset, was brought into production in January 2008, and Western’s focus is now on achieving the anticipated rate of production and completing planned improvements to the property.

The Combined Company
On completion of the Arrangement, Western will be a wholly-owned subsidiary of New Gold, and the Combined Company will continue the operations of New Gold and Western on a combined basis.

The business and operations of the Combined Company will be managed from New Gold’s current head office located at Suite 3110, 666 Burrard Street, Vancouver, British Columbia, V6C 2X8.

Upon completion of the Arrangement, the executive management of the Combined Company will include Randall Oliphant, Executive Chairman; Robert Gallagher, President and Chief Executive Officer; Brian Penny, Executive Vice President and Chief Financial Officer; and James Currie, Executive Vice President and Chief Operating Officer. The board of directors will be a combination of six current directors of New Gold and four current directors of Western, namely James Estey, Robert Gallagher, Pierre Lassonde, Craig Nelsen, Paul Sweeney, Ian Telfer, Randall Oliphant, Raymond Threlkeld, Vahan Kololian and Martyn Konig.

Stock Exchange Listings and Reporting Issuer Status
The Western Shares are listed and posted for trading on the TSX under the symbol “WGI” and on the NYSE Amex under the symbol “WGW”.

The New Gold Shares are listed and posted for trading on the TSX and on the NYSE Amex under the symbol “NGD”, the New Gold Debentures are listed and posted for trading on the TSX under the symbol “NGD.DB”, the New Gold Notes are listed and posted for trading on the TSX under the symbol “NGD.NT” and the New Gold Warrants are listed and posted for trading on the TSX under the symbols “NGD.WT.A”, “NGD.WT.B” and “NGD.WT.C”.

If the Arrangement is consummated, the Western Shares are expected to be de-listed from the TSX and the NYSE Amex as soon as practicable following the Effective Date. Western will also seek to be deemed to have ceased to be a reporting issuer (or the equivalent thereof) under the securities legislation of each of the provinces in Canada under which it is currently a reporting issuer (or the equivalent) and to deregister the Western Shares under the United States Securities Exchange Act of 1934, as amended.

New Gold has applied to have the New Gold Shares issuable in exchange for Western Shares pursuant to the Arrangement listed and posted for trading on the TSX and will make application to have such shares listed and posted for trading on the NYSE Amex. Listing will be subject to New Gold receiving approval from, and fulfilling all of the requirements of, the TSX and the NYSE Amex.

See “The Arrangement - Stock Exchange Listings and Reporting Issuer Status”.

Canadian Federal Income Tax Considerations
Western Shareholders or Qualifying Holdco Shareholders should consult their own tax advisors about the applicable Canadian or United States federal, provincial, state and local tax consequences of the Arrangement.

For Canadian federal income tax purposes, a Western Shareholder or a Qualifying Holdco Shareholder who is resident in Canada for the purposes of the Tax Act, who holds Western Shares or shares of a Qualifying Holdco as capital property and who is an Eligible Holder should generally be able to exchange Western Shares or shares of a Qualifying Holdco for New Gold Shares and cash under the Arrangement on a tax-deferred rollover basis by making an appropriate Section 85 Election jointly with New Gold.  Such a Western Shareholder or Qualifying Holdco Shareholder who does not make such a Section 85 Election will generally realize a capital gain (or a capital loss) equal to the amount by which the fair market value of the New Gold Shares and cash received by the Western Shareholder or Qualifying Holdco Shareholder under the Arrangement exceed (or are less than) the Western Shareholder’s or Qualifying Holdco Shareholder’s adjusted cost base of the Western Shares or shares of the Qualifying Holdco and any reasonable costs of disposition.

A Western Shareholder who is not resident in Canada for the purposes of the Tax Act will not be subject to tax under the Tax Act on any capital gain realized on the exchange of such Western Shareholder’s Western Shares for New Gold Shares and cash under the Arrangement, unless the Western Shares are “taxable Canadian property” to such shareholder and are not “treaty-protected property” to such shareholder.

A Western Shareholder who is not resident in Canada and is an Eligible Non-Resident, and hence an Eligible Holder, and thus would be subject to Canadian income tax on any gain realized on the disposition of a Western Share, should generally be able to exchange Western Shares for New Gold Shares and cash under the Arrangement on a tax deferred rollover basis by making an appropriate Section 85 Election jointly with New Gold.  Such Western Shareholder who does not make a Section 85 Election will generally realize a capital gain (or a capital loss) equal to the amount by which the fair market value of the New Gold Shares and cash received by the Western Shareholder under the Arrangement exceed (or are less than) the Western Shareholder’s adjusted cost base of the Western Shares and reasonable costs of disposition.

The foregoing summary is qualified in its entirety by the more detailed discussion of Canadian federal income tax consequences of the Arrangement set forth under the heading “Certain Canadian Federal Income Tax Considerations”.

United States Federal Income Tax Considerations
The Arrangement will have U.S. federal income tax consequences for U.S. Holders and Non-U.S. Holders of Western Shares and Western Options.  These consequences may be complex, and may vary depending on the treatment of the Arrangement for U.S. federal income tax purposes.  Each Western Shareholder or holder of a Western Option should read the summary under “Certain United States Federal Income Tax Considerations and consult its own tax advisors with respect to the specific U.S. federal income tax considerations relevant to it in its particular circumstances.  See “Certain United States Federal Income Tax Considerations.”

Risk Factors
Shareholders should consider a number of risk factors relating to the Arrangement, Western and New Gold in evaluating whether to approve the Arrangement Resolution or the Share Issuance Resolution and Board Size Resolution, as applicable. These risk factors are discussed herein and/or in documents incorporated herein by reference. See “Risk Factors”.

Selected Pro Forma Financial Information
The following selected unaudited pro forma consolidated financial information for New Gold is based on the assumptions described in the respective notes to the New Gold unaudited pro forma consolidated financial statements as at December 31, 2008 included in this Supplement at Appendix “E”.  The unaudited pro forma consolidated balance sheet has been prepared based on the assumption that, among other things, the Arrangement had occurred on December 31, 2008.  The unaudited pro forma consolidated statement of operations have been prepared based on the assumption that, among other things, the Arrangement had occurred on January 1, 2008.  The unaudited pro forma consolidated financial statements are not necessarily indicative of New Gold’s consolidated financial position and results from operations if the events reflected therein were in effect for the periods presented, nor do they purport to project New Gold’s consolidated financial position or results from operations for any future period.

The unaudited pro forma consolidated financial statements are based on certain assumptions and adjustments.  The selected unaudited pro forma consolidated financial information given below should be read in conjunction with the description of the Arrangement contained in this Supplement, the unaudited pro forma consolidated financial statements contained in this Supplement at Appendix “E” and the audited consolidated financial statements of Western and New Gold incorporated by reference in this Supplement.

Year ended
December 31, 2008 (in thousands of U.S. dollars)

Pro Forma Consolidated Statement of Operations
Revenue	$357,059
Earnings from mine operations	$47,478
(Loss) before taxes	$(115,957)
Net (Loss)	$(120,078)
(Loss) per share – basic	$(0.34)
(Loss) per share – diluted	$(0.34)

As at December 31, 2008 (in thousands of U.S. dollars)
Pro Forma Consolidated Balance Sheet
Assets	$2,432,465
Liabilities	$754,543
Shareholders’ equity	$1,677,922

GLOSSARY OF TERMS

The following terms used in this Supplement have the meanings set forth below:

“5% Transferee Shareholders” has the meaning ascribed thereto under the heading “Certain United States Federal Income Tax Considerations”.

“Acquisition Proposal” means any proposal or offer made by a third party (including a stated intention to make a proposal or offer) regarding (i) a merger, amalgamation, statutory arrangement, share exchange, business combination, recapitalization, take-over bid or tender offer in respect of Western; (ii) a sale or other disposition of 20% or more of the assets of such Party (on a consolidated basis) in a single transaction or a series of related transactions (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale or other disposition of 20% or more of the assets of such Party); (iii) reorganization, liquidation, winding-up, sale, issue or redemption of 20% or more of the total number of common shares or rights or interests therein or thereto; or (iv) any similar transactions involving such Party and/or its subsidiaries (other than the Arrangement).

“affiliate” shall have the meaning ascribed to such term under the Securities Act (Ontario) unless otherwise indicated.

“Annual Report” has the meaning ascribed thereto under the heading “Documents Incorporated by Reference - Western”.

“Arrangement” means an arrangement under the provisions of Section 182 of the OBCA on the terms and conditions set forth in the Plan of Arrangement, subject to any amendment, variation or supplement thereto (i) made in accordance with the Plan of Arrangement; (ii) made at the direction of the Court in the Final Order and with the consent of New Gold and Western, each acting reasonably; or (iii) otherwise made in accordance with the Business Combination Agreement.

“Arrangement Resolution” means the resolution of the Western Shareholders, to be passed at the Western Meeting to approve the Arrangement.

“Articles of Arrangement” means the articles of arrangement of Western, which are required to be sent to the Director after the Final Order is made by the Court, to give effect to the Arrangement, which shall be in the form and content satisfactory to the Parties, acting reasonably.

“BCBCA” means the Business Corporations Act (British Columbia).

“Board Size Resolution” means the resolution to be voted on by New Gold Shareholders at the New Gold Meeting for the purpose of setting the number of directors of New Gold at ten at the Effective Time and authorizing the New Gold board of directors to appoint four Western nominees to the New Gold board of directors upon completion of the Arrangement.

“Business Combination Agreement” means the business combination agreement between New Gold and Western dated March 3, 2009, as amended by letter agreement dated April 8, 2009, copies of which are available at www.sedar.com and at the website maintained by the SEC at www.sec.gov.

“Business Day” means any day, other than a Saturday, a Sunday and a statutory or civic holiday in Toronto, Ontario or Vancouver, British Columbia.

“Canadian GAAP” means accounting principles generally accepted in Canada.

“Cash Consideration” means $0.0001 for each Western Share.

“CBCA” means the Canada Business Corporations Act.

“CDS” means the CDS Clearing and Depository Services Inc.

“Change of Recommendation” has the meaning ascribed thereto, under the heading “The Business Combination Agreement - Superior Proposal and Right to Match”.

“CIM” has the meaning ascribed thereto under the heading “Notice to Shareholders in the United States and other Non-Canadian Jurisdictions”.

“CIM Standards” has the meaning ascribed thereto under the heading “Notice to Shareholders in the United States and other Non-Canadian Jurisdictions”.

“Circular” has the meaning ascribed thereto under the heading “Information Contained in this Joint Management Information Circular Supplement”.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combined Company” has the meaning assigned to that term in the heading “Information Concerning the Combined Company after the Arrangement”.

“Completion Deadline” means the date by which the transactions contemplated by the Business Combination Agreement are to be completed, which date shall be July 30, 2009 or such later date as may be agreed to in writing by New Gold and Western.

“Computershare” means Computershare Investor Services Inc., in its capacity as the transfer agent and registrar for the Western Shares.

“Consideration” means in respect of each Western Share, one New Gold Share rounded down to the nearest New Gold Share and the amount of $0.0001 in cash rounded up to the next whole cent.

“Court” means the Ontario Superior Court of Justice (Commercial List).

“CRA” means Canada Revenue Agency.

“Depositary” means Computershare Investor Services Inc., as depositary.

“Director” means the director appointed pursuant to Section 278 of the OBCA.

“Dissent Notice” means a written notice sent by a Registered Western Shareholder to be received no later than 5:00 p.m. (Toronto time) on May 13, 2009 or 5:00 p.m. (Toronto time) on the day which is one Business Day immediately preceding any adjourned or postponed Western Meeting, which notifies Western of such shareholder’s intention to exercise its Dissent Rights and which otherwise complies with Section 185 of the OBCA.

“Dissent Procedures” has the meaning ascribed thereto under the heading “Dissent Rights of Western Shareholders”.

“Dissent Rights” means the rights of dissent of a Registered Western Shareholder in respect of the Arrangement Resolution under Part XIV of the OBCA, as modified by the Plan of Arrangement, the Interim Order and the Final Order.

“Dissenting Shareholder” means a Registered Western Shareholder who dissents in respect of the Arrangement Resolution in strict compliance with the Dissent Procedures.

“Dissenting Western Shares” means the Western Shares held by Dissenting Shareholders.

“DOJ” means the Antitrust Division of the United States Department of Justice.

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System of the SEC.

“Effective Date” means the date shown on the certificate of arrangement to be issued under the OBCA giving effect to the Arrangement.

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date.

“Elected Amount” has the meaning ascribed thereto under the heading “Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada – Exchange of Western Shares or Shares of a Qualifying Holdco under the Arrangement – With a Section 85 Election”.

“Electing Holdco Shareholder” means a Qualifying Holdco Shareholder who has elected the Holdco Alternative in accordance with the Business Combination Agreement”.

“Eligible Holders” means (i) a Resident Holder, (ii) an Eligible Non-Resident or (iii) a Qualifying Holdco Shareholder.

“Eligible Non-Resident” means a beneficial owner of Western Shares immediately prior to the Effective Time who is not, and is not deemed to be, a resident of Canada for the purposes of the Tax Act and whose Western Shares are “taxable Canadian property” and not “treaty-protected property”, in each case as defined in the Tax Act.

“Environmental Approvals” means all permits, certificates, licences, authorizations, consents, instructions, registrations, directions, orders, filings or approvals issued or required by any Governmental Entity pursuant to any Environmental Law.

“Environmental Laws” means all applicable Laws, including applicable common law, relating to the protection of the environment and employee and public health and safety, and includes Environmental Approvals.

“Final Order” means the order of the Court pursuant to Section 182 of the OBCA approving the Arrangement in a form acceptable to New Gold and Western, as such order may be amended at any time prior to the Effective Date with the consent of New Gold and Western, acting reasonably, or if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal.

“FIRPTA” means the Foreign Investment in U.S. Real Property Tax Act of 1980, as amended.

“FTC” means the United States Federal Trade Commission.

“Goldcorp” means Goldcorp Inc.

“Goldcorp Support Agreement” has the meaning ascribed thereto under the heading “Support Agreements – Other Voting Agreement”.

“Governmental Entity” means any applicable (i) multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, whether domestic or foreign, (ii) any subdivision, agency, commission, board or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the forgoing.

“Holdco Agreement” has the meaning ascribed thereto under the heading “The Arrangement - Holdco Alternative”.

“Holdco Alternative” has the meaning ascribed thereto under the heading “The Arrangement - Holdco Alternative”.

“Holdco Election Date” has the meaning ascribed thereto under the heading “The Arrangement - Holdco Alternative”.

“Holder” has the meaning ascribed thereto under the heading “Certain Canadian Federal Income Tax Considerations”.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“In-The-Money” means, in respect of a stock option, that the aggregate fair market value at that time of the securities subject to the option exceeds the aggregate exercise price under the option.

“Interim Order” means the interim order of the Court granted on April 7, 2009 pursuant to which Western is authorized to present the Plan of Arrangement at the Western Meeting.

“Intermediary” means an intermediary that a Non-Registered Western Shareholder may deal with in respect of its Western Shares, including banks, trust companies, securities dealers or brokers and trustees or administrators of RRSPs, RRIFs, RESPs and similar plans, and their nominees.

“IRS” means the U.S. Internal Revenue Service.

“Law” or “Laws” means all laws, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, instruments, policies, notices, directions and judgments or other requirements of any Governmental Entity.

“Letter of Transmittal” means the letter of transmittal for transmittal of Western Shares in the form accompanying the Western Information Circular, or a facsimile thereof.

“Material Adverse Effect” means, in respect of any Party, an effect that is material and adverse to the business, properties, assets, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), obligation, capitalization, condition (financial or otherwise), operations or results of operations of that Party and its subsidiaries and material joint ventures taken as a whole, other than any change, effect, event or occurrence:

(I)	relating to the United States, Canadian or global economy, political conditions or securities markets in general;

(II)	affecting the worldwide gold, silver or copper mining industries in general;

(III)	relating to a change in the market trading price of publicly traded securities of that Party, either:

(1)	related to the Business Combination Agreement and the Arrangement or the announcement thereof, or

(2)	primarily resulting from a change, effect, event or occurrence excluded from this definition of Material Adverse Effect under clauses (I), (II), (IV), (V), (VI) or (VII) hereof;

(IV)	relating to any of the principal markets served by that Party’s business generally or shortages or price changes with respect to raw materials, metals or other products used or sold by that Party;

(V)	relating to the rate at which Canadian dollars can be exchanged for United States dollars or vice versa;

(VI)
relating to any generally applicable change in applicable laws or regulations (other than orders, judgments or decrees against that Party and/or any of its subsidiaries and material joint ventures) or in Canadian GAAP or U.S. GAAP; or

(VII)	attributable to the announcement or pendency of the Business Combination Agreement or the Arrangement, or otherwise contemplated by or resulting from the terms of the Business Combination Agreement;

provided, however, that such effect referred to in clauses (I), (II), (IV) or (VI) above does not primarily relate only to (or have the effect of primarily relating onto to) that Party and its subsidiaries and material joint ventures, taken as a whole, or disproportionately adversely affect that Party and its subsidiaries and material joint ventures taken as a whole, compared to other companies of similar size operating in the industry in which that Party and its subsidiaries and material joint ventures operate.

“Meetings” means the Western Meeting and the New Gold Meeting.

“Meeting Materials” means the Western Meeting Materials and New Gold Meeting Materials.

“MI 61-101” means Multilateral Instrument 61-101 - Protection of Minority Securityholders in Special Transactions.

“Minority Shareholders” means all holders of Western Shares, other than Raymond Threlkeld and any of his “related parties” (as defined in MI 61-101) or any person acting jointly or in concert with him.

“New Gold” means New Gold Inc., a corporation existing under the BCBCA.

“New Gold AIF” has the meaning ascribed thereto under the heading “Documents Incorporated by Reference – New Gold”.

“New Gold Information Circular” means the management information circular for the New Gold Meeting dated April 8, 2009.

“New Gold Meeting” means the annual and special meeting of New Gold Shareholders (including postponement or adjournment thereof) to be held on May 13, 2009, to consider, among other things, the Share Issuance Resolution and the Board Size Resolution.

“New Gold Meeting Materials” means this Supplement, the Notice of Meeting, the New Gold Information Circular and the form of proxy for use in connection with the New Gold Meeting.

“New Gold Option Plan” means the stock option plan of New Gold dated May 4, 2005, as amended.

“New Gold Replacement Option” has the meaning ascribed thereto under the heading “The Arrangement – Description of the Arrangement”.

“New Gold Replacement Warrant” has the meaning ascribed thereto under the heading “The Arrangement – Description of the Arrangement”.

“New Gold Shareholder Approval” means the approval of the Share Issuance Resolution by greater than 50% of the votes cast on the Share Issuance Resolution by New Gold Shareholders present in person or by proxy at the New Gold Meeting.

“New Gold Shares” means the common shares in the capital of New Gold, as currently constituted.

“New Gold Shareholders” means the holders of New Gold Shares.

“New Gold Subco” means 2199371 Ontario Inc., a newly-incorporated, wholly-owned subsidiary of New Gold incorporated by New Gold under the laws of the Province of Ontario in order to facilitate the completion of the Arrangement.

“NI 43-101” means National Instrument 43-101 - Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators.

“NI 54-101” means National Instrument 54-101 - Communications with Beneficial Owners of Securities of a Reporting Issuer of the Canadian Securities Administrators.

“Non-Registered Western Shareholder” means a beneficial holder of Western Shares that are registered either in the name of an Intermediary or in the name of a depositary or clearing agency.

“Non-Resident Dissenter” has the meaning ascribed thereto under the heading “Certain Canadian Federal Income Tax Considerations - Holders Not Resident in Canada – Dissenting Non-Resident Holders”.

“Non-Resident Holders” has the meaning specified under “Certain Canadian Federal Income Tax Considerations Holders Not Resident in Canada”.

“Non-Terminating Party” has the meaning ascribed thereto under the heading “The Business Combination Agreement – Termination”.

“Non-U.S. Holder” has the meaning ascribed thereto under the heading “Certain United States Federal Income Tax Considerations.”

“Notice of Meeting” means either of the notices dated April 8, 2009 in respect of the Meetings included in the Meeting Materials.

“NYSE Amex” means the NYSE Amex Equities, formerly the American Stock Exchange.

“OBCA” means the Business Corporations Act (Ontario).

“Option Plan” means the New Gold Option Plan and the Western Option Plan, as applicable.

“Parties” means Western and New Gold and “Party” means any one of them.

“PFIC” has the meaning ascribed thereto under “Certain United States Federal Income Tax Considerations”.

“Plan of Arrangement” means the plan of arrangement, substantially in the form of Appendix “A” to this Supplement, and any amendments or variations thereto made in accordance with the Business Combination Agreement or the Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of New Gold and Western, each acting reasonably.

“Proposed Amendments” has the meaning ascribed thereto under the heading “Certain Canadian Federal Income Tax Considerations”.

“Qualifying Holdco” has the meaning ascribed thereto under the heading “The Arrangement - Holdco Alternative”.

“Qualifying Holdco Shareholders” has the meaning ascribed thereto under the heading “The Arrangement - Holdco Alternative”.

“QEF” has the meaning ascribed thereto under the heading “Certain United States Federal income Tax Considerations”.

“Record Date” means April 8, 2009.

“Registered Western Shareholder” means a registered holder of Western Shares as recorded on the shareholders’ register maintained by Computershare.

“Related Person” means: (i) a spouse, parent, grandparent, brother, sister or child of the Supporting Shareholder; (ii) a company or family trust if all of the voting securities of such company are held by, or all the beneficiaries of such trust are, one or more of the persons referred to in clause (i); (iii) an “associate” or “affiliate” within the meaning of the Securities Act (Ontario); or (iv) an entity whose securities are beneficially owned or controlled by the same persons, companies or other entities that beneficially own or control the securities of the Supporting Shareholder.

“Resident Dissenter” has the meaning ascribed thereto under the heading “Certain Canadian Federal Income Tax Considerations - Holders Resident in Canada – Dissenting Resident Holders”.

“Resident Holder” has the meaning ascribed thereto under the heading “Certain Canadian Federal Income Tax Considerations - Holders Resident in Canada”.

“RESP” means a registered education savings plan (within the meaning of the Tax Act).

“RRIF” means a registered retirement income fund (within the meaning of the Tax Act).

“RRSP” means a registered retirement savings plan (within the meaning of the Tax Act).

“SEC” has the meaning ascribed thereto under the heading “Notice to Shareholders in the United States and Other Non-Canadian Jurisdictions”.

“Section 85 Election” has the meaning ascribed thereto under the heading “Certain Canadian Federal Income Tax Considerations”.

“SEDAR” means the System for Electronic Document Analysis and Retrieval.

“Shares” means New Gold Shares and Western Shares.

“Share Exchange Ratio” means one New Gold Share for each Western Share.

“Shareholders” means the holders of New Gold Shares and Western Shares.

“Share Issuance Resolution” means the resolution to be voted on by New Gold Shareholders at the New Gold Meeting authorizing New Gold to issue such number of New Gold Shares as is necessary to allow New Gold to acquire 100% ownership of Western pursuant to the Arrangement, including the issuance of New Gold Shares upon the exercise of the Western Warrants or upon the exercise of the New Gold Replacement Options issued to acquire the Western Options or upon the exercise of the New Gold Replacement Warrants issued to acquire the Western Warrants.

“Solicited Party” has the meaning ascribed thereto under the heading “The Business Combination Agreement – Non-Solicitation Covenants”.

“Subject Shares” has the meaning ascribed thereto under the heading “Support Agreements”.

“Superior Proposal” means any bona fide written Acquisition Proposal made by a third party with whom the Party to which it is made (the “Target”) and each of its officers and directors deals at arm’s length to, directly or indirectly, acquire assets that individually or in the aggregate constitute more than 50% of the assets (on a consolidated basis) of the Target or more than 50% of the common shares of the Target, whether by way of merger, amalgamation, arrangement, share exchange, take-over bid, business combination, or otherwise, and that the board of directors of the Target determines in good faith after consultation with its financial advisors and outside legal counsel: (i) is reasonably capable of being completed without undue delay, taking into account all legal, financial, regulatory and other aspects of such proposal and the party making such proposal; (ii) is not subject to any due diligence conditions(s); (iii) is fully financed or is reasonably capable of being fully financed; (iv) that is offered or made to all shareholders in Canada and the United States of the Target on the same terms; and (v) would in the opinion of the board of directors of the Target acting in good faith if consummated in accordance with its terms (without assuming away the risk of non-completion), result in a transaction more favourable to the shareholders of the Target, from a financial point of view, than the terms of the Arrangement; and (vi) in the case of Western, provides for consideration per Western Share that exceeds the greater of (A) the amount equal to the Share Exchange Ratio multiplied by the 20 day trading volume weighted average trading price of a New Gold Share as of the date immediately prior to the date of announcement of the superior proposal and (B) $2.30 per Western Share.

“Superior Proposal Notice” has the meaning ascribed thereto under the heading “The Business Combination Agreement – Superior Proposal and Right to Match”.

“Supplement” means this management information circular supplement including all Appendices hereto and the documents incorporated by reference herein, as it may be amended, restated or supplemented from time to time.

“Support Agreements” has the meaning ascribed thereto under the heading “Support Agreements”.

“Supporting Shareholder” has the meaning ascribed thereto under the heading “Support Agreements”.

“Target” has the meaning ascribed thereto under the definition of “Superior Proposal”.

“Tax” and “Taxes” means all taxes, assessments, charges, dues, duties, rates, fees, imposts, levies and similar charges of any kind lawfully levied, assessed or imposed by any Governmental Entity, including all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes (including, without limitation, taxes relating to the transfer of interests in real property or entities holding interests therein), franchise taxes, licence taxes, withholding taxes, payroll taxes, employment taxes, Canada or Québec Pension Plan premiums, excise, severance, social security, workers’ compensation, employment insurance or compensation taxes or premium, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes, fees, imports, assessments or charges of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any Governmental Entity.

“Tax Act” means the Income Tax Act (Canada) as amended, restated or replaced from time to time, and the regulations thereunder, as amended.

“Terminating Party” has the meaning ascribed thereto under the heading “The Business Combination Agreement – Superior Proposal and Right to Match”.

“Termination Payment” has the meaning ascribed thereto under the heading “The Business Combination Agreement - Termination”.

“Triggering Event” means the occurrence of any one or more of the following events:

(a)	a material adverse change in the salary or benefits of the employee as they exist immediately prior to the Arrangement;

(b)
a removal of the designation of the employee’s title immediately prior to the Arrangement or a material adverse change in the responsibilities, duties, powers, rights and discretion associated with such title;

(c)
a change in the person or body to whom the employee reports immediately prior to the Arrangement, except if such person or body is of equivalent rank or stature or such change is as a result of the resignation or removal of such person or the persons comprising such body, as the case may be, provided that this shall not include a change resulting from a promotion in the normal course of business; or

(d)
other than for Cory Atiyeh, a change in the location at which the employee is regularly required immediately prior to the Arrangement to carry out the terms of his employment with Western, which is of a distance greater than 50 kilometres from the City of Toronto, unless the terms of employment of the employee include the obligation to receive geographic transfers from time to time in the normal course of business, or unless the employee consents to the change.

“TSFA” has the meaning ascribed thereto under the heading “Certain Canadian Federal Income Tax Considerations - Holders Resident in Canada – Eligibility of New Gold Shares for Investment”.

“TSX” means the Toronto Stock Exchange.

“U.S. Exchange Act” has the meaning ascribed thereto under the heading “Notice to Shareholders in the United States and other Non-Canadian Jurisdictions”.

“U.S. GAAP” means generally accepted accounting principles in the United States.

“U.S. Holder” has the meaning ascribed thereto under the heading “Certain United States Federal Income Tax Considerations”.

“U.S. Securities Act” has the meaning ascribed thereto under the heading “Notice to Shareholders in the United States and other Non-Canadian Jurisdictions”.

“U.S. Treaty” has the meaning ascribed thereto under the heading “Certain Canadian Federal Income Tax Considerations – Holders Not Resident in Canada – Exchange of Western Shares under the Arrangement and Subsequent Dispositions of New Gold Shares”.

“Western” means Western Goldfields Inc., a corporation existing under the OBCA.

“Western Board” means the board of directors of Western.

“Western Information Circular” means the management information circular for the Western Meeting dated April 8, 2009.

“Western Meeting” means the annual and special meeting of Western Shareholders (including any postponement or adjournment thereof) to be held on May 13, 2009, to consider, among other things, the Arrangement Resolution.

“Western Meeting Materials” means this Supplement, the Notice of Meeting, the Western Information Circular, the form of proxy for use in connection with the Western Meeting and the Letter of Transmittal.

“Western Option Plan” means the stock option plan of Western dated May 11, 2006, as amended.

“Western Options” means, collectively, the outstanding options to purchase Western Shares issued pursuant to the Western Option Plan and pursuant to stand alone option agreements to which Western is a party.

“Western Rights Agreement” means the shareholders rights plan dated June 29, 2007 between Western and Computershare, as rights agent.

“Western Shareholder Approval” means the approval of the Arrangement Resolution by (i) greater than 66⅔% of the votes cast on the Arrangement Resolution by Western Shareholders present in person or by proxy at the Western Meeting and (ii) at least a simple majority of the votes cast by the Minority Shareholders voting in person or by proxy at the Western Meeting.

“Western Shareholders” means holders of Western Shares.

“Western Shares” means the common shares in the capital of Western, as currently constituted.

“Western Warrants” means warrants entitling the holder to purchase Western Shares.

THE ARRANGEMENT

Description of the Arrangement

The Business Combination Agreement provides that, at the Effective Time:

·
New Gold shall acquire the outstanding Western Shares (other than those held by Dissenting Shareholders or a Qualifying Holdco that is owned by an Electing Holdco Shareholder) in exchange for the Consideration;

·
New Gold shall acquire the outstanding shares of each Qualifying Holdco that is owned by an Electing Holdco Shareholder, for the same Consideration that the Qualifying Holdco would have been entitled to receive if New Gold directly acquired the Western Shares held by such Qualifying Holdco;

·
Holders of Western Options outstanding as at the Effective Time shall receive, on the same terms and conditions as the Western Options, a fully vested option (“New Gold Replacement Option”) to acquire upon exercise thereof, and for the same aggregate consideration payable therefor, New Gold Shares equal to the number of Western Shares subject to such Western Options multiplied by the Share Exchange Ratio;

·
Subject to the circumstances outlined below, holders of Western Warrants shall receive a warrant (a “New Gold Replacement Warrant”) which shall be on the same terms and conditions applicable to the Western Warrant it replaces and which shall entitle the holder thereof upon exercise to receive, and for the same aggregate consideration payable therefor, the Consideration; and

·	Subject to the circumstances outlined below, Western shall merge with New Gold Subco and Western shall be the surviving corporation;

all in accordance with the Business Combination Agreement and the Plan of Arrangement.

If the Parties determine, prior to filing the Articles of Arrangement with the Director, that the Arrangement will not have the United States federal income tax consequences described in the Business Combination Agreement, the Plan of Arrangement shall be amended, such that the exchange of the Western Warrants for New Gold Replacement Warrants and the merger of New Gold Subco and Western shall not occur.  See “Certain United States Federal Income Tax Considerations” and “The Arrangement”.

Shareholder Approval

At the Western Meeting, Western Shareholders will be asked to consider and, if deemed advisable, to approve the Arrangement Resolution, and at the New Gold Meeting, New Gold Shareholders will be asked to consider and, if deemed advisable, to approve the Share Issuance Resolution and Board Size Resolution. To become effective the Arrangement Resolution must be approved, with or without variation, by an affirmative vote of: (a) at least two-thirds of the votes cast at the Western Meeting in person or by proxy by the Western Shareholders and (b) at least a simple majority of the votes cast by the Minority Shareholders voting in person or by proxy at the Western Meeting; and the Share Issuance Resolution and Board Size Resolution must be approved by a simple majority of the votes cast at the New Gold Meeting in person or by proxy by New Gold Shareholders. The Arrangement Resolution must be approved in order for Western to seek the Final Order and the Share Issuance Resolution must be approved in order for the Arrangement to be implemented on the Effective Date in accordance with the Final Order.

Each of the directors and senior officers of the Parties has agreed to vote his or her Shares in favour of the Arrangement Resolution in the case of Western and the Share Issuance Resolution and Board Size Resolution in the case of New Gold pursuant to the terms of the Support Agreements in respect of such directors and/or senior officers. As of March 3, 2009, directors and senior officers of Western held 8,381,806 Western Shares, representing approximately 6.2% of the issued and outstanding Western Shares and directors and senior officers of New Gold held 7,110,994 New Gold Shares, representing approximately 3.3% of the issued and outstanding New Gold Shares on that date. See “Support Agreements”.

Goldcorp has entered into the Goldcorp Support Agreement with New Gold and Western pursuant to which it has agreed, among other things, to vote its New Gold Shares in favour of the Share Issuance Resolution and Board Size Resolution. As of March 3, 2009, Goldcorp held 15,500,000 New Gold Shares, representing approximately 7.3% of the issued and outstanding New Gold Shares on that date.

In the absence of any instruction to the contrary, the Shares represented by proxies appointing the management designees named in the accompanying form of proxy will be voted FOR the Arrangement Resolution and the Share Issuance Resolution and Board Size Resolution, as the case may be.

Procedure for the Arrangement to Become Effective

The Arrangement is proposed to be carried out pursuant to Section 182 of the OBCA. In addition to obtaining the approval of the Shareholders at the Meetings, the following procedural steps must be taken in order for the Arrangement to become effective:

(a)
all conditions precedent to the Arrangement, including, without limitation, the satisfaction or waiver, as applicable, of all of the conditions to the Arrangement, as set forth in the Business Combination Agreement, must be satisfied or waived by the appropriate Party; and

(b)	the Court must grant the Final Order approving the Arrangement.

Court Approval and Completion of the Arrangement

The Arrangement requires Court approval under the OBCA. Prior to the mailing of the Western Information Circular, Western obtained the Interim Order providing for the calling and holding of the Western Meeting and certain other procedural matters related to the Western Meeting, a copy of which is attached hereto as Appendix “B”. Following approval of the Arrangement Resolution by the Western Shareholders at the Western Meeting and the Share Issuance Resolution and Board Size Resolution by the New Gold Shareholders at the New Gold Meeting, Western will make application to the Court for the Final Order.  The Court will consider, among other things, the fairness to the Western securityholders and the reasonableness of the Arrangement. The Court hearing for the Final Order is currently scheduled for 10:00 a.m. (Toronto time) on May 27, 2009 at 393 University Avenue, Toronto, Ontario. Any Western Shareholder or other interested party who wishes to appear or be represented and to present evidence or arguments at that hearing may do so in accordance with the terms of the Interim Order. Such persons should consult with their legal advisors as to the necessary requirements.

The Court’s approval is required for the Arrangement to become effective and the Court has been informed that approval, if obtained, will constitute the basis for the Section 3(a)(10) exemption under the U.S. Securities Act with respect to among other things, New Gold securities to be issued pursuant to the Arrangement.  See “Notice to Shareholders in the United States and other Non-Canadian Jurisdictions” and “The Arrangement – Regulatory Matters – Qualification and Resale of New Gold Securities – United States”.

For further information regarding the Court hearing and your rights in connection with the Court hearing, see the form of Notice of Application for Final Order attached as Appendix “C” to this Supplement. The Notice of Application for Final Order will be filed with the Court following the Meetings and will not be served upon anyone. This is your only notice of the Court hearing.

Interests of Certain Persons in the Arrangement – Western Directors and Senior Officers

In considering the recommendation of the Western Board with respect to the Arrangement Resolution, Western Shareholders should be aware that certain members of Western’s management and the Western Board may have certain interests in connection with the Arrangement, including those referred to below, that may present them with actual or potential conflicts of interest in connection with the Arrangement. The Western Board is aware of these interests and considered them along with the other matters described in the Western Information Circular under “The Arrangement - Recommendation of the Board and Reasons for the Recommendation”.

New Gold has agreed to maintain in effect for a period not less than six years from the Effective Date all rights to indemnification or exculpation in favour of the current and former directors and officers of Western provided in the current articles or by-laws of Western or in any agreement, and any directors’ and officers’ insurance now existing in favour of the directors or officers of Western and any Western Subsidiary will survive the completion of the Arrangement (or be replaced with substantially equivalent coverage from another provider) and will continue in full force and effect (either directly or via run-off insurance or insurance provided by an alternative provider).

Based on the information provided by directors and senior officers of Western, as of the Record Date, the following directors and senior officers are the only directors and senior officers that hold Western Shares and Western Options, and their holdings are as set out below:

Name of Director or Senior Officer and Position with Western	Number of Western Shares		Number of Western Options

Randall Oliphant Executive Chairman and Director	4,250,000		3,000,000

Raymond Threlkeld President, Chief Executive Officer and Director	502,221		1,350,000

Brian Penny Chief Financial Officer	499,999		1,300,000

Arthur Chen Corporate Controller	Nil		140,000

Wesley Hanson Vice-President of Mine Development	Nil		450,000

Vahan Kololian Director	1,325,001		750,000

Martyn Konig Director	500,000		750,000

Gerald Ruth Director	1,304,585	(1)	800,000

(1)	Includes Western Shares owned by relatives.

Stock Options

As of the April 7, 2009, there were 12,913,718 Western Options outstanding of which certain directors and senior officers of Western beneficially owned, directly or indirectly, in the aggregate, 8,540,000 Western Options. The vesting of unvested Western Options is accelerated as a result of the Arrangement. Pursuant to the Business Combination Agreement, the officers and directors of Western must exercise an aggregate of 6,250,000 In-The-Money Western Options prior to the Effective Time with the remainder of their Western Options to be exchanged for fully vested New Gold Replacement Options in accordance with the Arrangement. If the officers or directors do not exercise such 6,250,000 Western Options, they will not receive any consideration for these Western Options under the Arrangement.  With respect to Mr. Gerald Ruth, a director of Western, it has been agreed that 200,000 of the Western Options he holds, each exercisable at $2.80 per share, which would otherwise terminate 90 days following him ceasing to be a director, will be replaced by 200,000 New Gold Replacement Options expiring one year after the Effective Date. The remainder of Mr. Ruth's Western Options will otherwise be replaced with New Gold Replacement Options in accordance with the terms of the Plan of Arrangement having the same term of expiry as the Western Options they replace.

Employment Agreements and Severance Payments

A description of the severance agreements of certain named executive officers is set out in the Annual Report of Western under “Employment Contracts, Termination of Employment and Change of Control Arrangements”.

Each of Randall Oliphant, Chairman of Western, Raymond Threlkeld, President and Chief Executive Officer of Western, Brian Penny, Chief Financial Officer of Western, Wesley C. Hanson, Vice President, Mine Development of Western and Cory Atiyeh, Vice President and General Manager of Western Mesquite Mines, Inc., a wholly-owned subsidiary of Western, have severance agreements with Western that provides for severance payments upon a change of control as outlined below.

In the event of a change of control, such as the Arrangement, if Western should terminate an employee’s employment other than for death, disability or cause, within 18 months of the Effective Date, or if the employee terminates his employment within six months following a Triggering Event, then Western shall pay the employee a lump sum equal to double the employee’s current annual salary, target bonus (being the previous year’s bonus up to 25% of annual salary or in the case of Cory Atiyeh 50% of annual salary) and benefits (being 10% of annual salary) on or before the fifth day following the date of termination, and shall cause any and all outstanding options held by the employee to become immediately exercisable in full and not to lapse until the expiry of their original term. Western shall also pay reasonable legal fees and expenses incurred by an employee as a result of contesting or disputing such termination or in seeking to obtain or enforce any right or benefit owed to the employee by Western as a result of a termination by way of a change of control.

It is anticipated that Western will pay $816,667 to Raymond Threlkeld as severance in connection with the Arrangement. It has been determined that none of the officers or directors of Western are receiving a collateral benefit as defined in MI 61-101 other than Raymond Threlkeld.  See “The Arrangement – Regulatory Matters – MI 61-101 Matters”.

Treatment of Western Warrants

On April 7, 2009, there were 6,056,180 Western Warrants outstanding which entitle their holders to acquire a total of 6,056,180 Western Shares at an exercise price of US$0.76 per share. Pursuant to the Business Combination Agreement, except in the circumstances outlined below, each Western Warrant outstanding immediately prior to the Effective Time shall be exchanged for a New Gold Replacement Warrant, which shall have the same terms and conditions as were applicable to such Western Warrant immediately before the Effective Time, except that upon exercise of a New Gold Replacement Warrant, in lieu of each Western Share issuable immediately before the Effective Time upon exercise of the Western Warrant being replaced, and for the same consideration that would have been payable therefore, the holder of the New Gold Replacement Warrant shall be entitled to receive the Consideration.

If the Parties determine, prior to filing the Articles of Arrangement with the Director, that the Arrangement will not have the United States federal income tax consequences described in the Business Combination Agreement, the Plan of Arrangement shall be amended, such that, among other things, the exchange of the Western Warrants for New Gold Replacement Warrants shall not occur, and the Western Warrants shall be adjusted in accordance with their terms to provide the holders of such Western Warrants with the same consideration to which a holder would have been entitled in the Arrangement if the Western Warrant had been exercised immediately prior to the Effective Time.

Treatment of Western Options

On April 7, 2009, there were 12,913,718 Western Options outstanding which entitle the holders thereof to acquire a total of 12,913,718 Western Shares at an average exercise price of $1.10 and expiring from April 17, 2009 to September 1, 2015.  Pursuant to the Business Combination Agreement, an aggregate of 6,250,000 In-The-Money Western Options held by directors or officers of Western shall have been exercised or shall have been surrendered for cancellation prior to the Effective Time. Some or all of the Western Shares to be issued upon exercise of these 6,250,000 Western Options may be sold by the directors or officers of Western prior to the Effective Time.

Except as described below, all other Western Options outstanding immediately prior to the Effective Time, whether or not vested, shall be exchanged for a New Gold Replacement Option to acquire, on the same terms and conditions as were applicable to such Western Option immediately before the Effective Time under the Western Option Plan under which it was issued and/or the agreement evidencing such issuance, the number (rounded down to the nearest whole number) of New Gold Shares equal to the product of: (A) the number of Western Shares subject to such Western Option immediately prior to the Effective Time and (B) the Share Exchange Ratio. The exercise price per New Gold Share subject to any such New Gold Replacement Option shall be an amount (rounded up to the nearest one-hundredth of a cent) equal to the quotient of (A) the exercise price per Western Share subject to such Western Option immediately before the Effective Time divided by (B) the Share Exchange Ratio, provided that the exercise price otherwise determined shall be adjusted to the extent, if any, required to ensure that the In-The-Money amount of the New Gold Replacement Option immediately after the exchange is not greater than the In-The-Money amount of the exchanged Western Option immediately before the Effective Time.  The terms of each New Gold Replacement Option shall be the same as the terms of the Western Option it is exchanged therefor, except as provided above and except that such New Gold Replacement Option shall be fully vested and that it shall not expire earlier as a result of the Arrangement being a change of control.

With respect to Mr. Gerald Ruth, a director of Western, it has been agreed that 200,000 of the Western Options he holds, each exercisable at $2.80 per share at any time up to August 2, 2014, which would otherwise terminate 90 days following him ceasing to be a director, will be replaced by 200,000 New Gold Replacement Options expiring one year after the Effective Date. The remainder of Mr. Ruth's Western Options will otherwise be replaced with New Gold Replacement Options in accordance with the terms of the Plan of Arrangement having the same term of expiry as the Western Options they replace.

Holdco Alternative

New Gold has agreed pursuant to the Business Combination Agreement to permit any Western Shareholder who holds his or her Western Shares through a corporation that meets the conditions set out below to sell his or her Western Shares indirectly by allowing the Western Shareholder to sell the shares of such Western Shareholder’s holding corporation to New Gold for the Consideration that would otherwise have been received had such holding corporation sold its Western Shares to New Gold directly (the “Holdco Alternative”).

The Holdco Alternative is available to persons (“Qualifying Holdco Shareholders”) who are (a) resident in Canada for purposes of the Tax Act (including a partnership if all of the members of the partnership are resident in Canada), and (b) shareholders of a corporation that meets the conditions described below in this section (a “Qualifying Holdco”) who elect in respect of all of the Western Shares held by such Qualifying Holdco, by notice in writing provided to New Gold at Suite 3110 - 666 Burrard Street, Vancouver, British Columbia V6C 2X8, attention: Susan Toews, Corporate Secretary or to the Depositary, not later than 5:00 p.m. (Toronto time) on the 12th Business Day prior to the Effective Date (the “Holdco Election Date”), provided that:

(a)
such Qualifying Holdco was incorporated under the OBCA, CBCA or the laws of any province in Canada that permit a corporation incorporated thereunder to be continued under the OBCA, other than a company treated as a disregarded entity under U.S. Treasury Regulation Section 301.7701-3;

(b)
at any time during the five-year period ending on the Effective Date such Qualifying Holdco and the Qualifying Holdco Shareholder(s) will have directly, indirectly, or constructively owned at least 5% of the Western Shares, as determined under section 318(a) of the Code;

(c)
at the Effective Time, such Qualifying Holdco has no employees, and has no property or assets other than Western Shares, a nominal amount of cash (or such greater amount of cash required pursuant to paragraph (d) below), refundable Tax and such other immaterial assets acceptable to New Gold;

(d)
at the Effective Time, such Qualifying Holdco has no liabilities or obligations of any kind whatsoever (except to New Gold and Western under the terms of the Business Combination Agreement, the Arrangement and the Holdco Agreement, or to the extent that sufficient cash net of any refundable Taxes is retained by the Qualifying Holdco to satisfy any liabilities or security satisfactory to New Gold is provided by the Qualifying Holdco Shareholder(s));

(e)
such Qualifying Holdco has no shares or other securities outstanding other than the shares being disposed of to New Gold by the Qualifying Holdco Shareholder(s), who shall be the sole registered and beneficial owner of such shares, free and clear of all encumbrances, and no other person has any options, warrants or other rights to acquire any securities of such Qualifying Holdco other than pursuant to the Business Combination Agreement, the Holdco Agreement and the Arrangement;

(f)
at all times such Qualifying Holdco is a resident of Canada and a “taxable Canadian corporation” for the purposes of the Tax Act and is not a resident, or deemed to be a resident for tax purposes, of the United States or any other country, is not taxable in the United States as a domestic corporation (under section 7874 or any other provision of the Code), and has not made an election under section 897(i) of the Code to be treated as a domestic corporation;

(g)	the Holdco Alternative will be completed in accordance with applicable Laws (including securities laws) at the Effective Time;

(h)
the Qualifying Holdco Shareholder(s) will be required to provide a comprehensive indemnity in favour of New Gold, Western and the applicable Qualifying Holdco, on terms satisfactory to New Gold, acting reasonably, in respect of (A) any liabilities of such Qualifying Holdco relating to any matter before the Effective Time (other than any Tax payable pursuant to FIRPTA as a result of any transaction, event or circumstance occurring on or after the Effective Time), and (B) any breach by the Qualifying Holdco Shareholder(s) of any representation, warranty, obligation or covenant of the Qualifying Holdco Shareholder(s) or the Qualifying Holdco to New Gold and Western. For greater certainty, the term “liabilities” for purposes of this paragraph (h) shall include any and all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including legal and other professional fees), interest, penalties and Taxes suffered or incurred by New Gold, Western and such Qualifying Holdco, as applicable (other than Tax under FIRPTA, as described above);

(i)	the entering into or implementation of the Holdco Alternative will not result in any delay in completing the Arrangement or any other transaction contemplated by the Business Combination Agreement;

(j)
on or before the Effective Date, the Qualifying Holdco Shareholder(s) shall have filed all Tax returns and paid all Taxes in respect of any taxation year ending at least three months prior to the Effective Date, and shall at its cost and in a timely manner prepare all income tax and other Tax returns of such Qualifying Holdco in respect of the taxation year ending immediately prior to the acquisition of its shares by New Gold, and any other taxation year ending prior to the Effective Time (if any, not yet filed), and New Gold shall cause the execution and filing of such tax returns within the prescribed time period;

(k)
the Qualifying Holdco Shareholder(s) will be required to pay all of the reasonable out-of-pocket expenses incurred by New Gold, such Qualifying Holdco and Western in connection with the Holdco Alternative, including any reasonable costs associated with any due diligence conducted by New Gold;

(l)
financial statements and tax returns for the most recent fiscal year ending at least three months prior to the Effective Time, and any other financial statements, tax returns and books and records reasonably requested by New Gold, in respect of such Qualifying Holdco shall have been provided on or before 10 Business Days prior to the Effective Time, and New Gold and its counsel shall have completed their due diligence regarding the business and affairs of such Qualifying Holdco; and

(m)
such Qualifying Holdco shall have delivered to New Gold, at least three Business Days prior to the Effective Date, copies of its articles, by-laws and a resolution of its directors authorizing the transfer of its shares, certified by an officer of such Qualifying Holdco and, if requested by New Gold, a corporate legal opinion in form reasonably satisfactory to New Gold.

Qualifying Holdco and the Qualifying Holdco Shareholders may take such steps as are necessary to obtain the full benefit of all refundable Taxes and any other Tax accounts in the Qualifying Holdco, provided such steps do not create adverse consequences for New Gold.

Each Electing Holdco Shareholder will be required to enter into a share purchase agreement (the “Holdco Agreement”) providing for the acquisition of all issued and outstanding shares of the Qualifying Holdco in a form consistent with the foregoing, which shall include representations and warranties satisfactory to New Gold, acting reasonably, and shall terminate if the Arrangement is not completed in accordance with the Business Combination Agreement and the Plan of Arrangement.

Each Electing Holdco Shareholder shall receive in exchange for the shares of the Qualifying Holdco the same Consideration that its Qualified Holdco would have been entitled to receive if the Western Shares held by such Qualifying Holdco had been acquired directly by New Gold.

Failure of any Qualifying Holdco Shareholder to properly elect the Holdco Alternative on or prior to the Holdco Election Date or failure of any Qualifying Holdco Shareholder to properly enter into a Holdco Agreement will disentitle such Qualifying Holdco Shareholder from the Holdco Alternative.

Regulatory Matters

Other than in relation to the HSR Act, the Final Order, the approval of the TSX and the NYSE Amex for the listing of the New Gold Shares issuable to Western Shareholders under the Arrangement, Western is not aware of any material approval, consent or other action by any federal, provincial, state or foreign government or any administrative or regulatory agency that would be required to be obtained in order to complete the Arrangement. In the event that any such approvals or consents are determined to be required, such approvals or consents will be sought, although any such additional requirements could delay the Effective Date or prevent the completion of the Arrangement. While there can be no assurance that any regulatory consents or approvals that are determined to be required will be obtained, Western currently anticipates that any such consents and approvals that are determined to be required will have been obtained or otherwise resolved by the Effective Date, which, subject to the approval of the Arrangement Resolution by the Western Shareholders and approval of the Share Issuance Resolution and Board Size Resolution by the New Gold Shareholders at their respective Meetings, receipt of the Final Order and the satisfaction or waiver of all other conditions specified in the Business Combination Agreement, the Arrangement is expected to be completed on or about June 1, 2009.

Competition Law Matters – United States

The combination of Western and New Gold is subject to the notification and reporting requirements of the HSR Act, which prohibit Western and New Gold from completing the Arrangement until Western and New Gold each notify and furnish required information to the DOJ and the FTC and the applicable waiting period under the HSR Act terminates or expires. Western and New Gold have each furnished the applicable materials to the DOJ and the FTC and they are now waiting for the statutory 30 day waiting period to expire. The waiting period may be shortened if Western’s and New Gold’s request for early termination of the waiting period is granted, or may be extended if the DOJ or FTC request additional information on the Arrangement.

MI 61-101 Matters

Western is a reporting issuer in Ontario and other provinces of Canada and is subject to MI 61-101. MI 61-101 regulates insider bids, issuer bids, business combinations and related party transactions to ensure equality of treatment among securityholders, generally by requiring enhanced disclosure, minority securityholder approval, and, in certain instances, independent valuations and approval and oversight of certain transactions by a special committee of independent directors.

 In the case of all of the directors and senior officers of Western, the provisions of the Arrangement relating to the accelerated vesting of options and the extension of the term of such options that would otherwise terminate earlier, and, in the case of Mr. Threlkeld, his severance payment, may constitute “collateral benefits” within the meaning of MI 61-101. As a result, the Arrangement may be considered a “business combination” for Western within the meaning of MI 61-101. Western Shares held by a director or senior officer or other related party receiving a “collateral benefit” would be excluded from the Minority Shareholder vote pursuant to MI 61-101. MI 61-101 excludes from the meaning of “collateral benefit” certain benefits to a related party received solely in connection with the related party’s services as an employee or director of an issuer where (a) the benefit is not conferred for the purpose, in whole or in part, of increasing the value of the consideration paid to the related party for securities relinquished under the transaction; (b) the conferring of the benefit is not, by its terms, conditional on the related party supporting the transaction in any manner; (c) full particulars of the benefit are disclosed in the disclosure document for the transaction; and (d) either (i) the related party and his or her associated entities beneficially own, or exercise control or direction over, less than 1% of the outstanding securities of each class of equity securities of the issuer, or (ii) the related party discloses to an independent committee of the issuer the amount of consideration that he or she expects to be beneficially entitled to receive, under the terms of the transaction, in exchange for the equity securities he or she beneficially owns and the independent committee acting in good faith determines that the value of the benefit, net of any offsetting costs to the related party, is less than 5% of the value of the consideration the related party will receive pursuant to the terms of the transaction for the equity securities it beneficially owns, and the independent committee’s determination is disclosed in the disclosure document for the transaction.

At the time the Business Combination Agreement was entered into, in addition to the vested Western Options held by them: Mr. Randall Oliphant held 500,000 unvested In-The-Money Western Options exercisable at $1.75 per share; Mr. Raymond Threlkeld held 100,000 unvested In-The-Money Western Options exercisable at $1.75 per share; Mr. Brian Penny held 300,000 unvested In-The-Money Western Options exercisable at $1.75 per share; Mr. Gerald Ruth held 66,667 unvested and 133,333 vested out-of-the money Western Options exercisable at $2.80 per share; Mr. Wesley Hanson held 50,000 unvested In-The-Money Western Options exercisable at $1.75 per share and Mr. Arthur Chen held 96,667 unvested In-The-Money Western Options exercisable at $1.75 and $2.00 per share. All such options will be replaced with fully vested New Gold Replacement Options and will not terminate (they will each continue for the full term of the Western Option being replaced) as a result of the Arrangement being a change of control of Western.  In addition, in the case of Mr. Ruth, his 200,000 options discussed above would have expired 90 days after ceasing to be a director and his 200,000 New Gold Replacement Options will instead be extended so that they expire one year after the Effective Date.  The remainder of Mr. Ruth's Western Options will otherwise be replaced with New Gold Replacement Options in accordance with the terms of the Plan of Arrangement having the same term of expiry as the Western Options they replace.

To the knowledge of Western, the only directors or senior officers of Western who may potentially receive a collateral benefit in connection with the Arrangement, and who together with his associated entities, may each be considered to beneficially own or exercise control or direction over more than 1% of the Western Shares, as at the time the Arrangement was agreed to, are Mr. Randall Oliphant, Mr. Brian Penny, Mr. Raymond Threlkeld and Mr. Gerald Ruth. The calculation of beneficial ownership has been performed pursuant to the provisions of MI 61-101.

In connection with the Arrangement, a committee of independent directors considered the situation of Mr. Threlkeld, and came to the conclusion that Mr. Threlkeld would be receiving a collateral benefit in connection with the proposed transaction. The independent committee’s conclusion is based on the factors disclosed by Mr. Threlkeld to the independent committee:

·	Mr. Threlkeld holds 100,000 unvested Western Options that will be accelerated prior to the Effective Time; and

·	Mr. Threlkeld will receive a severance payment of $816,667 and certain health benefits will be maintained upon his resignation following a change of control of Western.

The independent committee determined that the value of the benefit to be received by Mr. Threlkeld directly or indirectly as a consequence of the transactions contemplated by the Arrangement in connection with his services as an employee and director of Western, net of any offsetting costs to Mr. Threlkeld, is more than 5% of the total amount of consideration he expects to receive under the terms of the Arrangement in consideration for the Western Shares he beneficially owns or over which he exercises control or direction. As a result of the foregoing, the Western Shares beneficially owned or controlled or directed, directly or indirectly, by Mr. Threlkeld are required to be excluded from the minority under MI 61-101 in connection with the Minority Shareholder vote.

A similar analysis was conducted as to whether the benefits received by Messrs. Oliphant, Penny and Ruth with respect to the acceleration of their Western Options outlined above and their continuance in the form of New Gold Replacement Options, would be excluded from the meaning of “collateral benefit” as defined in MI 61-101. As noted above, each of Messrs. Oliphant, Penny and Ruth may be considered to beneficially own or exercise control or direction over more than 1% of the Western Shares. The independent committee concluded, however, that the value of the benefit to be received by each of Messrs. Oliphant, Penny and Ruth as a result of the acceleration of the said options and their continuance as described above in connection with the Arrangement, net of any offsetting costs, would be less than 5% of the total amount of the consideration each of them expects to receive under the terms of the Arrangement in exchange for the Western Shares over which each beneficially owns or exercises control or direction. As a result of the foregoing, the Western Shares beneficially owned or controlled or directed, directly or indirectly, by each of Messrs. Oliphant, Penny and Ruth are not required to be excluded from the minority under MI 61-101 in connection with the Minority Shareholder vote.

Qualification and Resale of New Gold Securities - Canada

The New Gold Shares, the New Gold Replacement Options and the New Gold Replacement Warrants (if any) to be issued in exchange for the applicable Western Shares, Western Options and Western Warrants pursuant to the Arrangement will be issued by New Gold in reliance upon exemptions from the prospectus and registration requirements of securities legislation in each province and territory of Canada. Subject to certain disclosure and regulatory requirements and to customary restrictions applicable to distributions of shares from “control distributions”, New Gold Shares issued pursuant to the Arrangement may be resold in each province and territory in Canada subject, in certain circumstances, to the usual conditions that no unusual effort or, no effort, has been made to prepare the market or create demand for the New Gold Shares and that no extraordinary commission or consideration is paid in respect of any trade and if the selling shareholder is an insider of New Gold, he or she has no reasonable grounds to believe that New Gold is in default of securities legislation. Each Western Shareholder is urged to consult his or her professional advisors to determine the conditions and restrictions on trading in Western Shares.

Qualification and Resale of New Gold Securities - United States

Each of Western and New Gold is a “foreign private issuer” as defined under the U.S. Securities Act and the U.S. Exchange Act that is subject to the periodic reporting requirements under Section 13(a) of the U.S. Exchange Act.  The Western Shares and the New Gold Shares are listed for trading on the NYSE Amex. It is a condition of the Arrangement that the New Gold Shares issued pursuant to the Arrangement and which are reserved for issue upon exercise of the New Gold Replacement Options and the New Gold Replacement Warrants be listed on the NYSE Amex.

Issuance and Resale of New Gold Shares Under United States Securities Laws

The New Gold Shares, New Gold Replacement Options and New Gold Replacement Warrants (if any) to be exchanged for Western Shares, Western Options and Western Warrants pursuant to the Arrangement will be issued in reliance upon the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof, and exemptions from registration under applicable United States state securities laws.

The ability of a Western securityholder to resell the New Gold securities issued to it on the Effective Date of the Arrangement will depend on whether it is an “affiliate” of New Gold after the Effective Date of the Arrangement or within 90 days prior to the Effective Date of the Arrangement. As defined in Rule 144 under the U.S. Securities Act, an “affiliate” of an issuer is a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer. Typically, persons who are executive officers, directors or major shareholders of an issuer are considered to be its “affiliates”. Persons that are not affiliates of New Gold after the Effective Date of the Arrangement or within 90 days prior to the Effective Date of the Arrangement may freely resell New Gold securities issued to them in accordance with the Arrangement under the U.S. Securities Act. Persons that are affiliates of New Gold after the Effective Date of the Arrangement or within 90 days prior to the Effective Date of the Arrangement may resell such securities only pursuant to registration or an exemption from registration under the U.S. Securities Act.

Western securityholders are urged to consult with their own legal counsel to ensure that the resale of New Gold securities issued to them pursuant to the Arrangement complies with applicable securities legislation.

Resales of Securities by Affiliates of New Gold

Provided that New Gold remains a “foreign private issuer” as defined in Regulation S under the U.S. Securities Act, persons who solely by virtue of having a position as an officer or director of New Gold are affiliates of New Gold after the Effective Date of the Arrangement or within 90 days prior to the Effective Date of the Arrangement may, under the U.S. Securities Act, resell the New Gold securities issued to the them pursuant to the Arrangement in an “offshore transaction” in accordance with Regulation S under the U.S. Securities Act, provided no “directed selling efforts” are made in the United States by the seller, an affiliate of the seller or any person acting on their behalf, and that the conditions imposed by Regulation S under the U.S. Securities Act for offshore resales by affiliates are satisfied. An “offshore transaction” includes a transaction executed using the facilities of the TSX, provided the offer of the securities is not made to a person in the United States, and neither the seller nor any person acting on the seller’s behalf knows the transaction has been prearranged with a buyer in the United States. In addition, no selling concession, fee or other remuneration may be paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent.  An exemption from the registration requirements of the U.S. Securities Act may also be available under Regulation S under the U.S. Securities Act to a person who is an affiliate of New Gold for a reason other than solely by virtue of having a position as an officer or director of New Gold.

Persons who are affiliates of New Gold after the Effective Date of the Arrangement or within 90 days prior to the Effective Date of the Arrangement may also be eligible to resell such securities in the United States in compliance with Rule 144 under the U.S. Securities Act. In general, subject to certain restrictions contained in Rule 144 as to the hold period, manner of sale, notice requirements, aggregation rules and the availability of certain public information about New Gold, affiliates will be entitled to resell in the United States under Rule 144, during any three-month period, that number of New Gold securities that does not exceed the greater of one percent of the then outstanding securities of such class and the average weekly trading volume of such securities on the NYSE Amex during the four weeks preceding the filing of the notice required by Rule 144 or if no such notice is required the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker.

Exercise of the New Gold Replacement Options and New Gold Replacement Warrants

Section 3(a)(10) of the U.S. Securities Act does not exempt the issuance of securities upon the exercise of securities that were issued pursuant to Section 3(a)(10). Therefore, the New Gold Replacement Options issued pursuant to the Arrangement may not be exercised in the United States or by or on behalf of a U.S. person as defined in Rule 902 of Regulation S under the U.S. Securities Act (a “U.S. Person”), nor may any New Gold Shares issued upon such exercise be offered or resold, except pursuant to registration under the U.S. Securities Act or an exemption from such registration requirements. In the event that New Gold issues New Gold Replacement Options to any employee, director or officer of Western Options who is resident in the United States, New Gold has agreed to use commercially reasonable efforts to register the New Gold Shares issuable upon exercise of such options on Form S-8 under the U.S. Securities Act as soon as reasonably practicable after the closing of the Arrangement, if and to the extent that such New Gold Shares are eligible for registration on such form.

Subsequent to the Effective Date, the New Gold Replacement Warrants, if issued, and the Western Warrants, if the New Gold Replacement Warrants are not issued, may be exercised only pursuant to an exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws. As a result, the New Gold Replacement Warrants may only be exercised by a holder who represents that, at the time of exercise, the holder is not then located in the United States, is not a U.S. Person, and is not exercising the New Gold Replacement Warrants for the account or benefit of a U.S. Person or a person in the United States, unless the holder provides a legal opinion or other evidence reasonably satisfactory to New Gold to the effect that the exercise of the New Gold Replacement Warrants does not require registration under the U.S. Securities Act or state securities laws. In addition, any New Gold Shares issuable upon the exercise of the New Gold Replacement Warrants in the United States or for the account or benefit of a U.S. Person or a person in the United States will be “restricted securities” within the meaning of Rule 144 under the U.S. Securities Act, certificates representing such New Gold Shares will bear a legend to that effect, and such New Gold Shares may be resold only pursuant to an exemption from the registration requirements of the U.S. Securities Act and all applicable state securities laws. Subject to certain limitations, New Gold Shares may be resold outside the United States without registration under the U.S. Securities Act pursuant to Regulation S under the U.S. Securities Act.

THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE ARRANGEMENT HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR THE SECURITIES REGULATORY AUTHORITIES OF ANY STATE IN THE UNITED STATES, NOR HAS THE SEC OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE IN THE UNITED STATES PASSED ON THE ADEQUACY OR ACCURACY OF THIS CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

Stock Exchange Listings and Reporting Issuer Status

If the Arrangement is consummated, the Western Shares are expected to be de-listed from the TSX and the NYSE Amex as soon as practicable following the Effective Date. Western will also seek to be deemed to have ceased to be a reporting issuer (or the equivalent) under the securities legislation of each of the provinces in Canada under which it is currently a reporting issuer (or the equivalent) and to deregister the Western Shares under the United States Securities Exchange Act of 1934, as amended.

New Gold has applied to have the New Gold Shares issuable in exchange for the Western Shares or on the exercise of the Western Options and Western Warrants pursuant to the Arrangement listed and posted for trading on the TSX and will make application for such shares to be listed and posted for trading on the NYSE Amex. Listing will be subject to New Gold receiving approval from, and fulfilling all of the requirements of, the TSX and the NYSE Amex.

THE BUSINESS COMBINATION AGREEMENT

On March 3, 2009, New Gold and Western entered into the Business Combination Agreement, a copy of which has been filed on SEDAR at www.sedar.com and on EDGAR at www.sec.gov and may also be obtained free of charge, upon request to the Director, Governance and Regulatory Affairs of Western by mail at Royal Bank Plaza South Tower, 200 Bay Street, Suite 3120, P.O. Box 167, Toronto, Ontario M5J 2J4, by telephone at (416) 324-6000, by fax at (416) 324-9494 or by email at jtaylor@westerngoldfields.com or upon request to Vice President, Investor Relations of New Gold by mail at 3110-666 Burrard Street, Vancouver, British Columbia V6C 2X8 by telephone at (604) 696-4100, by fax at (604) 696-4110 or by email at info@newgold.com. The following description of certain material provisions of the Business Combination Agreement is a summary only, is not comprehensive and is qualified in its entirety by reference to the full text of the Business Combination Agreement. Shareholders are encouraged to read the Business Combination Agreement in its entirety.

Effective Time

The Business Combination Agreement provides that the Arrangement shall become effective at the Effective Time provided in the Plan of Arrangement, which is 12:01 a.m. (Toronto time) on the date shown on the certificate of arrangement issued under the OBCA giving effect to the Arrangement.

Final Order

If Western Shareholder Approval is obtained as provided for in the Interim Order, and New Gold Shareholder Approval is obtained as provided for in the Business Combination Agreement, then subject to the terms of the Business Combination Agreement, Western shall apply to the Court for the Final Order and shall diligently pursue such application. The application and motion materials, including affidavit materials, draft orders and any amendments thereto for the applications are to be in a form satisfactory to New Gold and Western, acting reasonably.

Effecting the Arrangement

Subject to the rights of termination contained in the Business Combination Agreement, upon the Western Shareholders providing the Western Shareholder Approval in accordance with the Interim Order, the New Gold Shareholders providing the New Gold Shareholder Approval in accordance with the Business Combination Agreement, Western obtaining the Final Order and satisfaction or waiver of the conditions precedent set forth in the Business Combination Agreement, the Articles of Arrangement shall be filed by Western with the Director and from and after the Effective Time, the Plan of Arrangement shall have all of the effects contemplated by law, including the OBCA.

Representations and Warranties

New Gold and Western have made certain representations and warranties in the Business Combination Agreement, which representations and warranties survive the execution and delivery of the Business Combination Agreement and will terminate on the Effective Date. Such representations are customary for this type of transaction.

The representations and warranties made by each of the Parties relate to, among other things:

·	the due incorporation, existence, capacity, authority, registration and licensing to conduct business of such Party and its material subsidiaries;

·	the capitalization of such Party;

·
the corporate authority of such Party to enter into the Business Combination Agreement, and all other agreements and instruments to be executed by the Party as contemplated by the Business Combination Agreement, and to perform its obligations thereunder, and under such other agreements and instruments, and the same not resulting in a violation, contravention or breach of third party agreements or at law;

·
the approval and recommendation that Western Shareholders vote in favour of the Arrangement Resolution in the case of Western, and the issuance of New Gold Shares in connection with the Arrangement in the case of New Gold, by the board of directors of the respective Parties;

·	that such Party is not in default under any contract, agreement or license that would have a Material Adverse Effect on such Party;

·	the absence of any changes that would have a Material Adverse Effect on the Party since September 30, 2008;

·	the terms of existing employment agreements;

·
that the financial statements of such Party were prepared in accordance with Canadian GAAP, in the case of New Gold, and U.S. GAAP, in the case of Western, consistently applied, and fairly present in all material respects the financial condition of such Party at the respective dates of the financial statements and the results of operations for the periods covered;

·	that the corporate records and minute books of such Party have been maintained in accordance with all applicable Laws and are complete and accurate in all material respects;

·
that except as otherwise disclosed, there is no claim, action, proceeding or investigation pending or in progress or, to the knowledge of such Party, threatened against or relating to such Party or affecting any of its properties or assets before any Governmental Entity which individually or in the aggregate has, or could reasonably be expected to have, a Material Adverse Effect on such Party;

·
that such Party has sufficient title to or valid leasehold interests in its properties to operate such property in the ordinary course and consistent with past practice, free and clear of any title defect or encumbrance, except for such defects in title or encumbrances that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect on such Party;

·
that the most recent estimated proven and probable mineral reserves and estimated measured, indicated and inferred mineral resources of such Party disclosed in its public filings have been prepared and disclosed in all material respects in accordance with all applicable Laws;

·	operational matters;

·	insurance;

·
that except as otherwise disclosed, such Party has been operated in compliance with all applicable Environmental Laws, except to the extent that a failure to be in such compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on such Party;

·	tax matters;

·	employee benefits;

·	reporting status under securities laws;

·	compliance with laws;

·	that there are no options on its material assets, except as otherwise disclosed;

·	that no broker’s commission or finder’s fee is payable in respect of the Arrangement, except as otherwise disclosed; and

·	as to the vote required in order to approve the resolutions to be placed before such Party’s Meeting.

Covenants

New Gold and Western have respectively covenanted to each other, until the earlier of the Effective Time and the time that the Business Combination Agreement is terminated in accordance with its terms, that they will, among other things:

·
subject to obtaining any required consents and to confidentiality obligations, promptly provide any information reasonably requested by the other Party to complete its due diligence investigations of such Party;

·
use their commercially reasonable best efforts to satisfy, or cause to be satisfied, all conditions precedent to their obligations to the extent that the same is within their control and take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the transactions contemplated by the Business Combination Agreement;

·	convene and hold their respective Meetings no later than June 30, 2009, and not adjourn or otherwise change the time of such Meeting without the prior written consent of the other Party;

·	prepare and file a joint management information circular, together with any other documents required by applicable Laws, and mail such circular in accordance with all applicable Laws;

·	conduct their respective businesses only in, and not take any action except in the usual, ordinary and regular course of their respective businesses consistent with past practices;

·
not, without prior consultation with and the consent of the other Party, declare, set aside or pay any dividends or other distributions, merge, amalgamate, or enter into any other extraordinary transaction or reduce their respective stated capital, except as otherwise provided for;

·
prepare and file any mutually agreed (or as otherwise required by applicable Laws) amendments or supplements to the joint management information circular and mail such amendments or supplements, in accordance with all applicable Laws;

·	use their commercially reasonable best efforts to maintain their respective current insurance (or reinsurance) policies;

·
make, or co-operate as necessary in the making of, all necessary filings and applications under all applicable Laws required in connection with the transactions contemplated by the Business Combination Agreement and take all reasonable action necessary to be in compliance with such Laws;

·
execute and deliver, or cause to be executed and delivered, at the closing of the Arrangement such customary agreements, certificates, resolutions, opinions and other closing documents as may be required by the other Party, all in form satisfactory to the other Party, acting reasonably;

·
subject to applicable Laws, use commercially reasonable best efforts to conduct themselves so as to keep the other Party reasonably informed as to the material decisions or actions required or required to be made with respect to the operation of their respective businesses;

·
use their commercially reasonable best efforts to conduct their affairs and to cause their respective subsidiaries to conduct their affairs so that all of the representations and warranties of each Party contained in the Business Combination Agreement shall be true and correct on and as of the Effective Date as if made on and as of such date;

·	use commercially reasonable efforts to complete the Arrangement on or prior to the Completion Deadline;

·
not release any third party from any confidentiality or standstill agreement to which the respective Party and such third party are parties or amend any of the foregoing, and shall exercise all rights to require the return of information regarding the respective Party previously provided to such parties and shall exercise all rights to require the destruction of all materials including or incorporation any information regarding the respective Party; and

·
not to, without the prior written consent of the other Party, directly or indirectly, do or permit to occur any of the following, other than otherwise disclosed and except where to do so would be in the ordinary course of business and consistent with past practice:

(a)
issue any common shares or any securities convertible into or exchangeable or exercisable for common shares, other than the issue of common shares pursuant to the exercise of options or warrants, as applicable, outstanding on the date of the Business Combination Agreement;

(b)	other than pursuant to obligations or rights under existing contracts, agreements and commitments, dispose of any property or assets or enter into any agreement or commitment to do so;

(c)	amend or propose to amend their respective constating documents or any of the terms of their respective options;

(d)	split, combine or reclassify any of their common shares;

(e)	redeem, purchase or offer to purchase any of their respective common shares and other than pursuant to their respective Option Plans, any options;

(f)	acquire or agree to acquire any corporation or other entity (or material interest therein) or division of any corporation or other entity;

(g)
except as required by Canadian GAAP, or US GAAP, as applicable, or any other generally accepted accounting principle or any applicable law, make any changes to their existing accounting practices or make any material tax election inconsistent with past practice;

(h)	return capital to its shareholders or repay any indebtedness for borrowed money before it is due;

(i)
(A) satisfy or settle any claim or dispute, except such as have been included in the respective financial statements of the Parties which are, individually or in the aggregate, in an amount in excess of $750,000; (B) relinquish any contractual rights that are, individually or in the aggregate, in an amount in excess of $750,000; or (C) enter into any interest rate, currency or commodity swaps, hedges, caps, collars, forward sales or other similar financial instruments other than in the ordinary and regular course of business and not for speculative purposes;

(j)	incur, authorize, agree or otherwise become committed to provide guarantees for borrowed money or incur, authorize, agree or otherwise become committed for any indebtedness for borrowed money;

(k)
except as otherwise disclosed, enter into or modify any employment, consulting, severance, collective bargaining or similar agreement, policy or arrangement with, or grant any bonus, salary increase, option to purchase shares, pension or supplemental pension benefit, profit sharing, retirement allowance, deferred compensation, incentive compensation, severance, change of control or termination pay to, or make any loan to, any officer, director, employee or consultant of the respective Parties, except with the prior written consent of the other Party;

(l)
subject to certain exceptions, take any action, or refrain from taking any action (subject to commercially reasonable best efforts), or permit any action to be taken or not taken, inconsistent with the provisions of the Business Combination Agreement or which would reasonably be expected to materially impede the completion of the transactions contemplated thereby or would render, or that could reasonably be expected to render, any representation or warranty made respectively by the Parties in the Business Combination Agreement untrue or inaccurate in any material respect at any time before the Effective Time, or which would or could have a Material Adverse Effect on the respective Parties;

(m)
settle or compromise any claim brought by any present, former or purported holder of its securities in connection with the transactions contemplated by the Business Combination Agreement before the Effective Time without the prior written consent of the other Party;

(n)
except as provided under the terms of the existing Option Plans of the respective Party and the Plan of Arrangement with respect to a change of control as a result of the Arrangement, whether through a Party’s board of directors or otherwise, accelerate the vesting of any unvested options, or otherwise amend, vary or modify such Party’s Option Plan or any options; or

(o)
enter into, renew or modify any material contract to which it is a party or by which it is bound, except insofar as may be necessary to permit or provide for the completion of the Arrangement or where to do so would not have a Material Adverse Effect.

New Gold has also covenanted to Western that, until the earlier of the Effective Time and the time that the Business Combination Agreement is terminated in accordance with its terms, it will:

·
use its commercially reasonable best efforts to cause the New Gold Shares to be issued to holders of Western Shares or Qualifying Holdco Shareholders or upon exercise of Western Options or Western Warrants in connection with the Arrangement to be listed on the TSX and the NYSE Amex;

·
take all actions necessary to appoint Randall Oliphant as Executive Chairman and Brian Penny as Chief Financial Officer of New Gold (and all such other members of Western’s management to be appointed or retained by New Gold as agreed upon by the Parties prior to the Effective Time) effective upon the completion of the Plan of Arrangement;

·	prior to the Effective Date, incorporate New Gold Subco and on terms acceptable to Western, acting reasonably;

·
take all actions necessary to cause the board of directors of New Gold on a going forward basis, to consist of ten directors at the Effective Time, of which six directors will be nominees of New Gold and four directors will be nominees of Western;

·
agree to make joint elections with Eligible Holders in respect of the disposition of their Western Shares or shares of a Qualifying Holdco pursuant to Section 85 of the Tax Act (or any similar provision of any provincial tax legislation) in accordance with the procedures and within the time limits set out in the Plan of Arrangement. New Gold further agrees that the agreed amount under such joint elections shall be determined by each Eligible Holder in his or her sole discretion within the limits set out in the Tax Act;

·
following the Effective Time, take all steps required and cause Western or its successor to take all steps required to fulfill the obligations of Western or its successor to deliver New Gold Shares on any exercise of Western Warrants;

·
subject to receipt of stock exchange approvals, as soon as practicable after completion of the Arrangement, grant New Gold Options to the directors and management appointed as per the Business Combination Agreement based on the then prevailing trading price of the New Gold Shares in accordance with the New Gold Option Plan and compensation policies. All Western Options outstanding as of the Effective Time shall be exchanged for New Gold Replacement Options, all in accordance with and pursuant to the Plan of Arrangement and as described under “The Arrangement – Interest of Certain Persons in the Arrangement – Western Directors and Officers – Stock Options”, with respect to 200,000 Western Options held by Mr. Ruth; and

·
in connection with the Arrangement, use its commercially reasonable best efforts to register the New Gold Shares issuable upon the exercise of any options issued by New Gold to any employee, director or officer of Western who is resident in the United States, on Form S-8 under the U.S. Securities Act, as soon as reasonably practicable after the completion of the Arrangement, if and to the extent that such New Gold Shares are eligible for registration on such form.

Western has also covenanted to New Gold that, until the earlier of the Effective Time and the time that the Business Combination Agreement is terminated in accordance with its terms, it will:

·	provide New Gold with a copy of any purported exercise of Dissent Rights and written communications with the shareholders purportedly exercising such Dissent Rights; and

·
take all necessary action before the Effective Date to render the Western Rights Agreement inapplicable to the Arrangement and the other transactions contemplated by the Business Combination Agreement.

Conditions Precedent

In order for the Arrangement to become effective, certain conditions, summarized below, must have been satisfied or waived.

Mutual Conditions Precedent

The obligations of New Gold and Western to complete the Arrangement are subject to the satisfaction of, among others, the following mutual conditions, which may be waived only with the consent of each Party:

·	the Final Order shall have been granted on terms acceptable to the Parties, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to the Parties, acting reasonably;

·
the Western Shareholders shall have approved the Arrangement Resolution in accordance with the Interim Order and approved or consented to such other matters as New Gold or Western consider necessary or desirable in connection with the Arrangement in the manner required thereby;

·	the New Gold Shareholders shall have approved the Share Issuance Resolution and Board Size Resolution;

·
(A) all necessary consents, waivers, permits, exemptions, order and approvals of, and any registrations and filings with, any Governmental Entity including the expiration or termination of the waiting period under the HSR Act; (B) all third person and other consents, waivers, permits, exemptions, orders, approvals, agreements and amendments and modifications to agreements, indentures or arrangements, the failure of which to obtain or the non-expiry of which would, or could reasonably be expected to have, a Material Adverse Effect on either of New Gold or Western or materially impede the completion of the Arrangement shall have been obtained or received on terms that are reasonably satisfactory to each Party;

·
except for the matters disclosed, there shall not be pending or threatened any suit, action or proceeding by any Governmental Entity or other person, in each case that has a reasonable likelihood of success: (i) seeking to prohibit or restrict the acquisition by New Gold of any Western Shares, seeking to restrain or prohibit the consummation of the Plan of Arrangement or seeking to obtain from New Gold or Western any damages that are material in relation to Western or material to New Gold; (ii) seeking to prohibit or materially limit the ownership or operation by New Gold of any material portion of the business or assets of Western or to compel New Gold to dispose of or hold separate any material portion of the business or assets of Western as a result of the Plan of Arrangement; (iii) seeking to impose limitations on the ability of New Gold to acquire or hold, or exercise full rights of ownership of, any Western Shares, including the right to vote the Western Shares purchased by it on all matters properly presented to the Western Shareholders; (iv) seeking to prohibit New Gold from effectively controlling in any material respect the business or operations of Western; or (v) which otherwise is reasonably likely to have a Material Adverse Effect on Western or New Gold;

·
there must have been no action taken under any applicable Law or by any government or governmental or regulatory authority which (i) makes it illegal or otherwise, directly or indirectly, restrains, enjoins or prohibits the completion of the Arrangement, or (ii) results or could reasonably be expected to result in a judgment, order, decree or assessment of damages, directly or indirectly, relating to the Arrangement which is, or could be, materially adverse to New Gold or Western;

·
the distribution of the securities pursuant to the Arrangement must be exempt from the prospectus and registration requirements of applicable Canadian securities Laws either by virtue of exemptive relief from the securities regulatory authorities of each of the provinces of Canada or by virtue of applicable exemptions under Canadian securities Laws and will not be subject to resale restrictions under applicable Canadian securities Laws (other than as applicable to control persons or pursuant to section 2.6 of National Instrument 45-102 Resale of Securities);

·
the New Gold Shares to be issued to holders of Western Shares or Qualified Holdco Shareholders in connection with the Arrangement and the issuance of the New Gold Replacement Options and the New Gold Replacement Warrants, if any, to be issued in connection with the Arrangement shall be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof, and in compliance with all applicable U.S. state securities Laws and will not be subject to any statutory hold or restricted period under the U.S. Securities Act or under any blue sky or state securities Laws, subject to restrictions applicable to affiliates (as defined in Rule 405 under the U.S. Securities Act) of New Gold following the Effective Date;

·
the New Gold Shares to be issued: (i) to holders of Western Shares or Qualified Holdco Shareholders in connection with the Arrangement and (ii) upon the exercise of any New Gold warrants issued in connection with the Arrangement shall have been approved for listing on the TSX and the NYSE Amex, subject to official notice of issuance and other normal conditions; and

·	the Business Combination Agreement must not have been terminated.

Additional Conditions Precedent to the Obligation of New Gold

The obligations of New Gold to complete the Arrangement shall be subject to the satisfaction of, among others, the following conditions, any of which may be waived by New Gold:

·	Western shall have performed and complied in all material respects with all of the covenants and obligations thereof required to be performed by Western prior to the completion of the Arrangement;

·
the representations and warranties made by Western in the Business Combination Agreement that are qualified by the expression “Material Adverse Effect” shall be true and correct as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), and all other representations and warranties made by Western in the Business Combination Agreement that are not so qualified shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), in either case, except where any failures or breaches of representations and warranties would not either, individually or in the aggregate, in the reasonable judgment of New Gold, have a Material Adverse Effect on Western, and Western shall have provided to New Gold a certificate of two officers thereof certifying such accuracy or lack of Material Adverse Effect on the Effective Date;

·	there shall not have been any event or change that has had or would reasonably be expected to have a Material Adverse Effect on Western;

·	each of the Western Shareholders who has entered into a Support Agreement with New Gold and Western shall have complied in all material respects with such Support Agreement;

·
other than as otherwise disclosed, there shall have been no material change in the existing employment arrangements of any senior officer of Western from the date hereof and Western shall not have hired any additional senior officers;

·	holders of no more than 5% of the outstanding Western Shares shall have dissented to the Arrangement;

·
the board of directors of Western shall not have modified or amended, in a manner adverse to New Gold, prior to the Western Meeting, its recommendation that Western Shareholders vote in favour of the Arrangement Resolution;

·	the directors of Western shall have adopted all necessary resolutions and all other necessary corporate action shall have been taken by Western to permit the consummation of the Arrangement; and

·	6,250,000 In-The-Money Western Options held by directors or officers of Western shall have been exercised or shall have been surrendered for cancellation prior to the Effective Time.

Additional Conditions Precedent to the Obligation of Western

The obligations of Western to complete the Arrangement shall be subject to the satisfaction of, among others, the following conditions, any of which may be waived by Western:

·	New Gold shall have performed and complied in all material respects with all of the covenants and obligations thereof required to be performed by New Gold prior to the completion of the Arrangement;

·
the representations and warranties made by New Gold in the Business Combination Agreement that are qualified by the expression “Material Adverse Effect” shall be true and correct as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), and all other representations and warranties made by New Gold in the Business Combination Agreement that are not so qualified shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), in either case, except where any failures or breaches of representations and warranties would not either, individually or in the aggregate, in the reasonable judgment of Western, have a Material Adverse Effect on New Gold, and New Gold shall have provided to Western a certificate of two officers thereof certifying such accuracy or lack of Material Adverse Effect on the Effective Date;

·	there shall not have been any event or change that has had or would reasonably be expected to have a Material Adverse Effect on New Gold;

·	on the Effective Date, the board of directors of New Gold shall be comprised as provided in the Business Combination Agreement;

·	on the Effective Date, the board of directors of New Gold will make the additions to senior management of New Gold as provided in the Business Combination Agreement;

·	each of the New Gold Shareholders who has entered into a Support Agreement with Western and New Gold shall have complied in all material respects with such Support Agreement;

·
there shall have been no material change in the existing employment arrangements of any senior officer of New Gold from the date hereof and New Gold shall not have hired any additional senior officers;

·
the board of directors of New Gold shall not have modified or amended, in a manner adverse to Western, prior to the New Gold Meeting, its recommendation that New Gold Shareholders vote in favour of the Share Issuance Resolution and Board Size Resolution;

·	the directors of New Gold shall have adopted all necessary resolutions and all other necessary corporate action shall have been taken by New Gold to permit the consummation of the Arrangement; and

·	New Gold shall have obtained from Goldcorp confirmation that the Arrangement does not trigger any requirement under the non-competition agreement between Goldcorp and a subsidiary of New Gold.

Notice and Cure Provisions

Each Party shall give prompt notice to the other Party of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would be likely to or could:

·
cause any of the representations or warranties of such Party contained in the Business Combination Agreement to be untrue or inaccurate in any respect on the date of the Business Combination Agreement or on the Effective Date;

·	result in the failure to comply with or satisfy any covenant or agreement to be complied with or satisfied by such party prior to the Effective Date; or

·	result in the failure to satisfy any of the conditions precedent in favour of the other Party contained in the Business Combination Agreement, as the case may be.

Neither of the Parties may:

·
elect not to complete the transactions contemplated by the Business Combination Agreement by virtue of the conditions contained within the Business Combination Agreement not being satisfied or waived; or

·	exercise any termination right arising therefrom;

unless (i) promptly and in any event prior to the Effective Date, the Party intending to rely thereon has delivered a written notice to the other Party specifying in reasonable detail the breaches of covenants or untruthfulness or inaccuracy of representations and warranties or other matters that the Party delivering such notice is asserting as the basis for the exercise of the termination right, as the case may be, and (ii) if any such notice is delivered, and a Party is proceeding diligently, at its own expense, to cure such matter, if such matter is susceptible to being cured, the Party that has delivered such notice may not terminate the Business Combination Agreement until the earlier of the Completion Deadline and the expiration of a period of 15 days from date of delivery of such notice.

If such notice has been delivered prior to the date of the Western Meeting or New Gold Meeting, the Western Meeting or New Gold Meeting or both, as applicable, shall be adjourned or postponed until the expiry of such period.

Non-Solicitation Covenants

Each Party has agreed to immediately cease and cause to be terminated any solicitation, discussion or negotiation with any parties that may be ongoing with respect to an Acquisition Proposal whether or not initiated by such Party, and to request the return of information regarding such Party previously provided to such Parties and the destruction of all materials including or incorporating any confidential information regarding such Party. Each Party has agreed not to release any third party from any confidentiality agreement relating to a potential Acquisition Proposal or any standstill or similar agreement or obligation to which such third party is a party or by which such third party is bound.

Subject to the terms of the Business Combination Agreement, each Party agrees that it shall not, and shall not authorize or permit any of its officers, directors, employees, representatives, advisors or agents or its subsidiaries, directly or indirectly, to:

·
make, solicit, initiate, entertain, encourage, promote or facilitate, including by way of furnishing information, permitting any visit to its facilities or properties or entering into any form of agreement, arrangement or understanding, any inquiries or the making of any proposals regarding an Acquisition Proposal or that may be reasonably be expected to lead to an Acquisition Proposal;

·
participate, directly or indirectly, in any discussions or negotiations regarding, or furnish to any person any information or otherwise co-operate with, respond to, assist or participate in any Acquisition Proposal or potential Acquisition Proposal;

·
remain neutral with respect to, or agree to, approve or recommend any Acquisition Proposal or potential Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal until 15 days following formal announcement of such Acquisition Proposal shall not be considered to be a violation of this covenant);

·
withdraw or change in a manner adverse to the other Party, or publicly propose any of the foregoing, the approval, recommendation or declaration of advisability of its board of directors of the Arrangement (it being understood that failing to affirm the approval or recommendation of its board of directors of the Arrangement within 15 days after an Acquisition Proposal relating to such Party has been publicly announced and in circumstances where no Acquisition Proposal has been made, within two business days of being requested to do so by any other Party, shall be considered an adverse modification);

·
enter into any agreement, arrangement or understanding related to any Acquisition Proposal or requiring it to abandon, terminate or fail to consummate the Arrangement, or providing for the payment of any break, termination or other fees or expenses to any person in the event that the other Party completes the Arrangement with the first Party or any of its affiliates agreed to prior to any termination of the Business Combination Agreement; or

·	make any public announcement or take any other action intended to be inconsistent with the recommendation of its board of directors to approve the Arrangement.

However, the board of directors of a Party (the “Solicited Party”) may consider, participate in any discussions or negotiations with and provide information to or conduct due diligence on, any person who has delivered a written Acquisition Proposal which was not solicited or encouraged by the Solicited Party and did not otherwise result from a breach of the foregoing restrictions, that its board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel may reasonably be expected to constitute a Superior Proposal. However, prior to taking any such action the board of directors of the Solicited Party must determine in good faith that it is necessary to take such action in order to discharge properly its fiduciary duties. If the Solicited Party provides confidential non-public information to such person, the Solicited Party must obtain a confidentiality and standstill agreement from the person making such Acquisition Proposal that is substantively the same as the confidentiality agreement between New Gold and Western and otherwise on terms no more favourable to such person than such confidentiality agreement.

If a Solicited Party receives a request for material non-public information from a person who proposes to make an Acquisition Proposal and the board of directors of the Solicited Party determines in good faith that such Acquisition Proposal, if made, could reasonably be expected to lead to a Superior Proposal and provided that the Solicited Party obtains a confidentiality and standstill agreement from the person making such Acquisition Proposal that is substantively the same as the confidentiality agreement between the Parties the Solicited Party is permitted to provide such person with access to information regarding the Solicited Party; provided that the Solicited Party must send a copy of any such confidentiality agreement to the other Parties promptly upon its execution and provide the other Parties with a list of the information provided to such person and access to similar information to which such person was provided.

Notice of Acquisition Proposal

Each Party must promptly (and in any event within 24 hours) notify the other Party, at first orally and then in writing, of the receipt of any Acquisition Proposal or any request for non-public information relating to such Party or any of its subsidiaries. Such notice must include (a) the identity of the person making the Acquisition Proposal, (b) a description of the terms and conditions of the Acquisition Proposal, and (c) such other details of the Acquisition Proposal, inquiry or contact as the other Party may reasonably request.

Each Party shall ensure that its officers, directors and employees and its subsidiaries and their officers, directors, employees and any financial advisors or other advisors or representatives retained by it are aware of the covenants regarding non-solicitation and Acquisition Proposals, and it shall be responsible for any breach of either covenant by such officers, directors, financial advisors or other advisors or representatives.

Superior Proposal and Right to Match

Nothing contained in the Business Combination Agreement prohibits the board of directors of a Party from making a Change of Recommendation or from making any disclosure to its shareholders if, in the good faith judgment of its board of directors, after consultation with outside counsel, such action is necessary for the board of directors to act in a manner consistent with its fiduciary duties or is otherwise required under applicable Laws. However, in the case of a proposal to make a Change of Recommendation that does not relate to a Superior Proposal and except as may otherwise be necessary for its board of directors to act in a manner consistent with its fiduciary duties, such Party must give the other Party not less than 48 hours’ notice before its board of directors considers any such proposal and promptly advise the other Party of its board of directors’ intention to consider such proposal.

If a Party has complied with the provisions of the Business Combination Agreement relating to Acquisition Proposals and Superior Proposals, such Party (the “Terminating Party”) may accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of a Superior Proposal that is received prior to the date of approval of the Arrangement by its shareholders and terminate the Business Combination Agreement if:

·	the Terminating Party has provided the other Party with a copy of the Superior Proposal document;

·	the Terminating Party has provided the other Party with the information regarding such Superior Proposal required under the Business Combination Agreement;

·
the board of directors of the Terminating Party has determined in good faith after consultation with outside legal counsel and its financial advisors that it is necessary in order for the board of directors to discharge properly its fiduciary duties to withdraw or modify its approval or recommendation (“Change of Recommendation”) of the Business Combination Agreement and to approve or recommend such Superior Proposal; and

·
four business days shall have elapsed from the later of the date the other Parties received written notice (a “Superior Proposal Notice”) advising them that the Terminating Party’s board of directors has resolved to accept, approve, recommend or enter into an agreement in respect of such Superior Proposal and the date such Parties received a copy of such Superior Proposal document.

In the event that a Terminating Party provides the other Party with a Superior Proposal Notice on a date that is less than seven business days prior to its Meeting, the other Party may require the Terminating Party to adjourn its Meeting to a date that is not less than five business days and not more than 15 days after the original date of the Meeting. If the Terminating Party’s circular has been sent to its Shareholders prior to the expiry of that four business day period and, during such period, the other Party requests in writing that the Meeting of the Terminating Party proceed, unless otherwise ordered by a court, the Terminating Party is required to continue to take all reasonable steps necessary to hold its Meeting and to cause the Arrangement to be voted on at such Meeting.

During the four business day period referred to above, the Terminating Party agrees that the other Party shall have the right, but not the obligation, to offer in writing to amend the terms of the Business Combination Agreement. The terms of any proposed amendment to the Business Combination Agreement shall be provided by the other Party to the Terminating Party. The board of directors of the Terminating Party will review any written proposal by the other Party to amend the terms of the Business Combination Agreement in good faith in order to determine, in its discretion in the exercise of its fiduciary duties, whether the amended proposal would, upon acceptance by the Terminating Party, result in such Superior Proposal ceasing to be a Superior Proposal.

If the board of directors of the Terminating Party so determines, it will enter into an amended agreement with the other Party reflecting the amended proposal. If the board of directors of the Terminating Party does not so determine, the Terminating Party may accept, approve, recommend or enter into an agreement, understanding or arrangement in respect of such Superior Proposal, subject to compliance with the Termination terms as expressed in the Business Combination Agreement.

Each Party also acknowledges and agrees that each successive material modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of the requirement under the terms of the Business Combination Agreement and will initiate an additional four business day notice period.

Termination

The Business Combination Agreement may be terminated at any time:

·	by mutual written agreement of the Parties;

·	by a Party if: (i) the board of directors of the other Party has made a Change of Recommendation; or (ii) the other Party has entered into a definitive agreement with respect to a Superior Proposal;

·	by either Party in order for such Party to enter into a definitive written agreement with respect to a Superior Proposal;

·	by either Party if the required approval of their respective Shareholders is not obtained at their respective Meetings;

·
by either Party if any of the mutual conditions precedent have not been satisfied by the Completion Deadline or where it is clear that the condition cannot be satisfied prior to the Completion Deadline;

·
by either Party if any condition precedent to its obligations has not been satisfied by the Completion Deadline or where it is clear that the condition cannot be satisfied prior to the Completion Deadline; or

·	by either Party if there is a material breach by the other Party of its covenants under the Business Combination Agreement.

The Business Combination Agreement provides that, in the event that:

·	a Party enters into a definitive written agreement with respect to a Superior Proposal;

·	a Party makes a Change of Recommendation in respect of the Arrangement; or

·	the other Party has entered into a definitive agreement with respect to a Superior Proposal;

then the Terminating Party shall pay to the other Party (the “Non-Terminating Party”) an aggregate amount in cash equal to: (a) $8,800,000 in the event that Western is the Terminating Party; or (b) $8,800,000 in the event that New Gold is the Terminating Party (any such payment, the “Termination Payment”), in immediately available funds. In addition, if a Party terminates the Business Combination Agreement as a result of the other Party’s material breach of its covenants under the Business Combination Agreement, then the Party whose breach gave rise to the termination shall pay to the other Party the Termination Payment in immediately available funds.

In the event that the Business Combination Agreement is terminated because Shareholders of a Party did not give the required approval and the Shareholders of the other Party do, then the Party whose Shareholders have not given the required approval shall pay to the other Party a payment of $750,000 in immediately available funds, as an expenses payment.

In addition to the foregoing, if the Business Combination Agreement is terminated due to the failure by a Party’s Shareholders to approve the Arrangement, and prior to such Meeting, a bona fide Acquisition Proposal, or the intention to enter into a bona fide Acquisition Proposal with respect to such Party has been publicly announced and not withdrawn and within 12 months of the date of such termination:

(a)
the person who made such Acquisition Proposal or an affiliate of such person: (a) directly or indirectly acquires such Party by takeover bid, arrangement, business combination or otherwise; (b) directly or indirectly acquires the assets of such Party or one or more of its subsidiaries that: (1) constitute more than 50% of the consolidated assets of such Party; (2) generate more than 50% of the consolidated revenue of such Party; or (3) generate more than 50% of the consolidated operating income of such Party; (c) directly or indirectly acquires more than 50% of the voting or equity securities of such Party; or

(b)
such Party and/or such Party’s subsidiaries enter into a definitive agreement in respect of or such Party’s board of directors approves or recommends a transaction contemplated by (a) above with the person or such affiliate that made such Acquisition Proposal and that transaction is consummated at any time thereafter, then such Party shall pay to the other Party the Termination Payment.

Amendment

The Business Combination Agreement may, at any time and from time to time before or after the holding of the Western Meeting, be amended by mutual written agreement of the Parties without, subject to applicable Law, further notice to or authorization on the part of the New Gold Shareholders or the Western Shareholders and any such amendment may, without limitation:

(a)	change the time for the performance of any of the obligations or acts of any Party;

(b)	waive any inaccuracies in or modify any representation or warranty contained in the Business Combination Agreement or in any document delivered pursuant thereto;

(c)	waive compliance with or modify any of the covenants contained in the Business Combination Agreement and waive or modify the performance of any of the obligations of any of the Parties; and

(d)	waive compliance with or modify any condition contained in the Business Combination Agreement;

provided, however, that notwithstanding the foregoing:

(a)
following the Western Meeting, the Consideration shall not be amended without the approval of the Western Shareholders given in the same manner as required for the approval of the Arrangement or as may be ordered by the Court;

(b)
if, notwithstanding U.S. tax matters described in the Business Combination Agreement, the Parties determine, at any time prior to the filing of Articles of Arrangement with the Director, that the Arrangement will not have the United States federal income tax consequences described in the Business Combination Agreement, the Plan of Arrangement shall be amended, such that the merger of New Gold Subco and Western shall not occur, and the steps described in section 3.01(e), (f), (g) and (h) of the Plan of Arrangement shall be deleted without further approval; and

(c)
the Business Combination Agreement and the Plan of Arrangement may be amended, other than as described in the paragraph above, in accordance with the Final Order but, in the event that the terms of the Final Order require any such amendment, the rights of the Parties under Schedules F, G and H and Section 7.02 of the Business Combination Agreement shall remain unaffected.

SUPPORT AGREEMENTS

On March 3, 2009, the directors and senior officers of Western and the directors and senior officers of New Gold (each a “Supporting Shareholder”) entered into shareholder support agreements (collectively, the “Support Agreements”) with New Gold and Western and pledged their support to the Arrangement. As of March 3, 2009, the directors and senior officers of Western collectively, beneficially owned, directly or indirectly, or exercised control over 8,381,806 Western Shares, representing approximately 6.18% of the issued and outstanding Western Shares on that date. Additionally, as of March 3, 2009, the directors and senior officers of New Gold collectively, beneficially owned, directly or indirectly, or exercised control over 7,110,994 New Gold Shares, representing approximately 3.3% of the issued and outstanding New Gold Shares on that date.

The following description of certain material provisions of the Support Agreements is a summary only, is not comprehensive, and is qualified in its entirety by reference to the full text of the Support Agreements.

Representations of the Supporting Shareholders

Each Supporting Shareholder represents and warrants to the Parties, and thereby acknowledges that the Parties are relying upon such representations and warranties, that at the date of the Support Agreement:

·	the Supporting Shareholder is currently a shareholder of New Gold or Western, as applicable;

·
the Supporting Shareholder is the beneficial owner of, or exercises control or direction over, the number of common shares in the capital of New Gold or Western, as applicable, indicated in the Support Agreement (which, together with any common shares issued to or acquired by the Supporting Shareholder or in respect of which voting is directly or indirectly controlled or directed by the Supporting Shareholder after the date of the Support Agreement, are the “Subject Shares”);

·	the Supporting Shareholder has sole voting power, sole power of disposition and sole power to agree to all of the matters set forth in the Support Agreement with respect to the Subject Shares;

·
the Supporting Shareholder has sufficient capacity, power, authority and right to enter into the Support Agreement as a valid and binding agreement enforceable by either Party in accordance with its terms and to perform the Supporting Shareholder’s obligations under the Support Agreement;

·
the Subject Shares are all of the common shares in the capital of the respective Party directly or indirectly, legally or beneficially, owned by the Supporting Shareholder or over which the Supporting Shareholder exercises direction or control including, without limitation, with respect to voting; and

·
entering into the Support Agreement does not and will not conflict with any other agreement or obligation of the Supporting Shareholder and there are, and at all times up to and including the date of the Meetings there will be, no restrictions on the Supporting Shareholder or the Subject Shares that would prevent the Supporting Shareholder from voting the Subject Shares in favour of the Arrangement Resolution if a Western Shareholder or in favour of the Share Issuance Resolution and Board Size Resolution if a New Gold Shareholder (provided that the Supporting Shareholder makes no representation with respect to the actions that may be taken by any securities regulatory authority or stock exchange).

Agreement to Support the Arrangement

Each Supporting Shareholder has irrevocably and unconditionally agreed, subject to the other terms of the Support Agreement, from the date of the Support Agreement until the Effective Time:

·
to do all such things and to take all such steps as may reasonably be required to be done or taken by the Supporting Shareholder to cause all of the Subject Shares to be voted, in the case of the Western Shares in favour of the Arrangement Resolution, and in the case of the New Gold Shares in favour of the Share Issuance Resolution and Board Size Resolution and all related matters contemplated by the Business Combination Agreement to be put before the Meetings and to be voted to oppose any proposed action by any person whatsoever that could prevent or delay the completion of the Arrangement and any related matters contemplated by the Business Combination Agreement;

·
not to (or agree to), directly or indirectly, solicit, initiate, invite or encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals, or participate in any discussions or negotiations, regarding (i) an Acquisition Proposal; (ii) except as permitted under the Support Agreement, the direct or indirect acquisition or disposition of all or any of the securities of the respective Party or the Subject Shares, or (iii) any action which is inconsistent with the successful completion of the Arrangement;

·
subject to the terms of the Support Agreement, not to (or agree to), directly or indirectly, sell, assign, convey or otherwise transfer or dispose of any or all of the Subject Shares, provided that the Supporting Shareholder may sell, assign, convey or otherwise transfer or dispose of any or all of the Subject Shares (including those issued upon any exercise or conversion of options or other rights to acquire common shares of the respective Party) to a Related Person, provided that such Related Person enters into an agreement with the Parties on the same terms as the Support Agreements, or otherwise agrees with the Parties to be bound by the provisions of the Support Agreement;

·
not to (or agree to) exercise any statutory or other right of dissent with respect to the Subject Shares available to the Supporting Shareholder in connection with the Arrangement or with the matters contemplated by the Support Agreement, as applicable;

·
not to (or agree to) exercise any shareholder rights or remedies available at common law or pursuant to the OBCA or the BCBCA, as applicable, or applicable securities legislation to challenge, delay, hinder or prevent the Arrangement; and

·
cause the registered holder of the Subject Shares any other securities of the respective Party beneficially owned by, or under the control or direction of, the Supporting Shareholder to comply with the Supporting Shareholders’ obligations under the Support Agreement as if the registered holder had entered into the Support Agreement.

Sale of Subject Shares Acquired Upon Exercise of Options

Notwithstanding any of the above, after the Record Date, the Supporting Shareholder may sell up to 100% of the Subject Shares that were acquired upon the exercise of options or other rights to acquire common shares of the respective Party after the date of the Support Agreement.

Director or Officer

If the Supporting Shareholder is a director or officer of the respective Party, the Parties acknowledge that the obligations of the Supporting Shareholder set forth in the Support Agreement relate to the Supporting Shareholder acting solely in the capacity of a holder of the Subject Shares and not as a director or officer of the respective Party and shall not affect or restrict any legal or fiduciary obligation imposed on such Supporting Shareholder acting in the capacity of a director or officer of the respective Party. The Parties and the Supporting Shareholder acknowledge that pursuant to the Support Agreement the Supporting Shareholder may be required to act as a holder of the Subject Shares in a manner different from the manner in which the Supporting Shareholder is obligated to act in his or her capacity of a director or officer of the respective Party.

Termination

It is understood and agreed that the respective rights and obligations thereunder of the respective Parties and the Supporting Shareholder shall cease and the Support Agreement shall terminate on the earliest of (a) the Effective Date, (b) the date that the Business Combination Agreement is terminated in accordance with its terms, including, without limitation, where the respective Party terminates the Business Combination Agreement in order to proceed with a Superior Proposal; and (c) July 31, 2009. The Support Agreements may also be terminated at any time prior to the Effective Date by mutual agreement of the parties.

Goldcorp Support Agreement

Goldcorp, who, to the Parties’ knowledge, beneficially owns 15,500,000 New Gold Shares (representing approximately 7.3% of the New Gold Shares outstanding on March 3, 2009), has agreed with New Gold and Western by entering into the Goldcorp Support Agreement (the “Goldcorp Support Agreement”) to conduct itself in a manner not inconsistent with the completion of the Arrangement and to vote in favour of the Share Issuance Resolution and Board Size Resolution and all related matters contemplated by the Business Combination Agreement to be put before the New Gold Meeting.

Agreement to Support the Arrangement

Goldcorp irrevocably and unconditionally agrees, subject to the Goldcorp Support Agreement, from the date of the Goldcorp Support Agreement until the Effective Time:

·
to do all such things and take all such steps as may reasonably be required to be done or taken to cause all of the Subject Shares to be voted in favour of the Share Issuance Resolution, Board Size Resolution and all related matters contemplated by the Business Combination Agreement to be put before the New Gold Meeting and to be voted to oppose any proposed action by any person whatsoever that could prevent or delay the completion of the Arrangement and any related matters contemplated by the Business Combination Agreement;

·
not to (or agree to), directly or indirectly, solicit, initiate, invite or encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals, or participate in any discussions or negotiations, regarding (i) an Acquisition Proposal; (ii) except as permitted under the Goldcorp Support Agreement, the direct or indirect acquisition or disposition of all or any of the securities of New Gold or the Subject Shares, or (iii) any action which is inconsistent with the successful completion of the Arrangement;

·
not to (or agree to), directly or indirectly, sell, assign, convey or otherwise transfer or dispose of any or all of the Subject Shares in a private sale, provided that Goldcorp may sell, assign, convey or otherwise transfer or dispose of any or all of the Subject Shares (including those issued upon any exercise or conversion of options or other rights to acquire common shares of New Gold) to a Related Person, provided that such Related Person enters into an agreement with New Gold on the same terms as the Goldcorp Support Agreement, or otherwise agrees with New Gold to be bound by the provisions of the Goldcorp Support Agreement;

·	not to (or agree to) exercise any statutory or other right of dissent with respect to the Subject Shares available to Goldcorp in connection with the Arrangement;

·
not to (or agree to) exercise any shareholder rights or remedies available at common law or pursuant to the OBCA, or applicable securities legislation to challenge, delay, hinder or prevent the Arrangement; and

·
cause the registered holder of the Subject Shares any other securities of New Gold beneficially owned by, or under the control or direction of, Goldcorp to comply with Goldcorp’s obligations under the Goldcorp Support Agreement as if the registered holder had entered into the Goldcorp Support Agreement.

Termination

The respective rights and obligations of New Gold and Goldcorp shall cease and the Goldcorp Support Agreement shall terminate on the earliest of: (a) the Effective Date; (b)the date that the Business Combination Agreement is terminated in accordance with its terms, including, without limitation, where New Gold terminates the Business Combination Agreement in order to proceed with a Superior Proposal; (c) the date on which Goldcorp gives to New Gold notice in writing that it is terminating the Goldcorp Support Agreement in order to accept or agree to support a superior transaction; and (d) July 31, 2009.  The Goldcorp Support Agreement may also be terminated at any time prior to the Effective Date by mutual agreement of New Gold, Western and Goldcorp.

DISSENT RIGHTS OF WESTERN SHAREHOLDERS

Section 185 of the OBCA provides registered shareholders of a corporation with the right to dissent from certain resolutions that effect extraordinary corporate transactions or fundamental corporate changes. The Interim Order expressly provides Registered Western Shareholders with the right to dissent from the Arrangement pursuant to section 185 of the OBCA, with modifications to the provisions of section 185 of the OBCA as provided in the Plan of Arrangement and the Interim Order (“Dissent Rights”). Any Registered Shareholder who dissents from the Arrangement Resolution in compliance with section 185 of the OBCA, as modified by the Plan of Arrangement and the Interim Order (the “Dissent Procedures”), will be entitled, in the event the Arrangement becomes effective, to be paid the fair value of Western Shares held by such Dissenting Shareholder which fair value shall be the value of the Western Shares immediately before the Arrangement Resolution is adopted. Western Shareholders are cautioned that fair value could be determined to be less than the amount per Western Share payable pursuant to the terms of the Arrangement.

Section 185 of the OBCA provides that a Dissenting Shareholder may only make a claim under that section with respect to all of the shares of a class held by the Dissenting Shareholder on behalf of any one beneficial owner and registered in the Dissenting Shareholder’s name. The consequences of this provision are that a Registered Shareholder may exercise the Dissent Rights only in respect of Western Shares that are registered in that Shareholder’s name.

In many cases, Western Shares beneficially owned by a Non-Registered Shareholder are registered either: (a) in the name of an Intermediary, or (b) in the name of a clearing agency (such as CDS) of which the Intermediary is a participant. Accordingly, a Non-Registered Shareholder will not be entitled to exercise its Dissent Rights directly (unless the Western Shares are re-registered in the Non-Registered Shareholder’s name). A Non-Registered Shareholder who wishes to exercise Dissent Rights should immediately contact the Intermediary with whom the Non-Registered Shareholder deals in respect of its Western Shares and either: (i) instruct the Intermediary to exercise the Dissent Rights on the Non-Registered Shareholder’s behalf (which, if the Western Shares are registered in the name of CDS or other clearing agency, may require that such Western Shares first be re-registered in the name of the Intermediary), or (ii) instruct the Intermediary to re-register such Western Shares in the name of the Non-Registered Shareholder, in which case the Non-Registered Shareholder would be able to exercise the Dissent Rights directly.

A Registered Shareholder who wishes to dissent must provide a notice of dissent (the “Dissent Notice”) to Western Goldfields Inc. at Royal Bank Plaza, South Tower, 200 Bay Street, Suite 3120, P.O. Box 167, Toronto, Ontario M5J 2J4 (Attention: Chief Financial Officer) to be received not later than 5:00 p.m. (Toronto time) on May 13, 2009 or 5:00 p.m. (Toronto time) on the day which is one Business Day immediately preceding any adjourned or postponed Western Meeting. Failure to strictly comply with these dissent procedures may result in the loss or unavailability of the right to dissent.

The filing of a Dissent Notice does not deprive a Registered Shareholder of the right to vote at the Western Meeting. However, the OBCA provides, in effect, that a Registered Shareholder who has submitted a Dissent Notice and who votes FOR the Arrangement Resolution will no longer be considered a Dissenting Shareholder with respect to that class of securities voted FOR the Arrangement Resolution, being the Western Shares. The OBCA does not provide, and Western will not assume, that a proxy submitted instructing the proxyholder to vote against the Arrangement Resolution, a vote against the Arrangement Resolution or an abstention constitutes a Dissent Notice, but a Registered Shareholder need not vote its Western Shares against the Arrangement Resolution in order to dissent. Similarly, the revocation of a proxy conferring authority on the proxyholder to vote FOR the Arrangement Resolution does not constitute a Dissent Notice.  However, any proxy granted by a Registered Shareholder who intends to dissent, other than a proxy that instructs the proxyholder to vote against the Arrangement Resolution, should be validly revoked in order to prevent the proxyholder from voting such Western Shares in favour of the Arrangement Resolution and thereby causing the Registered Shareholder to forfeit its Dissent Rights.

Western (or its successor) is required, within ten days after Shareholders adopt the Arrangement Resolution, to notify each Dissenting Shareholder that the Arrangement Resolution has been adopted. Such notice is not required to be sent to any Western Shareholder who voted for the Arrangement Resolution or who has withdrawn its Dissent Notice.

A Dissenting Shareholder who has not withdrawn its Dissent Notice prior to the Western Meeting must then, within 20 days after receipt of notice that the Arrangement Resolution has been adopted, or if the Dissenting Shareholder does not receive such notice, within 20 days after learning that the Arrangement Resolution has been adopted, send to Western c/o Computershare, a written notice (a “Demand for Payment”) containing its name and address, the number of Western Shares in respect of which he or she dissents (the “Dissenting Shares”), and a demand for payment of the fair value of such Western Shares. Within 30 days after sending a Demand for Payment, the Dissenting Shareholder must send to Western or Computershare certificates representing the Western Shares in respect of which he or she dissents.  Computershare will endorse on Western Share certificates received from a Dissenting Shareholder a notice that the holder is a Dissenting Shareholder and will forthwith return the Western Share certificates to the Dissenting Shareholder. A Dissenting Shareholder who fails to make a Demand for Payment in the time required or to send certificates representing Dissenting Shares has no right to make a claim under section 185 of the OBCA.

Under section 185 of the OBCA, after sending a Demand for Payment, a Dissenting Shareholder ceases to have any rights as a Shareholder in respect of its Dissenting Shares other than the right to be paid the fair value of the Dissenting Shares as determined pursuant to the Interim Order, unless: (i) the Dissenting Shareholder withdraws its Dissent Notice before New Gold makes an offer to pay (an “Offer to Pay”) in accordance with section 185(15) of the OBCA, or (ii) New Gold fails to make an Offer to Pay and the Dissenting Shareholder withdraws the Demand for Payment, in which case the Dissenting Shareholder’s rights as a Western Shareholder will be reinstated. Pursuant to the Plan of Arrangement, in no case shall New Gold, Western or any other person be required to recognize any Dissenting Shareholder as a Western Shareholder after the Effective Time and the names of such Shareholders shall be deleted from the list of Registered Shareholders at the Effective Time.

Pursuant to the Plan of Arrangement, Dissenting Shareholders who are ultimately determined to be entitled to be paid fair value for their Dissenting Shares shall be deemed to have transferred such Dissenting Shares to New Gold on the Effective Date.

Pursuant to the Plan of Arrangement, Dissenting Shareholders who are ultimately determined not to be entitled, for any reason, to be paid fair value for their Dissenting Shares, shall be deemed to have participated in the Arrangement on the same basis as any non-Dissenting Shareholder.

New Gold is required, not later than seven days after the later of the Effective Date or the date on which a Demand for Payment is received from a Dissenting Shareholder, to send to each Dissenting Shareholder who has sent a Demand for Payment an Offer to Pay for its Dissenting Shares in an amount considered by New Gold to be the fair value of the Western Shares, accompanied by a statement showing the manner in which the fair value was determined. Every Offer to Pay must be on the same terms. New Gold must pay for the Dissenting Shares of a Dissenting Shareholder within ten days after an Offer to Pay has been accepted by a Dissenting Shareholder, but any such offer lapses if New Gold does not receive an acceptance within 30 days after the Offer to Pay has been made.

If New Gold fails to make an Offer to Pay for a Dissenting Shareholder’s Western Shares, or if a Dissenting Shareholder fails to accept an Offer to Pay that has been made, New Gold may, within 50 days after the Effective Date or within such further period as a court may allow, apply to a court to fix a fair value for the Western Shares of Dissenting Shareholders. If New Gold fails to apply to a court, a Dissenting Shareholder may apply to a court for the same purpose within a further period of 20 days or within such further period as a court may allow. A Dissenting Shareholder is not required to give security for costs in such an application.

If New Gold or a Dissenting Shareholder makes an application to court, New Gold will be required to notify each affected Dissenting Shareholder of the date, place and consequences of the application and of its right to appear and be heard in person or by counsel. Upon an application to a court, all Dissenting Shareholders who have not accepted an Offer to Pay will be joined as parties and be bound by the decision of the court. Upon any such application to a court, the court may determine whether any person is a Dissenting Shareholder who should be joined as a party, and the court will then fix a fair value for the Dissenting Shares of all Dissenting Shareholders. The final order of a court will be rendered against New Gold in favour of each Dissenting Shareholder for the amount of the fair value of its Dissenting Shares as fixed by the court. The court may, in its discretion, allow a reasonable rate of interest on the amount payable to each Dissenting Shareholder from the Effective Date until the date of payment.

Registered Shareholders who are considering exercising Dissent Rights should be aware that there can be no assurance that the fair value of their Western Shares as determined under the applicable provisions of the OBCA (as modified by the Plan of Arrangement and the Interim Order) will be more than or equal to the consideration paid under the Arrangement. In addition, any judicial determination of fair value will result in delay of receipt by a Dissenting Shareholder of consideration for such Dissenting Shareholder’s Dissenting Shares.

The foregoing is only a summary of the provisions of the OBCA regarding the rights of Dissenting Shareholders (as modified by the Plan of Arrangement and the Interim Order), which are technical and complex. It is suggested that Shareholders review a complete copy of section 185 of the OBCA, attached hereto as Appendix “D”, and those Western Shareholders who wish to exercise Dissent Rights are advised to seek legal advice, as failure to comply strictly with the provisions of the OBCA, as modified by the Plan of Arrangement and the Interim Order, may result in the loss or unavailability of their Dissent Rights.

RISK FACTORS

Shareholders should carefully consider the following risk factors in evaluating whether to approve the Arrangement. These risk factors should be considered in conjunction with the other information included in this Circular, including the documents incorporated by reference herein.

Risk Factors Relating to the Arrangement

There can be no certainty that all conditions precedent to the Arrangement will be satisfied. Failure to complete the Arrangement could negatively impact the share price of the Parties or otherwise adversely affect the business of the Parties.

The completion of the Arrangement is subject to a number of conditions precedent, certain of which are outside the control of the Parties, including receipt of shareholder approval at the Meetings and receipt of the Final Order. There can be no certainty, nor can the Parties provide any assurance, that these conditions will be satisfied or, if satisfied, when they will be satisfied.

If the Arrangement is not completed, the market price of the Western Shares and/or New Gold Shares may decline to the extent that the market price reflects a market assumption that the Arrangement will be completed. In the case of Western, if the Arrangement is not completed and the Western Board decides to seek another merger or business combination, there can be no assurance that it will be able to find a party willing to pay an equivalent or more attractive price than the Consideration to be paid pursuant to the Arrangement.

Certain costs related to the Arrangement, such as legal, accounting and certain financial advisor fees, must be paid by the Parties even if the Arrangement is not completed. If the Arrangement is not completed, the Parties may also be required to pay the other Party the Termination Payment. See “The Business Combination Agreement - Termination”.

In addition, Western employees may experience uncertainty about their future roles with New Gold until New Gold’s strategies with respect to Western are further developed and executed. This may adversely affect Western’s ability to attract or to retain key management and personnel.

Risks associated with the fixed Consideration.

Pursuant to the provisions of the Plan of Arrangement, each Western Share will be exchanged for $0.0001 in cash and one New Gold Share. The Consideration is fixed and it will not increase or decrease due to fluctuations in the market price either of the New Gold Shares or the Western Shares. The implied value of the Consideration that Western Shareholders will receive pursuant to the Arrangement will partly depend on the market price of the New Gold Shares on the Effective Date. If the market price of the New Gold Shares increases or decreases, the value of the Consideration provided pursuant to the Arrangement will correspondingly increase or decrease. There can be no assurance that the market price of the New Gold Shares on the Effective Date will not be lower or higher than the market price of Western Shares on the date of the Meetings. In addition, the number of New Gold Shares being issued in connection with the Arrangement will not change despite decreases or increases in the market price of Western Shares. Many of the factors that affect the market price of the New Gold Shares and the Western Shares are beyond the control of New Gold and Western, respectively. These factors include fluctuations in commodity prices, fluctuations in currency exchange rates, changes in the regulatory environment, adverse political developments, prevailing conditions in the capital markets and interest rate fluctuations.

The Termination Payment provided under the Business Combination Agreement may discourage other parties from attempting to acquire either Party.

Under the Business Combination Agreement, each Party is required to pay a Termination Payment of $8,800,000 in the event the Business Combination Agreement is terminated in certain circumstances. This Termination Payment may discourage other parties from attempting to acquire the Western Shares or New Gold Shares, as the case may be, even if those parties would otherwise be willing to offer greater value than what is exchanged in the Arrangement. See “The Business Combination Agreement - Termination”.

Even if the Business Combination Agreement is terminated without payment of the Termination Payment, a Party may, in the future, be required to pay the Termination Payment in certain circumstances.

Under the Business Combination Agreement, a Party may be required to pay the Termination Payment to the other Party if the Business Combination Agreement is terminated in certain circumstances. Accordingly, if the Arrangement is not consummated and the Business Combination Agreement is terminated, a Party may not be able to consummate another Acquisition Proposal that would otherwise provide greater value than what is provided for in the Arrangement without paying the Termination Payment. See “The Business Combination Agreement – Termination”.

In certain circumstances, if the Business Combination Agreement is terminated, the Parties may be required to reimburse the other Party for expenses.

In the event that the Business Combination Agreement is terminated because shareholders of a Party did not give the required approval and the shareholders of the other Party do, then the Party whose shareholders have not given the required approval shall pay to the other Party a payment of $750,000 as an expenses payment. See “The Business Combination Agreement – Termination”.

Risk Factors Relating to Western

Whether or not the Arrangement is completed, Western will continue to face many risk factors that it currently faces with respect to its business and affairs. Certain of these risk factors are described in the Annual Report under the section “Risk Factors” and in other documents incorporated by reference herein.  Any one or more of such risk factors could materially affect Western’s future operating results and could cause actual events to differ materially from those described in forward-looking information and forward-looking statements relating to Western.

Risk Factors Relating to New Gold

Whether or not the Arrangement is completed, New Gold will continue to face many risk factors that it currently faces with respect to its business and affairs.  The operations of New Gold are speculative due to the high-risk nature of its business.  An investment in securities of New Gold involves significant risks, which should be carefully considered by prospective investors before purchasing such securities.  In addition to information set out elsewhere in this Supplement, investors should carefully consider the risk factors set out in the New Gold AIF and other documents that are incorporated by reference herein.  Any one or more of such risk factors could materially affect New Gold’s future operating results and could cause actual events to differ materially from those described in forward-looking information and forward-looking statements relating to New Gold.

Risk Factors Relating to the Operations of the Combined Company

In addition to the risk factors relating to Western and New Gold, which the Combined Company will still face, the Shareholders should consider the risk factors relating to the Combined Company below.

The Combined Company may not realize the benefits currently anticipated due to challenges associated with integrating the operations, technologies and personnel of New Gold and Western.

The success of the Combined Company will depend in large part on the success of management of the Combined Company in integrating the operations, technologies and personnel of New Gold and Western after the Effective Date. The failure of the Combined Company to achieve such integration could result in the failure of the Combined Company to realize any of the anticipated benefits of the Arrangement and could impair the results of operations, profitability and financial results of the Combined Company.

In addition, the overall integration of the operations, technologies and personnel of New Gold and Western into the Combined Company may result in unanticipated operational problems, expenses, liabilities and diversion of management’s attention.

The Combined Company may not realize the benefits of its growth projects.

As part of its strategy, the Combined Company will continue existing efforts and initiate new efforts to develop new mineral projects and will have a larger number of such projects as a result of the Arrangement. A number of risks and uncertainties are associated with the development of these types of projects, including political, regulatory, design, construction, labour, operating, technical, and technological risks, uncertainties relating to capital and other costs, and financing risks. The failure to develop one or more of these initiatives successfully could have an adverse effect on the Combined Company’s financial position and results of operations.

The Combined Company may not meet key production and cost estimates.

A decrease in the amount of, or a change in the timing of the production outlook for, or in the prices realized for, metals of the Combined Company, particularly in relation to the production of gold, copper and silver will directly affect the amount and timing of the Combined Company’s cash flow from operations. The actual effect of such a decrease on the Combined Company’s cash flow from operations would depend on the timing of any changes in production and on actual prices and costs. Any change in the timing of these projected cash flows that would occur due to production shortfalls or labour disruptions would, in turn, result in delays in receipt of such cash flows and in using such cash to fund capital expenditures, including capital for the Combined Company’s development projects, in the future. Any such financing requirements could adversely affect the Combined Company’s ability to access capital markets in the future to meet any external financing requirements or increase its debt financing costs.

The level of production and capital and operating cost estimates relating to development projects, which are used in establishing ore reserve estimates for determining and obtaining financing and other purposes, are based on certain assumptions and are inherently subject to significant uncertainty. It is very likely that actual results for the Combined Company’s projects will differ from current estimates and assumptions, and these differences may be material. In addition, experience from actual mining or processing operations may identify new or unexpected conditions which could reduce production below, or increase capital or operating costs above, current estimates. If actual results are less favourable than currently estimated, the Combined Company’s business, results of operations, financial condition and liquidity could be materially adversely affected.

The Combined Company will be subject to significant capital requirements associated with its expanded operations and its expanded portfolio of development projects.

The Combined Company must generate sufficient internal cash flow or be able to utilize available financing sources to finance its growth and sustain capital requirements. If the Combined Company does not realize satisfactory prices for gold, copper, silver and other metals that it will produce, it could be required to raise significant additional capital through equity financings in the capital markets or to incur significant borrowings through debt financings to meet its capital requirements. If these financings are required, the Combined Company’s cost of raising capital in the future may be adversely affected. In addition, if the Combined Company is required to make significant interest and principal payments resulting from a debt financing, the Combined Company’s financial condition and ability to raise additional funds may be adversely impacted. Any significant delay in completing its development projects or in achieving commercial production from them on a consistent basis or the incurring of capital costs that are significantly higher than estimated, could have a significant adverse effect on the Combined Company’s results of operations, cash flow from operations and financial condition.

Current Global Financial Conditions

Current global financial conditions have been subject to increased volatility and numerous financial institutions have either gone into bankruptcy or have had to be rescued by governmental authorities. Access to public financing has been negatively impacted by both the credit market crisis and the liquidity crisis affecting the asset-backed commercial paper market. These factors may impact the ability of the Combined Company to obtain equity or debt financing in the future and, if obtained, on terms favourable to the Combined Company. If these increased levels of volatility and market turmoil continue, the Combined Company’s operations could be adversely impacted and the value and the price of the Combined Company’s common shares could continue to be adversely affected.

The Combined Company will be subject to a broad range of environmental laws and regulations in the jurisdictions in which it operates and will be exposed to potentially significant environmental costs and liabilities.

Each of Western and New Gold is currently subject to a broad range of environmental laws and regulations in each jurisdiction in which they operate, which laws and regulations will apply to the Combined Company after the Effective Date. These laws and regulations, as interpreted by relevant agencies and the courts, impose increasingly stringent environmental protection standards regarding, among other things, air emissions, wastewater storage, treatment and discharges, the use and handling of hazardous or toxic materials, waste disposal practices, and the remediation of environmental contamination. The costs of complying with these laws and regulations, including participation in assessments and remediation of sites, could be significant. In addition, these standards can create the risk of substantial environmental liabilities, including liabilities associated with divested assets and past activities. Environmental matters cannot be predicted with certainty, and any amounts reserved by New Gold and Western may not be adequate.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Cassels Brock & Blackwell LLP, counsel to Western, the following describes the principal Canadian federal income tax considerations relating to the Arrangement generally applicable to a Western Shareholder or a Qualifying Holdco Shareholder who, at all relevant times, for the purposes of the Tax Act: (a) deals at arm’s length with Western and New Gold; (b) is not affiliated with Western or New Gold; and (c) holds all Western Shares or shares of a Qualifying Holdco, and will hold all New Gold Shares acquired on the Arrangement, as capital property (each such Western Shareholder or Qualifying Holdco Shareholder in this summary, a “Holder”).

A Holder’s Western Shares or shares of a Qualifying Holdco and New Gold Shares generally will be considered to be capital property of the Holder, unless the Holder holds the shares in the course of carrying on a business or acquired the shares in a transaction considered to be an adventure in the nature of trade. Certain Holders who are residents of Canada for the purposes of the Tax Act and whose Western Shares or New Gold Shares might not otherwise be capital property may, in certain circumstances, be entitled to make an irrevocable election under subsection 39(4) of the Tax Act to have such shares and every other “Canadian security” (as defined in the Tax Act) owned by such Holder in the taxation year in which the election is made and in all subsequent taxation years deemed to be capital property. Such Holders should consult their own tax advisors regarding whether an election under subsection 39(4) is available and advisable in their particular circumstances.  The 39(4) election does not apply to a disposition of New Gold Shares which are acquired in exchange for Western Shares or shares of a Qualifying Holdco if a tax election under Section 85 of the Tax Act (and any corresponding election for Quebec income tax purposes) (a “Section 85 Election”) (discussed below) is filed in respect of such exchange.

This summary is based on the current provisions of the Tax Act, the regulations thereunder, and counsel’s understanding of the current published administrative practices and policies of the CRA publicly available prior to the date hereof. This summary also takes into account all specific proposals to amend the Tax Act and the regulations announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”), and assumes that all Proposed Amendments will be enacted in the form proposed, although no assurances can be given in this regard. Except for the Proposed Amendments, this summary does not take into account or anticipate any changes in law, whether by legislative, governmental, regulatory, or judicial action or decision, or changes in the administrative practices of the CRA, nor does it take into account provincial, territorial or foreign income tax considerations, which may differ from the Canadian federal income tax considerations discussed below.

This summary is not applicable to a Holder that is a “financial institution” as defined in the Tax Act for the purposes of the “mark-to-market property” rules or a “specified financial institution” as defined in the Tax Act, nor does it apply to a Holder an interest in which is a “tax shelter investment” as defined in the Tax Act or to a Holder to whom the “functional currency” reporting rules apply. In addition, this summary does not address all issues relevant to Holders who acquired their Western Shares on the exercise of an employee stock option. Such Holders should consult their own tax advisors.

This summary does not address the considerations under the Tax Act to a particular Holder of shares of a Qualifying Holdco or of Western Shares who in very limited circumstances is taxable under FIRPTA in respect of the Arrangement (see the discussion under the heading “Non-U.S. Holders” under “Certain United States Federal Income Tax Considerations”). Any such holder is urged to consult their own tax advisor.

This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations. This summary is not, and should not be construed as, legal, business or tax advice to any particular Holder and no representations with respect to the tax consequences to any particular Holder are made. Accordingly all Holders, and all other Western Shareholders and Qualifying Holdco Shareholders, should consult their own tax advisors regarding the Canadian federal income tax consequences of the Arrangement applicable to their particular circumstances.

Holders Resident in Canada

This portion of the summary applies to a Holder who, at all relevant times, is or is deemed to be a Canadian Resident (a “Resident Holder”).

Exchange of Western Shares or Shares of a Qualifying Holdco under the Arrangement — No Section 85 Election

Unless a Resident Holder whose Western Shares or shares of a Qualifying Holdco are exchanged for New Gold Shares and cash under the Arrangement makes a joint Section 85 Election with New Gold as discussed below under “Exchange of Western Shares or Shares of a Qualifying Holdco under the Arrangement — With a Section 85 Election”, the Resident Holder will be considered to have disposed of the Western Shares or shares of a Qualifying Holdco for proceeds of disposition equal to the sum of the fair market value at the Effective Time of the New Gold Shares received on the exchange and the cash consideration received on the exchange. As a result, the Resident Holder will in general realize a capital gain (or a capital loss) to the extent that such proceeds of disposition exceed (or are less than) the sum of the Resident Holder’s adjusted cost base of the Western Shares or shares of a Qualifying Holdco immediately before the exchange and any reasonable costs of disposition. See “Taxation of Capital Gains and Capital Losses” below.

The cost to the Resident Holder of the New Gold Shares acquired on the exchange will equal the fair market value of those shares at the Effective Time and will, for the purpose of determining the Resident Holder’s adjusted cost base of those shares, be averaged with the adjusted cost base to the Resident Holder of any other New Gold Shares held at the Effective Time as capital property.

Exchange of Western Shares or Shares of a Qualifying Holdco under the Arrangement — With a Section 85 Election

A Resident Holder that is an Eligible Holder is entitled to make a Section 85 Election jointly with New Gold and thereby obtain a full or partial deferral for purposes of the Tax Act of the capital gain that would otherwise be realized on the exchange of Western Shares or shares of a Qualifying Holdco for New Gold Shares and cash under the Arrangement, depending on the Elected Amount (as defined below) and the Eligible Holder’s adjusted cost base of the Western Shares or shares of a Qualifying Holdco at the time of the exchange.

An Eligible Holder making a Section 85 Election will be required to designate an amount (the “Elected Amount”) in the election form that will be deemed to be the proceeds of disposition of the Eligible Holder’s Western Shares or shares of a Qualifying Holdco. By designating an appropriate Elected Amount, an Eligible Holder may, for purposes of the Tax Act, defer realizing all or any portion of the capital gain that the Eligible Holder would otherwise realize on the exchange.

In general, the Elected Amount may not be:

(a)	less than the amount of cash received by the Eligible Holder on the exchange,

(b)
less than the lesser of (i) the Eligible Holder’s adjusted cost base of the Western Shares or shares of a Qualifying Holdco and (ii) the fair market value of the Western Shares or shares of a Qualifying Holdco, in each case determined at the time of the exchange, nor

(c)	greater than the fair market value of the Western Shares or shares of a Qualifying Holdco at the time of the exchange.

The tax treatment to an Eligible Holder who properly makes a valid Section 85 Election jointly with New Gold generally will be as follows:

(a)	the Eligible Holder will be deemed to have disposed of the holder’s Western Shares or shares of a Qualifying Holdco for proceeds of disposition equal to the Elected Amount;

(b)
the Eligible Holder will not realize any capital gain or capital loss if the Elected Amount equals the aggregate of the Eligible Holder’s adjusted cost base of the Western Shares or shares of a Qualifying Holdco determined immediately before the exchange and any reasonable costs of disposition;

(c)
the Eligible Holder will realize a capital gain (or a capital loss) to the extent that the Elected Amount exceeds (or is less than) the aggregate of the Eligible Holder’s adjusted cost base of the Western Shares or shares of a Qualifying Holdco and any reasonable costs of disposition; and

(d)
the aggregate cost to the Eligible Holder of the New Gold Shares acquired on the exchange will equal the amount, if any, by which the Elected Amount exceeds the cash received by the Eligible Holder, and for the purpose of determining the Eligible Holder’s adjusted cost base of those shares, such cost will be averaged with the Eligible Holder’s adjusted cost base of any other New Gold Shares held at the Effective Time by the Eligible Holder as capital property.

An Eligible Holder who intends to make a Section 85 Election should indicate that intention by checking the appropriate box in the Letter of Transmittal and a tax instruction letter, together with the relevant tax election forms, will be sent to the Eligible Holder at or about the time at which the Eligible Holder is sent the cash and New Gold Shares to which the Eligible Holder is entitled to under the Arrangement. The relevant federal tax election form is CRA form T2057 (or, in the event the Eligible Holder is a partnership, CRA form T2058). For Eligible Holders required to file in Québec, Québec form TP-518-V (or, in the event the Eligible Holder is a partnership, Québec form TP-529-V) will also be required. Certain other provincial jurisdictions may require that a separate joint election be filed for provincial income tax purposes. Eligible Holders should consult their own tax advisers to determine whether they must file separate election forms with any provincial taxing jurisdiction.  It is the responsibility of each Eligible Holder who wishes to make an election for provincial income tax purposes to obtain any other necessary provincial election forms.

Where the Western Shares or shares of a Qualifying Holdco are held in joint ownership and two or more of the co-owners wish to elect, one of the co-owners designated for such purpose must file one copy of Form T2057 (and where applicable, the corresponding provincial forms) on behalf of each co-owner with a list of all co-owners electing under Section 85, and their addresses and social insurance or business numbers.  Where the Western Shares or shares of a Qualifying Holdco are held as partnership property, a partner designated by the partnership must file one copy of Form T2058 (and, where applicable, the corresponding provincial forms) on behalf of all members of the partnership.  Form T2058 must be accompanied by a list containing the name, address, social insurance number or business number of each partner and written authorization signed by each partner authorizing the designated partner to complete and file the form.  Eligible Holders should consult their own tax advisors to determine which filing requirements, if any, there are under applicable provincial legislation.

To make a Section 85 Election, an Eligible Holder must ensure that two signed copies of the necessary election forms are returned in accordance with the procedures set out in the tax instruction letter on or before 90 days after the Effective Date, duly completed with the details of the number of Western Shares or shares of a Qualifying Holdco exchanged, the cash and number of New Gold Shares received, and the applicable Elected Amount.  In accordance with the terms of the Arrangement and subject to the election forms being correct and complete and complying with the provisions of the Tax Act (and of any applicable provincial income tax law), one copy of such forms will be signed by New Gold and returned to the Eligible Holder for filing by the Eligible Holder with the CRA (or applicable provincial tax authority).

Under the Business Combination Agreement, New Gold has agreed to make a Section 85 Election (and any corresponding election under any applicable provincial tax legislation) only with an Eligible Holder, and only at the Elected Amount selected by the Eligible Holder (subject to the limitations set out in the Tax Act and any applicable provincial tax legislation).  None of Western, New Gold, any successor corporation or the Depositary will be responsible for the proper completion or filing of any Section 85 Election and the Eligible Holder will be solely responsible for the payment of any late filing penalty.  New Gold has agreed only to execute any properly completed Section 85 Election forms and to mail the election forms to the Eligible Holder within 90 days after New Gold’s receipt thereof.  With the exception of New Gold’s execution and mailing of the Section 85 Election, each Eligible Holder will be solely responsible for complying with all applicable requirements relating to the making and filing of the holder’s Section 85 Election.  Accordingly, none of Western, New Gold, any successor corporation or the Depositary will be responsible or liable for taxes, interest, penalties, damages or expenses resulting from the failure by anyone to deliver a Section 85 Election in accordance with the procedures set out in the tax instruction letter, nor for the proper completion or filing of any Section 85 Election within the time and in the form prescribed under the Tax Act (or the corresponding provisions of any applicable provincial tax legislation).

To avoid late filing penalties imposed under the Tax Act, each Eligible Holder who makes a Section 85 Election must ensure that the holder’s election is received by the appropriate revenue authorities on or before the earliest day by which either New Gold or the Eligible Holder is required to file an income tax return for the taxation year in which the exchange occurs.  New Gold’s 2009 taxation year is scheduled to end on December 31, 2009, but it could end earlier as a result of an event such as an amalgamation.  Each Eligible Holder is urged to consult the holder’s own advisers as soon as possible respecting the deadlines applicable to the holder’s particular circumstances.  Regardless of such deadlines, New Gold must receive the tax election forms of an Eligible Holder in accordance with the procedures set out in the tax instruction letter no later than 90 days after the Effective Date.  Because New Gold has agreed to execute and return a Section 85 Election to the Eligible Holder making the election within 90 days after New Gold’s receiving the election in accordance with the procedures set out in the tax instruction letter, Eligible Holders may be required to forward their tax election forms to New Gold earlier than 90 days after the Effective Date in order to avoid late filing penalties.  While New Gold may choose, in its sole discretion, to sign a Section 85 Election received by it more than 90 days after the Effective Date, it has no obligation to do so.

Eligible Holders are referred to CRA Information Circular 76-19R3 and CRA Interpretation Bulletin IT-291R3 for further information respecting the election.  Eligible Holders wishing to make the election should consult their own tax advisors.  An Eligible Holder who does not make a valid election under Section 85 of the Tax Act (or under the corresponding provisions of applicable provincial tax legislation) may realize a taxable capital gain under the Tax Act (or under applicable provincial tax legislation).  The comments herein with respect to such elections are provided for general assistance only.  The law in this area is complex and contains numerous technical requirements.

Taxation of Capital Gains and Capital Losses

Generally, a Resident Holder will be required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized by it in that year. A Resident Holder will generally be entitled to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the Resident Holder in that year. Allowable capital losses in excess of taxable capital gains for a taxation year may be carried back to any of the three preceding taxation years or carried forward to any subsequent taxation year and deducted against net taxable capital gains realized in such years, to the extent and under the circumstances specified in the Tax Act.

A capital loss realized on the disposition of a share by a Resident Holder that is a corporation may, to the extent and under the circumstances specified by the Tax Act, be reduced by the amount of dividends received or deemed to have been received by the corporation on such shares.  Similar rules may apply where shares are owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary.  Shareholders to whom these rules may be relevant should consult their own advisors.

A Resident Holder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be required to pay an additional 6⅔% refundable tax on certain investment income, which includes taxable capital gains.

Dissenting Resident Holders

A Resident Holder who validly exercises Dissent Rights (a “Resident Dissenter”) and consequently is paid the fair value of the Resident Dissenter’s Western Shares by New Gold in accordance with the Arrangement will realize a capital gain (or a capital loss) equal to the amount by which the payment (other than interest) exceeds (or is exceeded by) the sum of the Resident Holder’s adjusted cost base of the Western Shares determined immediately before the Effective Time and any reasonable costs of disposition. The Resident Dissenter will be required to include any resulting taxable capital gain in income, or be entitled to deduct any resulting allowable capital loss, in accordance with the usual rules applicable to capital gains and losses. See “Taxation of Capital Gains and Losses” above.

The Resident Dissenter must include in computing its income any interest awarded to it by a Court.

Dividends on New Gold Shares

A Resident Holder who is an individual will be required to include in income any dividends received or deemed to be received on the Resident Holder’s New Gold Shares, and will be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit rules applicable to any dividends designated by New Gold as “eligible dividends” as defined in the Tax Act.

A Resident Holder that is a corporation will be required to include in income any dividend received or deemed to be received on the Resident Holder’s New Gold Shares, and generally will be entitled to deduct an equivalent amount in computing its taxable income. A “private corporation” (as defined in the Tax Act) or a “subject corporation” (as defined in the Tax Act), may be liable under Part IV of the Tax Act to pay a refundable tax of 33⅓% on any dividend that it receives or is deemed to receive on its New Gold Shares to the extent that the dividend is deductible in computing the corporation’s taxable income.

Disposition of New Gold Shares

A Resident Holder that disposes or is deemed to dispose of a New Gold Share in a taxation year will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the New Gold Share exceed (or are exceeded by) the sum of the Resident Holder’s adjusted cost base of such New Gold Share, determined immediately before the disposition, and any reasonable costs of disposition. The Resident Holder will be required to include any resulting taxable capital gain in income, or be entitled to deduct any resulting allowable capital loss, in accordance with the usual rules applicable to capital gains and capital losses. See “Taxation of Capital Gains and Capital Losses”.

Alternative Minimum Tax on Resident Holders who are Individuals

A capital gain realized, or a dividend received, by a Resident Holder who is an individual (including certain trusts and estates) may give rise to liability for alternative minimum tax under the Tax Act.

Eligibility of New Gold Shares for Investment

New Gold Shares will be qualified investments under the Tax Act for a trust governed by a registered retirement savings plan, registered retirement income fund, deferred profit sharing plan, registered education savings plan, registered disability savings plan or a tax-free savings account, at any particular time, provided that, at that time, the New Gold Shares are listed on a designated stock exchange (which currently includes the TSX) or New Gold is a “public corporation” as defined in the Tax Act.

Holders Not Resident in Canada

This portion of the summary applies to a Holder who, at all relevant times, for the purposes of the Tax Act, is not, and is not deemed to be, a Canadian Resident and does not use or hold, and is not deemed to use or hold, Western Shares or New Gold Shares in connection with carrying on a business in Canada (a “Non-Resident Holder”). Special rules, which are not discussed in this summary, may apply to a Holder that is an insurer carrying on business in Canada and elsewhere.

Exchange of Western Shares under the Arrangement and Subsequent Dispositions of New Gold Shares

A Non-Resident Holder whose Western Shares are exchanged for New Gold Shares and cash under the Arrangement will not be subject to tax under the Tax Act on any capital gain realized on such exchange unless the Western Shares are “taxable Canadian property” to the Non-Resident Holder at the Effective Time and the Western Shares are not “treaty-protected property” as defined in the Tax Act of the Non-Resident Holder at the time of the exchange.

Similarly, any capital gain realized by a Non-Resident Holder on a disposition or deemed disposition of New Gold Shares acquired under the Arrangement will not be subject to tax under the Tax Act unless the New Gold Shares are “taxable Canadian property” to the Non-Resident Holder at the time of the disposition and the shares are not “treaty-protected property” of the Non-Resident Holder at the time of disposition.

Generally, a Western Share or a New Gold Share, as the case may be, will not be taxable Canadian property to a Non-Resident Holder at a particular time provided that (i) such Western Share or New Gold Share, as the case may be, is listed on a designated stock exchange (which currently includes the TSX) at that time, and (ii) the Non-Resident Holder, persons with whom the Non-Resident Holder does not deal at arm’s length, and the Non-Resident Holder together with all such persons, have not owned more than 25% of the issued shares of any class or series of the capital stock of Western or New Gold, as the case may be, at any time within the 60 month period immediately preceding that time. Notwithstanding the foregoing, a Western Share or New Gold Share may also be deemed to be taxable Canadian property to a Non-Resident Holder in certain circumstances specified in the Tax Act.

Even if a Western Share or a New Gold Share is taxable Canadian property to a Non-Resident Holder, such share will be treaty-protected property of the Non-Resident Holder at the time of disposition (which time includes an exchange of a Western Share under the Arrangement) for purposes of the Tax Act if the capital gain from the disposition of that share would, because of an applicable income tax treaty to which Canada is a signatory, be exempt from tax under the Tax Act. Many of the income tax treaties to which Canada is a signatory, including the Canada-U.S. Income Tax Convention (1980) (the “U.S. Treaty”) explicitly provide that Canada reserves the right to tax (i.e., does not exempt from Canadian tax) gains on the sale of real property situated in Canada, which for these purposes may include (and under the U.S. Treaty, does include) a share of the capital stock of a corporation resident in Canada, the value of whose shares is derived principally from real property situated in Canada.  Non-Resident Holders should consult their own tax advisors in this regard.

In the event a Western Share or a New Gold Share, as the case may be, is taxable Canadian property to a Non-Resident Holder at the time of disposition and is not treaty-protected property of the Non-Resident Holder at that time, the tax consequences described above under “Holders Resident in Canada - Exchange of Western Shares or Shares of a Qualifying Holdco under the Arrangement - No Section 85 Election” or “Holders Resident in Canada - Disposition of New Gold Shares”, respectively, and “Holders Resident in Canada - Taxation of Capital Gains and Capital Losses” will generally apply.  Non-Resident Holders should consult their own tax advisors with respect to the Canadian tax consequences of such shares.

A Western Shareholder that is an Eligible Non-Resident and hence an Eligible Holder may file a Section 85 Election jointly with New Gold to obtain a full or partial deferral for Tax Act purposes of the capital gain that would otherwise be realized on the exchange of Western Shares for New Gold Shares and cash under the Arrangement depending on the Elected Amount and the Eligible Holder’s adjusted cost base of Western Shares at the time of the exchange.  The procedures for filing the Section 85 Election and the effects of filing such an election under the Tax Act are as described above under “Exchange of Western Shares or Shares of a Qualifying Holdco under the Arrangement - With a Section 85 Election.” If a Non-Resident Holder makes such a Section 85 Election, then the New Gold Shares received in consideration for such Western Shares will be deemed to be taxable Canadian property. Non-Resident Holders should consult their own advisors with respect to the advisability of filing a Section 85 Election.

Reporting and withholding obligations apply under section 116 of the Tax Act when a person who is not resident in Canada for purposes of the Tax Act disposes of taxable Canadian property, other than “excluded property” as defined in the Tax Act.  Excluded property includes shares of a class of shares of a corporation if the class of shares is listed on a designated stock exchange.  The Western Shares will be listed on the TSX at the time such shares are exchanged pursuant to the Arrangement, and therefore the reporting and withholding obligations will not apply with respect to the exchange of a Non-Resident Holder’s Western Shares that are taxable Canadian property.

Dividends on New Gold Common Shares

Dividends paid or credited on New Gold Shares to a Non-Resident Holder generally will be subject to Canadian withholding tax at a rate of 25% of the gross amount of the dividend, unless the rate is reduced under the provisions of an applicable income tax convention. The rate of withholding tax under the U.S. Treaty applicable to a Non-Resident Holder, who is a resident of the United States for the purposes of the U.S. Treaty, provided the Non-Resident Holder is eligible for benefits under the U.S. Treaty and who holds less than 10% of the voting stock of New Gold generally will be 15%. New Gold will be required to withhold the required amount of withholding tax from the dividend, and to remit it to CRA for the account of the Non-Resident Holder.

Dissenting Non-Resident Holders

A Non-Resident Holder that validly exercises Dissent Rights (a “Non-Resident Dissenter”) and consequently is paid the fair value for the Non-Resident Dissenter’s Western Shares by New Gold will be considered to realize a capital gain or capital loss as discussed above under “Holders Resident in Canada — Dissenting Resident Holders”. As discussed above under “Holders Not Resident in Canada Exchange of Western Shares under the Arrangement and Subsequent Dispositions of New Gold Shares”, any resulting capital gain would only be subject to tax under the Tax Act if the Western Shares are taxable Canadian property to the Non-Resident Holder at the Effective Time and are not treaty-protected property of the Non-Resident Holder at that time.

An amount paid in respect of interest awarded by the Court to a Non-Resident Dissenter will not be subject to Canadian withholding tax.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

ANY DISCUSSION OF U.S. FEDERAL INCOME TAX ISSUES SET FORTH IN THIS SUPPLEMENT WAS WRITTEN IN CONNECTION WITH THE PROMOTION AND MARKETING OF THE TRANSACTIONS DESCRIBED IN THIS SUPPLEMENT.  SUCH DISCUSSION WAS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED, BY ANY PERSON FOR THE PURPOSE OF AVOIDING ANY U.S. FEDERAL TAX PENALTIES THAT MAY BE IMPOSED ON ANY PERSON.  EACH WESTERN SHAREHOLDER AND HOLDER OF WESTERN OPTIONS SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following summary describes certain U.S. federal income tax consequences to (i) U.S. Holders and Non-U.S. Holders (both as defined below) of Western Shares and Western Options that will exchange or exercise their Western Options pursuant to the Arrangement; (ii) Non-U.S. Holders who will exchange shares of a Qualifying Holdco for New Gold Shares and cash pursuant to the Holdco Alternative as described in “The Arrangement – Holdco Alternative”; (iii) U.S. Holders and Non-U.S. Holders of Western Shares that exercise their right to dissent in accordance with the dissent procedures set forth under “Dissent Rights of Western Shareholders”; and (iv) U.S. Holders and Non-U.S. Holders that will own New Gold Shares following the Arrangement.  This discussion is for general information only and does not address all U.S. federal income tax matters that may be relevant to a particular Western Shareholder or holder of Western Options in light of its particular circumstances, and it does not address any state, local, non-U.S., or alternative minimum tax consequences of the Arrangement or of the ownership and disposition of New Gold Shares.

For purposes of this summary, a U.S. Holder is a beneficial owner of Western Shares, Western Options or New Gold Shares following the Arrangement that is a U.S. person.  A U.S. person is (i) an individual who is a citizen or resident of the United States for U.S. federal income tax purposes; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any U.S. state, or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust (a) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) that has validly elected to be treated as a U.S. person under applicable U.S. Treasury Regulations.

A Non-U.S. Holder is a beneficial owner of Western Shares, Western Options or New Gold Shares following the Arrangement that is not a U.S. person and is not a partnership or other entity treated as a partnership for U.S. federal income tax purposes.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds Western Shares or New Gold Shares following the Arrangement, the tax treatment of a partner or member will generally depend upon the status of the partner and the activities of the partnership or other entity.  Partners of partnerships or members of other entities treated as partnerships that hold Western Shares or New Gold Shares should consult with their own tax advisors to determine the U.S. federal, state, local, and other tax consequences that may be relevant to them.

This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and existing and proposed U.S. Treasury Regulations, changes to any of which subsequent to the date of this Supplement may affect the tax consequences described herein, possibly on a retroactive basis.  The following summary is not binding on the IRS or the courts.  This summary applies only to U.S. Holders and Non-U.S. Holders that hold their Western Shares as capital assets within the meaning of Section 1221 of the Code and either will hold the New Gold Shares that they receive pursuant to the Arrangement as capital assets or will exercise their right to dissent.  Except as specifically discussed below, this summary does not address the consequences that may apply to a Western Shareholder that is entitled to the benefits of an income tax treaty between the United States and the Western Shareholder’s country of residence.

This summary is for general guidance only and does not address the U.S. federal income tax consequences applicable to certain categories of holders of Western securities who are subject to special rules under U.S. federal income tax law, including, but not limited to:

·	dealers in securities or foreign currencies;

·	traders in securities that elect to use a mark-to-market method of accounting;

·	U.S. persons whose functional currency is not the U.S. dollar;

·	former citizens or long-term residents of the United States;

·	tax-exempt organizations;

·	banks, financial institutions, insurance companies, or mutual funds;

·	U.S. persons who have a “functional currency” other than the U.S. dollar;

·	persons holding Western Warrants;

·	persons who hold their Western Shares or New Gold Shares as part of a straddle, hedge, constructive sale, conversion transaction, or other risk management transaction; and

·
U.S. Holders who will hold 10% or more of New Gold’s equity directly, indirectly through one or more entities, or as a result of certain constructive ownership rules of the Code, following the Arrangement.

This summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business, or tax advice to any prospective investor, and no representation with respect to the tax consequences to any particular investor is made.  This summary assumes that the Arrangement will be completed according to the terms of the Business Combination Agreement and the Plan of Arrangement.  Each Western Shareholder and Holder of Western Options should consult its own tax advisors with respect to the U.S. federal income tax considerations relevant to such Western Shareholder in its particular circumstances.

Western’s Status as a U.S. Corporation

Even though Western is organized as a Canadian corporation, Western is treated as a U.S. corporation for all U.S. federal income tax purposes.  Western’s status as a U.S. corporation for U.S. tax purposes generally has implications for both U.S. Holders and Non-U.S. Holders.  In particular, the U.S. federal income tax consequences of the Arrangement to U.S. Holders and Non-U.S. Holders will differ substantially from the U.S. federal income tax consequences that would apply to holders exchanging shares of a corporation treated as a Canadian corporation for U.S. tax purposes in a transaction comparable to the Arrangement.  Each Western Shareholder should consult its own tax advisors with respect to the implications of Western’s status to the Western Shareholder’s particular circumstances.

The Arrangement

Because the U.S. federal income tax treatment of the Arrangement depends on the resolution of certain issues and facts on or after the Effective Date, it is not possible to provide a definitive description of the U.S. federal income tax consequences of the Arrangement as of the date of this Supplement.  The Arrangement may qualify as a tax-deferred reorganization under the provisions of Section 368(a) of the Code.  Because the exchange of Western Shares for New Gold Shares will represent an exchange of stock of a U.S. corporation for the stock of a non-U.S. corporation, the additional requirements of Section 367 of the Code and the U.S. Treasury Regulations thereunder must be met in order for U.S. Holders of Western Shares to avoid fully recognizing gain pursuant to the Arrangement.  Whether the Arrangement meets the requirements of Section 367 will depend in part on whether New Gold satisfies the highly technical “substantiality” test under the applicable U.S. Treasury Regulations.  Pursuant to the Business Combination Agreement, Western and New Gold may amend the Plan of Arrangement so that the merger of New Gold Subco and Western will not occur if it appears unlikely that the requirements of Section 367 will be met.  In such case, the Arrangement would not qualify as a tax-deferred reorganization under the provisions of Section 368(a) of the Code, and U.S. Holders generally should fully recognize gain or loss, as described in detail below.

Neither Western nor New Gold has sought or will seek an opinion of U.S. legal counsel or a ruling from the IRS regarding whether the Arrangement qualifies as a tax-deferred reorganization or whether the additional requirements of Section 367 will be met.  Western Shareholders should assume that the Arrangement will not qualify as a reorganization unless they are notified by Western and New Gold that the Arrangement qualified as a reorganization and the additional requirements of Section 367 were met.  The U.S. federal income tax consequences of each alternative characterization of the Arrangement to U.S. Holders and Non-U.S. Holders are summarized below.  Each Western Shareholder should consult its own tax advisors with respect to the U.S. federal income tax treatment of the Arrangement and the U.S. federal income tax considerations relevant to such Western Shareholder.

U.S. Holders

5% Transferee Shareholders

If the Arrangement qualifies as a reorganization and the additional requirements of Section 367 are met, U.S. Holders of Western Shares or Western Options who will own or be treated as owning 5% or more of either the total voting power or the total value of the outstanding stock of New Gold immediately after the Arrangement (“5% Transferee Shareholders”) generally will be subject to additional requirements and U.S. federal income tax consequences that are not fully explained in this summary.  Ownership of New Gold stock for this purpose will be determined under specific attribution rules of the Code and generally will include stock owned directly, indirectly or constructively, including through corporations and other entities and pursuant to options, warrants or other securities convertible into or exercisable for New Gold stock.  U.S. Holders should consult their own tax advisors regarding whether they may be 5% Transferee Shareholders and the specific requirements that would apply to them if they become 5% Transferee Shareholders.

Arrangement does not qualify as a reorganization

If the Arrangement does not qualify as a reorganization, including if New Gold and Western amend the Plan of Arrangement so that the merger of New Gold Subco and Western does not occur, the Arrangement generally will be treated as a taxable transaction for U.S. federal income tax purposes.  A U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the sum of the amount of cash and the fair market value, as of the Effective Date, of the New Gold Shares received by the U.S. Holder and (ii) the U.S. Holder’s adjusted tax basis in the Western Shares exchanged.  Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period with respect to its Western Shares is more than one year as of the Effective Date.  Long-term capital gains of non-corporate U.S. Holders, including individuals, currently are eligible for reduced rates of taxation.  The deductibility of capital losses is subject to limitations.  Any gain or loss that a U.S. Holder recognizes generally will be treated as gain or loss from sources within the United States for purposes of the U.S. foreign tax credit limitation discussed below under “Ownership of New Gold Shares – U.S. Holders – Distributions.”

A U.S. Holder’s aggregate basis in the New Gold Shares received will equal the aggregate fair market value of the New Gold Shares on the Effective Date.  The U.S. Holder’s holding period for the New Gold Shares received will begin on the day after the Effective Date.  If the Arrangement does not qualify as a reorganization, the treatment described in this section generally will apply to a 5% Transferee Shareholder without any additional special requirements.

Arrangement qualifies as a reorganization and meets Section 367 requirements

If the Arrangement qualifies as a reorganization and the additional requirements of Section 367 are met, a U.S. Holder generally will recognize gain (but not loss) equal to the lesser of:

·
the difference between (i) the sum of the amount of cash and the fair market value, as of the Effective Date, of the New Gold Shares received by the U.S. Holder and (ii) the U.S. Holder’s adjusted tax basis in the Western Shares exchanged; or

·	the amount of cash received by the U.S. Holder.

Since the amount of cash received pursuant to the Arrangement will be nominal, a U.S. Holder should only recognize gain to the extent of the cash received under this rule.  Any gain that a U.S. Holder recognizes will be long-term capital gain if the U.S. Holder’s holding period with respect to its Western Shares is more than one year as of the Effective Date.  Long-term capital gains of non-corporate U.S. Holders, including individuals, currently are eligible for reduced rates of taxation.  Any gain that a U.S. Holder recognizes generally will be treated as gain from sources within the United States for purposes of the U.S. foreign tax credit limitation discussed below under “Ownership of New Gold Shares – U.S. Holders - Distributions.”

A U.S. Holder’s aggregate basis in the New Gold Shares received will equal the exchanging U.S. Holder’s aggregate adjusted tax basis in the Western Shares exchanged, increased by any gain recognized as a result of the Arrangement and reduced by the amount of cash received.  The U.S. Holder’s holding period for the New Gold Shares received will include the holding period of the Western Shares exchanged.

The treatment described in this section will apply to a 5% Transferee Shareholder provided that the 5% Transferee Shareholder enters into a gain recognition agreement in accordance with applicable U.S. Treasury Regulations.  In addition, a 5% Transferee Shareholder will be required to file certain annual information statements with its U.S. federal income tax returns for each of the first five full taxable years following the taxable year of the Arrangement.  5% Transferee Shareholders should consult their own tax advisors regarding the requirements applicable to them.

Arrangement qualifies as a reorganization but does not meet Section 367 requirements

If the Arrangement qualifies as a reorganization but the additional requirements of Section 367 are not met, a U.S. Holder generally will recognize gain (but not loss) equal to the difference between (i) the sum of the amount of cash and the fair market value, as of the Effective Date, of the New Gold Shares received by the U.S. Holder and (ii) the U.S. Holder’s adjusted tax basis in the Western Shares exchanged.  Such gain will be long-term capital gain if the U.S. Holder’s holding period with respect to its Western Shares is more than one year as of the Effective Date.  Long-term capital gains of non-corporate U.S. Holders, including individuals, currently are eligible for reduced rates of taxation.  Any gain that a U.S. Holder recognizes generally will be treated as gain from sources within the United States for purposes of the U.S. foreign tax credit limitation discussed below under “Ownership of New Gold Shares – U.S. Holders – Distributions.”  If the Arrangement qualifies as a reorganization but the additional requirements of Section 367 are not met, the treatment described in this paragraph generally will apply to a 5% Transferee Shareholder without any additional special requirements.

U.S. Holders of Western Options

A U.S. Holder that exercises Western Options before the Effective Time generally will recognize ordinary income upon exercise of the Western Options in an amount equal to the excess of the fair market value of the Western Shares received over the exercise price paid.  To the extent that any Western Options are exercised by surrendering a portion of the Western Options in lieu of cash, the surrendered Western Options will be taxed as if they were exercised for cash.  With respect to any Western Shares acquired upon exercise of Western Options, the general tax consequences of the Arrangement to a U.S. Holder discussed above should apply.  The holding period of Western Shares acquired upon exercise of a Western Option will begin on the day after the Western Option is exercised.  Thus, any gain recognized by a U.S. Holder that exchanges such Western Shares pursuant to the Arrangement may be short-term capital gain if the U.S. Holder has not held the Western Shares for more than one year as of the Effective Date.

If a U.S. Holder of Western Options is a resident of the United States for purposes of the U.S. Treaty (as defined under “Certain Canadian Federal Income Tax Considerations”) and has exercised employment (within the meaning of the U.S. Treaty) in Canada during the period between the grant and exercise of the Western Options, a portion of the Western Shares received upon exercise of the Options may be treated as compensation derived from Canada and may be subject to Canadian tax.  Any U.S. Holder of Western Options that has been present in the United States and Canada during his or her employment by Western should consult his or her own tax advisor regarding the specific U.S. federal income tax treatment of exercising his or her Western Options and the application of the U.S. Treaty to his or her particular circumstances.

A U.S. Holder that exchanges Western Options for New Gold Replacement Options pursuant to the Arrangement generally will not recognize gain or loss for U.S. federal income tax purposes regardless of whether the Arrangement qualifies as a reorganization or meets the additional requirements of Section 367.

Dissenting U.S. Holders

If a U.S. Holder exercises its right to dissent in accordance with the dissent procedures set forth in “Dissent Rights of Western Shareholders”, the U.S. Holder generally will recognize gain or loss equal to the difference between the amount of cash received and the U.S. Holder’s adjusted tax basis in its Western Shares.  Such gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period with respect to its Western Shares is more than one year as of the Effective Date.  Long-term capital gains of non-corporate U.S. Holders, including individuals, currently are eligible for reduced rates of taxation.  The deductibility of capital losses is subject to limitations.  Any gain or loss that a U.S. Holder recognizes generally will be treated as gain or loss from sources within the United States for purposes of the U.S. foreign tax credit limitation discussed below.

Any interest paid to a U.S. Holder that exercises its right to dissent generally will be taxable to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.  Such interest generally will be foreign source income for purposes of the U.S. foreign tax credit limitation discussed below under “Ownership of New Gold Shares - U.S. Holders - Distributions.”

Foreign currency translation

For purposes of determining any amount of income, gain, loss or distributions to a U.S. Holder, any amount of cash payment in Canadian dollars will be equal to the U.S. dollar value of the cash payment.  The U.S. dollar value of a cash payment in Canadian dollars to a U.S. Holder, including cash consideration paid pursuant to the Arrangement and cash paid to a dissenting U.S. Holder, should be calculated by reference to the exchange rate prevailing on the date of actual or constructive receipt of the payment, regardless of whether the Canadian dollars are converted into U.S. dollars at that time.  If Canadian dollars are converted into U.S. dollars on the date of actual or constructive receipt of such payment, a U.S. Holder’s tax basis in such Canadian dollars will be equal to their U.S. dollar value on that date and, as a result, the U.S. Holder generally will not be required to recognize any foreign currency exchange gain or loss.  If Canadian dollars are not converted into U.S. dollars on the date of actual or constructive receipt of such payment, any gain or loss recognized on a subsequent conversion or other disposition of the Canadian dollars generally will be treated as U.S.-source ordinary income or loss for purposes of the U.S. foreign tax credit limitation discussed below under “Ownership of New Gold Shares - U.S. Holders - Distributions.”

Reporting requirements and backup withholding

If the Arrangement qualifies as a reorganization, a U.S. Holder that owns 5% by vote or value of Western’s outstanding stock before the Arrangement will be required to attach a statement to its tax returns for the year in which the Arrangement occurs that contains the information listed in U.S. Treasury Regulations Section 1.368-3(b).  Such statement must include the U.S. Holder’s tax basis in his, her, or its Western Shares and the fair market value of the U.S. Holder’s Western Shares immediately before they were exchanged for New Gold Shares.  All U.S. Holders should keep records regarding the number, basis and fair market value of their Western Shares exchanged for New Gold Shares.  U.S. Holders should consult their own tax advisors regarding any record-keeping and reporting requirements applicable to them in respect of the Arrangement.

5% Transferee Shareholders who intend to enter into gain recognition agreements in accordance with applicable U.S. Treasury Regulations if the Arrangement qualifies as a reorganization and meets the requirements of Section 367 must file such agreements with their U.S. federal income tax returns for the year of the Arrangement.  In addition, 5% Transferee Shareholders will be required to file certain annual information statements with their income tax returns for each of the first five full taxable years following the taxable year of the Arrangement.  Such 5% Transferee Shareholders should consult their tax advisors regarding the specific requirements applicable to them.

Backup withholding may apply to the amount of cash received by a U.S. Holder of Western Shares pursuant to the Arrangement unless the U.S. Holder is an exempt recipient, such as a corporation.  Backup withholding at a rate of 28% will apply to those payments if a U.S. Holder fails to provide a taxpayer identification number, fails to comply with certain certification procedures or otherwise fails to establish an exemption from backup withholding.  Any amount withheld under the backup withholding rules will be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS in a timely manner.

Non-U.S. Holders

A Non-U.S. Holder that exchanges its Western Shares in the Arrangement or that exercises its right to dissent in accordance with the dissent procedures set forth in “Dissent Rights of Western Shareholders” generally will not be subject to U.S. federal income tax on any gain with respect to the Arrangement unless:

·	the gain is effectively connected with the conduct of a trade or business in the United States, and, if an income tax treaty applies, is attributable to a U.S. permanent establishment;

·	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the Arrangement, and certain other conditions are met; or

·
Western is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the Effective Date or (ii) the period during which the Non-U.S. Holder has owned Western Shares, and the Non-U.S. Holder has directly, indirectly, or constructively owned (as described below) 5% or more of Western’s stock at any time during the same period.

Non-U.S. Holders described in the first two bullet points will generally be treated like U.S. Holders, as described above, and may recognize gain or loss depending on whether the Arrangement qualifies as a reorganization and whether the requirements of Section 367 are met.  Non-U.S. Holders whose recognized gain is described in the first bullet point above will be subject to U.S. federal income tax on the gain, net of certain deductions, at the rates applicable to U.S. persons.  Corporate Non-U.S. Holders whose gain is described in the first bullet point above may also be subject to the branch profits tax at a 30% rate or at an exempt or lower rate provided by an applicable income tax treaty.  Individual Non-U.S. Holders described in the second bullet point above who are not treated like U.S. Holders, as described above, will be subject to a flat 30% U.S. federal income tax rate on the gain derived, which may be offset by U.S.-source capital losses, even though such Non-U.S. Holders are not considered to be residents of the United States.

Western may be a U.S. real property holding corporation for U.S. federal income tax purposes.  However, as long as Western’s Common Shares are considered to be “regularly traded” on an established securities market, the U.S. tax on gain would only apply to Non-U.S. Holders who have directly, indirectly, or constructively owned 5% or more of Western’s stock at any time during the shorter of (i) the five-year period ending on the Effective Date or (ii) the period during which the Non-U.S. Holder owned Western Shares.  For this purpose, constructive ownership generally includes ownership through corporations and other entities and pursuant to options, warrants or other securities convertible into or exercisable for Western stock.  Because Western Shares currently are traded on the TSX and NYSE Amex, Western believes that the Western Shares are regularly traded on an established securities market for purposes of the applicable U.S. Treasury Regulations.  If Western has been a U.S. real property holding corporation at any time during the shorter of (i) the five-year period ending on the Effective Date or (ii) the period during which the Non-U.S. Holder has owned Western Shares and the Non-U.S. Holder has directly, indirectly, or constructively owned 5% or more of Western’s stock at any time during the same period, the Non-U.S. Holder would be subject to U.S. federal income tax on any gain recognized with respect to the Arrangement.  The gain would be taxable regardless of whether the Arrangement qualifies as a reorganization and regardless of whether the Non-U.S. Holder qualifies for the benefits of an income tax treaty between the United States and the Non-U.S. Holder’s country of residence.  The gain would generally be taxed at the rates applicable to U.S. persons.  The Non-U.S. Holder generally would need to file a U.S. federal income tax return for the taxable year of the Arrangement.

Non-U.S. Holders should consult their own tax advisors regarding whether they own or have owned 5% or more of Western’s stock during the relevant time period under the applicable U.S. federal income tax rules.  Non-U.S. Holders that own or have owned 5% or more of Western’s stock may want to consider the Holdco Alternative described under “The Arrangement – Holdco Alternative” and immediately below.

Holdco Alternative

Non-U.S. Holders who exchange shares of a Qualifying Holdco for New Gold Shares and cash pursuant to the Holdco Alternative as described under “The Arrangement – Holdco Alternative” should not be subject to U.S. federal income tax upon any gain unless:

·	the gain is effectively connected with the conduct of a trade or business in the United States, and, if an income tax treaty applies, is attributable to a U.S. permanent establishment; or

·	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

A Non-U.S. Holder must satisfy certain requirements in order to elect the Holdco Alternative, as described under “The Arrangement – Holdco Alternative”.  A Non-U.S. Holder that is considering electing the Holdco Alternative should consult its own tax advisor regarding the advisability of making the election and the specific U.S. federal income tax consequences that would be applicable to the Non-U.S. Holder.

Non-U.S. Holders of Western Options

A Non-U.S. Holder that exercises Western Options before the Effective Time should not be subject to U.S. federal income tax upon the receipt of Western Shares if none of the Western Shares received are treated as compensation for labour or personal services performed in the United States.  With respect to any Western Shares acquired upon exercise of Western Options, the general tax consequences of the Arrangement to a Non-U.S. Holder discussed above should apply.

If a Non-U.S. Holder of Western Options is a resident of Canada for purposes of the U.S. Treaty and has exercised employment (within the meaning of the U.S. Treaty) in the United States during the period between the grant and exercise of the Western Options, a portion of the Western Shares received upon exercise of the Options may be treated as compensation derived from the United States in certain circumstances and may be subject to U.S. tax.  Any Non-U.S. Holder of Western Options that has been present in the United States and Canada during his or her employment by Western should consult his or her own tax advisor regarding the specific U.S. federal income tax treatment of exercising his or her Western Options and the application of the U.S. Treaty to his or her particular circumstances.

A Non-U.S. Holder that exchanges Western Options for New Gold Replacement Options pursuant to the Arrangement generally will not recognize gain or loss for U.S. federal income tax purposes regardless of whether the Arrangement qualifies as a reorganization or meets the additional requirements of Section 367.

Ownership of New Gold Shares

U.S. Holders

Distributions

Subject to the passive foreign investment company (“PFIC”) rules discussed below, the gross amount of any cash distribution with respect to New Gold Shares, before reduction for Canadian withholding tax, will be taxable to U.S. Holders of New Gold Shares as a dividend to the extent of New Gold’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles.  To the extent that the amount of a distribution exceeds New Gold’s current and accumulated earnings and profits, such distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the New Gold Shares (thereby increasing the amount of gain or decreasing the amount of loss that a U.S. Holder would recognize on a subsequent disposition of New Gold Shares).  Any balance in excess of the adjusted basis will be subject to tax as capital gain.

Subject to certain limitations, dividends paid to non-corporate U.S. Holders, including individuals, may be eligible for a reduced rate of taxation if New Gold is a “qualified foreign corporation” for U.S. federal income tax purposes and if certain holding period requirements are satisfied.  A qualified foreign corporation includes a non-U.S. corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States that includes an exchange of information program and that the U.S. Treasury Department has determined to be satisfactory for purposes of the qualified dividend provisions of the Code.  The U.S. Treasury Department has determined that the U.S. Treaty is satisfactory for purposes of the qualified dividend provisions of the Code.  However, a qualified foreign corporation does not include a non-U.S. corporation that is a PFIC for the taxable year in which a dividend is paid or that was a PFIC for the preceding taxable year.  Accordingly, a distribution on the New Gold Shares would not be eligible for this reduced rate of taxation if New Gold were a PFIC in the taxable year of such distribution or the preceding taxable year.

Distributions will be includable in a U.S. Holder’s gross income on the date actually or constructively received by the U.S. Holder.  Dividends will not be eligible for the dividends received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations.  If New Gold makes a distribution on the New Gold Shares in Canadian dollars, the U.S. dollar value of the distribution should be calculated as described above under “The Arrangement – U.S. Holders – Foreign currency translation”.

A U.S. Holder may be entitled to claim a U.S. foreign tax credit for, or deduct, Canadian taxes that are withheld on distributions received by the U.S. Holder, subject to applicable limitations in the Code.  Dividends paid on the New Gold Shares will be foreign source and generally will be “passive category income” or “general category income” for U.S. foreign tax credit limitation purposes.  The amount of foreign income taxes that may be claimed as a credit in any year is subject to complex limitations and restrictions, which must be determined on an individual basis by each holder.  U.S. Holders are urged to consult their tax advisors regarding the availability of the U.S. foreign tax credit in their particular circumstances.

Sale or other disposition

Subject to the PFIC rules discussed below, upon the sale, exchange or other disposition of New Gold Shares, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized upon the sale, exchange or other disposition of New Gold Shares and the U.S. Holder’s adjusted tax basis in the New Gold Shares.  The capital gain or loss generally will be long-term capital gain or loss if, at the time of sale, exchange or other disposition, the U.S. Holder has held the New Gold Shares for more than one year.  Net long-term capital gains of non-corporate U.S. Holders, including individuals, are eligible for reduced rates of taxation.  The deductibility of capital losses is subject to limitations.  Any gain or loss that a U.S. Holder recognizes generally will be treated as gain or loss from sources within the United States for purposes of the U.S. foreign tax credit limitation discussed above.

Passive foreign investment company rules

Special U.S. federal income tax rules would apply to a U.S. Holder of New Gold Shares if New Gold were a PFIC at any time during which the U.S. Holder held New Gold Shares.  A non-U.S. corporation generally is classified as a PFIC for U.S. federal income tax purposes in any taxable year if, either (i) at least 75% of its gross income is “passive” income (the “income test”), or (ii) on average at least 50% of the gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income (the “asset test”).  For purposes of the income test and the asset test, if a non-U.S. corporation owns directly or indirectly at least 25% (by value) of the stock of another corporation, the non-U.S. corporation is treated as if it held its proportionate share of the assets of the latter corporation, and received directly its proportionate share of the income of the latter corporation.

Passive income generally includes dividends, interest, royalties, rents (other than rents and royalties derived in the active conduct of a trade or business and not derived from a related person), certain net gains from the sales of commodities, annuities and gains from assets that produce passive income.  The Code excludes gains from transactions in commodities from the definition of passive income if (i) the gains arise from the sale of the commodity in the active conduct of a commodities business by a non-U.S. corporation and (ii) substantially all of the non-U.S. corporation’s commodities are comprised of stock in trade and inventory, real and depreciable property used in its trade or business, and supplies of a type normally consumed in the course of its business.

New Gold does not believe that it was a PFIC for its taxable year ended December 31, 2008.  Based on the projected composition of its income and the projected valuation of its assets, including goodwill, New Gold does not expect to be a PFIC for its current taxable year.  The determination of whether New Gold was, or will be, a PFIC for a taxable year is a factual determination and depends, in part, on the application of complex U.S. federal income tax rules, which are subject to various interpretations.  Thus, there can be no assurance at this time that New Gold was not a PFIC for its taxable year ended December 31, 2008 or that New Gold will not be a PFIC for its current taxable year or any future taxable year.

If New Gold were a PFIC, a U.S. Holder generally would be taxed at ordinary income tax rates on any gain realized on the sale or exchange of New Gold Shares and on any “excess distributions” received.  Excess distributions would be amounts received by the U.S. Holder with respect to its New Gold Shares in any taxable year that exceeded 125% of the average distributions received by the U.S. Holder in the shorter of either the three previous years or the U.S. Holder’s holding period for the New Gold Shares before that taxable year.  Gain and excess distributions would be allocated rateably to each day that the U.S. Holder held New Gold Shares.  Amounts allocated to the current taxable year and to years before New Gold became a PFIC would be treated as ordinary income.  In addition, amounts allocated to each taxable year beginning with the year New Gold first became a PFIC would be taxed at the highest rate in effect for that year on ordinary income.  The tax would be subject to an interest charge at the rate applicable to underpayments of income tax.  Special rules would also apply for calculating the amount of the U.S. foreign tax credit with respect to excess distributions received from a PFIC.

A U.S. person that owns shares of a PFIC generally may make a qualified electing fund (“QEF”) election or a mark-to-market election to mitigate the consequences of owning PFIC shares.  If New Gold determines that it is a PFIC for any taxable year, it may provide U.S. Holders with the information necessary to make a QEF election, but there can be no assurance at this time.  If New Gold were a PFIC, U.S. Holders generally would be required to file IRS Form 8621 for each year in which they held New Gold Shares.  Each U.S. Holder should consult its own tax advisor regarding the U.S. federal income tax consequences to it if New Gold is a PFIC and the advisability of making a QEF election or mark-to-market election in its particular circumstances.

Information Reporting and Backup Withholding

In general, unless a U.S. Holder belongs to a category of certain exempt recipients (such as corporations), information reporting requirements will apply to distributions as well as proceeds of sales of New Gold Shares that are effected through the U.S. office of a broker or the non-U.S. office of a broker that has certain connections with the United States.  Backup withholding may apply to these payments if a U.S. Holder fails to provide a correct taxpayer identification number or certification of exempt status, fails to report in full dividend and interest income or, in certain circumstances, fails to comply with applicable certification requirements.  Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax, provided the U.S. Holder furnishes the required information to the IRS in a timely manner.

Non-U.S. Holders

A Non-U.S. Holder will not be subject to U.S. federal income tax on any distribution with respect to New Gold Shares or on any gain with respect to the sale or other disposition of New Gold Shares unless:

·
the distribution or gain is effectively connected with the conduct of a trade or business in the United States, and, if an income tax treaty applies, is attributable to a U.S. permanent establishment; or

·	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the distribution and certain other conditions are met.

A Non-U.S. Holder described in either bullet point should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to it and any applicable information reporting rules.

INFORMATION CONCERNING WESTERN

Summary Description of the Business of Western

Western is a gold production and exploration company with a focus on precious metal mining opportunities in North America. Currently the Mesquite Mine is Western’s most important mineral property, Mesquite, located in Imperial County, California, is a low-grade, open-pit operation employing heap leach pad technology which Western acquired in November 2003. The mine is permitted and financed. Mesquite is Western’s most important asset, and during 2008 provided Western with gold production from material that was placed on the heap leach pad from two of three open pits: Rainbow and Big Chief. No mining was conducted from the Vista pit area.

Western’s corporate strategy relies on bringing top ranking mining talent to unrecognized and undervalued gold assets. Such assets must meet Western’s stringent criteria for economic production levels with additional exploration typically rounding out the potential of a proven resource.

A full description of Western’s business and operations is available in its Annual Report and other documents incorporated by reference herein.

Interests of Experts

The following persons, firms and companies are qualified persons under NI 43-101, and are named as having prepared or certified a statement, report or valuation described or included herein directly or in a document incorporated by reference herein, in each case with respect to Western.

Each of Richard M. Gowans and Michael G. Hester, is a “qualified person” as defined in NI 43-101, and has been responsible for preparing the technical report referred to in documents incorporated by reference herein or has compiled and reviewed technical information disclosed or incorporated by reference in this Supplement. In addition, certain technical information in documents incorporated by reference herein, has been prepared by or under the supervision of Wesley Hanson, a “qualified person” under NI 43-101. Mr. Hanson is an officer of Western.

As of the date hereof, to the knowledge of Western, none of the qualified persons referenced above has any interest in any securities of Western or its associates or affiliates, nor do they expect to receive or acquire any such interests other than Wesley Hanson, who is an officer of Western and holds 450,000 Western Options.

PricewaterhouseCoopers LLP, Chartered Accountants, are the auditors of Western and are independent with respect to Western within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of Ontario.

Certain legal matters relating to the Arrangement and to the New Gold Shares to be distributed pursuant to the Arrangement will be reviewed on behalf of Western by Cassels Brock & Blackwell LLP. As of the date hereof, the partners and associates of Cassels Brock & Blackwell LLP, as a group, beneficially owned, directly or indirectly, less than 1% of the issued and outstanding Western Shares.

None of such experts and no director, officer or employee of such expert has a direct or indirect interest in Western’s property or is expected to be elected, appointed or employed as a director, officer or employee of Western or of any associate or affiliate of Western other than Mr. Hanson who is currently Vice-President of Mine Development of Western.

Trading Price and Volume

Common Shares

The Western Shares are listed and posted for trading on the TSX under the symbol “WGI” and on the NYSE Amex under the symbol “WGW”. The price range and volume of trading of the Western Shares on the TSX on a monthly basis for each month or partial month as indicated below:

Month	High ($)	Low ($)	Volume

2008
January	4.13	2.82	23,206,030
February	3.97	3.41	16,647,701
March	3.93	3.02	15,833,408
April	3.38	2.55	12,518,312
May	2.97	2.08	19,283,145
June	2.38	2.14	5,556,855
July	2.60	1.99	6,378,179
August	2.24	1.59	9,803,650
September	1.89	1.10	13,479,763
October	1.85	0.50	21,968,476
November	1.79	0.90	7,621,353
December	2.06	1.27	6,296,311

2009
January	2.55	1.65	13,519,648
February	2.85	2.08	22,772,114
March	2.54	1.83	34,203,629
April 1 – April 7	2.49	2.04	10,628,202

The closing price of the Western Shares on the TSX on March 3, 2009, the last trading day immediately before the announcement of the Arrangement, was $1.93.  The closing price of the Western Shares on the TSX on April 7, 2009 was $2.15.

Documents Incorporated by Reference

The following documents of Western, filed with securities commissions or similar regulatory authorities in Canada are specifically incorporated by reference into, and form an integral part of, this Circular:

(a)	the annual report on Form 10-K of Western for the year ended December 31, 2008 (the “Annual Report”);

(b)
the audited consolidated financial statements of Western as at December 31, 2008 and 2007 and for each of the years ended December 31, 2008, 2007 and 2006, together with the notes thereto, and the auditors’ report thereon, as included in the Annual Report and supplemented by supplemental note 22.1 and the auditors' report thereon attached hereto as Appendix “F”;

(c)	the management’s discussion and analysis of financial condition and results of operations of Western for the year ended December 31, 2008, as included in the Annual Report;

(d)
the Western Information Circular dated April 8, 2009 in connection with the annual and special meeting of Western Shareholders to be held on May 14, 2009 to approve among other things, the Arrangement Resolution;

(e)
the material change report dated January 19, 2009 with respect to Western announcing its 2009 outlook and fourth quarter production update for the Mesquite Mine, and its 2008 unaudited fourth quarter and full year production results;

(f)	the material change report dated March 9, 2009 with respect to Western announcing the Business Combination Agreement; and

(g)	Technical Report on the Mesquite Mine Expansion Feasibility Study, Imperial County, California dated August 6, 2006 (the “Technical Report”).

Any documents of the type referred to in Section 11.1 of Form 44-101F1 - Short Form Prospectus, filed by Western with a securities commission or similar regulatory authority in Canada after the date of this Circular and before the date of the Western Meeting, are deemed to be incorporated by reference into this Circular.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for the purposes of this Circular to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Circular.

Information has been incorporated by reference in this Circular from documents filed with the securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from Julie Taylor of Western, Royal Bank Plaza, South Tower, 200 Bay Street, Suite 3120, P.O. Box 167, Toronto, Ontario M5J 2J4 (Telephone (416) 324-6000 or Fax (416) 324-9494), and are also available electronically at www.sedar.com and to the website maintained by the SEC at www.sec.gov.  None of Western’s filings through SEDAR, EDGAR filed prior to the date hereof, or any documents on Western’s website are incorporated by reference in this Circular except as specifically set out herein.

Material Contracts

In addition to the material contracts disclosed in the documents of Western incorporated herein by reference, the Business Combination Agreement is a material contract of Western and was entered into on or before the date of this Circular and is still in effect as of the date hereof.

The Business Combination Agreement is available for review on SEDAR at the following website: www.sedar.com and on the website maintained by the SEC at www.sec.gov. Alternatively, it may be inspected during normal business hours at Western’s office in Toronto, prior to the date of the Western Meeting.

Consolidated Capitalization

There has been no material change in Western’s share and loan capital structure on a consolidated basis since December 31, 2008. Since December 31, 2008, the following has occurred:

·	the exercise of Western Options into 780,000 Western Shares;

·	125,000 Western Options were cancelled or expired; and

·	the issuance of 150,000 Western Options on January 26, 2009 to an employee of Western.

This section should be read in conjunction with Western’s audited consolidated financial statements as at and for the year ended December 31, 2008, including the notes thereto, and annual management discussion and analysis incorporated by reference herein as well as the pro forma financial statements of the Combined Company attached as Appendix “E” to this Supplement.

INFORMATION CONCERNING NEW GOLD INC.

Summary Description of the Business of New Gold

New Gold is engaged in the acquisition, exploration, development and operation of precious and base metal properties.  The principal products and sources of cash flow for New Gold are derived from the sale of gold, silver and copper.  New Gold’s material mineral properties are as follows:

·	Peak Mines, Australia
·	Cerro San Pedro Mine, Mexico
·	New Afton Project, Canada
·	El Morro Project, Chile (30% interest)

Further information regarding the business of New Gold, its operations and its mineral properties can be found in the New Gold AIF and other documents incorporated by reference herein.  See “Documents Incorporated by Reference – New Gold”.

Interest of Experts

The following are the technical reports prepared in accordance with NI 43-101 from which certain technical information relating to the Company’s mineral projects on a property material to the Company contained in this Supplement and the New Gold AIF has been derived:

1.
Peak Mines – Peter Lloyd, FAusIMM, General Manager of Peak Gold Mines Pty Ltd., Rex Berthelsen, MAusIMM, Principal Geologist of New Gold, and Eric Strom, P.Eng., Mine Technical Services Superintendent of Peak Gold Mines Pty Ltd., prepared a report in accordance with NI 43-101 for New Gold entitled “Technical Report on Peak Gold Mines, New South Wales, Australia,” dated January 1, 2009.

2.
Cerro San Pedro Mine – William L. Rose, P.E., Principal Mining Engineer for WLR Consulting, Inc., prepared a report in accordance with NI 43-101 for Metallica Resources Inc. entitled “2007 Mineral Reserve Update, Cerro San Pedro Project, State of San Luis Potosi, Mexico,” dated March 31, 2007.

3.
New Afton Project – Mike Thomas, MAusIMM (CP), Principal Mining Consultant for AMC Consultants (Pty.) Ltd., Mike Struthers, C.Eng., MAusIMM, MIMMM (CP), Principal Geotechnical Engineer for AMC Consultants (UK) Ltd., Rolf Schmitt, P.Geo., Project Manager for Rescan Environmental Services Ltd., David Rennie, P.Eng., Consulting Geological Engineer for Scott Wilson Roscoe Postle Associates Inc., John Shillabeer, P.Eng., Mining Engineer for Hatch Ltd., Ken Major, P.Eng., Senior Process Consultant formerly of Hatch Ltd., Andrew Holmes, P.Eng., Senior Hydrogeologist for Piteau Associates Engineering Ltd., and Monte Christie, P.E., Manager of Geotechnical Engineering for Vector Engineering Inc., prepared a report in accordance with NI 43-101 for New Gold entitled “New Afton Project NI 43-101 Independent Technical Report”, dated April 2007, as revised June 2007.

4.
El Morro Project – Richard J. Lambert, P.Eng., currently Executive VP for Scott Wilson Roscoe Postle Associates (formerly Principal Mining Engineer for Pincock, Allen & Holt Inc.), and Barton G. Stone, P.Geo., Chief Geologist for Pincock, Allen & Holt Inc.,  prepared a report in accordance with NI 43-101 for Metallica Resources Inc. entitled “Feasibility NI 43-101 Technical Report for the El Morro Copper-Gold Project, Region III, Chile,” dated May 9, 2008.

Each of the persons named above is a “qualified person” as defined in National Instrument 43-101, and has been responsible for preparing the technical reports with respect to New Gold referred to in documents incorporated by reference into this Supplement or has compiled and reviewed technical information incorporated in this Supplement.

Other than Eric Strom, Peter Lloyd and Rex Berthelsen (“Non-Independent QPs”) who are employees of New Gold, none of the aforementioned firms or persons held any securities of the Company or of any associate or affiliate of New Gold when they prepared the reports referred to above or following the preparation of such reports nor did they receive any direct or indirect interest in any securities of New Gold or of any associate or affiliate of New Gold in connection with the preparation of such reports.

To the best knowledge of New Gold, other then the Non-Independent QPs, none of the qualified persons referenced above has any interest in any securities of New Gold or its associates or affiliates, nor do they expect to receive or acquire any such interests.

Deloitte & Touche LLP was appointed as the auditor of New Gold on July 8, 2008 and has advised New Gold that it is independent within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of British Columbia.

As of the date hereof, to the knowledge of New Gold, the other experts named in this section or in the above section beneficially own, directly or indirectly, less than 1% of the issued and outstanding New Gold Shares.

Certain legal matters relating to the Arrangement and to the New Gold Shares to be distributed pursuant to the Arrangement will be passed on by Lawson Lundell LLP on behalf of New Gold. As of the date hereof, the partners and associates of Lawson Lundell LLP, as a group, beneficially owned, directly or indirectly, less than 1% of the issued New Gold Common Shares.

Other than Non-Independent QPs, none of such experts and no director, officer or employee of such has a direct or indirect interest in the New Gold properties or is expected to be elected, appointed or employed as a director, officer or employee of New Gold or of any associate or affiliate of New Gold.

Trading Price and Volume

Common Shares

The New Gold Shares are listed and posted for trading on the TSX and the NYSE Amex in each case under the symbol “NGD”.  The following table sets forth information relating to the trading of the New Gold Common Shares in Canadian dollars on the TSX for the months indicated.

Month	High ($)	Low ($)	Volume

2008
January	6.11	5.03	4,115,100
February	7.23	5.00	9,688,800
March	7.94	6.50	10,917,800
April	8.01	6.76	17,845,200
May	9.75	7.13	4,377,800
June	9.11	7.29	4,407,500
July	8.65	5.28	36,079,000
August	6.10	4.82	19,857,300
September	6.39	3.42	43,308,900
October	5.19	1.06	40,715,800
November	2.30	0.96	29,461,800
December	2.03	0.94	39,099,800

2009
January	2.83	1.5	31,051,480
February	3.25	2.26	37,577,176
March	2.63	1.85	46,506,374
April 1 – to April 7	2.57	2.12	10,372,911

The closing price of the New Gold Shares on the TSX on March 3, 2009, the last trading day immediately before the announcement of the Arrangement, was $2.30.  The closing price of the New Gold Shares on the TSX on April 7, 2009, the last trading day prior to the date hereof, was $2.22.

Series A Warrants

The series A common share purchase warrants of New Gold (the “Series A Warrants”) are listed and posted for trading on the TSX under the symbol “NGD.WT.A”.  The following table sets forth information relating to the trading of the Series A Warrants in Canadian dollars on the TSX for the months indicated.

Month	High ($)	Low ($)	Volume

2008
January	1.45	1.09	66,896
February	1.78	0.90	4,189,900
March	1.95	1.20	95,400
April	2.25	1.32	3,448,017
May	3.29	1.74	1,190,200
June	2.69	1.81	1,233,450
July	2.40	1.23	1,587,946
August	1.64	1.06	846,046
September	1.37	0.44	833,608
October	1.08	0.205	1,799,227
November	0.36	0.15	1,505,848
December	0.30	0.18	2,050,991

2009
January	0.35	0.165	1,316,116
February	0.57	0.29	1,086,770
March	0.47	0.35	855,785
April 1 – April 7	0.42	0.35	190,015

At the close of business on April 7, 2009, the last trading day prior to the date hereof, the price of the Series A Warrants as reported by the TSX was $0.39.

Series B Warrants

The series B common share purchase warrants of New Gold (the “Series B Warrants”) are listed and posted for trading on the TSX under the symbol “NGD.WT.B”.  The following table sets forth information relating to the trading of the Series B Warrants in Canadian dollars on the TSX for the months indicated.

Month	High ($)	Low ($)	Volume

2008
July	0.170	0.090	1,083,825
August	0.110	0.075	781,650
September	0.110	0.110	3,219,833
October	0.075	0.015	6,798,040
November	0.030	0.010	9,079,762
December	0.020	0.015	5,438,300

2009
January	0.030	0.015	17,476,053
February	0.035	0.020	17,174,307
March	0.035	0.020	5,002,569
April 1 – April 7	0.035	0.025	702,000

At the close of business on April 7, 2009, the last trading day prior to the date hereof, the price of the Series B Warrants as reported by the TSX was $0.025.

Series C Warrants

The series C common share purchase warrants of New Gold (the “Series C Warrants”) are listed and posted for trading on the TSX under the symbol “NGD.WT.C”.  The following table sets forth information relating to the trading of the Series C Warrants in Canadian dollars on the TSX for the months indicated.

Month	High ($)	Low ($)	Volume

2008
July	0.360	0.290	569,500
August	0.340	0.280	71,000
September	0.350	0.220	189,500
October	0.350	0.120	1,919,300
November	0.200	0.040	290,000
December	0.100	0.005	1,296,600

2009
January	0.180	0.080	647,000
February	0.175	0.120	4,006,500
March	0.130	0.070	2,379,700
April 1— April 7	0.100	0.095	20,000

At the close of business on April 7, 2009, the last trading day prior to the date hereof, the price of the Series C Warrants as reported by the TSX was $0.100.

Debentures

The debentures of New Gold (the “New Gold Debentures”) are listed and posted for trading on the TSX under the symbol “NGD.DB”.  The following table sets forth information in Canadian dollars relating to the trading of the New Gold Debentures on the TSX for the months indicated.

Month	High ($)	Low ($)	Volume

2008
January	92.90	87.50	33,130
February	96.00	85.00	161,760
March	100.00	91.00	264,570
April	107.00	99.00	88,910
May	112.00	104.00	4,310
June	106.50	102.00	5,430
July	112.00	104.00	105,200
August	109.50	107.00	4,410
September	08.00	104.00	24,120
October	108.00	101.00	2,250
November	102.00	100.00	9,450
December	102.00	99.00	8,800

2009
January	-	-	-
February	99.50	99.00	7,650
March	99.00	99.00	380
April 1—April 7	99.00	99.00	4,450

At the close of business on April 2, 2009, the last trading day prior to the date hereof on which the New Gold Debentures traded, the price of the New Gold Debentures as reported by the TSX was $99.00.

Notes

The 10% subordinated notes due 2017 of New Gold (the “New Gold Notes”) are listed and posted for trading on the TSX under the symbol “NGD.NT”.  The following table sets forth information relating to the trading of the New Gold Notes on the TSX for the months indicated.

Month	High ($)	Low ($)	Volume

2008
January	82.00	80.00	52,250
February	86.00	80.00	102,760
March	98.00	75.00	120,850
April	97.75	94.00	206,054
May	99.75	95.00	37,050
June	98.00	94.00	203,810
July	96.00	94.00	246,950
August	98.00	96.00	1,735
September	96.00	90.00	84,030
October	90.00	75.00	22,970
November	77.00	70.00	8,650
December	70.00	60.00	8,070

2009
January	70.00	60.00	29,900
February	80.00	70.50	78,390
March	85.00	72.00	118,610
April 1 – April 7	85.00	84.00	5,600

At the close of business on April 3, 2009, the last trading day prior to the date hereof on which the New Gold Notes traded, the price of the New Gold Notes as reported by the TSX was $85.00.

Documents Incorporated by Reference

Information has been incorporated by reference in this Supplement from documents filed with certain of the Canadian Securities Authorities. Copies of the documents incorporated by reference in this Supplement may be obtained on request without charge from New Gold’s Vice President Investor Relations at 3110-666 Burrard St., Vancouver, British Columbia, V6C 2X8, telephone 1-(888) 315-9715, and are also available electronically on SEDAR at www.sedar.com and, with the exception of material change reports, on the website maintained by the SEC at www.sec.gov.

The following documents, filed by New Gold with certain of the Canadian Securities Authorities, are specifically incorporated by reference into, and form an integral part of, this Supplement:

(a)	the annual information form of New Gold dated March 31, 2009 (the “New Gold AIF”) for the financial year ended December 31, 2008;

(b)
the audited consolidated financial statements of New Gold filed on March 17, 2009 as at December 31, 2008 and 2007 and for each of the years then ended, together with the notes thereto, and the auditors’ report thereon;

(c)	the management’s discussion and analysis of financial condition and results of operations of New Gold filed on March 17, 2009 for the year ended December 31, 2008;

(d)
the New Gold management information circular and joint disclosure booklet filed on May 16, 2008, with respect to the special meeting of New Gold Shareholders regarding the business combination among Peak Gold Ltd., New Gold and Metallica Resources Inc.;

(e)
the management information circular of New Gold dated April 8, 2009, in connection with the annual and special meeting of New Gold Shareholders to be held on May 13, 2009, to approve, among other things, the Share Issuance Resolution and Board Size Resolution;

(f)	the business acquisition report of New Gold dated September 12, 2008 in connection with the business combination among Peak Gold Ltd., New Gold and Metallica Resources Inc.;

(g)	the material change report dated January 9, 2009 announcing that New Gold had reduced its debt position by U.S.$50 million through the purchase of Senior Secured Notes;

(h)	the material change report dated January 22, 2009 with respect to New Gold announcing fourth quarter gold production and providing its 2009 operational forecast;

(i)
the material change report dated March 3, 2009 with respect to New Gold announcing its consolidated mineral reserve and resource statements for its mines and development projects as of December 31, 2008;

(j)	the material change report dated March 4, 2009 with respect to New Gold announcing the Arrangement; and

(k)	the material change report dated March 18, 2009 announcing financial and operational results for the fourth quarter and year ended December 31, 2008.

Any document, of the type referred to in section 11.1 of Form 44-101F1 Short Form Prospectuses, if filed by New Gold after the date of this Supplement and prior to the date of the shareholder meeting referenced in the management information circular of which this Supplement forms a part, is deemed to be incorporated by reference in this Supplement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Supplement, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not constitute a part of this Supplement, except as so modified or superseded.  The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes.  The making of such a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

Material Contracts

In addition to the material contracts disclosed in the documents of New Gold incorporated herein by reference, the Business Combination Agreement is a material contract of New Gold and was entered into on or before the date of this Supplement and is still in effect as of the date hereof.

The Business Combination Agreement is available for review on SEDAR at www.sedar.com and on the website maintained by the SEC at www.sec.gov.  Alternatively, it may be inspected during normal business hours at New Gold’s office in British Columbia, prior to the New Gold Meeting date.

Consolidated Capitalization

There has been no material change in New Gold's share and loan capital structure on a consolidated basis since December 31, 2008. Since December 31, 2008, the following has occurred:

·	242,584 New Gold Options were cancelled or expired;

·	the issuance of 2,306,000 New Gold Options on February 17, 2009; and

·	the issuance of 20,000 New Gold Shares in connection with an asset acquisition.

This section should be read in conjunction with New Gold’s audited consolidated financial statements as at and for the year ended December 31, 2008, including the notes thereto, and management's discussion and analysis incorporated by reference herein as well as the pro forma financial statements of the Combined Company attached as Appendix “E” to this Supplement.

Prior Sales

The following table summarizes the issuances of New Gold Shares, and securities convertible into New Gold Shares, within the 12 months prior to the date hereof.

Date	Security	Price per Security	Number of Securities

April 28, 2008	Common Shares (1)	$6.84	15,000
May 2, 2008	Common Shares (1)	$6.95	5,000
May 2, 2008	Common Shares (1)	$6.84	1,000
May 16, 2008	Common Shares (1)	$6.95	10,000
May 21, 2008	Common Shares (1)	$5.00	15,000
May 29, 2008	Common Shares(1)	$6.38	10,000
June 30, 2008	Common Shares(2)	$7.82	174,880,290
July 9, 2008	Common Shares(5)	$3.38	23,310
July 9, 2008	Common Shares(5)	$1.82	13,500,
July 9, 2008	Common Shares(5)	$5.59	6,300
July 9, 2008	Common Shares(5)	$5.63	22,680
July 17, 2008	Common Shares(1)	$6.29	50,400
July 18, 2008	Common Shares(1)	$1.82	135,000
July 18, 2008	Common Shares(6)	$3.44	900
July 23, 2008	Common Shares(5)	$3.38	2,400
July 25, 2008	Common Shares(3)	$3.44	6,570
August 6, 2008	Common Shares(6)	$3.44	143,325
September 23, 2008	Common Shares(1)	$4.08	139,500
October 3, 2008	Common Shares(3)	$3.44	410,850
February 27, 2009	Common Shares(4)	$2.90	20,000

June 30, 2008	Warrants(7)	$15.00	4,150,000

July 8, 2008	Options	$7.84	1,623,700
August 13, 2008	Options	$5.37	95,000
August 17, 2008	Options	$5.45	50,000
November 25, 2008	Options	$1.29	75,000
February 17, 2009	Options	$2.71	2,306,000

(1)	Issued upon exercise of previously issued stock options of New Gold.
(2)	Issued pursuant to the business combination between New Gold and Metallica Resources Inc. and Peak Gold Ltd.
(3)	Issued upon exercise of New Gold warrants (previously Metallica warrants).
(4)	Issued in connection with an asset acquisition.
(5)	Issued upon exercise of previously issued stock options of Metallica Resources Inc.
(6)	Issued upon exercise of previously issued warrants of Metallica Resources Inc.
(7)	Issued to holders of New Gold Notes in connection with amending the terms of the New Gold Notes.

INFORMATION CONCERNING THE COMBINED COMPANY
AFTER THE ARRANGEMENT

On completion of the Arrangement, Western will be a wholly-owned subsidiary of New Gold governed by the laws of Ontario, and New Gold (the “Combined Company”) will continue the operations of New Gold and Western on a combined basis.  New Gold will continue to be governed by the laws of British Columbia.

The business and operations of the Combined Company will be managed from New Gold’s current head office located at Suite 3110, 666 Burrard Street, Vancouver, British Columbia, V6C 2X8.

On completion of the Arrangement, the Combined Company’s material mineral properties will consist of the following:

·	a 100% interest in the Mesquite Mine located in the United States (held by Western);

·	a 100% interest in the Peak Mines located in Australia (held by New Gold);

·	a 100% interest in the Cerro San Pedro Mine located in Mexico (held by New Gold);

·	a 100% interest in the New Afton Project located in Canada (held by New Gold); and

·	a 30% interest in the El Morro Project located in Chile (held by New Gold).

Organizational Chart

The following chart illustrates New Gold’s principal subsidiaries and mining properties after completion of the Arrangement:

Description of Material Mineral Properties

The following are brief descriptions of each of the above mineral properties.  Further information regarding such properties can be found in the New Gold AIF and the Annual Report, respectively, incorporated by reference herein.  See “Documents Incorporated by Reference – New Gold” and “Documents Incorporated by Reference – Western” in this Supplement.

Mesquite Mine, United States

The Mesquite Mine is located south of the Chocolate Mountains in Imperial County, California, approximately 56 kilometres east of Brawley, California, and 72 kilometres northwest of Yuma, Arizona, just north of the Mexican border at an elevation of between 183 and 305 metres above sea level.  The Mesquite Mine is a gold mining operation, which commenced production in 2008.  The Mesquite Mine is a low-grade, open-pit operation employing heap leach pad technology, which involves circulating cyanide solution through the heap leach pad. The gold in solution is then extracted by processing the “pregnant” solution through activated carbon which is then periodically treated to recover the gold into dore.  In 2009, the operation is forecasting production of between 140,000 and 150,000 ounces of gold at an estimated total cash cost between US$530 and US$540 per ounce. Capital expenditures in 2009 are expected to be approximately US$1.5 million. In addition, the life of the mine is expected to be approximately 13 years.

Peak Mines, Australia

The Peak Mines (comprised of the New Cobar, Chesney, New Occidental, Peak and Perseverance deposits) are situated in the vicinity of Cobar which is located approximately 600 kilometres (710 kilometres by road) northwest of Sydney, New South Wales, Australia. The Peak Mines are a gold mining operation that commenced production in 1992.  All production is subject to a royalty payable to the State of New South Wales at a net effective rate of 3% of gross revenue.  Principal mining activities are conducted at the Peak Mines site with an underground mine and processing facility. In 2009, the operation is forecasting production of between 90,000 and 100,000 ounces of gold and between 13 million and 15 million pounds of copper. The total cash cost is expected to be in the range of US$370 to US$390 per ounce of gold net of by-product sales from production associated with the Chesney and Perseverance ore bodies. Capital expenditures in 2009 are expected to be approximately US$24.5 million.  In addition, the life of the mine is expected to be approximately 8 years (consistent with historic reserve replacement).

Cerro San Pedro Mine, Mexico

The Cerro San Pedro Mine is located in central Mexico, 20 kilometres outside the state capital city of San Luis Potosí. The Cerro San Pedro Mine is a gold-silver, heap leach project. In 2009, the operation is forecasting production of between 90,000 and 100,000 ounces of gold and between 1.1 million and 1.3 million ounces of silver at an estimated total cash cost of between US$550 and US$570 per ounce of gold net of by-product sales. Capital expenditures in 2009 are expected to be approximately US$2.8 million. In addition, the life of the mine is expected to be approximately 9 years.

New Afton Project, Canada

The New Afton Project is located 10 kilometres from the centre of Kamloops (population of approximately 80,000) in south central British Columbia and it is directly accessible from the Trans-Canada Highway.  The New Afton Project is a gold-copper development project. Full production is currently expected to commence in the second half of 2012. New Afton will be an underground mine, which will produce an annual estimated average of 75 million pounds of copper, 80,000 ounces of gold and 214,000 ounces of silver. In 2009, expenditures at the New Afton Project are expected to be approximately US$59.2 million.

El Morro Project, Chile

The El Morro Project is located approximately 650 kilometres north of Santiago and approximately 80 kilometres east of the city of Vallenar in northern Chile, along one of the most prolific copper belts in the world. The El Morro Project is a copper-gold development stage project. New Gold owns a 30% interest in the project with a joint venture partner and project operator, Xstrata Copper which owns the remaining 70%. The El Morro Project entered the permitting stage with the submission of the Environmental Impact Study in the fourth quarter of 2008. It is anticipated that the permit will be obtained within 12 to 18 months of its submittal.

Assumptions used in the 2009 forecasted cash cost for the Peak and Cerro San Pedro Mines include copper and silver prices of US$2.00 per pound and US$10.00 per ounce, respectively, and Australian dollar and Mexican peso exchange rates of US$0.70 and US$12.00 to the U.S. dollar, respectively.

“Total cash cost” figures are calculated in accordance with a standard developed by The Gold Institute, which was a worldwide association of suppliers of gold and gold products and included leading North American gold producers. The Gold Institute ceased operations in 2002, but the standard is the accepted standard of reporting cash cost of production in North America. Adoption of the standard is voluntary and the cost measures presented may not be comparable to other similarly titled measures of other companies. New Gold reports total cash cost on a sales basis. Total cash cost includes mine site operating costs such as mining, processing, administration, royalties and production taxes, but is exclusive of amortization, reclamation, capital and exploration costs. Total cash cost is reduced by any by-product revenue and is then divided by ounces sold to arrive at the total by-product cash cost of sales. The measure, along with sales, is considered to be a key indicator of a company's ability to generate operating earnings and cash flow from its mining operations. This data is furnished to provide additional information and is a non-GAAP measure and does not have any standardized meaning prescribed by GAAP. It should not be considered in isolation as a substitute for measures of performance prepared in accordance with GAAP and is not necessarily indicative of operating costs presented under GAAP. The calculation of “Cash Cost” is consistent with Western's prior disclosures of “Cost of Sales”. Western does not have by-product credits.

Summary of Mineral Resource and Mineral Reserve Estimates

CIM Standards Definitions

The estimated mineral resources and mineral reserves for the Mesquite Mine, Cerro San Pedro Mine and the New Afton Project have been calculated in accordance with CIM Standards.  The following definitions are reproduced from the CIM Standards:

The term “Mineral Resource” is a concentration or occurrence of diamonds, natural, solid, inorganic or fossilized organic material including base and precious metals, coal, and industrial minerals in or on the Earth’s crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction.  The location, quantity, grade, geological characteristics and continuity of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge.  Mineral Resources are sub-divided, in order of increasing geological confidence, into Inferred, Indicated and Measured categories.

The term “Inferred Mineral Resource” is that part of a Mineral Resource for which quantity and grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity.  The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes.

The term “Indicated Mineral Resource” is that part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics can be estimated with a level of confidence sufficient to allow the appropriate application of technical and economic parameters, to support mine planning and evaluation of the economic viability of the deposit.  The estimate is based on detailed and reliable exploration and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough for geological and grade continuity to be reasonably assumed.

The term “Measured Mineral Resource” is that part of a Mineral Resource for which quantity, grade or quality, densities, shape, physical characteristics are so well established that they can be estimated with confidence sufficient to allow the appropriate application of technical and economic parameters, to support production planning and evaluation of the economic viability of the deposit.  The estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough to confirm both geological and grade continuity.

The term “Mineral Reserve” is the economically mineable part of a Measured or Indicated Mineral Resource demonstrated by at least a Preliminary Feasibility Study.  This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified.  A Mineral Reserve includes diluting materials and allowances for losses that may occur when the material is mined.

The term “Probable Mineral Reserve” is the economically mineable part of an Indicated Mineral Resource and, in some circumstances, a Measured Mineral Resource demonstrated by at least a Preliminary Feasibility Study. This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified.

The term “Proven Mineral Reserve” is the economically mineable part of a Measured Mineral Resource demonstrated by at least a Preliminary Feasibility Study.  This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction is justified.

JORC Code Definitions

The estimated mineral reserves and mineral resources for the Peak Mines, Amapari Mine and El Morro Project have been calculated in accordance with the current (2004) version of the Australasian Code for Reporting of Mineral Resources and Ore Reserves (the “JORC Code”), the Australian worldwide standards, and were restated in accordance with the requirements of NI 43-101 to comply with CIM Standards.  The following definitions are reproduced from the JORC Code:

The term “Mineral Resource” means a concentration or occurrence of material of intrinsic economic interest in or on the Earth’s crust in such form and quantity that there are reasonable prospects for eventual economic extraction. The location, quantity, grade, geological characteristics and continuity of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge. Mineral Resources are subdivided, in order of increasing geological confidence, into Inferred, Indicated and Measured categories.

The term “Inferred Mineral Resource” means that part of a Mineral Resource for which tonnage, grade and mineral content can be estimated with a low level of confidence. It is inferred from geological evidence and assumed but not verified geological and/or grade continuity. It is based on information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes which may be limited or of uncertain quality and reliability.

The term “Indicated Mineral Resource” means that part of a Mineral Resource for which tonnage, densities, shape, physical characteristics, grade and mineral content can be estimated with a reasonable level of confidence. It is based on exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes. The locations are too widely or inappropriately spaced to confirm geological and/or grade continuity but are spaced closely enough for continuity to be assumed.

The term “Measured Mineral Resource” means that part of a Mineral Resource for which tonnage, densities, shape, physical characteristics, grade and mineral content can be estimated with a high level of confidence. It is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes. The locations are spaced closely enough to confirm geological and/or grade continuity.

The term “Ore Reserve” means the economically mineable part of a Measured or Indicated Mineral Resource. It includes diluting materials and allowances for losses which may occur when the material is mined.  Appropriate assessments, which may include feasibility studies, have been carried out, and include consideration of and modification by realistically assumed mining, metallurgical, economic, marketing, legal, environmental, social and governmental factors. These assessments demonstrate at the time of reporting that extraction could reasonably be justified. Ore Reserves are sub-divided in order of increasing confidence into Probable Ore Reserves and Proved Ore Reserves.

The term “Probable Ore Reserve” means the economically mineable part of an Indicated, and in some circumstances Measured Mineral Resource. It includes diluting materials and allowances for losses which may occur when the material is mined. Appropriate assessments, which may include feasibility studies, have been carried out, and include consideration of and modification by realistically assumed mining, metallurgical, economic, marketing, legal, environmental, social and governmental factors. These assessments demonstrate at the time of reporting that extraction could reasonably be justified.

The term “Proved Ore Reserve” means the economically mineable part of a Measured Mineral Resource.  It includes diluting materials and allowances for losses which may occur when the material is mined. Appropriate assessments, which may include feasibility studies, have been carried out, and include consideration of and modification by realistically assumed mining, metallurgical, economic, marketing, legal, environmental, social and governmental factors. These assessments demonstrate at the time of reporting that extraction could reasonably be justified.

The foregoing definitions of Ore Reserves and Mineral Resources as set forth in the JORC Code have been reconciled to the definitions set forth in the CIM Standards. If the Ore Reserves and Mineral Resources for the Peak Mine were estimated in accordance with the definitions in the CIM Standards, there would be no substantive difference in such Ore Reserves and Mineral Resources.

Ore Reserve/Mineral Reserve Estimates

Information concerning the mineral properties of the Combined Company has been prepared in accordance with the requirements of Canadian Securities Laws, which differ in material respects from the requirements of U.S. Securities Laws applicable to United States companies subject to reporting and disclosure requirements of the SEC.  See “Notice to Shareholders in the United States and Other Non-Canadian Jurisdictions”.

The mineral reserve statements for the New Afton and El Morro projects were reported previously in NI 43-101 technical reports completed in May 2007 and May 2008, respectively.

The following table sets forth the estimated Ore Reserves/Mineral Reserves for the Mesquite Mine, the Peak Mines, the Cerro San Pedro Mine, the New Afton Project and the El Morro Project as of December 31, 2008.

Mineral Reserve Statement – Mesquite, Peak and Cerro San Pedro Mines as of December 31, 2008

		Metal Grade			Contained Metal
	Tonnes 000s	Gold g/t	Silver g/t	Copper %	Gold Koz	Silver Koz	Copper M lbs
Mesquite Mines(1)(3)(15)
Proven	98,348	0.57	-	-	1,799	-	-
Probable	39,191	0.62	-	-	775	-	-
P&P	137,539	0.58	-	-	2,574	-	-
Peak Mines(1)(4)(15)
Proven	1,048	3.96	-	0.95	133	-	22
Probable	2,557	4.60	-	0.96	380	-	54
P&P	3,605	4.40	-	0.96	514	-	76
Cerro San Pedro Mine(1)(5)(15)
Proven	69,640	0.55	22.3	-	1,231	49,929	-
Probable	2,054	0.52	22.9	-	34	1,512	-
P&P	71,694	0.55	22.3	-	1,266	51,441	-
Notes to the mineral reserve statements are provided below.

Mineral reserve statements for the New Afton Project and the El Morro Project are presented in the table below.

Mineral Reserve Statement – New Afton and El Morro Projects

		Metal Grade			Contained Metal
	Tonnes 000s	Gold g/t	Silver g/t	Copper %	Gold Koz	Silver Koz	Copper M lbs
New Afton Project (1)(6)(15)
Proven	-	-	-	-	-	-	-
Probable	44,400	0.72	2.30	0.98	1,028	3,240	959
P&P	44,400	0.72	2.30	0.98	1,028	3,420	959
El Morro Project (1)(7)(15)	100% basis				30% basis

Proven	208,473	0.53	-	0.66	1,062	-	909
Probable	241,761	0.41	-	0.50	951	-	806
P&P	450,234	0.46	-	0.58	2,013	-	1,715
Notes to the mineral reserve statements are provided below.

Measured, Indicated and Inferred Mineral Resources

Mineral Resource Statement as of December 31, 2008

The following table sets forth the estimated Ore Reserves/Mineral Reserves for the Mesquite Mine, Amapari Mine, the Peak Mines, the New Afton Project, the Cerro San Pedro Mine and the El Morro Project, inclusive of Mineral Reserves as of December 31, 2008.

		Metal Grade			Contained Metal
Measured & Indicated Resources	Tonnes 000s	Gold g/t	Silver g/t	Copper %	Gold Koz	Silver Koz	Copper M lbs
Mesquite Mine(2)(8)(15)
Measured	102,618	0.58	-	-	1,916	-	-
Indicated	126,253	0.54	-	-	2,185	-	-
Mesquite M&I	228,871	0.56	-	-	4,101	-	-
Peak Mines (2)(9)(15)
Measured	2,405	3.75	-	1.02	290	-	54
Indicated	3,694	4.71	-	1.00	559	-	82
Peak M&I	6,099	4.33	-	1.01	849	-	136
Cerro San Pedro Mine (2)(10)(15)
Measured	90,160	0.55	20.6	-	1,597	59,557	-
Indicated	6,370	0.46	18.7	-	94	3,830	-
CSP M&I	96,530	0.54	20.4	-	1,691	63,387	-
Amapari Mine (2)(11)(15)
Measured	8,700	1.03	-	-	288	-	-
Indicated	14,249	1.85	-	-	848	-	-
Amapari M&I	22,949	1.54	-	-	1,136	-	-
New Afton Project (2)(12)(15)
Measured	43,250	0.83	2.68	1.12	1,154	3,727	1,068
Indicated	22,410	0.66	2.42	0.84	476	1,744	415
New Afton M&I	65,660	0.77	2.59	1.02	1,630	5,471	1,483
El Morro Project (2)(13)(15)	100% basis				30% basis

Measured	211,164	0.54	-	0.65	1,108	-	903
Indicated	347,242	0.46	-	0.49	1,551	-	1,115
El Morro M&I	558,406	0.49	-	0.55	2,659	-	2,018
Notes to the mineral resource statements are provided below.

Inferred Resources (14)	Tonnes 000s	Gold g/t	Silver g/t	Copper %	Gold Koz	Silver Koz	Copper M lbs
Mesquite Mine	8,850	0.60	-	-	176	-	-
Peak Mines	2,713	4.50	-	0.90	388	-	52
Cerro San Pedro Mine	1,658	0.47	24.1	-	25	1,283	-
Amapari Mine	13,716	2.37	-	-	1,045	-	-
New Afton Project	7,940	0.88	1.6	0.96	225	396	168
El Morro Project	62,335	0.18	-	0.34	110	-	141
Notes to the mineral resource statements are provided below.

Consolidated Mineral Reserves and Resources – Contained Metal Summary

The following table sets forth the estimated contained metal content of the combined Mineral Reserves and Mineral Resources Estimate for the Mesquite Mine, the Peak Mines, the Cerro San Pedro Mine, Amapari Mine, the New Afton Project and the El Morro Project as of December 31, 2008, Mineral Resources are inclusive of Mineral Reserves.

Consolidated Mineral Reserves & Resources – Contained Metal Summary

	Contained Metal
	Gold M oz	Silver M oz	Copper M lbs
Reserves(1)(3-6)
Proven	4,225	49,929	931
Probable	3,168	4,752	1,819
Total P&P	7,393	54,681	2,750

Resources(2)(7-13)
Measured	6,353	63,284	2,025
Indicated	5,713	5,574	1,612
Total M&I	12,066	68,858	3,637
Inferred	1,969	1,679	361
Notes to the mineral reserve and resource statements are provided below.

Notes to Mineral Reserve and Resource Statements

1)	Mineral reserves are contained within measured and indicated mineral resources. Measured and indicated mineral resources that are not mineral reserves do not have demonstrated economic viability.
2)
Mineral resources for all mines and development projects have been estimated using industry standard three-dimensional geostatistical block model estimation methods (e.g. one or a combination of ordinary kriging, multiple indicator kriging or inverse distance to an exponential power) constrained by geological and metal grade domains in accordance with the standards of the Canadian Institute of Mining, Metallurgy and Petroleum and NI 43-101, or the AusIMM JORC equivalent.

3)	Mesquite Mine mineral reserve have been calculated based on gold price of US$500/oz.
4)
Peak Mines mineral reserves have been calculated based on a gold price of US$750/oz, a copper price of US$2.00/lb and variable lower NSR cut-offs ranging from AUS$112/t to AUS$130/t that vary between individual mines and their proximity to the Peak operation processing facility.

Notes to Mineral Reserve and Resource Statements

5)
Cerro San Pedro mineral reserves have been calculated based on a gold price of US$750/oz, a silver price of US$10.00/lb and a lower NSR cut-off of US$2.64/t.  The Cerro San Pedro mineral reserve estimates account for mining extraction from January 1, 2007 through the end of 2008.

6)	New Afton mineral reserves have been calculated based on a gold price of US$475/oz, a copper price of US$1.45/lb and a lower NSR cut-off of CUS$15/t of ore.
7)
El Morro mineral reserve tonnes and grade are reported on a 100% basis, consistent with the feasibility study design for the project; contained metals are reported on a 30% basis to reflect New Gold’s 30% ownership interest in the project. Mineral reserves have been calculated based on a gold price of US$500/oz, a copper price of US$1.25/lb and a lower cut-off of 0.30% copper-equivalent (“EqCu”) where

EqCu(%) = Cu(%) + 0.592 x Au (g/t)  and  Cu(%) = percent copper, Au(g/t) = grams per tonne gold
8)	Mesquite Mine mineral resources have been estimated based on a gold price of US$650/oz.
9)
Peak Mines mineral resources have been estimated based on a gold price of US$750/oz, a copper price of US$2.00/lb and variable lower NSR cut-offs ranging from AUDUS$85/t to AUDUS$95/t that vary between individual mines and their proximity to the Peak operation processing facility.

10)
Cerro San Pedro mineral resources have been estimated based on a gold price of US$1000/oz, a silver price of US$21/oz and a lower grade cut-off of 0.2 g/t gold and are constrained within an economically constrained “mineral resource pit” that uses the same cost and metal recovery parameters used to define mineral reserves as of December 31, 2008. The Cerro San Pedro mineral resource estimates account for mining extraction from January 1, 2007 through the end of 2008.

11)
Amapari mineral resources have been estimated based on a gold price of US$750/oz and a variable lower grade cut-offs ranging from 0.6 g/t to 0.8 g/t gold for open pit oxide and sulphide resources and 1.7 g/t gold for underground sulphide resources that vary between individual mineral resources and their proximity to the Amapari operation processing facility.

12)
New Afton mineral resources have been estimated based on a gold price of US$450/oz, a silver price of US$5.25/oz,  a copper price of US$1.20/lb and a lower NSR cut-off of CUS$10.00/t of mineralized material.

13)
El Morro mineral resource tonnes and grade are reported on a 100% basis consistent with the feasibility study design for the project; contained metals are reported on a 30% basis to reflect New Gold’s 30% ownership interest in the project. El Morro mineral resources have been estimated based on a gold price of US$500/oz, a copper price of US$1.25/lb and a lower grade cut-off of 0.3% copper-equivalent (“EqCu”) where

EqCu(%) = Cu(%) + 0.592 x Au (g/t)  and  Cu(%) = percent copper, Au(g/t) = grams per tonne gold

Mineral resources are based on an economically constrained “mineral resource pit” that uses the same cost and metal recovery parameters used to define mineral reserves as described in the May 2008 NI 43-101 technical report for the project.
14)	Inferred mineral resources are not known with the same degree of certainty as measured and indicated resources, do not have demonstrated economic viability, and are exclusive of mineral reserves.
15)	Numbers may not add due to rounding.

The following table sets out the individuals who are the qualified persons as defined by NI 43-101 in connection with the Mineral Reserve and Mineral Resource estimates for Western’s and New Gold’s mineral projects on a property material to the Combined Company set out opposite their name(s) and contained in this Supplement:

Qualified Persons for Consolidated Mineral Reserve & Resource Statements
Mesquite Mine
Reserves & Resources	Mr. Wesley Hanson, P. Geo and VP Mine Development for Western Goldfields Inc.
Peak Mines
Reserves	Mr. Eric Strom, P.Eng. and Technical Services Superintendent for Peak Gold Mines Pty. Ltd.
Resources	Mr. Rex Berthelsen, Member AusIMM and Principal Geologist for New Gold Inc.
Cerro San Pedro Mine
Reserves	Mr. William L. Rose, P.Eng. and Principal Mining Engineer for WLR Consulting, Inc.
Resources	Mr. William L. Rose, P.Eng. and Principal Mining Engineer for WLR Consulting, Inc.
Amapari Mine
Resources	Mr. Rex Berthelsen, Member AusIMM and Principal Geologist for New Gold Inc.
New Afton Project
Reserves	Mr. Mike Thomas, Member AusIMM and Principal Mining Consultant for AMC Consultants Pty Ltd.
Resources	Mr. David Rennie, P. Eng. and Consulting Geological Engineer for Scott Wilson Roscoe Postle Assoc.
El Morro Project
Reserves	Mr. Richard J. Lambert, P. Eng., currently Executive VP for Scott Wilson Roscoe Postle Associates (formerly Principal Mining Engineer for Pincock, Allen & Holt Inc.)
Resources	Mr. Barton G. Stone, P. Geo. and Chief Geologist for Pincock, Allen & Holt Inc.

Directors

On the Effective Date, the directors of the Combined Company will be comprised of six nominees of New Gold, namely James Estey, Robert Gallagher, Pierre Lassonde, Craig Nelsen, Paul Sweeney and Ian Telfer, and four nominees of Western, namely, Randall Oliphant, Raymond Threlkeld, Vahan Kololian and Martyn Konig.

Craig Nelsen, age 57, currently serves as the Chairman of New Gold. He is also the President, Chief Executive Officer and Director of Avanti Mining Corporation since July 2007. Mr. Nelsen was previously the Chairman and Director of Metallica Resources Inc. from March 1999 to June 2008.  He previously served as Chief Executive Officer of that company from January 1994 to March 1999. Mr. Nelsen also served as the Executive Vice President, Exploration, for Gold Fields Limited, one of the world’s largest gold mining companies from April 1999 through June 2007.

Robert Gallagher, age 58, Mr. Gallagher has been President and Chief Executive Officer of New Gold since June 2008 and was previously President and Chief Executive Officer of Peak Gold Ltd. from February 2008.  Before that time, he spent 15 years with Placer Dome from June 1977 to Oct 1993 and the last seven years with Newmont Mining Corporation (August 2000 to December 2007), most recently as Vice President Operations, Asia Pacific.  Mr. Gallagher has worked in the mining industry for almost 30 years.

James Estey, age 56, is the recently retired Chairman of UBS Securities Canada Inc. and has more than 30 years of experience in the financial markets.  In 1994, Mr. Estey became the head of the Canadian Equities business. In 2002 he was appointed President and Chief Executive Officer of UBS Securities Canada and later  served as  Chairman from January 2008 to June 2008.  He serves on the boards of The Estey Centre for Law and Economics in International Trade, The National Ballet School, St. Clements School and Range Royalty Inc.

Pierre Lassonde, age 61, is currently the Chairman of Franco-Nevada Corporation. He formerly served as President of Newmont from 2002 to 2006.  He resigned as a director and Vice Chairman of Newmont effective as of November 2007, and became Chairman of Franco-Nevada in October 2007.  Previously Mr. Lassonde served as a director and President (1982 to 2002) and Co-Chief Executive Officer (1999 to 2002) of the former Franco-Nevada.

Paul Sweeney, age 59, has more than 30 years experience in the mining industry in senior financial roles.  He is currently the Executive Vice President, Corporate Development of Plutonic Power Corporation (since 2007) and previously was the Vice President and Chief Financial Officer for Canico Resource Corporation (1999 to 2005).

Ian W. Telfer, age 63, is Chairman of the Board of Goldcorp Inc. and has served in that capacity since August 2007. He was previously President and Chief Executive Officer of Goldcorp Inc. from February 2005 until its merger with Glamis Gold Ltd. in November 2006.  Prior thereto, he was Chairman and Chief Executive Officer of Wheaton River Minerals Ltd. since September 2001.  Mr. Telfer has over 25 years experience in the precious metals business.  He has served as a director and/or officer of several Canadian and international companies.

Randall Oliphant, age 49, is the Executive Chairman and a director of Western. He is also a director and the President and Chief Executive Officer of Silver Bear Resources Inc. Mr. Oliphant is on the Advisory Board of Metalmark Capital LLC (formerly Morgan Stanley Capital Partners), and serves on the boards of WesternZagros Resources Ltd. and Franco-Nevada Corporation. Since 2003, Mr. Oliphant has served on the boards of a number of public and private companies and not-for-profit organizations. From 1999 to 2003, he was the President and Chief Executive Officer of Barrick Gold Corporation. Mr. Oliphant is a Chartered Accountant.

Raymond Threlkeld, age 62, has over 30 years of mineral industry experience ranging from discovery, feasibility study, development management, operations management, and corporate officer. Mr. Threlkeld is the President and Chief Executive Officer of Western.  Since 2005, Mr. Threlkeld has been the Chief Operating Officer of Silver Bear Resources Inc. From 1996 to 2005 Mr. Threlkeld held various senior management positions in precious metal mine development with Barrick Gold Corporation and Coeur d’Alene Mines Corporation including the development of the Pierina Mine in Peru, the Bulyanhulu Mine in Tanzania and the Veladero Mine in Argentina. Mr. Threlkeld holds a degree in geology and has had exploration and acquisition success in the Western United States in addition to the management and project development experience cited above.

Vahan Kololian, age 55, is the founder and Managing Partner of TerraNova Partners LP, which invests in the industrial, services and resource sectors. Since 2002, Mr. Kololian has been Chairman of Precinda Corporation, a private manufacturing company. Mr. Kololian started his career in investment banking in 1980 with Burns Fry Limited (now BMO Nesbitt Burns). Since 1990 he has held leadership positions in private equity partnerships. Mr. Kololian also serves on the boards of the following public companies, Consolidated Puma Minerals Inc., ClearPoint Business Resources Inc., and Manicouagan Minerals Inc. Mr. Kololian is a Member of the Law Society of Upper Canada.  Mr. Kololian holds B.A. and LL.B. degrees.

Martyn Konig, age 51, has 27 years experience in investment banking and the commodity markets. Since 2005, Mr. Konig has served as Chief Executive Officer of Blackfish Capital, managing the Blackfish Capital Resources Fund. He has extensive experience in the natural resources sector, acting as Chief Executive Officer from 2004 to 2008 of AIM-listed Latitude Resources Limited, a mining investment company, prior to which he held senior management roles in resource finance and commodity trading operations at various international investment banks. Mr. Konig was a main Board Director of NM Rothschilds and Sons Ltd. for 15 years and held senior positions at Goldman Sachs and UBS. Mr. Konig is a Barrister and Fellow of the Chartered Institute of Bankers.  He is also a non-executive director of European Goldfields Limited, a TSX/AIM listed company.

Officers

On the Effective Date, it is contemplated that the senior officers of the Combined Company will include Randall Oliphant, Executive Chairman; Robert Gallagher, President and Chief Executive Officer; Brian Penny, Executive Vice President and Chief Financial Officer; and James Currie, Executive Vice President and Chief Operating Officer.

Biographies for Messrs. Oliphant and Gallagher are set out above.

Brian Penny, age 46, has over 20 years of experience in mine finance and accounting. He has been the Chief Financial Officer of Western since 2006. Since 2005, Mr. Penny has also been the Chief Financial Officer of Silver Bear Resources Inc. Since 2004, Mr. Penny has been a Director of, and chairs the Audit Committee of Equinox Minerals Limited. While serving as Chief Financial Officer with Kinross Gold Corporation from 1993 to 2004, Mr. Penny was responsible for all finance, banking, hedging and financial reporting activities including the financial due diligence surrounding a U.S. $1.3 billion merger with TVX Gold Inc. and Echo Bay Mines Ltd. Mr. Penny is a Certified Management Accountant.

James Currie, age 55, Mr. Currie is a mining engineer with over 28 years of experience in the mining industry, having worked on projects in North and South America, Asia and Africa. Mr. Currie is currently the Vice President Operations of New Gold. Mr. Currie was previously the Vice President Operations for Miramar Mining Corp. in Vancouver and was responsible for the development of Miramar’s 10 million ounce gold resource at Hope Bay in the Canadian Arctic. Prior to that, Mr. Currie held the position of General Manager of Mauritanian Copper Mines SA.

Capital Structure

The share capital of New Gold will remain unchanged as a result of the completion of the Arrangement, other than the issuance of New Gold Shares contemplated under the Arrangement. All the New Gold Shares rank equally as to participation of dividends and in distribution of New Gold’s assets on liquidation, dissolution or winding-up, or other distribution of assets for the purposes of winding-up of its affairs. Holders of New Gold Shares are entitled to one vote for each share on all matters voted on by shareholders, including the election of directors.

In connection with the Arrangement, the Western Shareholders will receive New Gold Shares. Assuming no exercise of currently outstanding convertible securities, the Western Shareholders and New Gold Shareholders will own approximately 42% and 58%, respectively, of the New Gold Shares on a pro forma basis.

New Gold Selected Unaudited Pro Forma Financial Information

The following selected unaudited pro forma consolidated financial information for New Gold is based on the assumptions described in the respective notes to the New Gold unaudited pro forma consolidated financial statements as at December 31, 2008 included in this Supplement at Appendix “E”.  The unaudited pro forma consolidated balance sheet has been prepared based on the assumption that, among other things, the Arrangement had occurred on December 31, 2008.  The unaudited pro forma consolidated statement of operations have been prepared based on the assumption that, among other things, the Arrangement had occurred on January 1, 2008. The unaudited pro forma consolidated financial statements are not necessarily indicative of New Gold’s consolidated financial position and results from operations if the events reflected therein were in effect for the periods presented, nor do they purport to project New Gold’s consolidated financial position or results from operations for any future period.

The unaudited pro forma consolidated financial statements are based on certain assumptions and adjustments.  The selected unaudited pro forma consolidated financial information given below should be read in conjunction with the description of the Arrangement contained in this Supplement, the unaudited pro forma consolidated financial statements contained in this Supplement at Appendix “E” and the audited consolidated financial statements of Western and New Gold incorporated by reference in this Supplement.

Year ended
December 31, 2008
(in thousands of U.S. dollars)
Pro Forma Consolidated Statement of Operations
Revenue	$357,059
Earnings from mine operations	$47,478
(Loss) before taxes	$(115,957)
Net (Loss)	$(120,078)
(Loss) per share – basic	$(0.34)
(Loss) per share – diluted	$(0.34)

As at December 31, 2008 (in thousands of U.S. dollars)
Pro Forma Consolidated Balance Sheet
Assets	$2,432,465
Liabilities	$754,543
Shareholders’ equity	$1,677,922

Stock Exchange Listings

On completion of the Arrangement, the New Gold Shares will continue trading on the TSX and the NYSE Amex. The Western Shares are expected to be de-listed from the TSX and the NYSE Amex as soon as practicable following the Effective Date. Western will also seek to be deemed to have ceased to be a reporting issuer (or the equivalent) under the securities legislation of each of the provinces in Canada under which it is currently a reporting issuer (or the equivalent).

New Gold has applied to have the New Gold Shares issuable in exchange for Western Shares pursuant to the Arrangement listed and posted for trading on the TSX and will apply to have such shares listed and posted for trading on the NYSE Amex. Listing will be subject to New Gold receiving approval from, and fulfilling all of the requirements of, the TSX and the NYSE Amex.

Auditors

The current auditors of New Gold are Deloitte & Touche LLP and they will continue as the auditors of the Combined Company after the Effective Date.

Transfer Agent and Registrar

The transfer agent and registrar for the Combined Company’s common shares will be Computershare Trust Company of Canada, (i) 510 Burrard Street, Vancouver, British Columbia, V6C 2T5 and (ii) 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1.

CONSENT OF PRICEWATERHOUSECOOPERS LLP

We have read the joint management information circular supplement (the “Supplement”) of Western Goldfields Inc. (“Western”) and New Gold Inc. (“New Gold”) dated April 8, 2009 relating to the annual and special meetings of shareholders of Western and New Gold regarding the business combination involving Western and New Gold. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the above-mentioned Supplement of our report to the shareholders of Western on the consolidated balance sheets of Western as at December 31, 2008 and 2007 and the consolidated statements of operations and comprehensive income (loss), consolidated statement of stockholders’ equity and consolidated statement of cash flows for each of the years in the two-year period ended December 31, 2008. Our report is dated March 5, 2009.

We also consent to the inclusion in the above-mentioned Supplement as Appendix “F”, of our report to the board of directors of Western on supplemental financial statement note 22.1 entitled, “Reconciliation of United States Generally Accepted Accounting Principles to Canadian Generally Accepted Accounting Principles” dated March 5, 2009.

(Signed) PricewaterhouseCoopers LLP Chartered Accountants
Licensed Public Accountants
Toronto, Canada
April 8, 2009

CONSENT OF HJ & ASSOCIATES, LLC

We have read the joint management information circular supplement (the “Supplement”) of Western Goldfields Inc. (“Western”) and New Gold Inc. (“New Gold”) dated April 8, 2009 relating to the annual and special meetings of shareholders of Western and New Gold regarding the Arrangement involving Western and New Gold. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the above-mentioned Supplement of our report to the shareholders of Western on the consolidated balance sheets of Western as at December 31, 2006 and the consolidated statements of operations and other comprehensive income (loss), consolidated statement of changes in stockholders’ equity (deficit) and consolidated statement of cash flows for the year in the period ended December 31, 2006. Our report is dated February 24, 2007.

(Signed) HJ & Associates, LLC
Salt Lake City, Utah USA
April 8, 2009

CONSENT OF DELOITTE & TOUCHE LLP

We have read the supplement to the management information circular (the “Supplement”) of Western Goldfields Inc. (“Western”) and New Gold Inc. (“New Gold”) dated April 8, 2009 relating to the annual and special meetings of shareholders of Western and New Gold regarding the business combination between Western and New Gold.  We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the above-mentioned Supplement of our report to the shareholders of New Gold on the consolidated balance sheets of New Gold as at December 31, 2008 and 2007 and the consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows of New Gold for the year ended December 31, 2008 and the thirteen month period ended December 31, 2007.  Our report is dated March 12, 2009.

(Signed) Deloitte & Touche LLP
Chartered Accountants
Vancouver, Canada
April 8, 2009

CONSENT OF LEGAL COUNSEL

We hereby consent to the reference of our opinion and our name contained under "Certain Canadian Federal Income Tax Considerations" in the joint management information circular supplement (the “Supplement”) of Western Goldfields Inc. (“Western”) and New Gold Inc. (“New Gold”) dated April 8, 2009, relating to the annual and special meetings of shareholders of Western and New Gold regarding the business combination between Western and New Gold and to the inclusion of the foregoing opinion in the Supplement.

(Signed) Cassels Brock & Blackwell LLP
Cassels Brock & Blackwell LLP
Toronto, Canada
April 8, 2009

APPENDIX “A”
PLAN OF ARRANGEMENT

UNDER SECTION 182 OF THE
BUSINESS CORPORATIONS ACT (ONTARIO)

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.01	Definitions

In this Plan of Arrangement, unless the context otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the meanings ascribed to them below:

(a)
“Arrangement” means the arrangement under the provisions of the OBCA on the terms and subject to the conditions set forth in this Plan of Arrangement, subject to any amendment or supplement hereto made in accordance with the Business Combination Agreement, the provisions hereof or at the direction of the Court in the Final Order;

(b)
“Business Combination Agreement” means the business combination arrangement agreement dated as of March 3, 2009 between New Gold Inc. and Western Goldfields Inc., as amended, amended and restated or supplemented prior to the Effective Date;

(c)	“Business Day” means any day other than a Saturday, a Sunday or a statutory holiday in Toronto, Ontario or Vancouver, British Columbia;

(d)
“Canadian Resident” means a beneficial owner of Western Common Shares immediately prior to the Effective Time who is a resident of Canada for purposes of the Tax Act (other than a Tax Exempt Person), or a partnership any member of which is a resident of Canada for the purposes of the Tax Act (other than a Tax Exempt Person);

(e)	“Court” means the Ontario Superior Court of Justice (Commercial List);

(f)	“CRA” means the Canada Revenue Agency;

(g)
“Depositary” means Computershare Investor Services Inc. or any other trust company, bank or financial institution agreed to in writing between New Gold and Western for the purpose of, among other things, exchanging certificates representing Western Common Shares for New Gold Common Shares in connection with the Arrangement;

(h)	“Dissent Right” shall have the meaning ascribed thereto in Article 4.01;

(i)
“Dissenting Shareholder” means a registered holder of Western Common Shares who dissents in respect of the Arrangement in strict compliance with the Dissent Rights and who is ultimately entitled to be paid fair value for their Western Common Shares;

(j)	“Effective Date” means the date shown on the certificate of arrangement issued under the OBCA giving effect to the Arrangement;

(k)	“Effective Time” means 12:01 am (Toronto Time) on the Effective Date;

(l)	“Electing Holdco Shareholder” means a Qualifying Holdco Shareholder who has elected the Holdco Alternative in accordance with the Combination Agreement;

(m)	“Eligible Holder” means: (i) a Canadian Resident, or (ii) an Eligible Non-Resident or (iii) an Electing Holdco Shareholder;

(n)
“Eligible Non-Resident” means a beneficial owner of Western Common Shares immediately prior to the Effective Time who is not, and is not deemed to be, a resident of Canada for purposes of the Tax Act and whose Western Common Shares are “taxable Canadian property” and not “treaty-protected property”, in each case as defined in the Tax Act;

(o)	“Final Order” means the final order of the Court made in connection with the approval of the Arrangement, including all amendments thereto made prior to the Effective Time;

(p)	“Former Western Shareholders” means the holders of Western Common Shares immediately prior to the Effective Time;

(q)	“Holdco Alternative” shall have the meaning ascribed thereto in the Business Combination Agreement;

(r)
“In-The-Money Amount” in respect of a stock option means the amount, if any, by which the aggregate fair market value at that time of the securities subject to the option exceeds the aggregate exercise price under the option;

(s)	“Interim Order” means the interim order of the Court made pursuant to Section 182(5) of the OBCA in connection with the Arrangement, including any amendment thereto;

(t)	“Merged Company” shall have the meaning ascribed thereto in Section 3.02;

(u)	“New Gold” means New Gold Inc., a corporation existing under the Business Corporations Act (British Columbia);

(v)	“New Gold Common Shares” means the common shares in the capital of New Gold;

(w)	“New Gold Replacement Option” shall have the meaning ascribed thereto in Section 3.01(d);

(x)	“New Gold Replacement Warrant” shall have the meaning ascribed thereto in Section 3.01(e);

(y)	“New Gold Subco” means 2199371 Ontario Inc., a corporation incorporated under the OBCA;

(z)	“OBCA” means the Business Corporations Act (Ontario);

(aa)
“Plan of Arrangement” means this plan of arrangement, as amended, modified or supplemented from time to time in accordance herewith, and with the Business Combination Agreement and any order of the Court;

(bb)	“Qualifying Holdco” shall have the meaning ascribed thereto in the Business Combination Agreement;

(cc)	“Qualifying Holdco Shareholder” shall have the meaning ascribed thereto in the Business Combination Agreement;

(dd)	“Section 85 Election” shall have the meaning ascribed thereto in Section 3.02(c);

(ee)	“Share Consideration” means the Share Exchange Ratio plus $0.0001 in cash for each Western Common Share;

(ff)	“Share Exchange Ratio” means 1.0 of a New Gold Common Share for each Western Common Share;

(gg)	“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended from time to time;

(hh)	“Tax Exempt Person” means a person who is exempt from tax under Part I of the Tax Act;

(ii)	“Western” means Western Goldfields Inc., a corporation existing under the OBCA;

(jj)	“Western Common Shares” means the issued and outstanding common shares of Western;

(kk)	“Western Meeting” means the special meeting of the holders of Western Common Shares held to consider and approve, among other things, the Arrangement;

(ll)
“Western Options” means collectively the outstanding options to purchase Western Common Shares issued pursuant to the Western Stock Option Plan and pursuant to stand alone option agreements to which Western is a party;

(mm)	“Western Stock Option Plan” means the 2006 Incentive Stock Option Plan of Western, as amended; and

(nn)	“Western Warrants” means the warrants to purchase 6,056,180 Western Common Shares.

In addition, words and phrases used herein and defined in the OBCA and not otherwise defined herein shall have the same meaning herein as in the OBCA unless the context otherwise requires.

1.02	Interpretation Not Affected by Headings

The division of this Plan of Arrangement into articles, sections, paragraphs and subparagraphs and the insertion of headings herein are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. The terms “this Plan of Arrangement”, “hereof’, “herein”, “hereto”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular article, section or other portion hereof and include any instrument supplementary or ancillary hereto.

1.03	Number, Gender and Persons

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter and the word person and words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any governmental agency, political subdivision or instrumentality thereof) and any other entity or group of persons of any kind or nature whatsoever.

1.04	Date for any Action

If the date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.05	Statutory References

Any reference in this Plan of Arrangement to a statute includes all regulations made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

1.06	Currency

Unless otherwise stated, all references herein to amounts of money are expressed in lawful money of Canada.

1.07	Time of the Essence

Time shall be of the essence with respect to every provision of this Plan of Arrangement.

ARTICLE 2
BUSINESS COMBINATION AGREEMENT

2.01	Business Combination Agreement

This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Business Combination Agreement, except in respect of the sequence of the steps comprising the Arrangement, which shall occur in the order set forth herein.

ARTICLE 3
ARRANGEMENT

3.01	Arrangement

At the Effective Time, the following shall occur and shall be deemed to occur sequentially in the following order without any further act or formality:

(a)
each Western Common Share held by a Dissenting Shareholder shall be deemed to be transferred by the holder thereof, without any further act or formality on its part, free and clear of all liens, claims and encumbrances, to New Gold and New Gold shall thereupon be obliged to pay the amount therefor determined and payable in accordance with Article 4 hereof, and the name of such holder shall be removed from the central securities register as a holder of Western Common Shares and New Gold shall be recorded as the registered holder of the Western Common Shares so transferred and shall be deemed to be the legal owner of such Western Common Shares;

(b)
each Western Common Share held by a Former Western Shareholder (other than a Dissenting Shareholder, a Qualifying Holdco the shares of which are owned by an Electing Holdco Shareholder, New Gold or any subsidiary of New Gold) shall be transferred to New Gold and in consideration therefor New Gold shall issue and pay the Share Consideration for each Western Common Share, subject to Sections 3.03, 3.04 and Article 5 hereof;

(c)
simultaneously with the transfer of the Western Common Shares pursuant to Section 3.01(b), all of the shares outstanding immediately prior to the Effective Time of each Qualifying Holdco that are owned by an Electing Holdco Shareholder, if any, shall be transferred by the holders thereof to New Gold in consideration for the Share Consideration that the Qualifying Holdco would have been entitled to receive pursuant to Section 3.01(b), subject to Sections 3.03, 3.04 and Article 5 hereof;

(d)
each Western Option outstanding immediately prior to the Effective Time, whether or not vested, shall be exchanged, simultaneously with the transfer of the Western Common Shares pursuant to Section 3.01(b), for an option (a “New Gold Replacement Option”) to acquire, on the same terms and conditions as were applicable to such Western Option immediately before the Effective Time under the relevant Western Option Plan under which it was issued and/or the agreement evidencing such issuance, the number (rounded down to the nearest whole number) of New Gold Common Shares equal to the product of: (A) the number of  Western Common Shares subject to such Western Option immediately prior to the Effective Time and (B) the Share Exchange Ratio. The exercise price per New Gold Common Share subject to any such New Gold Replacement Option shall be an amount (rounded up to the nearest one-hundredth of a cent) equal to the quotient of (A) the exercise price per  Western Common Share subject to such  Western Option immediately before the Effective Time divided by (B) the Share Exchange Ratio, provided that the exercise price otherwise determined shall be adjusted to the extent, if any, required to ensure that the In the Money Amount of the New Gold Replacement Option immediately after the exchange is not greater than the In the Money Amount of the exchanged  Western Option immediately before the Effective Time.  The terms of each New Gold Replacement Option shall be the same as the terms of the Western Option it is exchanged therefor, except as provided above and except that such New Gold Replacement Option shall be fully vested and that it shall not expire earlier as a result of the Arrangement being a change of control;

(e)
simultaneously with the transfer of the Western Common Shares pursuant to Section 3.01(b), each Western Warrant outstanding immediately prior to the Effective Time, shall be exchanged for a warrant (a “New Gold Replacement Warrant”) issued by New Gold, which shall have the same terms and conditions as were applicable to such Western Warrant immediately before the Effective Time, except that upon exercise of a New Gold Replacement Warrant, in lieu of each Western Common Share issuable immediately before the Effective Time upon exercise of the Western Warrant being replaced, and for the same consideration that would have been payable therefor, the holder of the New Gold Replacement Warrant shall be entitled to receive the Share Consideration;

(f)
Western and New Gold Subco shall merge to form one corporate entity (the “Merged Company”) with the same effect as if they had amalgamated under Section 177(2) of the OBCA, except that the legal existence of Western shall not cease and Western shall survive the merger;

(g)
without limiting the generality of Section 3.01(f), the separate legal existence of New Gold Subco shall cease without New Gold Subco being liquidated or wound up; Western and New Gold Subco will continue as one company; and the property and liabilities of New Gold Subco will become the property and liabilities of Western;

(h)	at the time and from the time of the step described in Section 3.01(f):

(i)
Western as the Merged Company will continue to own and hold all property, rights, privileges and franchises of Western (except any amounts receivable from New Gold Subco or shares of New Gold Subco) and will own and hold all property, rights, privileges, and franchises of New Gold Subco (except any amounts receivable from Western or shares of Western) and, shall continue to be subject to all liabilities of Western (except amounts owing to New Gold Subco) and will be subject to all liabilities of New Gold Subco, including civil, criminal and quasi-criminal and all contracts, disabilities, and debts of each of Western and New Gold Subco;

(ii)
Western as the Merged Company will continue to be, with respect to Western, and will be deemed to be, with respect to New Gold Subco, the party plaintiff or the party defendant, as the case may be, in any civil action commenced by or against Western or New Gold Subco, as the case may be, prior to the merger;

(iii)	a conviction against, or ruling, order or judgment in favour of or against either New Gold Subco or Western may be enforced by or against Western as the Merged Company;

(iv)
all of the issued common shares of New Gold Subco and Western (except for shares of New Gold Subco held by Western and any shares of Western by New Gold Subco) will be exchanged for one new fully paid and non-assessable Western Common Share which will be issued by the Merged Company and such New Gold Subco common shares and Western common shares will be cancelled without any payment of capital in respect thereof;

(v)	the name of the Merged Company shall be Western Goldfields Inc.;

(vi)	the Merged Company shall be authorized to issue an unlimited number of common shares;

(vii)	the by-laws of the Merged Company shall be Western’s by-laws;

(viii)	the first annual general meeting of the Merged Company will be held within 18 months from the Effective Date;

(ix)	the first directors of the Merged Company following the merger shall be Brian Penny, Randall Oliphant, and Arthur Chen; and

(x)
the foregoing merger shall not constitute an acquisition of property of Western or New Gold Subco by the other pursuant to the purchase of property or as a result of the distribution or winding-up of Western or New Gold Subco.

3.02	Post-Effective Time Procedures

(a)
On or promptly after the Effective Date, New Gold shall deliver or arrange to be delivered to the Depositary certificates representing the New Gold Common Shares required to be issued to Former Western Shareholders and Electing Holdco Shareholders (if any) and the requisite cash required to be paid to Former Western Shareholders and Qualifying Holdco Shareholders (if any) in accordance with the provisions of Section 3.01 hereof, which certificates and cash shall be held by the Depositary as agent and nominee for such Former Western Shareholders and Electing Holdco Shareholders (if any) for distribution to such Former Western Shareholders and Electing Holdco Shareholders (if any) in accordance with the provisions of Article 5 hereof.

(b)
Subject to the provisions of Article 5 hereof, Former Western Shareholders (other than Dissenting Shareholders, New Gold and any subsidiary of New Gold) and Electing Holdco Shareholders (if any) shall be entitled to receive delivery of the certificates representing the New Gold Common Shares and a cheque for the cash consideration to which they are entitled pursuant to Section 3.01(b) hereof.

(c)
An Eligible Holder whose Western Common Shares or shares of a Qualifying Holdco are exchanged, in either case, for the Share Consideration pursuant to the Arrangement shall be entitled to make a joint income tax election, pursuant to Section 85 of the Tax Act (and any analogous provision of provincial income tax law) (a “Section 85 Election”) with respect to the exchange by providing two signed copies of the necessary joint election forms to an appointed representative, as directed by New Gold, within 90 days after the Effective Date, duly completed with the details of the number of Western Common Shares or the number and type of shares of a Qualifying Holdco, transferred and the applicable agreed amounts for the purposes of such joint elections. New Gold shall, within 90 days after receiving the completed joint election forms from an Eligible Holder, and subject to such joint election forms being correct and complete and in compliance with requirements imposed under the Tax Act (or applicable provincial income tax law), sign and return them to the Eligible Holder, for filing with the CRA (or the applicable provincial tax authority). Neither Western, New Gold nor any successor corporation shall be responsible for the proper completion of any joint election form nor, except for the obligation to sign and return duly completed joint election forms which are received within 90 days of the Effective Date, for any taxes, interest or penalties resulting from the failure of an Eligible Holder to properly complete or file such joint election forms in the form and manner and within the time prescribed by the Tax Act (or any applicable provincial legislation). In its sole discretion, New Gold or any successor corporation may choose to sign and return a joint election form received by it more than 90 days following the Effective Date, but will have no obligation to do so.

(d)
Upon receipt of a letter of transmittal in which an Eligible Holder has indicated that the Eligible Holder intends to make a Section 85 Election, New Gold will promptly deliver a tax instruction letter (and a tax instruction letter for the equivalent Quebec election, if applicable), together with the relevant tax election forms (including the Quebec tax election forms, if applicable) to the Eligible Holder.

3.03	No Fractional New Gold Common Shares

No fractional New Gold Common Shares shall be issued to Former Western Shareholders or Electing Holdco Shareholders.  The number of New Gold Common Shares to be issued to Former Western Shareholders or Electing Holdco Shareholders shall be rounded down to the nearest whole New Gold Common Share in the event that a Former Western Shareholder or an Electing Holdco Shareholder is entitled to a fractional share.

3.04	Fractional Cash Consideration

Any cash consideration owing to a Former Western Shareholder or Electing Holdco Shareholder shall be rounded up to the next whole cent.

ARTICLE 4
DISSENT RIGHTS

4.01	Dissent Rights

Holders of Western Common Shares may exercise rights of dissent (“Dissent Rights”) pursuant to and in the manner set forth under section 185 of the OBCA, as modified by the Interim Order,  with respect to Western Common Shares in connection with the Arrangement, provided that notwithstanding subsection 185(6) of the OBCA, the written objection to the special resolution to approve the Arrangement contemplated by Section 185(6) of the OBCA must be sent to Western by holders who wish to dissent and received by Western not later than 5:00 pm (Toronto Time) on the date that is one Business Day immediately prior to the Western Meeting or any date to which the Western Meeting may be postponed or adjourned and provided further that holders who exercise such rights of dissent and who:

(a)
are ultimately entitled to be paid fair value for their Western Common Shares, which fair value shall be the fair value of such shares immediately before the passing by the holders of the Western Common Shares of the resolution approving the Arrangement, shall be paid an amount equal to such fair value by New Gold; and

(b)
are ultimately not entitled, for any reason, to be paid fair value for their Western Common Shares shall be deemed to have participated in the Arrangement, as of the Effective Time, on the same basis as a non-dissenting holder of Western Common Shares and shall be entitled to receive only the consideration contemplated in Section 3.01(a) hereof that such holder would have received pursuant to the Arrangement if such holder had not exercised Dissent Rights, but in no case shall New Gold, Western or any other person be required to recognize holders of Western Common Shares who exercise Dissent Rights as holders of Western Common Shares after the time that is immediately prior to the Effective Time, and the names of such holders of Western Common Shares who exercise Dissent Rights shall be deleted from the central securities register as holders of Western Common Shares at the Effective Time.

ARTICLE 5
DELIVERY OF NEW GOLD COMMON SHARES

5.01	Delivery of New Gold Common Shares

(a)
Upon surrender to the Depositary for cancellation of a certificate that immediately before the Effective Time represented one or more outstanding Western Common Shares or shares of Qualifying Holdco, as the case may be, that were exchanged for New Gold Common Shares in accordance with Section 3.01 hereof, together with such other documents and instruments as would have been required to effect the transfer of the Western Common Shares or shares of Qualifying Holdco, as the case may be, formerly represented by such certificate under the OBCA and the articles of Western and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder following the Effective Time, a certificate representing the New Gold Common Shares that such holder is entitled to receive in accordance with Section 3.01 hereof and a cheque for the cash consideration to which such holder is entitled.

(b)
After the Effective Time and until surrendered for cancellation as contemplated by Section 5.01(a) hereof, each certificate that immediately prior to the Effective Time represented one or more Western Common Shares or shares of Qualifying Holdco shall be deemed at all times to represent only the right to receive in exchange therefor a certificate representing the New Gold Common Shares and the cash consideration that the holder of such certificate is entitled to receive in accordance with Section 3.01 hereof.

5.02	Lost Certificates

In the event any certificate, that immediately prior to the Effective Time represented one or more outstanding Western Common Shares that were exchanged for New Gold Common Shares and the cash consideration in accordance with Section 3.01 hereof, shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver in exchange for such lost, stolen or destroyed certificate, a certificate representing the New Gold Common Shares and a cheque in the amount of the cash consideration that such holder is entitled to receive in accordance with Section 3.01 hereof. When authorizing such delivery of a certificate representing the New Gold Common Shares and the cash consideration that such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the holder to whom a certificate representing such New Gold Common Shares and a cheque in the amount of the cash consideration is to be delivered shall, as a condition precedent to the delivery of such New Gold Common Shares and cheque, give a bond satisfactory to New Gold and the Depositary in such amount as New Gold and the Depositary may direct, or otherwise indemnify New Gold and the Depositary in a manner satisfactory to New Gold and the Depositary, against any claim that may be made against New Gold or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise take such actions as may be required by the articles of Western.

5.03	Distributions with Respect to Unsurrendered Certificates

No dividend or other distribution declared or made after the Effective Time with respect to New Gold Common Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate that, immediately prior to the Effective Time, represented outstanding Western Common Shares or shares of Qualifying Holdco unless and until the holder of such certificate shall have complied with the provisions of Section 5.01 or Section 5.02 hereof. Subject to applicable law and to Section 5.04 hereof, at the time of such compliance, there shall, in addition to the delivery of a certificate representing the New Gold Common Shares and a cheque for the cash consideration to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to such New Gold Common Shares.

5.04	Withholding Rights

New Gold and the Depositary shall be entitled to deduct and withhold from all dividends or other distributions otherwise payable to any Former Western Shareholder such amounts as New Gold or the Depositary is required or permitted to deduct and withhold with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986 or any provision of any applicable federal, provincial, state, local or foreign tax law or treaty, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Former Western Shareholder in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

5.05	Limitation and Proscription

To the extent that a Former Western Shareholder or Electing Holdco Shareholder shall not have complied with the provisions of Section 5.01 or Section 5.02 hereof on or before the date that is six years after the Effective Date (the “final proscription date”), then the New Gold Common Shares that such Former Western Shareholder or Electing Holdco Shareholder was entitled to receive shall be automatically cancelled without any repayment of capital in respect thereof and the certificates representing such New Gold Common Shares, together with the cash consideration to which such Former Western Shareholder or Electing Holdco Shareholder was entitled, shall be delivered to New Gold by the Depositary and the share certificates shall be cancelled by New Gold, and the interest of the Former Western Shareholder or Electing Holdco Shareholder in such New Gold Common Shares and the cash consideration to which it was entitled shall be terminated as of such final proscription date.

5.06	Legality of New Gold Common Shares forming part of the Share Consideration

Notwithstanding anything else in this Plan of Arrangement, if it appears to New Gold that it would be contrary to applicable law to issue New Gold Common Shares to Former Western Shareholders or Electing Holdco Shareholders pursuant to the Arrangement to a person that is not a resident of Canada or the United States, the New Gold Common Shares that otherwise would be issued or transferred, as the case may be, to that person will be issued or transferred, as the case may be, and delivered to the Depositary for sale of the New Gold Common Shares by the Depositary on behalf of that person.  The New Gold Common Shares delivered to the Depositary will be pooled and sold as soon as practicable after the Effective Date, on such dates and at such prices as the Depositary determines in its sole discretion.  The Depositary shall not be obligated to seek or obtain a minimum price for any of the New Gold Common Shares sold by it.  Each such person will receive a pro rata share of the cash proceeds from the sale of the New Gold Common Shares sold by the Depositary (less commissions, other reasonable expenses incurred in connection with the sale of the New Gold Common Shares and any amount withheld in respect of applicable taxes) in lieu of New Gold Common Shares.  The payment of the net proceeds will be subject to Section 5.04.  None of Western, New Gold or the Depositary will be liable for any loss arising out of any such sales.

ARTICLE 6
AMENDMENTS

6.01	Amendments to Plan of Arrangement

(a)
New Gold and Western reserve the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time, provided that each such amendment, modification or supplement must be (i) set out in writing, (ii) agreed to in writing by New Gold and Western, (iii) filed with the Court and, if made following the Western Meeting, approved by the Court, and (iv) communicated to holders or former holders of Western Common Shares if and as required by the Court.

(b)
Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Western at any time prior to the Western Meeting provided that New Gold shall have consented thereto in writing, with or without any other prior notice or communication, and, if so proposed and accepted by the persons voting at the Western Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Western Meeting shall be effective only if: (i) it is consented to in writing by each of New Gold and Western; and (ii) if required by the Court, it is consented to by holders of the Western Common Shares voting in the manner directed by the Court.

APPENDIX “B”
INTERIM ORDER

Commercial List Court File No.  CV-09-8124-CL

ONTARIO
SUPERIOR COURT OF JUSTICE
COMMERCIAL LIST

THE HONOURABLE MR.	)	TUESDAY, THE 7th DAY
)
JUSTICE MORAWETZ	)	OF APRIL, 2009

BETWEEN:

WESTERN GOLDFIELDS INC.

Applicant

IN THE MATTER OF Section 182 of the BUSINESS CORPORATIONS ACT (ONTARIO), being Chapter B.16 of The Revised Statutes of Ontario 1990, as amended

AND IN THE MATTER OF a Proposed Arrangement involving WESTERN GOLDFIELDS INC. and
NEW GOLD INC.

INTERIM ORDER

THIS MOTION made by the Applicant, Western Goldfields Inc. (“Western”) pursuant to section 182 of the Business Corporations Act (Ontario), R.S.O. 1990, c. B.16, as amended (the “OBCA”), for an interim order for advice and directions in connection with the within application (the “Application”), was heard this day at 330 University Avenue, 8th Floor, Toronto, Ontario.

ON READING the Notice of Application, the Notice of Motion and the Affidavit of Brian Penny, Chief Financial Officer of Western, sworn April 3, 2009 (the “Supporting Affidavit”), and the exhibits thereto, and on hearing the submissions of counsel for Western and counsel for New Gold Inc. (“New Gold”) and 2199371 Ontario Inc. (“New Gold Subco”).

Definitions

1.                             THIS COURT ORDERS that all capitalized terms not otherwise defined in this Order shall have the meanings ascribed thereto in the draft management information circular of Western and joint management circular supplement (collectively, the “Circular”) of Western and New Gold attached as Exhibit “A” to the Supporting Affidavit.

The Meeting

2.                             THIS COURT ORDERS that Western shall be permitted to call, hold and conduct the Meeting, at which holders of common shares of Western (the “Western Shareholders”) will be asked to, among other things, consider and, if deemed advisable, pass, with or without variation, the Arrangement Resolution, a copy of which is located in the Circular, to, among other things, authorize, approve and adopt the Plan of Arrangement.

3.                             THIS COURT ORDERS that the record date (the “Record Date”) for the Meeting shall be 5:00 p.m. (Toronto time) on April 8, 2009 and that the Record Date will not change in respect of any adjournments or postponements of the Meeting.

4.                             THIS COURT ORDERS that the Meeting shall be called, held and conducted in accordance with the Notice of Special Meeting forming part of the Circular (the “Notice”), the OBCA, the articles and by-laws of Western, subject to the terms of this Order and any further Order of this Honourable Court.  For the purposes of the Meeting, the quorum requirement shall be two (2) persons being present in person, each being a shareholder entitled to vote at the Meeting or a duly appointed proxyholder for an absent shareholder so entitled and holding or representing no less than five percent (5%) of the issued and outstanding Common Shares of Western.

5.                             THIS COURT ORDERS that the only persons entitled to attend at the Meeting shall be: (a) the Western Shareholders or their respective proxy holders; (b) the officers, directors, auditors and advisors of Western; (c) representatives and advisors of New Gold; and (d) other persons who may receive the permission of the Chair of the Meeting.

6.                             THIS COURT ORDERS that at the Meeting, Western may also transact such other business as is contemplated by the Circular or as otherwise may be properly brought before the Meeting.

Amendments to the Arrangement and Plan of Arrangement

7.                             THIS COURT ORDERS that Western is authorized, subject to the terms of the Business Combination Agreement and without additional notice to the Western Shareholders, to make such amendments, revisions and/or supplements to the Arrangement and to the Plan of Arrangement as it may determine, and the Arrangement and the Plan of Arrangement, as so amended, revised and/or supplemented, shall be the Arrangement and the Plan of Arrangement to be submitted to the Western Shareholders at the Meeting and shall be the subject of the Arrangement Resolution.  If such amendment, revision or supplement is made following the Meeting, it shall be subject to approval by this court at the hearing for the Final Order.  For greater clarity and notwithstanding any of the foregoing, the deletion of the steps described in paragraphs 3.01(e), (f), (g) and (h) of the Plan of Arrangement in the manner contemplated in section 7.01(ii) of the Business Combination Agreement, and as described in the Circular, can be effected at any time prior to the filing of articles of arrangement with respect to the Arrangement without any further approval.

Adjournments and Postponements

8.                             THIS COURT ORDERS that Western, if it deems advisable and subject to the terms of the Business Combination Agreement, is specifically authorized to adjourn or postpone the Meeting on one or more occasions, without the necessity of first convening the Meeting or first obtaining any vote of Western Shareholders respecting the adjournment or postponement.  Notice of any such adjournment or postponement shall be given by such method as Western may determine is appropriate in the circumstances. This provision shall not limit the authority of the Chair of the Meeting in respect of adjournments, provided that the Chair of the Meeting will abide by the terms of the Business Combination Agreement.

Notice of the Meeting

9.                             THIS COURT ORDERS that Western shall give notice of the Meeting, substantially in the form of the Notice, subject to Western’s ability to change dates and other relevant information in the final form of Notice.  The Notice shall be given in accordance with paragraph 13 of this Order.

Solicitation of Proxies

10.                             THIS COURT ORDERS that Western is authorized to use proxies at the Meeting, substantially in the form accompanying the Circular, subject to Western’s ability to insert dates and other relevant information in the final form of proxy, subject to this Interim Order and the terms of the Business Combination Agreement.  Western and New Gold are authorized, at their expense, to solicit proxies, directly and through their officers, directors and employees, and through such agents or representatives as they may retain for that purpose, and by mail or such other forms of personal or electronic communication as they may determine, subject to the terms of the Business Combination Agreement.

11.                             THIS COURT ORDERS that any proxy to be used at the Meeting must be received by Computershare Investor Services Inc. (“Computershare”) at 9th floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1 or, in any case not later than 4:30 p.m. (Toronto time) on May 12, 2009 or not later than 48 hours, Saturdays, Sundays and holidays excepted, prior to the time of the Meeting, if it is adjourned.  Notwithstanding the foregoing, and subject to the terms of the Business Combination Agreement, Western may waive, subject to the consent of New Gold, but has no obligation to do so, the time limits for the deposit of proxies by Western Shareholders if Western deems it advisable to do so.

12.                           THIS COURT ORDERS that, unless a Western Shareholder who has granted a proxy has agreed that it shall be irrevocable, a Western Shareholder will be entitled to revoke a proxy given at any time prior to the exercise thereof at the Meeting:

(a)
by completing and signing a proxy bearing a later date and depositing it with Western’s transfer agent, Computershare, so that it is received on or before 4:30 P.M. (Toronto time) on May 12, 2009 or not less than 48 hours, Saturdays, Sundays and holidays excepted, prior to any date to which the Meeting may be postponed or adjourned;

(b)
by depositing an instrument in writing executed by the Western Shareholder or by the Western Shareholder’s attorney authorized in writing with Computershare or at the registered office of Western at any time up to and including the last Business Day immediately preceding the day of the Meeting or any adjournment thereof, or with the Chair of the Meeting on the day of but prior to the commencement of the Meeting or any adjournment thereof; or

(c)	in any other manner permitted by law.

Method of Distribution of Meeting Materials and Court Materials

13.                           THIS COURT ORDERS that Western is hereby authorized to distribute the Notice of Application, this Order, the Notice, the Circular, the form of proxy, the Letter of Transmittal and any other communications or documents determined by Western to be necessary or desirable (collectively, the “Meeting Materials”), as applicable:

(a)
to (i) registered Western Shareholders entitled to vote as at the Record Date, (ii) the directors of Western, and (iii) the auditor of Western; respectively, by pre-paid ordinary mail, by delivery, in person or by courier, not later than twenty-one (21) days prior to the date established for the Meeting in the Notice.  Distribution to such persons shall be to their addresses as they appear on the books and records of Western as of the Record Date;

(b)
to Non-Registered Western Shareholders by Western complying with its obligations under National Instrument 54-101 of the Canadian Securities Administrators, but in the case of the form of proxy or the Letter of Transmittal, as requested by intermediaries or registered nominees; and

(c)
to New Gold by pre-paid ordinary mail, by delivery, in person or by courier at the head office of New Gold not later than twenty-one (21) days prior to the date established for the Meeting in the Notice.

14.                           THIS COURT ORDERS that Western is hereby authorized to distribute the Notice of Application, this Order, the Notice, the Circular and any other communications or documents determined by Western to be necessary or desirable (collectively, the “Court Materials”), concurrently with the distribution described in paragraph 13 of this Order, to Western Optionholders and Western Warrantholders by pre-paid ordinary mail or by delivery, in person or by courier, or, for those holders of Western Options that are currently employees, officers or directors of Western, by email.  Distribution to such persons shall be to their addresses (whether electronic or otherwise) as they appear on the books and records of Western as of the Record Date.  In any event, distribution of the Meeting Materials or the Court Materials by regular mail shall be deemed to be effective on the third (3rd) business day after mailing, and distribution thereof by fax, email or courier shall be deemed to be effective on the first business day after distribution in such manner.

15.                           THIS COURT ORDERS that Western is hereby authorized to make such amendments, revisions or supplements (“Additional Information”) to the Meeting Materials and/or Court Materials as Western may determine in accordance with the terms of the Business Combination Agreement, and Western shall distribute such Additional Information by press release, newspaper advertisement, by pre-paid ordinary mail, by delivery, in person or by courier, or by the most reasonably practicable method in the circumstances as Western may determine.

16.                           THIS COURT ORDERS that distribution of the Meeting Materials and Court Materials, as well as any Additional Information, pursuant to paragraphs 13, 14 and 15 of this Order, shall constitute good and sufficient service and notice thereof upon all such persons of the Meeting and the within Application. Further, no other form of service of the Meeting Materials, the Court Materials or any Additional Information or any portion thereof need be made, or notice given or other material served in respect of these proceedings and/or the Meeting to the persons described in paragraphs 13, 14 and 15 of this Order or to any other persons.

17.                           THIS COURT ORDERS that a failure or omission to distribute the Meeting Materials, the Court Materials and/or any Additional Information in accordance with paragraphs 13, 14 and 15 of this Order as a result of mistake or of events beyond the control of Western shall not constitute a breach of this Order or a defect in the calling of the Meeting and shall not invalidate any resolution passed or proceedings taken at the Meeting, but if any such failure or omission is brought to the attention of Western, then Western shall use commercially reasonable efforts to rectify it.

Voting

18.                           THIS COURT ORDERS that the only persons entitled to vote in person or by proxy on the Arrangement Resolution or such other business as may be properly brought before the Meeting shall be the Western Shareholders as at the Record Date, subject to the provisions of the OBCA.

19.                           THIS COURT ORDERS that, subject to further Order of this Court, the Arrangement Resolution must be passed at the Meeting by the affirmative vote of:

(a)
not less than two-thirds of the votes cast in respect of the Arrangement Resolution by the Western Shareholders present in person, or represented by proxy, at the Meeting who are entitled to vote in accordance with paragraph 18 above; and

(b)
at least a simple majority of the votes cast by the Minority Shareholders present in person, or represented by proxy, at the Meeting, being all of the Western Shareholders present in person or by proxy at the Meeting, other than Raymond Threlkeld and any other director(s) and/or officer(s) who will receive a “collateral benefit” as a result of the Arrangement and any “related parties” thereto (“collateral benefit” and “related parties” being terms as defined in Multilateral Instrument 61 – 101 – Protection of Minority Securityholders in Special Transactions of the Canadian Securities Administrators).

Such votes shall be sufficient to authorize and direct Western to do all such acts and things as may be necessary or desirable to give effect to the Arrangement and the Plan of Arrangement on a basis consistent with what is provided for in the Circular without the necessity of any further approval by the Western Shareholders, subject only to final approval of the Arrangement by this Honourable Court.

20.                           THIS COURT ORDERS that in respect of the vote on the Arrangement Resolution, each Western Shareholder is entitled to one vote for each Western Share held.  Illegible votes, spoiled votes, defective votes and abstentions shall be deemed not to be votes cast.  Proxies that are properly signed and dated but which do not contain voting instructions shall be voted in favour of the Arrangement Resolution.

21.                           THIS COURT ORDERS that in respect of matters properly brought before the Meeting pertaining to items of business affecting Western (other than in respect of the Arrangement Resolution), each Western Shareholder is entitled to one vote for each Western Share held.  Illegible votes, spoiled votes, defective votes and abstentions shall be deemed not to be votes cast.

Dissent Rights

22.                           THIS COURT ORDERS that eligible registered Western Shareholders shall be entitled to exercise Dissent Rights with respect to the Arrangement Resolution, in accordance with and in compliance with section 185 of the OBCA (except as varied by this Order and the Plan of Arrangement), provided that any Western Shareholder who wishes to dissent must, as a condition precedent thereto, provide written objection to the Arrangement Resolution in the form required by the OBCA, which written objection to the Arrangement Resolution must be received by Western no later than 5:00 p.m. (Toronto time) on the Business Day which is one business day before the Meeting or any date to which the Meeting may be postponed or adjourned.

23.         THIS COURT ORDERS that eligible registered Western Shareholders who duly exercise such Dissent Rights and who:

(a)
are ultimately determined to be entitled to be paid by Western the fair value for their Western Shares, which fair value, notwithstanding anything to the contrary contained in the OBCA, shall be determined as the fair value of such shares immediately before the passing of the Arrangement Resolution, shall be deemed to have transferred such Western Shares to New Gold as set out in subsection 3.01(a) of the Plan of Arrangement and shall be paid an amount equal to such fair value by New Gold; or

(b)
are ultimately not entitled, for any reason, to be paid fair value for their Western Shares shall be deemed to have participated in the Arrangement, as of the Effective Time, on the same basis as a non-Dissenting Shareholder, and shall be entitled to receive only the consideration prescribed by the Plan of Arrangement that such holder would have received pursuant to the Arrangement if such holder had not exercised Dissent Rights.

but in no case shall New Gold, Western or any other person be required to recognize any Dissenting Shareholder as a holder of Western Shares after the Effective Time, and the names of each Dissenting Shareholder shall be deleted from the register of holders of Western Shares at the Effective Time.

24.         THIS COURT ORDERS that, for the purposes of the Dissent Rights available to eligible registered Western Shareholders in connection with the Arrangement:

(a)	the term “court” referred to in section 185 of the OBCA means this Honourable Court; and

(b)	the terms “a corporation” and “the corporation” referred to in section 185 of the OBCA means “Western”.

Hearing of Application for Approval of the Arrangement

25.         THIS COURT ORDERS that, upon the passing of the Arrangement Resolution pursuant to the provisions of paragraph 19 hereof, Western shall be permitted to apply to this Honourable Court for final approval of the Arrangement pursuant to the within Notice of Application.

26.         THIS COURT ORDERS that the only persons entitled to appear and be heard at the hearing of the within Application shall be:

(a)	counsel for Western;

(b)	counsel for New Gold and New Gold Subco;

(c)	New Gold and New Gold Subco; and

(d)	any person who has filed a Notice of Appearance herein in accordance with the provisions hereof, the Notice of Application and the Rules of Civil Procedure.

27.         THIS COURT ORDERS that any Notice of Appearance served in response to the Notice of Application shall be served on counsel for Western at the following address:  Cassels Brock & Blackwell LLP, Suite 2100, 40 King Street West, Toronto, Ontario  M5H 3C2, Attention:  Robert B. Cohen, with a copy to counsel for New Gold and New Gold Subco at the following address:  Lawson Lundell LLP, 1600 Cathedral Place, 925 West Georgia Street, Vancouver, British Columbia V6C 3L2, Attention: Craig Ferris.

28.         THIS COURT ORDERS that in the event the within Application for final approval does not proceed on the date set forth in the Notice of Application, and is adjourned, only those persons set out in paragraph 26 shall be entitled to be given notice of the adjourned date.

29.         THIS COURT ORDERS that any materials to be filed by Western in support of the within Application for final approval of the Arrangement may be filed up to one day prior to the hearing of the Application without further order of this Honourable Court.

Precedence

30.         THIS COURT ORDERS that, to the extent of any inconsistency or discrepancy between this Order and the terms of any instrument creating, governing or collateral to the Western Shares, the Western Options, the Western Warrants or the articles or by-laws of Western, this Order shall govern.

Extra-Territorial Assistance

31.         THIS COURT seeks and requests the aid and recognition of any court or any judicial, regulatory or administrative body in any Province of Canada and any judicial, regulatory or administrative tribunal or other court constituted pursuant to the Parliament of  Canada or the legislature of any province and any court or any judicial, regulatory or administrative body of the United States to act in aid of and to assist this Honourable Court in carrying out the terms of this Order.

Variance

32.         THIS COURT ORDERS that Western shall be entitled to seek leave to vary this Order upon such terms and upon the giving of such notice as this Honourable Court may direct.

“Justice Morawetz”

IN THE MATTER OF WESTERN GOLDFIELDS INC.	Commercial List Court File No.: CV-09-8124-CL
Applicant

ONTARIO SUPERIOR COURT OF JUSTICE COMMERCIAL LIST Proceeding commenced at TORONTO
INTERIM ORDER
CASSELS BROCK & BLACKWELL LLP Scotia Plaza, Suite 2100 40 King Street West Toronto, Ontario M5H 3C2 Robert B. Cohen LSUC#: 32187D Tel: 416-869-5425 Fax: 416-350-6929 Lawyers for the Applicant

APPENDIX “C”
NOTICE OF APPLICATION FOR FINAL ORDER

Commercial List Court File No. CV-09-8124-00CL

ONTARIO
SUPERIOR COURT OF JUSTICE
COMMERCIAL LIST

BETWEEN:

WESTERN GOLDFIELDS INC.

Applicant

IN THE MATTER OF Section 182 of the BUSINESS CORPORATIONS ACT (ONTARIO), being Chapter B.16 of The Revised Statutes of Ontario 1990, as amended

AND IN THE MATTER OF a Proposed Arrangement involving WESTERN GOLDFIELDS INC. and
NEW GOLD INC.

NOTICE OF APPLICATION

A LEGAL PROCEEDING HAS BEEN COMMENCED by the applicant.  The claim made by the applicant appears on the following pages.

THIS APPLICATION will be made to a judge presiding over the Commercial List on Wednesday, May 27, 2009 at 10:00 a.m. at 330 University Avenue, 8th Floor, Toronto, Ontario.

IF YOU WISH TO OPPOSE THIS APPLICATION, to receive notice of any step in the application or to be served with the documents in the application, you or an Ontario lawyer acting for you must prepare a notice of appearance in Form 38A prescribed by the Rules of Civil Procedure, serve it on the applicant’s lawyer(s) or, where the applicant does not have a lawyer, serve it on the applicant, and file it, with proof of service, in this court office, and you or your lawyers(s) must appear at the hearing.

IF YOU WISH TO PRESENT AFFIDAVIT OR OTHER DOCUMENTARY EVIDENCE TO THE COURT OR TO EXAMINE OR CROSS-EXAMINE WITNESSES ON THE APPLICATION, you and your lawyer(s) must, in addition to serving your notice of appearance, serve a copy of the evidence on the applicant’s lawyer(s) or, where the applicant does not have a lawyer, serve it on the applicant, and file it, with proof of service, in the court office where the application is to be heard as soon as possible, but not later than 2 p.m. on the day before the hearing.

IF YOU FAIL TO APPEAR AT THE HEARING, JUDGMENT MAY BE GIVEN IN YOUR ABSENCE AND WITHOUT FURTHER NOTICE TO YOU.  IF YOU WISH TO DEFEND THIS PROCEEDING BUT ARE UNABLE TO PAY LEGAL FEES, LEGAL AID MAY BE AVAILABLE TO YOU BY CONTACTING A LEGAL AID OFFICE.

Date April 6, 2009	Issued by	“Christina Irwin”
Local Registrar

	Address of court office	330 University Avenue 7th floor Toronto ON M5G 1R7

TO:	ALL HOLDERS OF SHARES, OPTIONS AND WARRANTS
OF WESTERN GOLDFIELDS INC.
AS AT APRIL 8, 2009

AND TO:	ALL DIRECTORS OF WESTERN GOLDFIELDS INC.
AS AT APRIL 8, 2009

AND TO:	THE AUDITORS OF WESTERN GOLDFIELDS INC.

AND TO:	LAWSON LUNDELL LLP
1600 Cathedral Place
925 West Georgia Street
Vancouver, British Columbia V6C 3L2

Attention: Craig A. Ferris
Tel: 604-631-9197
Fax: 604-641-2818

Lawyers for New Gold Inc. and 2199371 Ontario Inc.

APPLICATION

1.           THE APPLICANT MAKES APPLICATION FOR:

(a)
an Interim Order for advice and directions of this Honourable Court pursuant to subsection 182(5) of the Business Corporations Act, R.S.O. 1990, c. B.16, as amended (the “OBCA”), with respect to notice and the conduct of a meeting (the “Meeting”) of the holders of shares (collectively, the “Western Shareholders”) of Western Goldfields Inc. (“Western”), and such other matters pertaining to a proposed arrangement (the “Arrangement”) under a plan of arrangement (“Plan of Arrangement”) involving Western, New Gold Inc. (“New Gold”) and 2199371 Ontario Inc., as described below;

(b)
a Final Order of the Superior Court of Justice pursuant to subsections 182(3) and 182(5) of the OBCA approving the Arrangement if it is adopted and approved by the Western Shareholders at the Meeting; and

(c)	such further and other relief as to this Honourable Court seems just.

2.           THE GROUNDS FOR THE APPLICATION ARE:

(a)	section 182 of the OBCA;

(b)	Western is a company existing under the OBCA. The common shares of Western are publicly traded on the Toronto Stock Exchange (the “TSX”) and the NYSE Amex;

(c)	New Gold is a company existing under the British Columbia Business Corporations Act;

(d)
pursuant to the Arrangement, New Gold will acquire each of the outstanding Western common shares (other than those held by dissenting shareholders) (directly or through one or more Qualifying Holdco, as such term is defined under the Plan of Arrangement) and each of the outstanding shares of each Qualifying Holdco that has elected the Holdco Alternative (as such term is defined under the Plan of Arrangement), in consideration of one New Gold common share and $0.0001 in cash for each Western common share so directly or indirectly acquired, with Western options being replaced with options to acquire New Gold common shares and, except in certain circumstances, the Western warrants being exchanged for New Gold warrants, and Western merging with 2199371 Ontario Inc., a wholly owned subsidiary of New Gold, with Western continuing as the surviving entity, all as set out in the Plan of Arrangement.

(e)	all statutory requirements under the OBCA have been, or will be, fulfilled by the return date of this Application;

(f)
the directions set out and shareholder approvals required pursuant to any Interim Order this Court may grant have been followed and obtained, or will be followed and obtained, by the return date of this Application;

(g)	the Arrangement is in the best interests of Western;

(h)	the Arrangement is procedurally and substantively fair and reasonable to all affected parties and securityholders;

(i)
pursuant to an interim order (the “Interim Order”) of this Court to be obtained by Western, notice of this application will be served on all Western Shareholders at their respective registered addresses as they appear on the books of Western at the close of business on April 8, 2009, including those Western Shareholders whose registered addresses are outside the Province of Ontario.  Service of these proceedings on persons outside Ontario will be effected pursuant to Rules 17.02(n) and (o) of the Rules of Civil Procedure and the Interim Order.  With respect to all other persons and entities having an interest in the affairs of Western, notice of this application will be given in accordance with the provisions of the Interim Order;

(j)	the Application has a material connection to the Toronto Region;

(k)	Rules 14.05 and 38 of the Rules of Civil Procedure; and

(l)	such further and other grounds as counsel may advise and this Honourable Court may permit.

3.           THE FOLLOWING DOCUMENTARY EVIDENCE will be used at the hearing of the application:

(a)	the affidavit of Brian Penny, Chief Financial Officer of Western, sworn in April of 2009;

(b)	a supplementary affidavit to be filed after the Meeting and detailing the events there at;

(c)	such further affidavits of deponents on behalf of Western reporting as to compliance with the Interim Order; and

(d)	such further and other documentary evidence as may be necessary for the hearing of the application and as may be permitted by the Court.

April 6, 2009	CASSELS BROCK & BLACKWELL LLP
Scotia Plaza, Suite 2100
40 King Street West
Toronto, Ontario M5H 3C2

Robert B. Cohen LSUC#: 32187D
Tel: 416-869-5425
Fax: 416-350-6929

Lawyers for the Applicant

IN THE MATTER OF WESTERN GOLDFIELDS INC.	Commercial List Court File No.:CV-09-8124-00CL
Applicant

ONTARIO SUPERIOR COURT OF JUSTICE COMMERCIAL LIST Proceeding commenced at TORONTO
NOTICE OF APPLICATION
CASSELS BROCK & BLACKWELL LLP Scotia Plaza, Suite 2100 40 King Street West Toronto, Ontario M5H 3C2 Robert B. Cohen LSUC#: 32187D Tel: 416-869-5425 Fax: 416-350-6929 Lawyers for the Applicant

APPENDIX “D”
DISSENT RIGHTS

SECTION 185 OF THE BUSINESS CORPORATIONS ACT (ONTARIO)

Rights of dissenting shareholders

185.	(1)	Subject to subsection (3) and to sections 186 and 248, if a corporation resolves to,

(a)	amend its articles under section 168 to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series of the shares of the corporation;

(b)	amend its articles under section 168 to add, remove or change any restriction upon the business or businesses that the corporation may carry on or upon the powers that the corporation may exercise;

(c)	amalgamate with another corporation under sections 175 and 176;

(d)	be continued under the laws of another jurisdiction under section 181; or

(e)	sell, lease or exchange all or substantially all its property under subsection 184 (3),

a holder of shares of any class or series entitled to vote on the resolution may dissent.

Idem

(2)
If a corporation resolves to amend its articles in a manner referred to in subsection 170 (1), a holder of shares of any class or series entitled to vote on the amendment under section 168 or 170 may dissent, except in respect of an amendment referred to in,

(a)	clause 170 (1) (a), (b) or (e) where the articles provide that the holders of shares of such class or series are not entitled to dissent; or

(b)	subsection 170 (5) or (6).

One class of shares

(2.1)	The right to dissent described in subsection (2) applies even if there is only one class of shares.

Exception

(3)
A shareholder of a corporation incorporated before the 29th day of July, 1983 is not entitled to dissent under this section in respect of an amendment of the articles of the corporation to the extent that the amendment,

(a)	amends the express terms of any provision of the articles of the corporation to conform to the terms of the provision as deemed to be amended by section 277; or

(b)	deletes from the articles of the corporation all of the objects of the corporation set out in its articles, provided that the deletion is made by the 29th day of July, 1986.

Shareholder’s right to be paid fair value

(4)
In addition to any other right the shareholder may have, but subject to subsection (30), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents becomes effective, to be paid by the corporation the fair value of the shares held by the shareholder in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted.

No partial dissent

(5)
A dissenting shareholder may only claim under this section with respect to all the shares of a class held by the dissenting shareholder on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

Objection

(6)
A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting or of the shareholder’s right to dissent.

Idem

(7)	The execution or exercise of a proxy does not constitute a written objection for purposes of subsection (6).

Notice of adoption of resolution

(8)
The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (6) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn the objection.

Idem

(9)	A notice sent under subsection (8) shall set out the rights of the dissenting shareholder and the procedures to be followed to exercise those rights.

Demand for payment of fair value

(10)
A dissenting shareholder entitled to receive notice under subsection (8) shall, within twenty days after receiving such notice, or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing,

(a)	the shareholder’s name and address;

(b)	the number and class of shares in respect of which the shareholder dissents; and

(c)	a demand for payment of the fair value of such shares.

Certificates to be sent in

(11)
Not later than the thirtieth day after the sending of a notice under subsection (10), a dissenting shareholder shall send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

Idem

(12)	A dissenting shareholder who fails to comply with subsections (6), (10) and (11) has no right to make a claim under this section.

Endorsement on certificate

(13)
A corporation or its transfer agent shall endorse on any share certificate received under subsection (11) a notice that the holder is a dissenting shareholder under this section and shall return forthwith the share certificates to the dissenting shareholder.

Rights of dissenting shareholder

(14)
On sending a notice under subsection (10), a dissenting shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of the shares as determined under this section except where,

(a)	the dissenting shareholder withdraws notice before the corporation makes an offer under subsection (15);

(b)	the corporation fails to make an offer in accordance with subsection (15) and the dissenting shareholder withdraws notice; or

(c)
the directors revoke a resolution to amend the articles under subsection 168 (3), terminate an amalgamation agreement under subsection 176 (5) or an application for continuance under subsection 181 (5), or abandon a sale, lease or exchange under subsection 184 (8), in which case the dissenting shareholder’s rights are reinstated as of the date the dissenting shareholder sent the notice referred to in subsection (10), and the dissenting shareholder is entitled, upon presentation and surrender to the corporation or its transfer agent of any certificate representing the shares that has been endorsed in accordance with subsection (13), to be issued a new certificate representing the same number of shares as the certificate so presented, without payment of any fee.

Offer to pay

(15)
A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (10), send to each dissenting shareholder who has sent such notice,

(a)
a written offer to pay for the dissenting shareholder’s shares in an amount considered by the directors of the corporation to be the fair value thereof, accompanied by a statement showing how the fair value was determined; or

(b)	if subsection (30) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

Idem

(16)	Every offer made under subsection (15) for shares of the same class or series shall be on the same terms.

Idem

(17)
Subject to subsection (30), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (15) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

Application to court to fix fair value

(18)
Where a corporation fails to make an offer under subsection (15) or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as the court may allow, apply to the court to fix a fair value for the shares of any dissenting shareholder.

Idem

(19)
If a corporation fails to apply to the court under subsection (18), a dissenting shareholder may apply to the court for the same purpose within a further period of twenty days or within such further period as the court may allow.

Idem

(20)	A dissenting shareholder is not required to give security for costs in an application made under subsection (18) or (19).

Costs

(21)	If a corporation fails to comply with subsection (15), then the costs of a shareholder application under subsection (19) are to be borne by the corporation unless the court otherwise orders.

Notice to shareholders

(22)
Before making application to the court under subsection (18) or not later than seven days after receiving notice of an application to the court under subsection (19), as the case may be, a corporation shall give notice to each dissenting shareholder who, at the date upon which the notice is given,

(a)	has sent to the corporation the notice referred to in subsection (10); and

(b)	has not accepted an offer made by the corporation under subsection (15), if such an offer was made,

of the date, place and consequences of the application and of the dissenting shareholder’s right to appear and be heard in person or by counsel, and a similar notice shall be given to each dissenting shareholder who, after the date of such first mentioned notice and before termination of the proceedings commenced by the application, satisfies the conditions set out in clauses (a) and (b) within three days after the dissenting shareholder satisfies such conditions.

Parties joined

(23)
All dissenting shareholders who satisfy the conditions set out in clauses (22)(a) and (b) shall be deemed to be joined as parties to an application under subsection (18) or (19) on the later of the date upon which the application is brought and the date upon which they satisfy the conditions, and shall be bound by the decision rendered by the court in the proceedings commenced by the application.

Idem

(24)
Upon an application to the court under subsection (18) or (19), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall fix a fair value for the shares of all dissenting shareholders.

Appraisers

(25)	The court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

Final order

(26)
The final order of the court in the proceedings commenced by an application under subsection (18) or (19) shall be rendered against the corporation and in favour of each dissenting shareholder who, whether before or after the date of the order, complies with the conditions set out in clauses (22) (a) and (b).

Interest

(27)
The court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

Where corporation unable to pay

(28)
Where subsection (30) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (26), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

Idem

(29)	Where subsection (30) applies, a dissenting shareholder, by written notice sent to the corporation within thirty days after receiving a notice under subsection (28), may,

(a)	withdraw a notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder’s full rights are reinstated; or

(b)
retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

Idem

(30)	A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that,

(a)	the corporation is or, after the payment, would be unable to pay its liabilities as they become due; or

(b)	the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities.

Court order

(31)
Upon application by a corporation that proposes to take any of the actions referred to in subsection (1) or (2), the court may, if satisfied that the proposed action is not in all the circumstances one that should give rise to the rights arising under subsection (4), by order declare that those rights will not arise upon the taking of the proposed action, and the order may be subject to compliance upon such terms and conditions as the court thinks fit and, if the corporation is an offering corporation, notice of any such application and a copy of any order made by the court upon such application shall be served upon the Commission.

Commission may appear

(32)	The Commission may appoint counsel to assist the court upon the hearing of an application under subsection (31), if the corporation is an offering corporation.

APPENDIX “E”
NEW GOLD INC. UNAUDITED PRO-FORMA
CONSOLIDATED
FINANCIAL STATEMENTS DECEMBER 31, 2008

Unaudited pro forma consolidated financial statements of

New Gold Inc.

New Gold Inc.
Pro forma consolidated balance sheet
as at December 31, 2008
(Unaudited)
(Expressed in thousands of U.S. dollars)
		Western			New Gold
	New Gold	Goldfields	Note	Pro forma	consolidated
	Inc.	Inc.	4	adjustments	pro forma
	$	$		$	$
		(Schedule 1)
Assets
Current assets
Cash and cash equivalents	185,668	11,275	(a)(i)	2,125	199,068
Restricted cash	-	7,500		-	7,500
Accounts receivable	11,232	2,550		-	13,782
Inventories and stockpiled ore	39,402	34,924		-	74,326
Future income and mining taxes	2,690	2,113		-	4,803
Prepaid expenses and other	3,945	1,747		-	5,692
	242,937	60,109		2,125	305,171

Investments	77,016	8,934		-	85,950
Mining interests	1,618,761	120,008	(a)(i)	262,852	2,001,621
Intangible royalty asset	14,087	-		-	14,087
Other assets	4,900	1,751		-	6,651
Future income and mining taxes	-	18,985		-	18,985
	1,957,701	209,787		264,977	2,432,465

Liabilities
Current liabilities
Accounts payable and accrued liabilities	41,382	7,484	(a)(i)	5,067	60,433
			(a)(vi)	6,500
Short-term borrowings	7,193	-		-	7,193
Current portion of mark to market loss on gold hedging contracts	-	5,606		-	5,606
Current portion of mark to market loss on fuel hedging contracts	-	540		-	540
Income and mining taxes payable	5,126	-		-	5,126
Current portion of long-term debt	-	11,656		-	11,656
Current portion of reclamation and closure obligations	-	339		-	339
	53,701	25,625		11,567	90,893

Reclamation and closure cost obligations	21,949	4,737		-	26,686
Future income and mining taxes	224,068	-	(a)(i)	102,512	326,580
Long-term debt	212,387	54,218		-	266,605
Employee benefits and other	3,808	-		-	3,808
Mark to market loss on gold hedging contracts	-	39,580		-	39,580
Mark to market loss on fuel hedging contracts	-	391		-	391
	515,913	124,551		114,079	754,543

Shareholders' equity
Common shares	1,321,110	133,383	(a)(ii)	(133,383)	1,549,459
			(a)(iii)	218,286
			(a)(iv)	10,063
Contributed surplus	65,409	8,291	(a)(ii)	(8,291)	67,536
			(a)(v)	2,127
Share purchase warrants	145,614	-	(a)(v)	5,658	151,272
Equity component of convertible debentures	21,604	-		-	21,604
Accumulated other comprehensive loss	(406)	-		-	(406)
Deficit	(111,543)	(56,438)	(a)(ii)	56,438	(111,543)
	1,441,788	85,236		150,898	1,677,922
	1,957,701	209,787		264,977	2,432,465

New Gold Inc.
Pro forma consolidated statement of operations
year ended December 31, 2008
(Unaudited)
(Expressed in thousands of U.S. dollars except per share amounts)

	Pro forma	Western			New Gold
	New Gold	Goldfields	Note	Pro forma	consolidated
	Inc.	Inc.	4	adjustments	pro forma
	$	$		$	$
	(Schedule 3)	(Schedule 2)

Revenues	261,632	95,427		-	357,059
Operating expenses	(193,268)	(52,133)		-	(245,401)
Depreciation and depletion	(41,277)	(9,123)	(a)(vii)	(13,780)	(64,180)
Earnings from mine operations	27,087	34,171		(13,780)	47,478

Corporation administration	(43,667)	(6,061)		-	(49,728)
Exploration	(9,104)	(1,106)		-	(10,210)
Write-down of mineral interests	(165,252)	-		-	(165,252)

(Loss) earnings from operations	(190,936)	27,004		(13,780)	(177,712)
Other income (expense)
Interest and other income	8,125	1,093		-	9,218
Impairment of investments	-	-		-	-
Realized and unrealized gain on mark to market of gold forward sales contracts	-	13,078		-	13,078
Unrealized loss on mark to market of fuel forward contracts	-	(931)		-	(931)
Amortization of deferred debt issuance costs	-	(461)		-	(461)
Interest and finance fees	(20,174)	(4,127)		-	(24,301)
Gain (loss) on foreign exchange	68,972	(3,820)		-	65,152

(Loss) earnings before taxes	(134,013)	31,836		(13,780)	(115,957)
Income and mining taxes	5,180	(14,675)	(a)(viii)	5,374	(4,121)
Net (loss) earnings	(128,833)	17,161		(8,406)	(120,078)

Earnings per share
Basic	(0.69)	0.13			(0.34)
Diluted	(0.69)	0.12			(0.34)

Weighted average number of shares outstanding
(in thousands)
Basic	148,126	136,170			352,134
Diluted	148,126	148,172			352,134

New Gold Inc.

Notes to the pro forma consolidated financial statements

December 31, 2008

(Unaudited)

(Expressed in thousands of U.S. dollars, unless otherwise noted)

1.	Basis of presentation

On June 30, 2008 New Gold Inc., Metallica Resources Inc. and Peak Gold Ltd. completed a business combination and the acquisition of assets (the “Transaction”).  In accordance with the provisions of the Canadian Institute of Chartered Accountants (“CICA”) Handbook Section 1581, Business Combinations, Peak Gold has been identified as the acquirer for accounting purposes.  Following completion of the Transaction, Peak Gold is now known as New Gold Inc. (“New Gold”).  References to NGI in these unaudited pro forma statements refer to transactions involving the pre-transaction public company New Gold Inc.

The unaudited pro forma consolidated financial statements have been prepared in connection with the proposed acquisition by New Gold of Western Goldfields Inc. (“Western Goldfields”).  The unaudited pro forma consolidated financial statements have been prepared for illustrative purposes only and give effect to the proposed transaction and recent acquisitions completed by New Gold pursuant to the assumptions described in Note 2, Note 3 and Note 4 to these pro forma consolidated financial statements.  The unaudited pro forma consolidated balance sheet as at December 31, 2008 gives effect to the transactions as if they had occurred as of December 31, 2008.  The unaudited pro forma consolidated statement of operations for the year ended December 31, 2008 gives effect to the transactions as if they were completed on January 1, 2008.

The pro forma consolidated financial statements are not necessarily indicative of the operating results or financial condition that would have been achieved if the transactions had been completed on the dates or for the periods presented, nor do they purport to project the results of operations or financial position of the consolidated entities for any future period or as of any future date.  The pro forma consolidated financial statements do not reflect any special items such as integration costs or operating synergies that may be incurred as a result of the acquisitions.

The pro forma adjustments and allocations of the purchase price are based in part on estimates of the fair value of assets acquired and liabilities to be assumed.  The final purchase price allocation will be completed after valuations are finalized as of the date of the completion of the acquisition.

In preparing the unaudited pro forma consolidated balance sheet and the unaudited pro forma consolidated statement of operations, the following historical information was used:

(a)	the audited consolidated financial statements of New Gold for the year ended December 31, 2008 prepared in accordance with Canadian GAAP;

(b)
the audited consolidated financial statements of Western Goldfields for the year ended December 31, 2008 prepared in accordance with US GAAP and the supplemental financial statement schedule entitled “Reconciliation of United States Generally Accepted Accounting Principles to Canadian Generally Accepted Accounting Principles” presented in Appendix F to the Joint Management Information Circular Supplement;

(c)	the unaudited consolidated statement of operations of Metallica Resources Inc. for the six months ended June 30, 2008 prepared in accordance with Canadian GAAP; and

New Gold Inc.

Notes to the pro forma consolidated financial statements

December 31, 2008

(Unaudited)

(Expressed in thousands of U.S. dollars, unless otherwise noted)

(d)	the unaudited consolidated statement of operations of NGI for the six months ended June 30, 2008 prepared in accordance with Canadian GAAP.

The unaudited pro forma consolidated balance sheet and the unaudited pro forma consolidated statement of operations should be read in conjunction with the December 31, 2008 audited financial statements including the notes thereto, as listed above.

New Gold Inc.

Notes to the pro forma consolidated financial statements

December 31, 2008

(Unaudited)

(Expressed in thousands of U.S. dollars, unless otherwise noted)

1.	Basis of presentation (continued)

The accounting policies used in preparing the pro forma consolidated financial statements are set out in New Gold’s consolidated financial statements for the year ended December 31, 2008.  While management believes that the Canadian GAAP accounting policies of Western Goldfields are consistent in all material respects, accounting policy differences may be identified upon consummation of the proposed acquisition.

2.	Acquisition of Western Goldfields

On March 4, 2009, New Gold announced that it had entered into a definitive agreement to acquire Western Goldfields.

Shareholders of Western Goldfields will receive one New Gold common share and nominal cash consideration for each one common share of Western Goldfields.  As at December 31, 2008, there were 134,801,286 common shares of Western Goldfields outstanding. Subsequent to year end, an additional 780,000 options were exercised into common shares. For purposes of these pro forma consolidated financial statements it is assumed that 6,250,000 in the money options of Western Goldfields at the date of announcement are exercised into common shares prior to completion of the acquisition.

The 141,831,286 common shares issued to Western Goldfields shareholders have been valued at $1.61 per share.  The value per share was determined with reference to the share price of New Gold common shares for the two days prior to, the day of, and the two days subsequent to the date of the announcement.

On December 31, 2008, there were Western Goldfields equity instruments outstanding providing the holders the right to acquire 19,724,898 common shares of Western Goldfields.  Subsequent to year end, all exercises and cancelled options reduced this to 12,719,898. New Gold has assumed that all options vest immediately upon completion of the transaction.  The equity instruments have an estimated fair value of $7.9 million. The business combination is being accounted for as a purchase transaction.

The Company expects the accounting for the acquisition to result in the consideration given to be significantly in excess of the carrying value of the net assets of Western Goldfields.  There is currently diversity in the mining industry associated with certain aspects of the accounting for business combinations and related goodwill. This diversity includes how companies define Value Beyond Proven and Probable reserves (“VBPP”), what an appropriate reporting unit is and how goodwill is allocated among reporting units. The methods of allocating goodwill have included allocations primarily to a single exploration reporting unit and allocations among individual mine reporting units depending on the relevant circumstances.  New Gold has not completed its determination of the combined company’s reporting units nor its method of allocating goodwill, if any, to those reporting units. The ultimate accounting for VBPP and goodwill may not be comparable to other companies within the mining industry.

New Gold Inc.

Notes to the pro forma consolidated financial statements

December 31, 2008

(Unaudited)

(Expressed in thousands of U.S. dollars, unless otherwise noted)

2.	Acquisition of Western Goldfields (continued)

The allocation of the purchase price has been based upon management’s preliminary estimates and certain assumptions with respect to the fair value increment associated with the assets to be acquired and the liabilities to be assumed.  The actual fair values of the assets and liabilities will be determined as of the date of acquisition and may differ materially from the amounts disclosed below in the assumed pro forma purchase price allocation because of changes in fair values of the assets and liabilities to the date of the transaction, and as further analysis (including of identifiable intangible assets, for which no amounts have been estimated and included in the preliminary amounts shown below) is completed.  Consequently, the actual allocation of the purchase price will likely result in different adjustments than those in the unaudited pro forma consolidated statements of operations.  Following completion of the transaction, the earnings of the combined company will reflect the impact of purchase accounting adjustments, including the effect of changes in the cost bases of both tangible and identifiable intangible assets and liabilities on production costs and depreciation, depletion and amortization expense.

The Company will complete a full and detailed valuation of the Western Goldfields assets using an independent party.  Therefore, it is likely that the fair values of assets and liabilities acquired will vary from those shown below and the differences may be material.

Western Goldfields has estimated that Western Goldfields will incur transaction costs of $5.1 million.

The preliminary purchase price allocation is subject to change and is summarized as follows:

$

Purchase of Western Goldfields shares (135,581,286 common shares)	218,286
Options exercised prior to transaction close (6,250,000 common shares)	10,063
Fair value of options and warrants acquired	7,785
Estimated transaction costs	6,500
Purchase consideration	242,634

The purchase price was allocated as follows:
$

Net working capital acquired (including cash of $13,400)	31,542
Mineral property, plant and equipment	382,860
Other long-term assets	29,670
Long-term liabilities	(98,926)
Future income tax liability	(102,512)
Net identifiable assets	242,634

New Gold Inc.

Notes to the pro forma consolidated financial statements

December 31, 2008

(Unaudited)

(Expressed in thousands of U.S. dollars, unless otherwise noted)

3.	Recent acquisition of Metallica and NGI

On May 9, 2008, the Company entered into an agreement to complete the Transaction with Metallica and NGI.

(a)	Metallica

The acquisition of Metallica has been accounted for as a purchase transaction.  Shareholders of Metallica received 0.9 of a New Gold common share and nominal cash consideration for each one common share of Metallica.

87,447,821 common shares issued to Metallica shareholders were valued at $6.92 per share.  The value per share was determined with reference to the share price of New Gold common shares for the two days prior to, the day of, and the two days subsequent to the date of the announcement on March 31, 2008.  Holders of options, warrants or other convertible instruments of Metallica (“Metallica equity instruments”) exchanged such equity instrument for similar securities of New Gold at an exchange ratio of 0.9 and at a price equivalent to the original price divided by 0.9.

The final allocation of the purchase price based on the consideration paid and Metallica’s net assets acquired is as follows:
$

Issuance of New Gold shares (87,447,821 common shares)	605,139
Fair value of options issued	7,294
Fair value of warrants issued	46,674
Transaction costs	3,651
Purchase consideration	662,758

Net assets acquired
Net working capital acquired (including cash of $34,154)	35,340
Mineral property, plant and equipment	814,352
Other long-term assets	2,214
Long-term liabilities	(3,684)
Future income tax liability	(185,464)
662,758

(b)	NGI

This element of the Transaction has been accounted for as a purchase of assets and assumption of liabilities of NGI by New Gold.

In accordance with the determination that New Gold is the accounting acquirer in this Transaction, the deemed consideration is the market value of the 37,005,717 NGI common shares and, the fair value of options, warrants and convertible or exchangeable securities of NGI currently outstanding.  As at June 30, 2008, there were options, warrants, convertible or exchangeable securities and other rights to acquire an aggregate of 30,678,500 common shares of NGI.  The common shares of NGI have been valued at $7.82 per share, the share price of NGI as of June 30, 2008, the closing date of the Transaction.

New Gold Inc.

Notes to the pro forma consolidated financial statements

December 31, 2008

(Unaudited)

(Expressed in thousands of U.S. dollars, unless otherwise noted)

3.	Recent acquisition of Metallica and NGI (continued)

(b)	NGI (continued)

The final allocation of the purchase price based on the consideration paid and NGI’s net assets acquired is as follows:
$

Issuance of New Gold shares (37,005,717 common shares)	289,538
Fair value of options issued	8,241
Fair value of warrants issued	57,415
Transaction costs	4,011
Purchase consideration	359,205

Net working capital (including cash of $103,564)	85,687
Mineral property, plant and equipment	537,720
Other assets	94,631
Long-term liabilities	(252,892)
Future income tax liability	(84,337)
Convertible debentures	(21,604)
359,205

For the purposes of these pro forma consolidated financial statements, the purchase consideration has been allocated to the fair value of assets acquired and liabilities assumed, including allocation of mining interests to depletable and non-depletable properties, based on management’s best estimates and all available information at the time of the Transaction.

4.	Effect of transactions on the pro forma consolidated financial statements

The pro forma consolidated financial statements and accompanying schedules incorporate the following pro forma assumptions:

(a)	Western Goldfields assumptions

(i)
The assumption that New Gold acquired 100% of the outstanding common shares of Western Goldfields as a result of the transaction.  As per Note 2, this gives rise to an increase to fair value of assets and related future income tax liabilities as follows:

$

Mineral property, plant and equipment	262,852
Cash and cash equivalents	2,125
Accounts payable and accrued liabilities	(5,067)
Future income tax liabilities	(102,512)
157,398
Book value of assets	85,236
Total purchase consideration	242,634

New Gold Inc.

Notes to the pro forma consolidated financial statements

December 31, 2008

(Unaudited)

(Expressed in thousands of U.S. dollars, unless otherwise noted)

4.	Effect of transactions on the pro forma consolidated financial statements (continued)

(a)	Western Goldfields assumptions (continued)

(ii)	These pro forma adjustments eliminate the historical equity accounts of Western Goldfields;

(iii)	This pro forma adjustment reflects the issuance of 135,581,286 shares for $1.61 in connection with the acquisition of 100% of the outstanding common shares of Western Goldfields;

(iv)
This pro forma adjustment reflects the assumption that 6,250,000 in the money options priced at $0.34 at the date of announcement are exercised into common shares prior to completion of the acquisition;

(v)	This pro forma adjustment reflects the fair value of 6,663,718 stock options outstanding with a fair value of $2.1 million and 6,056,180 warrants with a fair value of $5.7 million;

(vi)	This assumption provides for the recording of New Gold’s expenses of the transaction totaling $6.5 million;

(vii)
This pro forma adjustment represents the estimated increase to depreciation and depreciation of $13.8 million for the year ended December 31, 2008 associated with the preliminary fair value adjustment of approximately $262.9 million allocated to mining interests. New Gold has not completed an assessment of the fair values of assets and liabilities and the related business integration plans and synergies. The ultimate purchase price allocation will include possible adjustments to the fair values of depreciable tangible assets, proven and probable reserves, reserves related to current development projects, VBPP and intangible assets after a full review has been completed. The concept of VBPP is described in Emerging Issue Committee, Abstract -152, Mining Assets-Impairment and Business Combinations, (“EIC 152”) and has been interpreted differently by mining companies. The preliminary adjustment to mining interests, as discussed below, includes VBPP attributable to mineralized material that New Gold believes could be brought into production should market conditions warrant. Mineralized material is a mineralized body that has been delineated by appropriately spaced drilling and/or underground sampling to support reported tonnage and average grade of metals. Such a deposit may not qualify as proven and probable reserves until legal and economic feasibility are concluded based upon a comprehensive evaluation of unit costs, grade, recoveries and other material factors. The preliminary adjustments to mining interests do not include adjustments attributable to inferred mineral resources or exploration potential referred to in EIC 152.  New Gold intends to allocate a portion of the purchase price to VBPP, including inferred mineral resources and exploration potential, in accordance with EIC 152 after performing a more thorough analysis to determine the fair value of these assets; and

New Gold Inc.

Notes to the pro forma consolidated financial statements

December 31, 2008

(Unaudited)

(Expressed in thousands of U.S. dollars, unless otherwise noted)

4.	Effect of transactions on the pro forma consolidated financial statements (continued)

(a)	Western Goldfields assumptions (continued)

(viii)
The pro forma balance sheet reflects adjustments for future income taxes based on temporary differences between assigned values of assets and liabilities acquired and of estimated tax basis.  Adjustments to the pro forma statement of operations have an associated tax effect when it is appropriate.  All tax effects have been calculated with reference to the statutory rate in effect during the period for which a statement of operations is provided.

(b)	Metallica assumptions

This pro forma adjustment represents the estimated increase to depreciation, depletion and amortization expense of $6.4 million for the Cerro San Pedro Mine for the period ended June 30, 2008 associated with the fair value adjustment of approximately $234.0 million allocated to mineral property, plant and equipment.

(c)	NGI assumptions

This pro forma adjustment eliminates the impairment for Asset Backed Commercial Paper (“ABCP”) recorded by NGI prior to the Transaction.

5.	New Gold shares outstanding and loss per share

The average number of shares used in the computation of pro forma basic and diluted earnings (loss) per share has been determined as follows:

Basic and diluted (in thousands)

Weighted average shares outstanding for the period	148,126
Issued to acquire Metallica	43,724
Issued to acquire NGI	18,503
Weighted average pro forma shares of New Gold	210,353
Issued to acquire Western Goldfields	141,781
Pro forma basic weighted average shares of New Gold	352,134

New Gold Inc.	Schedule 1
Consolidated balance sheet of Western Goldfields Inc.
as at December 31, 2008
(Unaudited)
(Expressed in thousands of U.S. dollars)

		GAAP	Canadian
	US GAAP	adjustments	GAAP
	$	$	$
Assets
Current assets
Cash and cash equivalents	11,275	-	11,275
Restricted cash	7,500	-	7,500
Accounts receivable	2,550	-	2,550
Inventories and stockpiled ore	35,098	(174)	34,924
Future income and mining taxes	2,045	68	2,113
Prepaid expenses and other	1,747	-	1,747
	60,215	(106)	60,109

Investments - reclamation and remediation	8,934	-	8,934
Mining interests	111,334	8,674	120,008
Intangible royalty asset	-	-	-
Other assets	4,517	(2,766)	1,751
Future income and mining taxes	22,368	(3,383)	18,985
	207,368	2,419	209,787

Liabilities
Current liabilities
Accounts payable and accrued liabilities	7,484	-	7,484
Short-term borrowings	-	-	-
Current portion of mark to market loss on gold hedging contracts	5,606	-	5,606
Current portion of mark to market loss on fuel hedging contracts	540	-	540
Income and mining taxes payable	-	-	-
Current portion of long-term debt	11,656	-	11,656
Current portion of reclamation and closure obligations	339	-	339
	25,625	-	25,625

Reclamation and closure cost obligations	4,737	-	4,737
Future income and mining taxes	-	-	-
Long-term debt	56,984	(2,766)	54,218
Employee benefits and other	-	-	-
Mark to market loss on gold hedging contracts	39,580	-	39,580
Mark to market loss on fuel hedging contracts	391	-	391
	127,317	(2,766)	124,551

Shareholders' equity
Common shares	133,383	-	133,383
Contributed surplus	-	-	-
Share purchase warrants	8,291	-	8,291
Equity component of convertible debentures	-	-	-
Accumulated other comprehensive loss	-	-	-
Deficit	(61,623)	5,185	(56,438)
	80,051	5,185	85,236
	207,368	2,419	209,787

New Gold Inc.	Schedule 2
Consolidated statement of operations of Western Goldfields Inc.
year ended December 31, 2008
(Unaudited)
(Expressed in thousands of U.S. dollars)

		GAAP	Canadian
	US GAAP	adjustments	GAAP
	$	$	$

Revenues	95,427	-	95,427
Operating expenses	(56,304)	4,171	(52,133)
Depreciation and depletion	(9,123)	-	(9,123)
Earnings from mine operations	30,000	4,171	34,171

Corporation administration	(6,061)	-	(6,061)
Exploration	(1,106)	-	(1,106)
Write-down of mineral interests	-	-	-

Earnings from operations	22,833	4,171	27,004
Other income (expense)
Interest and other income	1,093	-	1,093
Impairment of investments	-	-	-
Realized and unrealized gain on mark to market of gold forward sales contracts	13,078	-	13,078
Unrealized loss on mark to market of fuel forward contracts	(931)	-	(931)
Amortization of deferred debt issuance costs	(461)	-	(461)
Interest and finance fees	(4,127)	-	(4,127)
Loss on foreign exchange	(3,820)	-	(3,820)

Earnings before taxes	27,665	4,171	31,836
Income and mining taxes	(13,049)	(1,626)	(14,675)
Net earnings	14,616	2,545	17,161

New Gold Inc.	Schedule 3
Pro forma consolidated statement of operations
year ended December 31, 2008
(Unaudited)
(Expressed in thousands of U.S. dollars except per share amounts)

						Pro forma
	New Gold	Metallica		Note	Pro forma	New Gold
	Inc.	Resources Inc.	NGI	4	adjustments	Inc.
	$	$	$		$	$
		(Period from	(Period from
		January 1 to	January 1 to
		June 30, 2008	June 30, 2008
			(Schedule 4)

Revenues	218,135	43,497	-		-	261,632
Operating expenses	(169,694)	(23,574)	-		-	(193,268)
Depreciation and depletion	(32,961)	(1,903)	-	(b)	(6,413)	(41,277)
Earnings from mine operations	15,480	18,020	-		(6,413)	27,087

Corporation administration	(23,029)	(13,111)	(7,527)		-	(43,667)
Exploration	(8,489)	(615)	-		-	(9,104)
Write-down of mineral interests	(165,252)	-	-		-	(165,252)

(Loss) earnings from operations	(181,290)	4,294	(7,527)		(6,413)	(190,936)
Other income (expense)
Interest and other income	5,368	296	2,461		-	8,125
Impairment of investments	-	-	(26,993)	(c)	26,993	-
Realized and unrealized gain on mark to market of gold forward sales contracts	-	-	-		-	-
Amortization of deferred debt issuance costs	-	-	-		-	-
Interest and finance fees	(3,002)	-	(17,172)		-	(20,174)
Unrealized loss on mark to market of fuel forward contracts	-	-	-		-	-
Gain (loss) on foreign exchange	69,222	(267)	17		-	68,972

(Loss) earnings before taxes	(109,702)	4,323	(49,214)		20,580	(134,013)
Income and mining taxes	7,023	(6,149)	2,510	(b)	1,796	5,180
Net loss	(102,679)	(1,826)	(46,704)		22,376	(128,833)

New Gold Inc.	Schedule 4
Statement of operations of NGI
six months ended June 30, 2008
(Unaudited)
(Expressed in thousands of dollars)

		Foreign
		exchange
	NGI	rate (1)	NGI
	Cdn$		US$

Income
Interest income	2,477	0.9934	2,461

Expenses
Amortization	15	0.9934	15
Foreign exchange gain	(17)	0.9934	(17)
Administrative, office and miscellaneous	1,908	0.9934	1,895
Professional and regulatory fees	2,138	0.9934	2,124
Travel, conferences, and promotion	207	0.9934	206
Wages, benefits and stock-based compensation	3,309	0.9934	3,287
Impairment of investment	27,172	0.9934	26,993
Interest and accretion	17,286	0.9934	17,172
	52,018		51,675

Loss before income taxes	(49,541)		(49,214)
Income tax recovery	2,527	0.9934	2,510
Net loss	(47,014)		(46,704)

(1) Average rate for the six months ended June 30, 2008

APPENDIX “F”
SUPPLEMENTAL NOTE TO
WESTERN GOLDFIELDS INC.'S FINANCIAL STATEMENTS

Independent Auditor’s report on Financial Statement Supplemental Note

To the Board of Directors
of Western Goldfields Inc:

Our integrated audit of the consolidated financial statements and of internal controls over financial reporting as at December 31, 2008 and our audit of the consolidated financial statements as at December 31, 2007 referred to in our report dated March 5, 2009 appearing in Western Goldfield Inc.’s 2008 Annual Report on Form 10-K (which report and consolidated financial statements are incorporated by reference in this Joint Management Information Circular Supplement) also included an audit of the supplemental financial statement note 22.1 entitled, “Reconciliation of United States Generally Accepted Accounting Principles to Canadian Generally Accepted Accounting Principles” presented in Appendix F of this Joint Management Information Circular Supplement.   In our opinion, supplemental financial statement note 22.1 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

(signed) “PricewaterhouseCoopers LLP”
Chartered Accountants, Licensed Public Accountants
Toronto, Ontario
Canada
March 5, 2009

Note 22.1.	RECONCILIATION OF UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES TO CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

Western Goldfield Inc.’s consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States (‘‘US GAAP’’) which differ in certain respects from those principles that the Company would have followed had its consolidated financial statements been prepared in accordance with accounting principles generally accepted in Canada (‘‘Canadian GAAP’’). The major differences between US GAAP and Canadian GAAP and their effect on the 2008 and 2007 consolidated financial statements are as follows:

The following table reconciles the balance sheet amounts as of December 31, 2008 and 2007 as reported under US GAAP with those amounts that would have been reported under Canadian GAAP:

	December 31, 2008			December 31, 2007
	US GAAP	Canadian GAAP Adjustment	Canadian GAAP	US GAAP	Canadian GAAP Adjustment	Canadian GAAP
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$11,275	$—	$11,275	$43,870	$—	$43,870
Restricted cash	7,500	—	7,500	7,500	—	7,500
Receivables	2,550	—	2,550	298	—	298
Inventories (a)	35,098	(174)	34,924	11,201	(6,311)	4,890
Prepaid expenses	1,747	—	1,747	887	—	887
Current portion of deferred income tax asset (a)	2,045	68	2,113	755	2,461	3,216
TOTAL CURRENT ASSETS	60,215	(106)	60,109	64,511	(3,850)	60,661

Plant and equipment, net of accumulated amortization (a)	111,334	8,674	120,008	77,951	10,640	88,591
Construction in process	—	—	—	21,864	—	21,864
Investments - reclamation and remediation	8,934	—	8,934	8,661	—	8,661
Long-term deposits	367	—	367	348	—	348
Long-term prepaid expenses	1,384	—	1,384	1,555	—	1,555
Deferred debt issuance costs, net of accumulated amortization (b)	2,766	(2,766)	—	3,227	(3,227)	—
Deferred income tax asset (a)	22,368	(3,383)	18,985	36,378	(4,150)	32,228
TOTAL OTHER ASSETS	147,153	2,525	149,678	149,984	3,263	153,247
TOTAL ASSETS	$207,368	$2,419	$209,787	$214,495	$(587)	$213,908

LIABILITIES & STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$7,484	$—	$7,484	$8,781	$—	$8,781
Current portion of mark-to-market loss on gold hedging contracts	5,606	—	5,606	1,935	—	1,935
Current portion of mark-to-market loss on fuel hedging contracts	540	—	540	—	—	—
Current portion of loan payable	11,656	—	11,656	6,882	—	6,882
Current portion of reclamation and remediation liabilities	339	—	339	129	—	129
TOTAL CURRENT LIABILITIES	25,625	—	25,625	17,727	—	17,727

LONG-TERM LIABILITIES
Mark-to-market loss on gold hedging contracts	39,580	—	39,580	56,966	—	56,966
Mark-to-market loss on fuel hedging contracts	391	—	391	—	—	—
Loan payable (b)	56,984	(2,766)	54,218	69,581	(3,227)	66,354
Reclamation and remediation liabilities	4,737	—	4,737	4,932	—	4,932
TOTAL LIABILITIES	127,317	(2,766)	124,551	149,206	(3,227)	145,979

STOCKHOLDERS' EQUITY
Common stock	133,383	—	133,383	133,725	—	133,725
Stock options and warrants	8,291	—	8,291	7,551	—	7,551
Accumulated deficit (c)	(61,623)	5,185	(56,438)	(75,987)	2,640	(73,347)
TOTAL STOCKHOLDERS' EQUITY	80,051	5,185	85,236	65,289	2,640	67,929
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$207,368	$2,419	$209,787	$214,495	$(587)	$213,908

The following table reconciles the statement of operations amounts reported under US GAAP with those amounts that would have been reported under Canadian GAAP:

	Year ended December 31
	2008	2007

Net income (loss) – US GAAP	$14,616	$(50,309)
Decreased mine operating costs (a)	4,171	4,329
Change in income tax recovery (expense) (a)	(1,626)	(1,689)

Net income (loss) – Canadian GAAP	$17,161	$(47,669)

(a)	Deferred Stripping

Under US GAAP, EITF 04-6 “Accounting for Stripping Costs Incurred During Production in the Mining Industry” production stripping costs are deemed to be variable production costs and are therefore included in the cost of inventory produced during the period in which the costs are incurred.  Under Canadian GAAP, EIC 160 “Stripping Costs Incurred in the Production Phase of a Mining Company” stripping costs should be capitalized if the stripping activity can be shown to represent a betterment to the mineral property.  For the year ended December 31, 2008, the net effect of capitalizing stripping costs for Canadian GAAP would result in a net increase to earnings of $2.5 million, net of taxes (2007 - $2.6 million, net of taxes); increase in plant and equipment, net of accumulated amortization of $8.7 million (2007 - $10.6 million); and, a decrease in inventory of $0.2 million (2007 - $6.3 million).  Since mining activities did not recommence until 2007, there was no impact on opening retained earnings.

(b)	Deferred Debt Issuance Costs

Under US GAAP, in accordance with APB 21 “Interest on Receivables and Payables” and EITF 95-13 “Classification of Debt Issue Costs in the Statement of Cash Flows”, the transaction costs are shown separately as an asset on the balance sheet.  Under Canadian GAAP, the Company recorded the value of the loan net of transaction costs which amounted to $2.8 million (2007 - $3.2 million).

(c)	Accumulated Deficit

	December 31,	December 31,
	2008	2007

Accumulated Deficit – US GAAP	$(61,623)	$(75,987)
Decreased mine operating costs (a)	8,500	4,329
Change in income tax recovery (expense) (a)	(3,315)	(1,689)

Accumulated Deficit – Canadian GAAP	$(56,438)	$(73,347)

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